================================================================================






                          AGREEMENT AND PLAN OF MERGER





                                  by and among





                             ENERGY PARTNERS, LTD.,

                       SAINTS ACQUISITION SUBSIDIARY, INC.

                                       and

                            HALL-HOUSTON OIL COMPANY








                          Dated as of December 16, 2001






================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                           THE MERGER; CERTIFICATE OF
                 INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS


Section 1.1         The Merger................................................1
Section 1.2         Filing....................................................2
Section 1.3         Closing of the Merger.....................................2
Section 1.4         Articles of Incorporation.................................2
Section 1.5         By-Laws...................................................2
Section 1.6         Directors and Executive Officers of Buyer.................2
Section 1.7         Director and Officers of Newco............................2

                                   ARTICLE II

                            CONVERSION OF SECURITIES

Section 2.1         Capital Stock of the Surviving Corporation................3
Section 2.2         Conversion of Capital Stock of the Company................3
Section 2.3         Rights of the Company's Shareholders......................3
Section 2.4         No Liability..............................................4
Section 2.5         Lost Certificates.........................................4
Section 2.6         Stock Transfer Books......................................4

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1         Corporate Existence and Power.............................4
Section 3.2         Capitalization............................................5
Section 3.3         Authorization and Validity of Agreement...................5
Section 3.4         No Conflict; No Breach or Default.........................5
Section 3.5         No Consent Required.......................................6
Section 3.6         Financial Statements......................................6
Section 3.7         Conduct of Business.......................................7
Section 3.8         Environmental Matters.....................................9
Section 3.9         Litigation................................................11
Section 3.10        Owned Real Property.......................................11
Section 3.11        Certain Leases............................................11
Section 3.12        Oil and Gas Properties....................................11
Section 3.13        Compliance with Laws......................................13
Section 3.14        Permits...................................................13
Section 3.15        Certain Contracts.........................................13

Section 3.16        Employee Matters..........................................14
Section 3.17        Intellectual Property.....................................16
Section 3.18        Brokers or Finders; Change of Control Payments............17
Section 3.19        Insurance.................................................17
Section 3.20        Taxes.....................................................17
Section 3.21        Absence of Undisclosed Liabilities........................19
Section 3.22        No Affiliate Transactions.................................19
Section 3.23        Board Recommendation......................................19
Section 3.24        Shareholder Approval; Other Transaction Documents.........19
Section 3.25        Accounting Practices......................................20
Section 3.26        Minute Books..............................................20
Section 3.27        Bank Accounts; Powers of Attorney.........................20
Section 3.28        Use of Proceeds of Bridge Loans...........................20
Section 3.29        Number of Accredited Investors............................20
Section 3.30        No Untrue Statements......................................20

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

Section 4.1         Corporate Existence.......................................21
Section 4.2         Capitalization............................................21
Section 4.3         Authorization and Validity of Agreement...................21
Section 4.4         No Conflict...............................................22
Section 4.5         No Consent Required.......................................22
Section 4.6         Brokers and Finders.......................................22
Section 4.7         Authorization of Transaction Consideration................22
Section 4.8         Oil and Gas Qualification.................................23
Section 4.9         Investor Qualification....................................23
Section 4.10        Exchange Act Filings......................................23

                                    ARTICLE V

                                    COVENANTS

Section 5.1         Cooperation...............................................23
Section 5.2         Exclusivity...............................................24
Section 5.3         Availability of Employees and Records.....................24
Section 5.4         Notification of Changes and Default.......................25
Section 5.5         Financial Statements, Etc.................................25
Section 5.6         Publicity.................................................25
Section 5.7         Confidentiality of Information............................26
Section 5.8         Conduct of Business.......................................26
Section 5.9         Restructuring of Working Interest Purchase Agreement......28
Section 5.10        Employee Benefits.........................................28
Section 5.11        Representation Letters....................................29
Section 5.12        Taking of Necessary Action; Further Action................29

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

Section 6.1         Conditions to Obligations of Buyer and Newco..............29
                    6.1.1      Accuracy of Representations and Warranties.....29
                    6.1.2      Performance of Covenants and Agreements........30
                    6.1.3      No Injunction; Consents........................30
                    6.1.4      Debt Retirement................................30
                    6.1.5      Employment Agreements..........................30
                    6.1.6      Dissenting Shareholders........................30
                    6.1.7      Fairness Opinion...............................30
                    6.1.8      Financing......................................30
                    6.1.9      Company Material Adverse Effect................30
                    6.1.10     Transaction Documents..........................30
                    6.1.11     Release of Liens...............................30
                    6.1.12     Deliveries by the Company......................31
Section 6.2         Conditions to Obligations of the Company..................31
                    6.2.1      Accuracy of Representations and Warranties.....31
                    6.2.2      Performance of Covenants and Agreements........31
                    6.2.3      No Injunction; Consents........................31
                    6.2.4      Buyer Stockholder Agreement....................31
                    6.2.5      Shareholder Voting Agreement...................31
                    6.2.6      Buyer Material Adverse Effect..................31
                    6.2.7      Deliveries by Buyer and Newco..................31

                                   ARTICLE VII

                                     CLOSING

Section 7.1         The Closing...............................................32
Section 7.2         The Company's Obligations.................................32
Section 7.3         Buyer's and Newco's Obligations...........................33

                                  ARTICLE VIII

                                   TERMINATION

Section 8.1         Termination...............................................34
Section 8.2         Effect of Termination.....................................34

                                   ARTICLE IX

                                   DEFINITIONS

Section 9.1         Definitions...............................................34

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1        Notices...................................................42
Section 10.2        Assignment................................................44
Section 10.3        Entire Agreement..........................................44
Section 10.4        Construction..............................................44
Section 10.5        Amendment.................................................44
Section 10.6        Waivers...................................................44
Section 10.7        Fees and Expenses of Transactions.........................44
Section 10.8        Counterparts..............................................45
Section 10.9        Governing Law.............................................45
Section 10.10       Arbitration...............................................45

                                    EXHIBITS

Exhibit A-1                Executive Officers of Buyer upon the Closing
Exhibit A-2                Officers of Surviving Corporation upon the Closing
Exhibit B                  Earnout Term Sheet
Exhibit C-1                Form of $11 Buyer Warrant
Exhibit C-2                Form of $9 Buyer Warrant
Exhibit D                  Form of Debt Exchange Agreement
Exhibit E-1                Form of Buyer Preferred Stock
Exhibit E-2                Form of Exchange Note for Buyer Preferred Stock
Exhibit F                  Form of Buyer Senior Subordinated Note
Exhibit G-1                Working Interest Purchase Agreement
Exhibit G-2                Overriding Royalty Interest Purchase Agreement
Exhibit G-3                Employee Royalty Trust Purchase Agreement and Debt
                           Exchange
Exhibit H                  Company Principal Shareholder Agreement
Exhibit I                  Buyer Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this December 16, 2001, by and among ENERGY PARTNERS, LTD., a Delaware corporation ("Buyer"), SAINTS ACQUISITION SUBSIDIARY, INC., a Texas corporation and wholly owned subsidiary of Buyer ("Newco"), and HALL-HOUSTON OIL COMPANY, a Texas corporation (the "Company").


                                    RECITALS

     The Boards of Directors of the Company, Buyer and Newco each have determined that it is advisable and in their respective best interests to enter into a business combination pursuant to which Buyer, by or through Newco or another Affiliate of Buyer, will acquire by merger in exchange for the Merger Consideration the entire equity interest of the Company.

     Concurrently with the Merger, certain indebtedness of the Company and certain interests in oil and gas leases (or hydrocarbon production under the terms thereof) and related personal property held by third parties who are Affiliates of the Company will be retired or exchanged or acquired, as appropriate, for a combination of cash and debt and equity securities of Buyer.

     Newco is a newly formed corporation created for the purpose of effecting the Merger.

     All capitalized terms used herein shall have the meanings provided therefor in Article IX.


                                   AGREEMENTS

     Accordingly, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                           THE MERGER; CERTIFICATE OF
                 INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS


     Section 1.1 The Merger. At the Closing, Newco shall be merged (the "Merger") with and into the Company as provided herein. Thereupon, the corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of Newco shall be merged with and into the Company, and the Company shall be the corporation surviving the Merger (hereinafter sometimes called the "Surviving Corporation"), which shall continue its corporate exis-tence under the laws of the State of Texas. The name of the Surviving Corporation shall be Hall-Houston Oil Company.

     Section 1.2 Filing. As soon as practicable after fulfillment or waiver of the conditions set forth in Article VI or on such later date as may be mutually agreed to between Buyer and the Company, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Texas, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the TBCA.

     Section 1.3 Closing of the Merger. The Merger shall be effective at the time that the filing of the Certificate of Merger, or at such later time specified in the Certificate of Merger, which time is herein sometimes referred to as the "Closing" and the date thereof is sometimes referred to as the "Effective Date."

     Section 1.4 Articles of Incorporation. The Articles of Incorporation of Newco, as in effect immediately prior to the Closing, shall be the Articles of Incorporation of the Surviving Corporation until the same shall thereafter be altered, amended, or repealed in accordance with law and such Articles of Incorporation.

     Section 1.5 By-Laws. The By-Laws of Newco shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Articles of Incorporation of the Surviving Corporation or said By-Laws.

     Section 1.6 Directors and Executive Officers of Buyer.

     (a) Directors. Upon the Closing, Buyer shall promptly take all actions necessary to cause Gary L. Hall (the "Company Designee") to be elected to the Board of Directors of Buyer, including, if necessary, increasing the size of the Buyer's Board of Directors or obtaining the resignation of one of the existing directors of Buyer. The Company Designee shall serve on the Buyer's Board of Directors until his successor is duly elected or appointed and qualified. Buyer's obligations to obtain the appointment of the Company Designee shall be subject to the provisions of Buyer's Certificate of Incorporation, the Buyer Stockholder Agreement and the Delaware General Corporation Law.

     (b) Executive Officers. Upon the Closing, the executive officers of Buyer shall be as set forth on Exhibit A-1, in each case until their respective successors are duly elected or appointed and qualified.

     Section 1.7 Director and Officers of Newco. The director of Newco immediately prior to the Closing shall be the director of the Surviving Corporation, to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and, upon the Closing, the officers of the Surviving Corporation shall be as set forth on Exhibit A-2, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES


     Section 2.1 Capital Stock of the Surviving Corporation. The authorized number and par value of shares of all classes of capital stock of Newco immediately prior to the Closing shall be the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation from and after the Closing.

     Section 2.2 Conversion of Capital Stock of the Company. (a) At the Closing, all holders of Company Capital Stock shall, by virtue of the Merger, be entitled to receive the Merger Consideration, other than with respect to shares of Company Capital Stock (i) held in the treasury of the Company, which shall not be considered as outstanding for purposes of this Agreement, or (ii) as to which the holder has commenced as of the Closing all procedures necessary through the Closing to assert dissenters' rights in accordance with the TBCA.

     (b) Except as set forth in Section 2.2(a), each share of (i) Company Common Stock shall be entitled to receive (x) $0.047237 in cash, (y) 0.2361842 $11 Buyer Warrants and (z) 0.078728 $9 Buyer Warrants, (the consideration provided for in (x), (y) and (z), collectively, the "Common Stock Merger Consideration"), and (ii) Company Preferred Stock which has not been converted into Common Stock or redeemed prior to the Closing shall be entitled to receive
(w) $1.249736 in cash, (x) a pro rata share of 75% of the Earnout, (y) 6.248681 $11 Buyer Warrants and (z) 2.082894 $9 Buyer Warrants (the consideration provided for in (w), (x), (y) and (z), together, "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

     (c) At the Closing, any Company Capital Stock held in the treasury of the Company shall cease to exist and be canceled.

     Section 2.3 Rights of the Company's Shareholders. At the Closing, the holders of Company Capital Stock shall cease to have any rights as shareholders of the Company (except such dissenters' rights, if any, as such holders may have pursuant to the TBCA). After the Closing, each holder of Company Capital Stock shall be entitled upon the surrender of each such certificate (duly endorsed or accompanied by appropriate stock powers duly endorsed in blank for transfer) to Buyer to receive in exchange therefor the Merger Consideration allocable to such holder. Pending such surrender and exchange, such holder's certificate or certificates for Company Capital Stock shall be deemed for all corporate purposes, by virtue of the Merger and without any further action on the part of the parties hereto or the holder thereof, to evidence only the right to receive the Merger Consideration allocable to such holder.

     Section 2.4 No Liability. Neither Buyer nor the Surviving Corporation shall be liable to any holder of certificates for any shares of Company Capital Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     Section 2.5 Lost Certificates. If any certificate for Company Capital Stock shall have been lost, stolen or destroyed, upon the making of a customary affidavit and indemnity agreement of that fact by the person claiming such certificate to be lost, stolen or destroyed, Buyer will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration allocable to the Company Capital Stock evidenced by such lost, stolen or destroyed certificate.

     Section 2.6 Stock Transfer Books. At the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. On or after the Closing, any certificates presented to Buyer for any reason shall be converted into the Merger Consideration allocable to the Company Capital Stock evidenced by such certificates.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     Except as set forth in the corresponding section of the disclosure schedule previously delivered to Buyer and Newco (the "Disclosure Schedule"), the Company hereby represents and warrants as follows to Buyer and Newco. An event or condition shall be deemed to have a "Company Material Adverse Effect" for purposes of this Article III if such event or condition, individually or together with other events or conditions, qualifies as a change in or has an effect on the Company or any of its subsidiaries that is or could reasonably be expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole.

     Section 3.1 Corporate Existence and Power. Each of the Company and its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization set forth in Section 3.1 of the Disclosure Schedule and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which do not have and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has previously furnished to Buyer true and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws or regulations of the Company and each of its subsidiaries, which are in full force and effect. None of the Company or its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization or its bylaws or regulations.

     Section 3.2 Capitalization. (a) The authorized and outstanding capital stock of the Company is as set forth in Section 3.2 of the Disclosure Schedule. All of the issued and out-standing Company Capital Stock is duly authorized, validly issued, fully paid and nonassessable. The Company has no other equity securities of any class issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of the Company which, pursuant to their terms, are convertible into or exchangeable for, equity securities of the Company.

     (b) Section 3.2 of the Disclosure Schedule sets forth the names of, and respective number of shares of Company Capital Stock owned by, the shareholders of the Company on the date hereof (the "Existing Shareholders") and each agreement or understanding by the Company or any shareholder with respect to the voting of the capital stock of the Company or its subsidiaries.

     (c) Section 3.2 of the Disclosure Schedule sets forth the record and beneficial ownership of all of the outstanding shares of capital stock or membership interests of each of the subsidiaries of the Company. No subsidiary of the Company has any other equity securities of any class, issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of any subsidiary of the Company which, pursuant to their terms, are convertible into or exchangeable for, equity securities of any subsidiary of the Company. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Lien.

     Section 3.3 Authorization and Validity of Agreement. The Company has the corporate power and authority to execute, deliver and perform each of the Transaction Documents and any other agreements and instruments to be executed by the Company pursuant hereto and thereto. The execution, delivery and performance of each Transaction Document to be executed by the Company and any other agreements and instruments to be executed by the Company pursuant hereto have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents and such other agreements and instruments to be executed by the Company pursuant hereto and thereto are, or upon their due execution and delivery will be, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general principles of equity.

     Section 3.4 No Conflict; No Breach or Default. (a) Neither the execution and delivery by the Company of any Transaction Document or any other agreements and instruments to be executed by the Company pursuant hereto and thereto, nor the performance by it of the Transactions to be performed by it, will (i) violate or conflict with the provisions of the charter or organizational documents of the Company or any of its subsidiaries; (ii) result in the breach of, or constitute a default under, (A) any applicable Law or any Order applicable to or binding upon the Company and its subsidiaries or any of their respective assets or properties, in a manner which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or could reasonably be expected to have a material adverse effect on the ability of any of them to perform their respective obligations hereunder or thereunder, or
(B) any Contract to which the Company and its subsidiaries is a party or by which any of their respective assets or properties are bound, the breach of which or default under which could, individually or in the aggregate, reasonably be expected to have a Company

Material Adverse Effect or could reasonably be expected to have a material adverse effect on the ability of any of them to perform their respective obligations hereunder or thereunder; or (iii) result in the creation or imposition of any Lien upon any of the assets or properties of any of the Company and its subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) No breach or default (or any event which solely by notice and/or the passage of time would become a default) exists or is alleged to exist with respect to the performance of any obligation of the Company or its subsidiaries under the terms of any Contract to which any of them is a party or to which any of their respective assets are subject, or by which any of them is otherwise bound, except for breaches or defaults (or alleged breaches or defaults) which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.5 No Consent Required. No consent, approval, authorization, notice or filing of or with any Governmental Authority, including, without limitation, the MMS, or any third party is required to be obtained, made or given in order to permit the Company to execute and deliver any Transaction Document and any other agreements and instruments to be executed and delivered by the Company pursuant hereto and thereto, and to perform the Transactions to be performed by it, the absence of which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Transaction Document and such other agreements and instruments.

     Section 3.6 Financial Statements. The Company has previously delivered to Buyer and Newco accurate and complete copies of (a) the audited balance sheets of the Company at December 31 for each of the years ended 1998, 1999 and 2000, and the related statements of income and statements of cash flows for each of the years then ended, together with the notes thereto, all as reported upon by KPMG LLP, independent public accountants, and (b) the unaudited balance sheets of the Company as of March 31, June 30 and September 30, 2001 (the latest being the "September 30, 2001 Balance Sheet") and the related statements of income and statements of cash flow for the three-month period then ended, certified by the chief financial officer of the Company (the financial statements referenced in Section 3.6(a) and (b) collectively, the "Financial Statements"). The Company has made available to Buyer and Newco accurate and complete copies of those work papers of the Company used or prepared by KPMG LLP in connection with any of the foregoing financial statements referenced in the letter dated November 28, 2001 between KPMG LLP and Buyer. The Financial Statements fairly present the financial position of the Company and the results of its operations as of the dates and for the periods indicated thereon and have been prepared in accordance with GAAP.

     Section 3.7 Conduct of Business. Except as otherwise expressly contemplated by this Agreement, since September 30, 2001 (with respect to clause (a), during December 31, 2000 through September 30, 2001, such representation shall be true except for the conduct of oil and gas operations in the ordinary course of business), neither the Company nor any of its subsidiaries (i) has entered into any transaction nor conducted its business in any material respect other than in the ordinary course of business consistent with past practice, or (ii) has:

     (a) experienced any change which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, other than events that are the effect of economic or political factors affecting the economy as a whole or events that are the effect of factors generally affecting the oil and gas industry;

     (b) incurred, created or suffered to be created any Liens other than Permitted Liens;

     (c) increased the compensation of or to become payable to any officers, employees, agents, sales representatives or consultants of the Company or its subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or entered into any employment Contract with any officer or employee, or any Contract with any agent, sales representative or consultant, which is not terminable on 30 days' notice or less;

     (d) made any declaration, payment or setting aside for payment of any dividend or other distribution in respect of the capital stock of the Company or its subsidiaries or any redemption, purchase or other acquisition of any shares of the capital stock or other securities of the Company or any of the Affiliate Interests;

     (e) made any material write-down of the value of any inventory or write-off as uncollectible of any accounts or notes receivable of the Company or its subsidiaries, or made any write-up of the value of any assets of the Company or its subsidiaries;

     (f) made any single capital expenditure or commitment in excess of $75,000 for any addition to property, plant or equipment;

     (g) sold, transferred or otherwise disposed of any assets having a value in excess of $200,000 in the aggregate, except for sales of hydrocarbon production and inventory in the ordinary course of business consistent with past practice;

     (h) suffered any damage to or destruction of its physical properties in excess of $200,000 in the aggregate, whether or not covered by insurance;

     (i) incurred any obligation or liability (fixed or contingent) relating to its business except trade or business obligations incurred in the ordinary course of business consistent with past practice;

     (j) discharged or satisfied any Lien or paid any obligation or liability (fixed or contingent) prior to its stated maturity in excess of $100,000 in the aggregate;

     (k) canceled or compromised any debt or claim, or waived or released any rights of value other than in the ordinary course of business consistent with past practice;

     (l) transferred, abandoned or granted any rights under or with respect to any leases, licenses, agreements or Intellectual Property or entered into any agreement limiting the Company's or its subsidiaries' ability to conduct their operations;

     (m) issued, sold or otherwise disposed of any shares of capital stock or any evidence of indebtedness or other securities (except extensions or renewals or replacements of evidences of indebtedness which extensions, renewals or replacements were issued in the ordinary course of business consistent with past practice with respect to evidence of indebtedness reflected in the Financial Statements);

     (n) made any loan or advance to, or any investment in, any person (including any officer, director, employee, agent, sales representative or consultant), corporation, business, partnership, joint venture, enterprise, firm or other entity;

     (o) lost (or expects to lose) any one or more material customers or suppliers which loss or losses, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect;

     (p) amended its charter or organizational documents or by-laws or equivalent;

     (q) introduced any material change with respect to the operation of its business, including its method of accounting;

     (r) accelerated the collection of its accounts receivable or deferred the payment of its accounts payable out of the ordinary course of business consistent with past practice;

     (s) incurred any indebtedness for borrowed money or the equivalent thereof;

     (t) changed its financial or accounting methods, principles or practices or tax elections; or

     (u) entered into any agreement or understanding to do any of the foregoing, other than pursuant to any Transaction Document.

     Section 3.8 Environmental Matters. (a) Each of the Company and its subsidiaries has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits necessary for the operation of its business and has no reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed, and has made all registrations and given all notifications that are required under any applicable Environmental Law.

     (b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under an Environmental Law.

     (c) The Company and its subsidiaries are in compliance with, and have no liability under, applicable Environmental Laws including, without limitation, all of their Environmental Permits.

     (d) Neither the Company nor any of its subsidiaries has assumed, by contract or otherwise, or is subject to any Order which imposes, any liabilities or obligations arising under any applicable Environmental Laws.

     (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release of any Hazardous Materials, which could reasonably be expected to prevent compliance by the Company or any of its subsidiaries with any applicable Environmental Law, or to result in any liability of the Company or any of its subsidiaries under any applicable Environmental Law.

     (f) No Lien has been recorded under any Environmental Law with respect to any property, facility or asset currently owned by the Company or any of its subsidiaries.

     (g) Neither the Company nor any of its subsidiaries has received any notification that any Hazardous Materials that any of them or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of has been found at any site at which any person is conducting or plans to conduct any response or other action pursuant to any Environmental Law.

     (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment owned, operated or leased by the Company or any of its subsidiaries.

     (i) No property now or previously owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective predecessors in interest is (i) listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list established under any Environmental Law.

     (j) No underground or aboveground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal site containing any Hazardous Material is located at, under or on any property owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective predecessors in interest, nor has any of them been removed or decommissioned from or at any such property, except in compliance with applicable Environmental Laws.

     (k) The execution and delivery of the Transaction Documents and the consummation by the Company of the Transactions to be performed by it and the exercise by Buyer of rights to own and operate the businesses of each of the Company and its subsidiaries substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by the Company or any of its subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law.

     (l) Neither the Company nor any of its subsidiaries is currently performing any response or other corrective action under any Environmental Law at any location.

     (m) The Company has delivered or otherwise made available for inspection to Buyer copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, applicable Environmental Laws.

     For purposes of this Section 3.8:

          (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

          (ii) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of any Hazardous Materials or (2) any violation, or alleged violation, of any applicable Environmental Law;

          (iii) "Environmental Laws" means all federal, state and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

          (iv) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to any applicable Environmental Law;

          (v) "Hazardous Materials" means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation, or which can give rise to liability, under Environmental Laws; and

          (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

     Section 3.9 Litigation. There is no (i) claim or action pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any Governmental Authority or arbitration tribunal, or (ii) outstanding Order to which the Company, any subsidiary of the Company or any of their respective assets was or is a party.

     Section 3.10 Owned Real Property. Except for Oil and Gas Properties listed in Section 3.12 of the Disclosure Schedule, neither the Company nor its subsidiaries owns any outright interest in real property.

     Section 3.11 Certain Leases. Section 3.11 of the Disclosure Schedule sets forth each lease, other than Oil and Gas Leases and leases of fixtures and personal property related to Oil and Gas Leases, to which the Company or any of its subsidiaries is a party relating to real property ("Real Property Leases") or relating to tangible personal property ("Personal Property Leases"). All such Real Property Leases and Personal Property Leases are valid and subsisting and in full force and effect and are subject to no default with respect to either the Company or its subsidiaries, as the case may be, and, to the Company's knowledge, are in full force and effect and subject to no default with respect to any other party thereto, and the leased real and personal property is in good and satisfactory condition.

     Section 3.12 Oil and Gas Properties. (a) Section 3.12 of the Disclosure Schedule sets forth, by percentage and type, all of the interests (collectively, "Oil and Gas Properties") of the Company and its subsidiaries in (i) oil and gas leases (collectively, "Oil and Gas Leases"), including, but not limited to, Operating Rights, Record Title, Working, leasehold, mineral, royalty, overriding royalty, Net Revenue, net profits or reversionary Interests, other mineral rights and any other interests of a similar nature, and (ii) each Well and the fixtures, platforms, pipelines and rights of way located on, appurtenant to or used in connection with the Oil and Gas Leases and the production status of each such Well.

     (b) (i) Each of the Company and its subsidiaries has Defensible Title to its Oil and Gas Properties to the extent of claims arising by, through or under the relevant party, and (ii) all prior assignments in the chain of title to the interests of the Company and its subsidiaries in Oil and Gas Leases have been approved by the MMS, to the extent such approval is required.

     (c) All rentals, royalties, shut-in royalties, minimum royalties, overriding royalties, taxes and other payments due pursuant to or with respect to the Oil and Gas Properties or production therefrom or attributable thereto or revenue attributable to such production has been properly paid or placed in suspense.

     (d) The Company and its subsidiaries are not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on an Oil and Gas Property pursuant to the applicable operating agreement, to produce Substances, or allow Substances to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the relevant Net Revenue Interest. None of the Oil and Gas Properties is subject to any Contract or agreement for the sale of Substances produced from or allocable thereto which is not subject to termination by the Company or its subsidiaries on no more than thirty days, advance notice.

     (e) The Company and its subsidiaries are timely receiving their share of proceeds from the sale of Substances produced from or allocable to the Oil and Gas Properties without suspense, counterclaim or set-off and there has been no production of Substances allocable to the Oil and Gas Properties in excess of allowable production established pursuant to applicable Law or Order that would result in a restriction of production of Substances from or allocable to the Oil and Gas Properties.

     (f) There has been no material adverse change in the condition of any of the Oil and Gas Properties since November 1, 2001, except for depletion through normal production, changes in the rate of production that occur in the ordinary course of operation, depreciation of equipment through ordinary wear and tear, and changes in general economic conditions affecting the oil and gas industry and pricing of Substances generally affecting the offshore Gulf of Mexico oil and gas industry.

     (g) There are no outstanding authorizations for expenditures or any oral or written commitments or proposals to conduct operations on the Oil and Gas Properties which are required to be approved by non-operators under the terms of the applicable joint operating agreement.

     (h) No portion of the Oil and Gas Properties was overproduced, underproduced or otherwise subject to an imbalance or make-up obligation with respect to Substances produced from or allocated to the interests of the Company or its subsidiaries, regardless of whether they arise at the platform, wellhead, pipeline, gathering system or other level and regardless of whether they arise under a Contract or otherwise.

     (i) The interests to be acquired by Buyer pursuant to the Working Interest Purchase Agreement, the Overriding Royalty Interest Purchase Agreement and the Employee Royalty Trust Purchase Agreement and Debt Exchange are the only interests in Oil and Gas Properties in which Affiliates of the Company also have an interest.

     (j) No Well is required, pursuant to applicable Law, Order or Contract and as of the date of this Agreement, to be plugged and abandoned or is subject to an exception to a requirement to be plugged and abandoned.

     (k) All Contracts which burden or will burden or encumber or are otherwise material to the ownership, use, maintenance or operation of the Oil and Gas Properties (i) are described in Section 3.12 of the Disclosure Schedule, (ii) were entered into in the ordinary course of business, and (iii) are in force according to their terms. Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other person or entity is in breach of any obligation under any Contract which might adversely affect any of the Oil and Gas Properties in any material respect.

     (l) During the period of ownership by the Company and its subsidiaries, (i) the Oil and Gas Properties have been drilled, completed, operated, developed and produced in compliance with all applicable judgments, Orders and Laws, in accordance with good oilfield practice and (ii) all bonds in favor of the MMS or any other person or entity, including plugging and abandonment bonds and supplemental bonds, required for operation of the Oil and Gas Properties have been and are in force.

     Section 3.13 Compliance with Laws. The business and operations of the Company and its subsidiaries are in compliance with all applicable Laws and Orders, including, but not limited to, those of the Federal Energy Regulatory Commission and the MMS, except where the failure to comply with such Laws or Orders could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.14 Permits. Section 3.14 of the Disclosure Schedule sets forth all licenses, permits, certifications, authorizations and approvals issued or granted to the Company (the "Permits") by any Governmental Authority (including, but not limited to, by the MMS and the U.S. Coast Guard and pursuant to any Environmental Law). There are no other Permits necessary or useful to the conduct of the business of the Company as it is now being conducted, other than Permits the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company is in substantial compliance with the terms of all such Permits, and no proceeding is pending or threatened which seeks the revocation or limitation of any such Permits, and no other suspension or cancellation of any such Permit is threatened, except, in each case, for Permits the loss, revocation, limitation, suspension or cancellation of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.15 Certain Contracts. Section 3.15 of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) each employment Contract with employees of the Company and each other Contract with agents, sales representatives or consultants of or to the Company employed or retained by the Company which has a remaining duration in excess of six months after the date of this Agreement or involves remuneration exceeding $50,000 per annum, (ii) each note, loan agreement, security agreement or mortgage to which the Company is a party or by which any of its assets or properties are bound, (iii) each Contract limiting the Company's ability to conduct its operations, as now being conducted, anywhere in the world, (iv) each other Contract entered into by the Company which involves future consideration to be paid by or to the Company in excess of $100,000, and (v) each other executory Contract to which the Company is a party or by which any of its assets or properties are bound, the termination of which could reasonably expected to have a Material Adverse Effect.

     Section 3.16 Employee Matters.

     (a) Employee Plans and Documents. Section 3.16 of the Disclosure Schedule sets forth each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other bonus, stock option, stock appreciation, stock purchase, severance, termination, layoff, leave of absence, disability, workers' compensation, pension, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee benefit plan, agreement or arrangement maintained by, or contributed to, since September 30, 1998, by the Company, any of its subsidiaries or an ERISA Affiliate applicable to the past, present or future employees employed by the Company or an ERISA Affiliate whether written or oral (including such arrangements with any individual), as well as any "defined benefit plan" (as defined in Section 3(35) of ERISA) ever maintained by, or contributed to, by the Company, any of its subsidiaries or an ERISA Affiliate applicable to the past, present or future employees employed by the Company, any of its subsidiaries or an ERISA Affiliate (collectively, the "Employee Plans"). For purposes of this Agreement, "ERISA Affiliate" means any entity (whether or not incorporated) which would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Copies of the documents comprising each of the Employee Plans, and any other documents, descriptions or other materials related thereto, including complete copies of the annual reports (Form 5500) which have been filed (or are in fully completed form for filing) by the Company with the Internal Revenue Service (the "IRS") with respect to the last three plan years for each such Employee Plan, and all correspondence with the IRS or the Department of Labor relating to such Employee Plan or such annual reports have been furnished or made available to Buyer and Newco. Copies of all Forms 5310 and any related documents, including any correspondence with the Pension Benefit Guaranty Corporation, IRS determination letters and annuity contracts, relating to the termination within the past six years of any Employee Plan subject to Title IV of ERISA have been furnished or made available to Buyer and Newco.

     (b) Employee Plan Compliance. Except for matters which could, individually or in the aggregate, not reasonably be expected to have a material adverse effect on any Employee Plan or a Company Material Adverse Effect:

          (i) Each Employee Plan and its administration and operation are in compliance with (A) all applicable statutes, including ERISA and the Code; and all rules and regulations of governmental agencies interpreting or applying these statutes; (B) any applicable collective bargaining agreement; and (C) the terms and conditions of the Employee Plan (except for those provisions of the Employee Plan which have not been amended to satisfy the requirements of the Uruguay Round Agreements Act and subsequent legislation and for which the remedial amendment period under the Code has not expired);

          (ii) There are not any actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Plan;

          (iii) There have not occurred nor are there any continuing nonexempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code which could result in liability to the Company or any of its subsidiaries;

          (iv) All contributions required to be made to date under the Employee Plans, the Code and ERISA have been made or have been accrued as liabilities on the Financial Statements;

          (v) With respect to each Employee Plan that is a "Multiemployer Plan",
     (A) no condition exists and no event has occurred which presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA and no transaction specified in this

     Agreement will result in a complete or partial withdrawal under Subtitle E of Title IV of ERISA, and (B) the Company has no knowledge (1) of any complete or partial termination (whether by mass withdrawal or otherwise) of such Plan; (2) that the Plan is in reorganization or insolvent; or (3) of any liability for any withdrawal liability imposed by Subtitle E of Title IV of ERISA;

          (vi) Each Employee Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has (A) been administered in compliance with all applicable requirements of the Code, (B) has received a favorable determination or opinion letter concerning its qualification from the IRS, and (C) there is no circumstance which could cause the IRS to revoke such determination letter;

          (vii) Each Employee Plan which is a "group health plan" (as defined in the Code and ERISA) has been operated in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code;

          (viii) None of the Employee Plans (other than any Multiemployer Plan) are subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code or are "defined benefit plans" (as defined in Section 3(35) of ERISA);

          (ix) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, or (B) death or retirement benefits under any Employee Plan qualifying under Section 401(a) of the Code;

          (x) There are no leased employees within the meaning of Section 414(n) of the Code who perform services for the Company;

          (xi) Neither the Company, any of its subsidiaries nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (other than for required premiums, which payments have been made when due);

          (xii) The Company does not have and has not had at any time during the preceding six years any ERISA Affiliates;

          (xiii) Neither the Company, any of its subsidiaries nor any ERISA Affiliate has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred contingent liability under Section 4204 of ERISA. The withdrawal liability of the Company or any of its subsidiaries, if any, computed as if a complete withdrawal had occurred from each Multiemployer Plan on the date hereof, could not, if actually incurred, exceed $100,000;

          (xiv) Each Employee Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) may be amended or terminated by the Company or one of its subsidiaries on or at any time after the Effective Date;

          (xv) No Employee Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code or Part 3 or Subtitle B of Title I of ERISA; and

          (xvi) The execution of the Transaction Documents and the performance of the Transactions will not, either alone or upon the occurrence of subsequent events, result in any payments (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its subsidiaries.

     (c) Unions. Section 3.16 of the Disclosure Schedule sets forth all of the existing collective bargaining agreements or union contracts covering employees ("Labor Agreements") and the expiration dates thereof. The Company has not received notice of, and has no knowledge with respect to, demands to be made by employees party to any Labor Agreement upon the expiration thereof.

     (d) Employment Matters. Since September 30, 1998, the Company and its subsidiaries have not experienced any work stoppage, strike, lockout, material slowdown, jurisdictional dispute or organization activity and, to the Company's knowledge, there is no such work stoppage, strike, lockout, material slowdown, jurisdictional dispute or organization activity threatened against the Company or any of its subsidiaries. The Company and its subsidiaries are not involved in or, to the knowledge of the Company, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company or any of its subsidiaries under the Labor Agreements or otherwise, including, without limitation, charges of unfair labor practices or discrimination complaints.

     (e) Officers and Other Senior Persons. Section 3.16 of the Disclosure Schedule sets forth a list of all officers and other employees, agents and consultants of each of the Company and each subsidiary whose current annual salary or rate of compensation (including bonus and incentive compensation) is $100,000 or more or to whom the Company or any subsidiary has loaned $10,000 or more.

     Section 3.17 Intellectual Property. (a) Section 3.17 of the Disclosure Schedule sets forth (i) a list of the titles of all trade secrets, know-how, formulas, technologies and processes owned or used by the Company or any of its subsidiaries on the date of this Agreement (collectively, the "Trade Secrets"), and (ii) all agreements, including secrecy and confidentiality agreements, to which the Company or any of its subsidiaries is a party relating to any Trade Secrets. There are no pending patent applications or patents anywhere of which the Company or any of its subsidiaries is the beneficial owner, and no patents or patent applications anywhere to which the Company or any of its subsidiaries holds any license rights.

     (b) Neither the Company nor any of its subsidiaries holds any (i) patents or patent applications anywhere in the world (the "Patents"), or (ii) trademarks, service marks, whether registered or unregistered, trade names, copyrights, trade dress or similar intellectual properties (or any registrations and pending applications for any of the foregoing) (collectively, "Trademarks", and together with the Patents, "Intellectual Property").

     (c) The Company possesses all Intellectual Property, if any, necessary to operate its business as currently conducted. The Company or one of its subsidiaries is the sole and exclusive owner of such Intellectual Property and the holder of the full record title to the registrations and grants and pending applications for such Intellectual Property, and all the aforesaid are free and clear of any mortgages, liens and encumbrances, undertakings, consents, security interests and obligations of whatever kind and character. There are no claims or demands of any person, firm, corporation or other entity pertaining to any of the Intellectual Property, and no proceedings have been instituted, are pending or, to the knowledge of the Company, threatened which challenge the validity thereof or the rights of the Company and its subsidiaries with respect thereto. None of the Intellectual Property or operations of the Company and its subsidiaries as currently conducted infringes upon or otherwise violates the rights of others, and none of the Intellectual Property is being infringed upon by others, and the Company has no knowledge that any of the Intellectual Property may be infringed upon by others, or is subject to any outstanding Order. All the Intellectual Property applications, registrations, and grants are in full force and effect.

     Section 3.18 Brokers or Finders; Change of Control Payments. Neither the Company, any of its subsidiaries nor any of its Representatives has taken any action that, directly or indirectly, would obligate Buyer or the Company to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with any Transaction Document or any of the Transactions. There are no bonuses or other payments to which any officer, employee or director of the Company or any of its subsidiaries is entitled to receive as a result of the consummation of the Transactions. The Company has previously furnished to Buyer true and complete copies of all documentation relating to arrangements required to be disclosed in Section 3.18 of the Disclosure Schedule and such documentation is in full force and effect.

     Section 3.19 Insurance. The Company and its subsidiaries have, and since September 30, 1999, have had, insurance covering all standard losses and risks of their businesses and operations (including, without limitation, claims by their employees and other parties relating to Environmental Liabilities or asbestos, supplemental surety and performance bonds, surety and performance bonds in favor of the MMS, surety and performance bonds to third parties and plugging and abandonment surety and performance bonds). The Company has made available to Buyer for review all of the Company's insurance policies which are, or were, in effect from September 30, 1999, to the date hereof. Section 3.19 of the Disclosure Schedule sets forth a description of all insurance policies currently held by the Company and its subsidiaries. All of these policies are in full force and effect in the respective amounts as set forth in Section 3.19 of the Disclosure Schedule. There are no outstanding claims under the insurance policies of the Company and its subsidiaries, and the Company has not received notice of any increase in the amount of its premiums payable after the date hereof. There are no outstanding unpaid premiums in respect to any of such insurance policies which have become due, and no notice of cancellation or nonrenewal of any existing policies of the Company and its subsidiaries has been received.

     Section 3.20 Taxes. (i) The Company and each of its subsidiaries have prepared, or caused to be prepared, and timely filed with the appropriate governmental agencies all Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries, and each such Tax Return is complete and accurate in all material respects; (ii) all Taxes of the Company and each of its subsidiaries have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all Tax deficiencies asserted in writing against the Company or any of its subsidiaries have been paid or finally settled, neither the Company nor any of its subsidiaries is presently under examination or audit by any taxing authority, and the Company has not received written notice of any pending examination or audit of the Company or any of its subsidiaries by any taxing authority; (iv) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed;
(v) no liens have been filed with respect to any Taxes of the Company or any of its subsidiaries other than in respect of property taxes that have accrued but are not yet due and payable; (vi) neither the Company nor any of its subsidiaries has made, or is required to make, any adjustment by reason of a change in their accounting methods that could affect the taxable income or deductions of the Company or any of its subsidiaries for any period (or portion thereof) ending after the Effective Date; (vii) the Company and its subsidiaries have made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees and from all other amounts paid to third parties; (viii) neither the Company nor any of its subsidiaries is a party to any tax sharing or tax matters or similar agreement or is the indemnitor under any tax indemnification or similar agreement; (ix) neither the Company nor any of its subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code) or "passive foreign investment company" (within the meaning of Section 1296 of the Code); (x) neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (xi) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code; (xii) no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiii) neither the Company nor any of its subsidiaries has ever been a member of any affiliated, consolidated, combined or unitary group for any Tax purpose other than a group of which it is currently a member; (xiv) neither the Company nor any of its subsidiaries is currently a "personal holding company" (as defined in Section 542 of the Code), and neither the Company nor any of its subsidiaries has had any "undistributed personal holding company income" (as defined in Section 545 of the Code) at any point during its last three completed taxable years; (xv) none of the assets of the Company or any of its subsidiaries is "tax-exempt use property" (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986); (xvi) neither the Company nor any of its subsidiaries has been a "United States real property holding corporation," within the meaning of Section 897 of the Code at any time during the past five years; (xvii) there are no "excess loss accounts" (as defined in Treas. Reg. ss. 1.1502-19) with respect to any stock of any subsidiary; (xviii) neither the Company nor any of its subsidiaries has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. ss.ss. 1.1502-13 and 1.1502-13T prior to amendment by Treasury De-cision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. ss.ss. 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision
8597) or (b) any gain subject to Treas. Reg. ss. 1.1502-13, as amended by Treasury Decision 8597; (xix) neither the Company nor any of its subsidiaries has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority in its current taxable year or at any time during its last three completed taxable years; and (xx) the Company has previously delivered to Buyer true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

     For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

     For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     Section 3.21 Absence of Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations (whether absolute, accrued, contingent or otherwise) except liabilities or obligations which (a) are adequately reflected or reserved against in the September 30, 2001 Balance Sheet, (b) were incurred after the date of such balance sheet in the ordinary course of business consistent with past practice, (c) are specifically contemplated by this Agreement, or (d) do not exceed $100,000 in the aggregate.

     Section 3.22 No Affiliate Transactions. The Company and its subsidiaries do not have any agreement or arrangement with any of the Existing Shareholders, any holder of Refinanced Debt of the Company or any other Affiliate of the Company, other than the Transaction Documents.

     Section 3.23 Board Recommendation. The Board of Directors of the Company has, by unanimous vote of the entire Board at a meeting of such Board duly held on December 14, 2001, approved and authorized the Transaction Documents, the Merger and the other Transactions, determined that the Merger is fair to the shareholders of the Company and recommended that the shareholders of the Company approve and adopt the Transaction Documents to which it is a party, the Merger and the other Transactions.

     Section 3.24 Shareholder Approval; Other Transaction Documents. On or prior to the date hereof, holders of the requisite percentages of common stock and preferred stock of the Com-pany have approved the Merger, this Agreement, the Transaction Documents and the Transactions, and the Company and each of the other parties thereto have executed and delivered (i) the Employee Royalty Trust Purchase Agreement and Debt Exchange, (ii) the Working Interest Purchase Agreement, (iii) the Overriding Royalty Interest Purchase Agreement, (iv) the Buyer Registration Rights Agreement and (v) the Company Principal Shareholder Agreement and each of such agreements is in full force and effect.

     Section 3.25 Accounting Practices. The Company and its subsidiaries each make and keep accurate books and records reflecting their respective assets and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's and each subsidiary's financial statements and to maintain accountability for the assets of the Company and each subsidiary, (iii) access to the assets of the Company and each subsidiary is permitted only in accordance with management's authorization and (iv) the reported accountability of the assets of the Company and each subsidiary is compared with existing assets at reasonable intervals.

     Section 3.26 Minute Books. The Company's and the subsidiaries' minute books contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Boards of Directors and committees thereof.

     Section 3.27 Bank Accounts; Powers of Attorney. Section 3.27 of the Disclosure Schedule sets forth (i) the name of each bank in which the Company or any subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company or any subsidiary and a summary statement of the terms thereof.

     Section 3.28 Use of Proceeds of Bridge Loans. All proceeds from borrowings under the Bridge Loans have been used to pay trade payables incurred in the ordinary course of business.

     Section 3.29 Number of Accredited Investors. Of the holders of Company Capital Stock, Refinanced Debt and Affiliate Interests, no more than 35 persons are not Accredited Investors.

     Section 3.30 No Untrue Statements. No statement by the Company contained in this Agreement and no written statement furnished by the Company or on behalf of the Company by any employee, counsel or other agent of the Company to Buyer or Newco pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact that has had, or in the future might reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is not set forth in this Agreement or the Disclosure Schedule, other than events that are the effect of economic or political factors affecting the economy as a whole or events that are the effect of factors generally affecting the oil and gas industry.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO


     Each of Buyer and Newco represent and warrant as follows to the Company. An event or condition shall be deemed to have a "Buyer Material Adverse Effect" if such event or condition, individually or together with other events or conditions, qualifies as a change in or has an effect on Buyer or any of its subsidiaries that is or could reasonably be expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or prospects of Buyer and its subsidiaries, taken as a whole.

     Section 4.1 Corporate Existence. Each of Buyer and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which do not have and could not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has delivered to the Company accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of Buyer and its subsidiaries. None of Buyer or any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization or by-laws.

     Section 4.2 Capitalization. (a) As of September 30, 2001, the authorized and outstanding capital stock of Buyer is as set forth on the SEC Documents. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of September 30, 2001, except as disclosed in the SEC Documents, Buyer has no other equity securities of any class issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of Buyer which, pursuant to their terms, are convertible into or exchangeable for, equity securities of Buyer.

     (b) Other than Newco, the only direct or indirect subsidiaries of Buyer are those listed in the SEC Documents. Buyer is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as set forth in the SEC Documents) of all of the outstanding shares of capital stock of each of its subsidiaries, except as set forth in the SEC Documents.

     Section 4.3 Authorization and Validity of Agreement. Each of Buyer and Newco has all necessary corporate power and authority to execute, deliver and perform each of the Transaction Documents to be executed by it, and any other agreements and instruments to be executed by Buyer and Newco pursuant hereto. The execution, delivery and performance of each of the Transaction Documents by Buyer and Newco (if party to such document) and any other agreements and in-struments to be executed by Buyer and Newco pursuant hereto, have been duly authorized by all necessary corporate action on the part of each of Buyer and Newco. Each of the Transaction Documents, and such other agreements and instruments to be executed by the Buyer or Newco, as applicable, pursuant hereto are, or upon their due execution and delivery will be, the valid and binding obligations of the Buyer or Newco, as applicable, enforceable against them in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general principles of equity.

     Section 4.4 No Conflict. Neither the execution and delivery by Buyer or Newco of any of the Transaction Documents, and any other agreements and instruments to be executed by Buyer and Newco pursuant hereto, nor the performance by Buyer or Newco of their respective obligations hereunder or thereunder, will (a) violate or conflict with the provisions of the Articles of Incorporation or By-Laws of Buyer or Newco, or (b) result in the breach of, or constitute a default under, (i) any applicable Law or any Order applicable to or binding upon Buyer or Newco, in a manner which could reasonably be expected to have a material adverse effect on the ability of Buyer or Newco to perform their respective obligations hereunder or thereunder, or (ii) any Contract to which Buyer or Newco is a party or by which any of their respective assets or properties are bound, the breach of which or default under which could reasonably be expected to have a material adverse effect on the ability of Buyer or Newco to perform their respective obligations hereunder or thereunder.

     Section 4.5 No Consent Required. No consent, approval, authorization, notice or filing of any Governmental Authority or any third party is required to be obtained, made or given in order to permit Buyer or Newco to execute and deliver any Transaction Document, and to perform their respective obligations hereunder or thereunder, the absence of which could reasonably be expected to have a material adverse effect on the ability of Buyer or Newco to perform their respective obligations under this Agreement and with any Transaction Document.

     Section 4.6 Brokers and Finders. Neither Buyer, Newco nor any of their respective Representatives has taken any action that, directly or indirectly, would obligate the shareholders of the Company immediately prior to the Closing or (unless the Closing occurs) the Company to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with any Transaction Document or any of the Transactions.

     Section 4.7 Authorization of Transaction Consideration. The Buyer Common Stock, Buyer Preferred Stock and Buyer Warrants to be issued in the Transactions and the Buyer Common Stock issuable upon exercise of such Buyer Warrants and conversion of the Buyer Preferred Stock all have been duly authorized, and when issued in the Transactions (or when issued upon exercise of the Buyer Warrants or conversion of the Buyer Preferred Stock, as the case may be), will be validly issued, fully paid and nonassessable and such issuances will not be subject to any preemptive or similar rights. The Buyer Senior Subordinated Notes to be issued in the Transactions have been duly authorized and, when issued and delivered in the Transactions, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and general principles of equity.

     Section 4.8 Oil and Gas Qualification. Buyer is qualified under applicable law and regulations, including the rules and regulations of the MMS, to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico and is in good standing with all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental shelf, Gulf of Mexico.

     Section 4.9 Investor Qualification. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Company Capital Stock, Refinanced Debt and Affiliate Interests for purchase, and is acquiring them for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended, or any applicable state securities law.

     Section 4.10 Exchange Act Filings. Since December 31, 2000, Buyer has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Buyer included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the Commission) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Since December 31, 2000, there has not been any change which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect that has not been reflected in the SEC Documents, publicly announced or otherwise disclosed prior to the Closing to the Company by Buyer.


                                    ARTICLE V

                                    COVENANTS


     Section 5.1 Cooperation (a) Subject to the terms and conditions herein provided, Buyer, Newco and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts, (ii) to maintain the Company's current relations with its suppliers or to establish similar relations with suitable replacement suppliers, (iii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iv) to assist in the preparation of proxy materials, private placement memoranda, or other materials related to shareholder approval or securities law requirements with respect to the Transactions, (v) to defend all lawsuits or other legal proceedings challenging any Transaction Document or the consummation of the Transactions, (vi) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (vii) to effect all necessary registrations and filings, and submissions of information requested by governmental authorities, and (viii) to fulfill all conditions to the Transaction Documents.

     (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of any applicable Federal or state statute.

     Section 5.2 Exclusivity. The Company agrees that prior to the Closing, neither it nor any of its shareholders, directors, officers, employees or agents shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire all or a significant portion of the Company or any of its business or assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a "Third Party Acquisition"), or provide any nonpublic information to any third party in connection with an Acquisition Proposal. The Company agrees to (i) immediately notify Buyer and Newco if any member of the Company Group receives any indication of interest, request for information or offer in respect of any Acquisition Proposal, (ii) communicate to Buyer and Newco in reasonable detail the terms of any such indication, request or proposal and (iii) inform the persons sending such indications, requests or offers that the Company is bound by an exclusivity arrangement (without any reference to Buyer and Newco or potential financing sources or affiliates). The Company represents that neither it nor any of its shareholders, directors, officers, employees or agents is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

     Section 5.3 Availability of Employees and Records. The Company agrees that, between the date of execution of this Agreement and the Effective Date, the Company will fully cooperate with such reasonable investigation of the Company and its Subsidiaries and the financial and legal condition thereof, as Buyer, Newco and their financing sources reasonably deem necessary or advisable. In furtherance of the foregoing, but not in limitation thereof, the Company will provide full access, and will cause its subsidiaries, employees, officers, advisors and service providers to provide full access to Buyer and Newco, its financing sources and their respective authorized agents, actuaries, attorneys, accountants, and other representatives, at all reasonable times and under reasonable circumstances, for inspection, examination, copying or verification, to all of the books, operating records, financial records, investment records, returns, and reports of every kind, and all working papers pertaining thereto, of the Company, its advisors and service providers, and to all contracts and records pertaining to agreements between the Company and any person and of all properties and assets owned by the Company, or in which the Company has any interest as Buyer, Newco, their financing sources or their respective agents and representatives shall reasonably request from time to time, including for purposes of satisfying closing conditions for obtaining financing for the Transactions. The Company will cause the officers and employees of the Company having material knowledge concerning the operation and/or financing activities of its business and the business of the subsidiaries to be available and to cooperate fully in connection with any such investigation at reasonable times and upon reasonable notice.

     Section 5.4 Notification of Changes and Default. Between the date of execution of this Agreement and the Effective Date, inclusive, the Company, on one hand, and Buyer and Newco, on the other hand, each agree that it will promptly give notice to the other party of the occurrence, to its knowledge, of any of the following: (a) any event or circumstance or the discovery of any inaccuracy, omission or mistake, which, in any way, would cause the representations and warranties made by it or the other party or any of the information or documents theretofore delivered by it or the other party to the other party or to it, as the case may be, pursuant to any Transaction Document, to be untrue or inaccurate in any material respect, whether as of the date of execution of this Agreement or at any time subsequent thereto and prior to the Effective Date; (b) any events or circumstances that would result in a material violation or breach of any of the terms and provisions of this Agreement by any party hereto, including, without limitation, breaches of representations and warranties, obligatory upon it; and (c) any suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation known to such person which might adversely affect the Company's interests in any Oil and Gas Property.

     Section 5.5 Financial Statements, Etc. (a) The Company covenants and agrees to deliver to Buyer and Newco copies of any financial statements or reports, filings, orders and other communications delivered to or received from Governmental Authorities by the Company, except for routine filings with or routine communications received from the MMS, in each case in the ordinary course of business.

     (b) The Company covenants and agrees to deliver to Buyer and Newco copies of regularly prepared monthly, quarterly and annual financial statements with respect to the Company from the date hereof until the Effective Date, including all material information required to be delivered to the Company's creditors.

     Section 5.6 Publicity. The Company, Buyer and Newco agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the Transaction Documents, the Transactions, or the identity of the parties, and shall not issue any such press release or make any such public statement without the prior written approval of each of such persons as to the making and content of such announcement; provided, however, that nothing herein will prohibit any party from making such public announcement to the extent that such party, after receiving advice of counsel, determines such action to be required by law, in which event the party making such determination will use all commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

     Section 5.7 Confidentiality of Information. Prior to the Closing, Buyer, Newco and their respective Representatives shall continue to be bound by the requirements of the Confidentiality Agreements.

     Section 5.8 Conduct of Business. From the date of this Agreement to the Closing, except as otherwise expressly contemplated or permitted by this Agreement, the Company and its subsidiaries shall conduct its business only in the ordinary course consistent with past practice, shall not make any material changes in the operation of its business without Buyer's and Newco's prior written consent, and in any event shall not take any of the following actions without the prior written consent of Buyer:

          (a) incur, create or suffer to exist any Liens;

          (b) increase the compensation of or to become payable to any officers, employees, agents, sales representatives or consultants of the Company or its subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than (i) increases of amounts payable to employees that are not officers of the Company or its subsidiaries in the ordinary course of business consistent with past practice or (ii) any distributions from the Employee Royalty Trust, or enter into any employment Contract with any officer or employee, or any Contract with any agent, sales representative or consultant, which is not terminable on or at any time after the Effective Date;

          (c) make any declaration, payment or setting aside for payment of any dividend or other distribution in respect of the capital stock of the Company or its subsidiaries, or any redemption, purchase or other acquisition of any shares of the capital stock or other securities of the Company or its subsidiaries, other than pursuant to the Transaction Documents;

          (d) make any capital expenditures or commitments in excess of $75,000 individually for any addition to property, plant or equipment other than in connection with operations on Oil and Gas Properties undertaken in response to an emergency or to avoid a penalty or forfeiture provision of any applicable agreement, Law or Order which are the subject of an authority for expenditure listed in Section 3.12 of the Disclosure Schedule or which are individually estimated to cost no more than $75,000 to the six-sixths Working Interest or an amount less than that which necessitates non-operator approval under an applicable operating agreement;

          (e) sell, transfer or otherwise dispose of any assets, except for sales of hydrocarbon production and inventory in the ordinary course of business consistent with past practice and except in connection with the Transactions;

          (f) incur any obligation or liability (fixed or contingent) relating to its business, other than in connection with operations on Oil and Gas Properties undertaken in response to an emergency or to avoid a penalty or forfeiture provision of any applicable agreement, Law or Order which are the subject of an authority for expenditure listed in Section 3.12 of the Disclosure Schedule or which are individually estimated to cost no more than $75,000 to the six-sixths Working Interest or an amount less than that which necessitates non-operator approval under an applicable operating agreement, trade or business obligations incurred in the ordinary course of business consistent with past practice, and expenses associated with the Transactions;

          (g) cancel or compromise any debt or claim, or waive or release any rights of value;

          (h) transfer, abandon, fail to maintain in good standing or grant any rights under or with respect to any leases, licenses, agreements or Intellectual Property, or enter into any agreement limiting the Company's ability to conduct its operations;

          (i) issue, sell or otherwise dispose of any shares of capital stock or any evidences of indebtedness or other securities (except extensions or renewals or replacements of evidences of indebtedness which extensions, renewals or replacements are issued in the ordinary course of business consistent with past practice with respect to evidences of indebtedness reflected in the Financial Statements);

          (j) amend its charter or organizational documents or By-laws or equivalent (except as contemplated by Section 1.4);

          (k) introduce any material change with respect to the operation of its business, including its methods of accounting and tax elections;

          (l) enter into any Contract of a kind required to be listed pursuant to the provisions of Section 3.12 or 3.15;

          (m) fail to maintain the material properties and assets of the business of the Company and its subsidiaries, whether owned or leased, in their current operating condition and repair, reasonable wear and tear excepted;

          (n) fail to maintain in full force and effect insurance for the business of the Company and its subsidiaries providing coverage and amounts of coverage as such is now in force;

          (o) merge or consolidate with any other corporation or acquire any stock, business, or substantially all of the property or assets of any other person, firm, association, corporation or other business organization;

          (p) write-up the value of any of the assets of the Company or any of its subsidiaries;

          (q) make any loan or advance to, or any investment in, any Person (including any officer, director, employee, agent, sales representative or consultant);

          (r) terminate or modify any Contract listed on Section 3.12 or 3.15 of the Disclosure Schedule or do any act which, with or without the giving of notice or the passage of time, or both, would result in a material breach of or default under any Contract which is material to the Company and its subsidiaries;

          (s) enter into any agreement to amend, amend and restate, supplement or modify any Labor Agreement or enter into negotiations or discussions with any party relating in any manner to any such amendment, supplement or modification;

          (t) accelerate the collection of its accounts receivable or defer the payment of its accounts payable out of the ordinary course of business consistent with past practice;

          (u) incur any indebtedness for borrowed money or the equivalent thereof; or

          (v) fail to cause to be paid, in the ordinary course of business and consistent with past practices, all costs, Taxes and expenses which are obligated to be paid in connection with the Oil and Gas Property as they become due;

          (w) fail to cause to be paid all rentals and other payments necessary to maintain the Oil and Gas Leases and other Contracts relating to Oil and Gas Property in force according to their terms and cause all express and implied covenants contained in the Oil and Gas Leases and such Contracts to be complied with;

          (x) consent to the abandonment of any Well capable of commercial production or any related platform, pipeline or other facility;

          (y) release all or a portion of any Oil and Gas Lease; or

          (z) enter into any agreement or understanding to do any of the foregoing, other than pursuant to any Transaction Document.

     Section 5.9 Restructuring of Working Interest Purchase Agreement. If requested by Buyer, the Company and Buyer, prior to Closing, shall enter into documentation with the "Sellers" under the Working Interest Purchase Agreement, amending and modifying such agreement to provide that: (a) each such Seller will contribute all of its Affiliate Interests sold under the Working Interest Purchase Agreement in exchange for a new series of preferred stock to be issued by the Company ("New Company Preferred Stock"), (b) at the Closing, the New Company Preferred Stock will be exchanged in the Merger for consideration identical to the "Cash Purchase Price" and the "Stock Purchase Price" provided in the Working Interest Purchase Agreement, to be allocated among the holders of New Company Preferred Stock in the same fashion allocated among the such Sellers in the Working Interest Purchase Agreement.

     Section 5.10 Employee Benefits. Notwithstanding anything in this Agreement to the contrary, the Company shall terminate its 401(k) Profit Sharing Plan (the "Company 401(k) Plan") prior to the Closing Date. The Company 401(k) Plan assets shall be distributed as soon as administratively practicable thereafter. Employees of the Company who are participants in the Company 401(k) Plan as of the Closing Date shall be immediately eligible to begin participation in Buyer's 401(k) Profit Sharing Plan (the "Buyer 401(k) Plan") effective as soon as administratively practicable after the Closing Date. Employment service recognized under the Company 401(k) Plan shall be considered for eligibility and vesting purposes in the Buyer 401(k) Plan. To the extent permitted by the

Buyer 401(k) Plan, the Buyer shall accept rollover contributions and direct transfers of account balances from employees of the Company who become participants in the Buyer 401(k) Plan, including for this purpose direct transfers of outstanding loan balances but excluding assets received upon conversion of Company Preferred Stock included in the Company 401(k) Plan as provided for herein.

     Section 5.11 Representation Letters. The Company shall use its reasonable best efforts to obtain executed letters from each holder of Company Capital Stock (i) representing that such holder either (x) is an Accredited Investor or
(y) has appointed a purchaser representative reasonably satisfactory to Buyer with respect to the Transactions, (ii) making such other representations as are customary for an investor in a private placement of securities and (iii) if such holder holds Company Preferred Stock, waiving any rights to receive unpaid dividends on and any rights to redemption of the Company Preferred Stock.

     Section 5.12 Taking of Necessary Action; Further Action. Each of the Company, Buyer and Newco, respectively, shall take all action as may be necessary or appropriate to effectuate the Merger as promptly as possible, subject to all of the terms and conditions hereof. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of any Transaction Document and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Company or Newco, the officers and directors of the Surviving Corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING


     Section 6.1 Conditions to Obligations of Buyer and Newco. The duty of Buyer and Newco to perform their respective obligations hereunder that are to be performed at the Closing shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions (any one or more of which may be waived in whole or in part by Buyer and Newco in a writing executed by Buyer and Newco):

     6.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as made, both on the date of this Agreement and at and as of the Closing (as though such representations and warranties were made anew), except for representations or warranties made as of a specified date or for a specified period ending prior to the date of this Agreement, which as of the Closing shall remain true and correct as of the specified date or for such specified period, and except with respect to the effect of the Transactions. The Company shall have the obligation to update the Disclosure Schedule when and to the extent such updates could reasonably be expected to have a Company Material Adverse Effect.

     6.1.2 Performance of Covenants and Agreements. The Company shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by the Company at or prior to the Closing.

     6.1.3 No Injunction; Consents. There shall not be in effect any injunction or other Order restraining or prohibiting consummation of the Transactions nor shall any Action seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, be pending, nor shall any such injunction, other Order or Action be threatened (except for any Action brought or threatened by a Person other than a Governmental Authority (a) seeking money damages only and (b) which, if successful, could not reasonably be expected to have a Material Adverse Effect). All authorizations, orders, consents and approvals of any Person necessary for the consummation of the Transactions shall have been obtained.

     6.1.4 Debt Retirement. Holders of at least 80% of the outstanding principal amount of Refinanced Debt (other than Refinanced Debt held by the Employee Royalty Trust) shall have entered into the Debt Exchange Agreement.

     6.1.5 Employment Agreements. Each of Gary L. Hall, Bruce R. Sidner and John
H. Peper shall have entered into employment agreements with Buyer on substantially similar terms and conditions previously agreed to between Buyer and such person.

     6.1.6 Dissenting Shareholders. Holders of no more than 10% of the outstanding Company Preferred Stock shall have indicated an intention to exercise dissenter's rights under the TBCA.

     6.1.7 Fairness Opinion. Buyer shall have received, at its expense, an opinion of Merrill Lynch & Co. to the effect that the Merger Consideration is fair from a financial point of view to stockholders of Buyer, and Merrill Lynch & Co. shall not have rescinded or modified such opinion.

     6.1.8 Financing. Buyer shall have entered into a new or amended credit facility supported by a borrowing base of at least $100 million consisting of all of the proved reserves of Buyer, the Company and their respective subsidiaries (including acquired Affiliate Interests).

     6.1.9 Company Material Adverse Effect. The Company and its subsidiaries shall not have experienced any change which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     6.1.10 Transaction Documents. Each of the Transaction Documents shall have been fully executed, not modified or amended since its execution (except amendments and modifications contemplated by Section 5.9) and remain in full force and effect.

     6.1.11 Release of Liens. The Company shall have delivered releases and other instruments, in form and substance reasonably satisfactory to Buyer, as shall be necessary or appropriate to release all Liens other than Permitted Liens filed of record against any Oil and Gas Property, or to the extent not of record, those Liens known to the Company.

     6.1.12 Deliveries by the Company. The Company shall have delivered to Buyer and Newco, as applicable, the items set forth in Section 7.2.

     Section 6.2 Conditions to Obligations of the Company. The duty of the Company to perform its obligations hereunder that are to be performed at the Closing shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions (any one or more of which may be waived in whole or in part by the Company in a writing executed by the Company):

     6.2.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer and Newco contained in this Agreement shall be true and correct as made, both on the date of this Agreement and at and as of the Closing (as though such representations and warranties were made anew), except for representations or warranties made as of a specified date or for a specified period ending prior to the date of this Agreement, which as of the Closing shall remain true and correct as of the specified date or for such specified period, and except with respect to the effect of the Transactions. Buyer shall have the obligation to update the Disclosure Schedule when and to the extent such updates could reasonably be expected to have a Buyer Material Adverse Effect.

     6.2.2 Performance of Covenants and Agreements. Buyer and Newco shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer and Newco at or prior to the Closing.

     6.2.3 No Injunction; Consents. There shall not be in effect any injunction or Order restraining or prohibiting consummation of the Transactions nor shall any Action seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, be pending (except for any Action brought by a Person other than a Governmental Authority (a) seeking money damages only and
(b) which, if successful, could not reasonably be expected to have a Material Adverse Effect). All authorizations, orders, consents and approvals of any Person necessary for the consummation of the Transactions shall have been obtained.

     6.2.4 Buyer Stockholder Agreement. The Buyer Stockholder Agreement shall have been amended to provide the Company Designee with similar ongoing rights to election to Buyer's Board of Directors as Energy Income Fund, L.P.

     6.2.5 Shareholder Voting Agreement. Holders of a majority of Buyer Common Stock outstanding immediately prior to the Merger shall have executed an agreement, in form and substance reasonably satisfactory to the Company, committing such holders to vote in favor of the Merger and other Transactions at any meeting of holders of Buyer Common Stock.

     6.2.6 Buyer Material Adverse Effect. Buyer and its subsidiaries shall not have experienced any change which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

     6.2.7 Deliveries by Buyer and Newco. Buyer and Newco shall have delivered to the Company the items set forth in Section 7.3.

                                   ARTICLE VII

                                     CLOSING


     Section 7.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VI hereof, the Closing shall take place at a location mutually agreed to by Buyer and the Company at 9:00 A.M., local time, on January 8, 2002, or such later date as the parties may agree after the conditions set forth in Article VI have been satisfied. If any condition in Article VI hereof is not satisfied (or is not duly waived) at the Closing, the party whose obligations are subject to such condition may extend the date of the Closing (during which extension the other parties shall use their respective reasonable efforts to cause all such conditions to be satisfied). If all conditions are determined to be satisfied (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated by the making of all necessary filings with the Secretary of State of the State of Texas under the TBCA. At the Closing, no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all deliveries referred to in Sections
7.2 and 7.3 hereof have been made.

     Section 7.2 The Company's Obligations. At the Closing, the Company shall deliver or cause to be delivered to Buyer and Newco the following:

          (a) a certificate of the President of the Company, to the effect that the conditions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 have been satisfied; provided, however, that if the Company has proposed to supplement or amend any Disclosure Schedule pursuant to Section 6.1.1 hereof, and Buyer has not consented to such action, then the foregoing certificate may be qualified by the Company to reflect such supplement, amendment or addition to the Disclosure Schedule, at which time the Buyer and Newco may either (i) refuse to accept such certificate and refuse to consummate the Transactions, or (ii) accept such certificate as qualified, which acceptance shall be deemed to constitute an acceptance of such supplement, amendment or addition to the Disclosure Schedule;

          (b) the Articles of Incorporation of the Company, certified in a Certificate of Existence by the Secretary of State of Texas;

          (c) a Good Standing Certificate for the Company, issued by the Comptroller of the State of Texas;

          (d) the By-Laws of the Company, certified by the Secretary of the Company;

          (e) the resolutions of the Board of Directors of the Company approving and authorizing the Transaction Documents and the Transactions, certified by the Secretary of the Company;

          (f) Certificates representing all of the outstanding Company Capital Stock, promissory notes or other instruments representing the Refinanced Debt and instruments con-veying the Affiliate Interests to be acquired (or appropriate lost instrument affidavits of the foregoing reasonably acceptable to Buyer); and

          (g) all other documents and instruments incidental to the Transactions and reasonably requested by Buyer.

     Section 7.3 Buyer's and Newco's Obligations. At the Closing, Buyer and Newco, as applicable, shall deliver or cause to be delivered to the Company (or the Exchange Agent, if applicable) the following:

          (a) a certificate of the President or a Vice President of Buyer, to the effect that the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.3 hereof have been satisfied;

          (b) the Articles of Incorporation of Buyer, certified by the Secretary of State of Delaware;

          (c) a Good Standing Certificate for Buyer, issued by the Secretary of State of Delaware;

          (d) the By-laws of Buyer, certified by the Secretary or an Assistant Secretary of Buyer;

          (e) the resolutions of the Board of Directors of Buyer approving and authorizing the Transaction Documents and the Transactions, certified by the Secretary or an Assistant Secretary of Buyer;

          (f) a certificate of the President of Newco, to the effect that the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.3 hereof have been satisfied;

          (g) the Articles of Incorporation of Newco, certified in a Certificate of Existence by the Secretary of State of Texas;

          (h) a Good Standing Certificate for Newco, issued by the Comptroller of the State of Texas;

          (i) the By-Laws of Newco, certified by the Secretary of Newco;

          (j) the resolutions of the shareholder and Directors of Newco approving and authorizing the Transaction Documents and the Transactions, certified by the Secretary of Newco;

          (k) the Merger Consideration pursuant to the provisions of Section 2.2 hereof and consideration sufficient to retire the Refinanced Debt and acquire the Affiliate Interests to be acquired, as described in Sections
     6.1.4 and 6.1.5; and

          (l) all other documents and instruments incidental to the Transactions and reasonably requested by the Company.


                                  ARTICLE VIII

                                   TERMINATION


     Section 8.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Date (the earliest such date to be referred to as the "Termination Date") only:

          (a) By mutual written consent of the Company, Buyer and Newco;

          (b) By Buyer and Newco upon giving written notice to the Company, if any one or more of the conditions to their respective obligations to close as contained in Section 6.1 hereof has not been satisfied or waived as of the Effective Date;

          (c) By the Company upon giving written notice to Buyer and Newco, if any one or more of the conditions to its obligation to close as contained in Section 6.2 hereof has not been satisfied or waived as of the Effective Date; and

          (d) By the Company upon giving written notice to Buyer and Newco, or by Buyer and Newco upon giving written notice to the Company, if the Effective Date does not occur on or before January 31, 2002.

     Section 8.2 Effect of Termination. Except as otherwise separately agreed between Buyer and the Company, if this Agreement is terminated pursuant to
Section 8.1 hereof, all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto or its Representatives; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for its default under or breach of this Agreement prior to its termination.


                                   ARTICLE IX

                                   DEFINITIONS


     Section 9.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "1996 EDF Royalty Trust" means the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust created by a Trust Agreement dated November 1, 1996 by and among the Company, Gary L. Hall, Wayne P. Hall and certain other parties thereto.

     "2000 EDF Royalty Trust" means the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust created by a Trust Agreement dated as of September 1, 2000 by and among the Company, Gary L. Hall, Wayne P. Hall and certain other parties thereto.

     "AAA" as defined in Section 10.10.

     "Accredited Investor" as defined in Rule 501 under Regulation D of the Securities Act of 1933, as amended.

     "Acquisition Proposal" as defined in Section 5.2.

     "Action" means any action, suit, or legal, administrative or arbitral proceeding or investigation before or by any Governmental Authority.

     "Affiliate" as defined in the regulations promulgated under the Exchange
Act.

     "Affiliate Interests" means all interests, including, but not limited to, overriding royalties, royalties, Operating Rights, Record Title, Working Interests and other rights held by third parties who are Affiliates of the Company relating to exploitation, production and/or operation of oil and gas leases and related assets in which the Company or any of its subsidiaries is a co-owner.

     "Agreement" means this Agreement and Plan of Merger, including all schedules, exhibits and certificates to be delivered at the Closing.

     "Bridge Loans" means the $5,000,000 Promissory Note dated November 29, 2001 made by the Company to Candies Family Investments L.L.C. and the $4,500,000 Promissory Note dated November 21, 2000 made by the Company to Bank of America, N.A.

     "Buyer" as defined in the Preamble.

     "Buyer Common Stock" means Common Stock, par value $0.01 per share, of Buyer.

     "Buyer 401(k) Plan" as defined in Section 5.10.

     "Buyer Material Adverse Effect" as defined in the introduction to Article
IV.

     "Buyer Preferred Stock" means Exchangeable Redeemable Convertible Preferred Stock, par value $1.00 per share, to be authorized and issued by Buyer pursuant to a Certificate of Designation, substantially in the form set forth on Exhibit E-1, which is exchangeable for an Exchange Note substantially in the form set forth on Exhibit E-2.

     "Buyer Registration Rights Agreement" means the Registration Rights Agreement to be entered into by and between Buyer and the Company, for the benefit of holders (other than Principal Shareholders) of Company Capital Stock, Refinanced Debt and Affiliate Interests to be acquired

(other than the Buyer Warrants) who will be receiving equity or equity-linked securities of Buyer in the Merger, substantially in the form set forth on
Exhibit I.

     "Buyer Senior Subordinated Notes" means 11% Senior Subordinated Notes due 2009, to be issued by Buyer pursuant to a Promissory Note, substantially in the form set forth on Exhibit F.

     "Buyer Stockholder Agreement" means the Stockholder Agreement by and among Buyer and certain shareholders of Buyer dated as of November 17, 1999, as it may be amended from time to time up to the Effective Date.

     "Buyer Warrants" means the $11 Buyer Warrants and the $9 Buyer Warrants.

     "CERCLA" as defined in Section 3.8.

     "Certificate of Merger" as defined in Section 1.2.

     "Closing" as defined in Section 1.3.

     "Code" as defined in Section 3.16.

     "Commission" as defined in Section 4.10.

     "Common Stock Merger Consideration" as defined in Section 2.2.

     "Company" as defined in the Preamble.

     "Company Capital Stock" means, collectively, Company Common Stock and Company Preferred Stock.

     "Company Common Stock" means, collectively, Series A Common Stock, par value $0.01 per share, of the Company and Series B Nonvoting Common Stock, par value $0.01 per share, of the Company.

     "Company Designee" as defined in Section 1.6.

     "Company 401(k) Plan" as defined in Section 5.10.

     "Company Material Adverse Effect" as defined in introduction to Article
III.

     "Company Preferred Stock" means the Redeemable Preferred Stock, par value $0.01 per share, of the Company.

     "Company Principal Shareholder Agreement" means the Principal Shareholder Agreement dated the date of this Agreement by and among Buyer and the Principal Shareholders, in the form set forth on Exhibit H.

     "Confidentiality Agreements" means the Confidentiality Agreements by and between the Company and Buyer dated July 6, 2001, July 5, 2001 and June 12, 2001 (amended on June 22, 2001).

     "Contracts" means any note, debt instrument, security agreement, mortgage, commitment, contract, agreement, license, lease or other instrument, including any trust agreements and other documents relating to the formation of any trusts.

     "Debt Exchange Agreement" means the Debt Exchange Agreement, substantially in the form set forth on Exhibit D, to be entered into between Buyer and holders of Refinanced Debt other than the Employee Royalty Trust.

     "Defensible Title" means such title and ownership of the Company and its subsidiaries (pursuant to instruments filed with and, if required, approved by the MMS and filed of record in the appropriate county or parish records or, in the case of those instruments not yet approved by the MMS or not in approvable form and listed in Schedule 3.12 of the Disclosure Schedule or Oil and Gas Leases not subject to regulation by the MMS, pursuant to instruments filed with the MMS, if required, and filed of record in the appropriate county or parish records) that in each case (i) will entitle Buyer, as the successor to the Company and its subsidiaries, to receive and retain now and, except as the result of any action taken subsequent to the Closing, in the future, without suspension, reduction or termination, not less than the relevant Net Revenue Interest of the Company and its subsidiaries of Substances produced under the terms of the relevant Oil and Gas Lease and proceeds from the sale thereof through plugging, abandonment and salvage of all Wells comprising or included in such Oil and Gas Property and all Wells now or hereafter producing from or attributable to such Oil and Gas Property; (ii) will obligate Buyer, as the successor to the Company and its subsidiaries, to bear, now and, except as the result of any action taken subsequent to the Closing, in the future, a percentage of costs and expenses related to the maintenance, operation and development of the Oil and Gas Property not greater than the relevant Working Interest of the Company and its subsidiaries, through plugging, abandonment and salvage of all Wells comprising or included in such Oil and Gas Property and all Wells now or hereafter producing from or attributable to such Oil and Gas Property, unless the circumstances causing the Working Interest to be greater will cause the corresponding Net Revenue Interest to increase in the same proportion; and (iii) is free of all Liens, except for Permitted Liens.

     "Disclosure Schedule" as defined in the introduction to Article III.

     "Earnout" as defined in the Term Sheet attached as Exhibit B.

     "Earnout Agreement" means the Earnout Agreement to be entered into between Buyer and the Company, on terms and conditions substantially similar to those set forth on the Term Sheet set forth on Exhibit B.

     "Effective Date" as defined in Section 1.3.

     "$11 Buyer Warrants" means the warrants exercisable for Buyer Common Stock at an exercise price of $11 per share, substantially in the form set forth on Exhibit C-1.

     "Employee Plans" as defined in Section 3.16.

     "Employee Royalty Trust" means the Hall-Houston Oil Company Employee Royalty Trust created by a Trust Agreement by and between the Company, Gary L. Hall and Wayne P. Hall on February 29, 1988.

     "Employee Royalty Trust Purchase Agreement and Debt Exchange" means the Purchase and Sale Agreement and Debt Exchange dated the date of this Agreement by and between Buyer and the Employee Royalty Trust, in the form set forth on Exhibit G-3.

     "Environment" as defined in Section 3.8.

     "Environmental Claim" as defined in Section 3.8.

     "Environmental Laws" as defined in Section 3.8.

     "Environmental Permit" as defined in Section 3.8.

     "ERISA" as defined in Section 3.16.

     "ERISA Affiliate" as defined in Section 3.16.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Shareholders" as defined in Section 3.2.

     "Financial Statements" as defined in Section 3.6.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied.

     "Governmental Authority" means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or arbitrator.

     "Hazardous Materials" as defined in Section 3.8.

     "Intellectual Property" as defined in Section 3.17.

     "IRS" as defined in Section 3.16.

     "Labor Agreements" as defined in Section 3.16.

     "Laws" means any laws, statutes, codes, ordinances, rules, regulations or other requirements of any Governmental Authority.

     "Lien" means any lien, pledge, mortgage, security interest, charge, option, adverse claim or other similar encumbrance.

     "Merger" as defined in Section 1.1.

     "Merger Consideration" as defined in Section 2.2.

     "MMS" means the Minerals Management Service of the U.S. Department of Interior.

     "Multiemployer Plan" as defined in Section 3(37) of ERISA.

     "Net Revenue Interest" means (a) as to an Oil and Gas Lease, the ownership percentage of all Substances produced from the Oil and Gas Lease to which it applies, and (b) as to a Well, the ownership percentage of all Substances produced from the Well to which it applies. The Net Revenue Interest attributable to an Oil and Gas Lease or Well that is pooled or unitized shall be the percentage of Substances produced from the pool or unit and allocated to the interest of the Company in the Lease or Well in question. Each such Net Revenue Interest shall be the relevant ownership percentage net of all royalties, overriding royalties, production payments and other burdens measured by or payable out of Substances produced from or attributable to the relevant Oil and Gas Lease, Well, pool or unit. The Net Revenue Interest shall include overriding royalty interests measured by or payable out of Substances produced from or attributable to the relevant Oil and Gas Lease, Well, pool or unit.

     "Newco" as defined in the Preamble.

     "New Company Preferred Stock", as defined in Section 5.9.

     "$9 Buyer Warrants" means the warrants exercisable for Buyer Common Stock at an exercise price of $9 per share, substantially in the form set forth on Exhibit C-2.

     "Nominal Overriding Royalty Interest" as defined in the documentation relating to certain of the Refinanced Debt.

     "Oil and Gas Leases" as defined in Section 3.12.

     "Oil and Gas Properties" as defined in Section 3.12.

     "Operating Rights" means, consistent with the definition of such term found in 30 CFR Section 250.105, the interest created out of the record title ownership of an Oil and Gas Lease authorizing the holder of that right to enter upon the lands covered by the Oil and Gas Lease to conduct drilling and related operations, including production of oil or gas from such lands, in accordance with the terms of the Oil and Gas Lease, and the obligation to bear the expense and cost associated with such operations.

     "Order" means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

     "Overriding Royalty Interest Purchase Agreement" means the Purchase and Sale Agreement dated the date of this Agreement by and between Buyer and the Royalty Trusts other than the Employee Royalty Trust, in the form set forth on Exhibit G-2.

     "Patents" as defined in Section 3.16.

     "Permits" as defined in Section 3.13.

     "Permitted Liens" are (a) lessor's royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens measured by or payable out of production of Substances or proceeds from the sale thereof and other obligations that, in any case, do not, and will not, reduce, now or, except as the result of any action taken subsequent to the Closing, in the future, the relevant Net Revenue Interest of Buyer, as the successor in title to the Company and its subsidiaries, below the relevant Net Revenue Interest of the Company and its subsidiaries or increase, now or, except as the result any action taken subsequent to the Closing, in the future, the relevant Working Interest of Buyer, as the successor in title to the Company and its subsidiaries, above the relevant Working Interest of the Company and its subsidiaries (unless the circumstance causing such Working Interest of the Company and its subsidiaries to increase will cause the corresponding Net Revenue Interest of the Company and its subsidiaries to increase at least in the same proportion), (b) third-party consents which are obtained prior to the Closing from the appropriate person or entity, (c) mechanics', materialmen's, operator's and non-operators', tax and similar Liens or charges arising in the ordinary course of business related to Oil and Gas Properties, if such Liens or charges secure payments not yet due, (d) rights of a Governmental Authority to control or regulate the Oil and Gas Property, together with all applicable laws, rules and regulations, and (e) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Oil and Gas Property.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

     "Personal Property Leases" as defined in Section 3.11.

     "Preferred Stock Merger Consideration" as defined in Section 2.2.

     "Principal Shareholders" as defined in the Company Principal Shareholder Agreement.

     "Real Property Leases" as defined in Section 3.11.

     "Record Title" as defined in 30 CFR Section 256.62 with respect to Oil and Gas Leases.

     "Refinanced Debt" means, collectively, all of the Company's outstanding 2000 12% Senior Exploration and Development Facility Notes, East Cameron Block 263 12% Senior Secured Term Loan Facility Notes, East Cameron Block 161 12% Senior Secured Term Loan Facility Notes, West Cameron Block 431 12% Senior Secured Term Loan Facility Notes, South Timbalier Block 185

12% Senior Secured Term Loan Facility Notes, the $2,500,000 Promissory Note dated July 31, 2000 from the Company to the Employee Royalty Trust, the $1,500,000 Promissory Note dated November 1, 2000 from the Company to the Employee Royalty Trust and the $1,800,000 Promissory Note dated November 16, 2000 from the Company to the Employee Royalty Trust.

     "Release" as defined in Section 3.8.

     "Representatives" means the officers, directors, employees, attorneys, accountants, consultants or other authorized agents or advisors of any Person.

     "Royalty Trusts" mean, collectively, the Employee Royalty Trust, the 2000 EDF Royalty Trust, and the 1996 EDF Royalty Trust.

     "SEC Documents" as defined in Section 4.10.

     "September 30, 2001 Balance Sheet" as defined in Section 3.6.

     "Substances" means oil, gas, condensate, natural gas liquids, related hydrocarbons and other minerals produced from or attributable to Oil and Gas Leases in which the Company or any of its subsidiaries owns an interest.

     "Surviving Corporation" as defined in Section 1.1.

     "Taxes" as defined in Section 3.20.

     "Tax Return" as defined in Section 3.20.

     "TBCA" means the Texas Business Corporation Act, as amended.

     "Termination Date" as defined in Section 8.1.

     "Third Party Acquisition" as defined in Section 5.2.

     "Third Party Claim" as defined in Section 9.4.

     "Trade Secrets" as defined in Section 3.17.

     "Trademarks" as defined in Section 3.17.

     "Transaction Documents" means this Agreement, the Earnout Agreement, the Debt Exchange Agreement, the Employee Royalty Trust Purchase Agreement and Debt Exchange, the Working Interest Purchase Agreement, the Overriding Royalty Interest Purchase Agreement, the Company Principal Shareholder Agreement and the Buyer Registration Rights Agreement.

     "Transactions" mean the Merger and the other transactions contemplated by the Transaction Documents.

     "Well" means an oil, gas, injection or disposal well.

     "Working Interest" means, as to an Oil and Gas Lease, the right to exploit, produce and operate the mineral rights covered by such Oil and Gas Lease and the obligation to bear the expense and cost associated with such exploitation, production and operation, whether or not such rights or obligations are derived from Record Title or Operating Rights.

     "Working Interest Purchase Agreement" means the Purchase and Sale Agreement dated the date of this Agreement by and between Buyer and the holders of certain Affiliate Interests other than the Royalty Trusts, in the form set forth on Exhibit G-1.


                                    ARTICLE X

                                 MISCELLANEOUS


     Section 10.1 Notices. All notices, requests, consents or other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when received if delivered by hand or telecopy, (b) within one day after being sent by recognized overnight delivery service, or (c) within three business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

                   (i)     if to the Company, to:

                           Hall-Houston Oil Company
                           700 Louisiana
                           Suite 2100
                           Houston, Texas  77002
                           Telecopy No.:  (713) 225-7600

                           Attention:  John H. Peper
                                       Senior Vice President

                           with a copy to:

                           Jackson Walker L.L.P.
                           1100 Louisiana
                           Suite 4200
                           Houston, Texas  77002
                           Telecopy No.:  (713) 752-4221

                           Attention:  David G. Dunlap, Esq.

                  (ii)     if to Buyer, to:

                           Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, Louisiana  70170
                           Telecopy No.:  (504) 569-1874

                           Attention:  General Counsel

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telecopy No.:  (212) 269-5420

                           Attention:  John Schuster, Esq.

                 (iii)     if to Newco, to:

                           Saints Acquisition Subsidiary, Inc.
                           c/o Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, Louisiana  70170
                           Telecopy No.:  (504) 569-1874

                           Attention:  General Counsel

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telecopy No.:  (212) 269-5420

                           Attention:  John Schuster, Esq.


provided, however, that if any party shall have designated a different address by notice to the other, then to the last address so designated.

     Section 10.2 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Agreement, but no party may assign or delegate, whether voluntarily or by operation of law, any of its rights, obligations or liabilities hereunder without the prior written consent of the others; provided, however, that Buyer and Newco may assign or delegate any of their respective rights, obligations or liabilities hereunder without the prior written consent of the Company to any wholly owned subsidiary of Buyer so long as Buyer and Newco remain primarily liable under this Agreement.

     Section 10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement), the Agreement of Merger and the other documents executed and delivered in connection herewith, together with the Confidentiality Agreement, set forth the entire understanding of the parties to this Agreement with respect to the subject matter hereof and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by either party or any Representatives of either party.

     Section 10.4 Construction. The headings of the Articles and Sections of this Agreement and in the Schedules and Exhibits to this Agreement are inserted for convenience of reference only and shall not be used in interpreting this Agreement. Unless specifically stated otherwise, references to Articles Sections of and Schedules and Exhibits refer to the Articles and Sections of and Schedules and Exhibits to this Agreement. Terms which are defined in this Agreement shall have the same meanings when used in the Schedules and Exhibits to this Agreement.

     Section 10.5 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

     Section 10.6 Waivers. Any waiver by the Company, Buyer or Newco of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     Section 10.7 Fees and Expenses of Transactions. Except to the extent that such costs and expenses represent Damages (as defined in the Company Principal Shareholder Agreement) suffered by one party by reason of a breach of this Agreement by another party, each party to this Agreement shall bear its own costs and expenses in connection with the Transaction Documents and the Transactions.

     Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

     Section 10.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     Section 10.10 Arbitration. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 10.10. Either party may submit such a dispute, controversy or claim to arbitration by notice to the other party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three arbitrators. Each side shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second party-appointed arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one party fails to appoint its party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum exploration and production industry. None of the arbitrators shall have been an employee or consultant to either party to this Agreement or any of their respective Affiliates, or have any financial interest in the dispute, controversy or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award consequential, punitive or similar damages except those claimed by persons other than Buyer, Newco and the Company for which responsibility is being allocated among the parties. Expenses in connection with the arbitration and the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by and under the Federal Rules of Civil Procedure, shall apply to and be binding in any arbitration proceeding conducted under this
Section 10.10. This Section 10.10 does not apply to any dispute, controversy or claim in which the claimant seeks injunctive, declaratory or other equitable relief, and each of Buyer, Newco and the Company reserve its right to bring such action in court, which Buyer, Newco and the Company agree shall be exclusively the U.S. Federal Courts sitting in the Eastern District of Louisiana and each party irrevocably consents to personal jurisdiction in any and all such tribunals.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                               THE COMPANY:

                               HALL-HOUSTON OIL COMPANY




                               By:    /s/ Wayne P. Hall
                                      ------------------------------------------
                                      Name:  Wayne P. Hall
                                      Title:  President

                               BUYER:

                               ENERGY PARTNERS, LTD.




                               By:    /s/ Suzanne V. Baer
                                      ------------------------------------------
                                      Name: Suzanne V. Baer
                                      Title:  Executive Vice President


                               NEWCO:

                               SAINTS ACQUISITION SUBSIDIARY, INC.




                               By:    /s/  Suzanne V. Baer
                                      ------------------------------------------
                                      Name:  Suzanne V. Baer
                                      Title:  Executive Vice President

                                                                     Exhibit A-1
                                                             to Merger Agreement


                  Executive Officers of Buyer upon the Closing


  Richard A. Bachmann   Chairman, President and Chief Executive Officer
  Gary L. Hall          Vice Chairman
  Suzanne Baer          Executive Vice President and Chief Financial Officer
  Clint Coldren         Executive Vice President and Chief Operating Officer
  John H. Peper         Executive Vice President of Law and Business Development
  Bruce R. Sidner       Executive Vice President of Exploration

                                                                     Exhibit A-2
                                                             to Merger Agreement


               Officers of Surviving Corporation upon the Closing


 Richard A. Bachmann    Chairman and Chief Executive Officer
 Gary L. Hall           Vice Chairman
 Wayne P. Hall          President
 Suzanne Baer           Executive Vice President and Chief Financial Officer
 Clint Coldren          Executive Vice President and Chief Operating Officer
 Bruce R. Sidner        Vice President - Exploration
 John H. Peper          Sr. Vice President, General Counsel and Corporate
                        Secretary
 Bennett A. Thomas      Executive Vice President
 James M. Hackedorn     Vice President - Operations
 Kelly D. Fry           Vice President - Land
 Roger M. Burkholder    Vice President - Compensation and Benefits
 William A. Bernhardt   Treasurer
 Leslie D. Moore        Assistant Secretary

                                                                       Exhibit B
                                                             to Merger Agreement

                              [EARNOUT TERMSHEET]

                               EARN OUT TERM SHEET
                           (Contingent Consideration)


Provider of Earn Out Consideration:                  Energy Partners, Ltd. ("EPL")

Recipients of Earn Out:                              As provided in the Merger Agreement and related documents

Earn Out Representative:                             Bruce R. Sidner (or such other person as shall be designated by Gary L. Hall or in his absence in order of designation,
                                                     Wayne P. Hall or John H. Peper)

Maximum Earn Out Value:                              $50 million

Form of Payment:                                     Subject to EPL shareholder approval (if required and for
                                                     which EPL agrees to seek approval), registered shares of EPL
                                                     Common Stock, valued as of the Calculation Date to which
                                                     such payment relates, or at EPL's option, cash; provided,
                                                     however, that a minimum of 20% of each such payment to each recipient shall be paid in cash, subject to limitations
                                                     should there exist a default under EPL's then current bank credit facility terms (the aggregate value of all payments made as of each Earn Out Payment Date shall be referred to as the "Earn Out Payment" attributable to that Earn Out
                                                     Payment Date)

Earn Out Term:                                       January 1, 2002 through December 31, 2005

Earn Out Calculation Dates:                          March 1 (or the first business day thereafter) of each year commencing with 2003 and ending with 2007 (in each instance, as applicable, the "Earn Out Calculation Date")

Earn Out Payment Dates:                              Ten (10) business days following each Earn Out Calculation Date

Ring Fenced Properties:                              Those Oil and Gas Properties listed in Section 3.12 (a) to the Disclosure Schedule (the "Ring Fenced Properties").
                                                     Other oil and gas interests (within which oil and/or gas
                                                     prospect drilling opportunities have been identified) may be acquired and will thereafter be included in the Ring Fenced


                                                     Properties at the request of the Earn Out Representative,
                                                     provided that such interest is acquired by utilizing as
                                                     trade consideration an interest in one or more of the then existing Ring Fenced Properties, and provided further that any such exchange shall be subject to the sole discretion of
                                                     EPL after taking into account all drilling opportunities
                                                     then available to EPL

Reserves Included in Earn Out
     Calculation:                                    Those net proved reserves (all categories) attributable to the Ring Fenced Properties (the "Earn Out Reserves") that
                                                     are not associated with the reservoirs and fault blocks
                                                     reflected in the Ryder Scott Company reserve report prepared as of November 1, 2001 for Hall-Houston Oil Company and
                                                     furnished to EPL (the "Excluded Reserves"), including any
                                                     such net proved reserves as might be sold subsequent to
                                                     their discovery

Earn Out Reserves Valuation:                         On or before each Earn Out Calculation Date, EPL will cause the Earn Out Reserves booked during the period from January
                                                     1, 2002 through December 31 of the calendar year preceding such Earn Out Calculation Date and the pre-tax income
                                                     attributable thereto from January 1, 2002 forward to be
                                                     estimated by the Independent Reservoir Engineering Firm
                                                     (defined as the independent reservoir engineering firm
                                                     initially selected by EPL and the Earn Out Representative, which shall be selected upon the closing of the Merger, or such other independent reservoir engineering firm as may be mutually agreed upon between EPL and the Earn Out
                                                     Representative) using, except as otherwise provided under
                                                     the heading "Earn Out Specific Valuation Criteria", the same criteria and methodology as are used in preparing such
                                                     reserve estimates for SEC reporting purposes (the "Reserves
                                                     Valuation") combined with prices and cost escalations as
                                                     defined in the following section

Earn Out Specific Valuation Criteria:                The portion of the Earn Out Reserves attributable to each well included in the Reserves Valuation will be discounted back to January
                                                     1 of the year in which the initial capital expenditures for such well were recorded in the accounting records of EPL





                                                     The before tax net present value attributable to each such well will be calculated using mid-year discounting and a 30% per annum discount rate

                                                     In the event a dry hole or non-commercial well is
                                                     drilled to test potential Earn Out Reserves, the cost
                                                     of such well will be included in the Reserves Valuation for the year in which the initial capital expenditures for such well
                                                     were recorded in the accounting records of EPL

                                                     All historical cost and revenue information attributable to the Ring
                                                     Fenced Properties, including revenue from the sale of Earn Out Reserves in place, through December 31 of the calendar year
                                                     preceding the Earn Out Calculation Date as recorded in the general ledger of EPL, where available, will be used in each Reserves Valuation

                                                     Oil/condensate and natural gas prices used in each Reserves Valuation for periods subsequent to December 31 of the calendar
                                                     year preceding the Earn Out Calculation Date to which
                                                     it relates will equal the arithmetic average of:

                                                     a)       NYMEX Settlements, which are defined as the
                                                              arithmetic average of the settlement prices for
                                                              each calendar year for West Texas Intermediate
                                                              (WTI) light sweet crude oil or Henry Hub natural
                                                              gas, as applicable, as published by the New York
                                                              Mercantile Exchange ("NYMEX"), in each instance for
                                                              the last three trading days of the then prompt
                                                              NYMEX January natural gas contract during the month
                                                              of December preceding such Earn Out Calculation
                                                              Date for which prices are quoted and

                                                     b)       The oil and natural gas price forecast of the
                                                              agent under EPL's then existing credit facility
                                                              (the "Bank Facility Price Forecast") most
                                                              recently available as of December 31
                                                              of the calendar year preceding the Earn Out
                                                              Calculation Date for such year



                                                     To the extent that annual prices are not quoted by the NYMEX or set forth in the Bank Facility Price Forecast, then the monthly or quarterly prices so quoted or set forth for such calendar year will be converted to the appropriate arithmetic averages that comprise an annual average to be used in the aforementioned price computations, and calendar years for which there are no prices quoted by the NYMEX or set forth in the Bank Facility Price
                                                     Forecast, the price for the preceding calendar year, escalated as provided below

                                                     Oil/condensate and natural gas prices used in each Reserves Valuation for periods subsequent to December 31 of the calendar year preceding the Earn Out
                                                     Calculation Date to which it relates will be adjusted
                                                     to account for reasonable estimates of transportation and basis adjustment charges to reflect the difference between NYMEX prices and prices received at the sales meter for the reserves in question

                                                     Future costs and, to the extent provided above, future oil and natural gas prices will be adjusted for the Bank Facility Inflation Forecast (defined as the inflation price forecast of the agent under EPL's then existing credit facility most recently available as of December 31 of the calendar year preceding the Earn Out Calculation Date
                                                     or, in the absence of such inflation price forecast, 3% per annum)

                                                     When applicable, operating costs will include a portion of general and administrative expenses allocated directly to the leases and wells under the terms of applicable operating agreements or, in the absence of an operating agreement, under standard COPAS provisions similar to those found in operating agreements applicable to the Ring Fenced Properties for which there are operating agreements (in either instance, "Standard
                                                     COPAS Provisions"); no deduction will be made for indirect costs such as indirect general administration and overhead expenses other than those provided for under Standard COPAS Provisions.

                                                     All assumptions furnished to the Independent Reservoir Engineering Firm for purposes of calculating each Reserves Valuation provided for herein shall be determined in good faith and on a basis considered reasonable by EPL, after consultation with the Earn Out Representative or his agents

                                                     Future lease operating expenses attributable to a structure with more than one well shall be allocated on an active, well-count basis, unless otherwise provided under Standard COPAS Provisions, and no well shall be charged with any existing infrastructure cost, such as facility capital, previously attributable to any other well or wells in which EPL or its subsidiaries
                                                     (including Hall-Houston Oil Company) have an interest

Earn Out Payment Amount as of Each
     Earn Out Calculation Date:                      The percentage of the Reserves Valuation set forth below as of the Earn Out Valuation Date in question, less the
                                                     amounts, if any, of all prior Earn Out Payments made in
                                                     respect of the Earn Out, shall be paid to each recipient of the Earn Out Consideration as of the Earn Out Payment Date
                                                     to which it relates:

                                                    ----------------------------------- ----------------------------
                                                    Earn Out Calculation Date           Earn Out Percentage
                                                    ----------------------------------- ----------------------------
                                                    ----------------------------------- ----------------------------
                                                              March 3, 2003                         20%
                                                    ----------------------------------- ----------------------------
                                                    ----------------------------------- ----------------------------
                                                              March 1, 2004                         30%
                                                    ----------------------------------- ----------------------------
                                                    ----------------------------------- ----------------------------
                                                              March 1, 2005                         35%
                                                    ----------------------------------- ----------------------------
                                                    ----------------------------------- ----------------------------
                                                              March 1, 2006                         40%
                                                    ----------------------------------- ----------------------------
                                                    ----------------------------------- ----------------------------
                                                              March 1, 2007                         50%
                                                    ----------------------------------- ----------------------------


Capital Commitment to
     Ring Fenced Properties:                         Notwithstanding anything herein to the contrary, EPL will
                                                     agree to commit $13 million of capital (the "Capital
                                                     Commitment Amount") for the drilling and evaluation of
                                                     HHOC's interest in four wells to be drilled as designated by the Earn Out Representative to test the oil and gas prospect potential associated with HHOC's current leasehold interest in Green Canyon Blocks 9 and 10 (two wells), East Cameron
                                                     378 (one well) and Eugene Island 376 (one well), such
                                                     capital to be provided so as to permit the drilling of all of such wells to commence on or before June 30, 2003;
                                                     provided, however,  the drilling of any of such wells may be delayed  for such period of time as the Earn Out
                                                     Representative shall determine in his sole discretion but
                                                     not to extend past December 31, 2005.


Drilling Decision Criteria:                          Except for the drilling of the wells provided for above with the Capital Commitment Amount, EPL's obligation to drill any wells to test any prospect potential associated with the
                                                     Ring Fenced Properties and develop any reserves associated therewith will be subject to the following non-exclusive
                                                     list of criteria (provided that decisions with respect
                                                     thereto will be made consistent with the criteria used in
                                                     evaluating all exploration and development opportunities
                                                     then being considered by EPL, acting through its Investment
                                                     Advisory Committee):

                                                              A minimum projected after tax rate of return
                                                              to EPL (before giving consideration to
                                                              the Earn Out)

                                                              A maximum projected finding & development cost

                                                     Notwithstanding the foregoing, EPL may elect to
                                                     include projects that do not meet the above
                                                     criteria. Further, all parties recognize that the
                                                     establishment and interim adjustment, if any, of
                                                     EPL's annual capital budget shall in all events remain
                                                     subject to approval by EPL's Board of Directors.

Investment Advisory Committee                        EPL will include on its Investment Advisory Committee the Earn Out
                                                     Representative for any and all decisions related to the Ring Fenced
                                                     Properties



                                                                     Exhibit C-1
                                                             to Merger Agreement

                           [FORM OF $11 BUYER WARRANT]


THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR.

[THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER.]

                              Dated: January , 2002

                                     WARRANT

                     To Purchase ____ Shares of Common Stock

                              ENERGY PARTNERS, LTD.

                            EXPIRING JANUARY , 2007.

                  THIS IS TO CERTIFY THAT, for value received, , or registered assigns (the "Holder"), is entitled to purchase from Energy Partners, Ltd., a Delaware corporation (the "Company"), at any time or from time to time after the later of (i) the Shareholder Approval Date and (ii) January , 2003 and prior to 5:00 p.m., New York City time, on January , 2007, at the place where a Warrant Agency (as hereinafter defined) is located, at the Exercise Price (as hereinafter defined), the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company shown above, all subject to adjustment and upon the terms and conditions as hereinafter provided, and is entitled also to exercise the other appurtenant rights, powers and privileges hereinafter described. This Warrant is one of one or more warrants (the "Warrants") of the same form and having the same terms as this Warrant.

                  Certain terms used in this Warrant are defined in Article IV.

                                    ARTICLE I

                              EXERCISE OF WARRANTS


     1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at the Warrant Agency, (a) this Warrant,
(b) a written notice, in substantially the form of the Subscription Notice attached hereto, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, the denominations of the share certificate or certificates desired and the name or names in which such certificates are to be registered and (c) payment of the Exercise Price with respect to such shares. Payment made pursuant to clause (c) above may be made, at the option of the Holder: (x) by cash, money order, certified or bank cashier's check or wire transfer, (y) the surrender to the Company of securities of the Company having a Fair Market Value equal to the aggregate Exercise Price or (z) the delivery of a notice to the Company that the Holder is exercising this Warrant by authorizing the Company to reduce the number of shares of Common Stock subject to this Warrant by the number of shares having an aggregate Fair Market Value equal to the aggregate Exercise Price.

     The Company shall, as promptly as practicable thereafter, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number and type of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice or, if such notice shall not specify denominations, shall be in the number of shares of Common Stock for which the Warrant is being exercised, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice, subject to Section 1.4. Such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of such shares, as of the date the aforementioned notice is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the Subscription Notice or promptly upon receipt of a written request of the Company for payment.

     1.2 Shares To Be Fully Paid and Nonassessable; Registration and Listing. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes). If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any Federal or state or other applicable law or listing subject to issuance on the national securities exchange on which the Common Stock is quoted or listed, in each case before such Common Stock may be issued or delivered upon exercise, the Company will in good faith and as expeditiously as possible endeavor to cause such Common Stock to be duly registered, approved or listed, as the case may be.

     1.3 No Fractional Shares To Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section 1.3, be issuable upon any exercise of this Warrant, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to such fraction of the Fair Market Value per share of outstanding Common Stock of the Company on the Business Day immediately prior to the date of such exercise.

     1.4 Share Legends. Each certificate for shares of Common Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend, and such Holder agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

     If the Holder is a an executive officer of the Company or any of its subsidiaries on the date of initial issuance, then this Warrant and each certificate for Common Stock issued upon exercise of this Warrant shall bear a legend substantially as follows, and such Holder agrees to comply with such legend:

         "THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER."

     Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legends unless, in the opinion of counsel selected by the holder of such certificate (who may be an employee of such holder) reasonably satisfactory to the Company, the securities represented thereby are no longer subject to restrictions on resale under the Securities Act.

     1.5 Maintenance of Authorized Shares. The Company shall at all times reserve authorized shares of Common Stock sufficient to permit the exercise of this Warrant in accordance with the terms hereof.


                                   ARTICLE II

                       WARRANT AGENCY; TRANSFER, EXCHANGE
                           AND REPLACEMENT OF WARRANTS


     2.1 Warrant Agency. The Company may, but shall not be required to, appoint, at its own expense, an agency, which agency may be the Company's then existing transfer agent (the "Warrant Agency"), for certain purposes specified herein, and shall give prompt notice of such appointment (and appointment of any successor Warrant Agency) to all holders of Warrants. Until an independent Warrant Agency is so appointed, the Company shall perform the obligations of the Warrant Agency provided herein at its address set forth in Section 5.1 or such other address as the Company shall specify by notice to all Holders.

     2.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Warrant Agency) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

     2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or his duly authorized agent or attorney, with signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be canceled. Notwithstanding the foregoing, a Warrant may be exercised by a new holder in accordance with the procedures set forth herein without having a new Warrant issued. The Warrant Agency shall not be required to register any transfers if the Holder fails to furnish to the Company, after a request therefor, an opinion of counsel reasonably satisfactory to the Company that such transfer is exempt from the registration requirements of the Securities Act.

     2.4 Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division or combination, the Company shall exe-cute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

     2.5 Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.


                                   ARTICLE III

                                 CERTAIN RIGHTS


     3.1 Financial Statements. At any time that the Company is not subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall deliver to each Holder:

     (a) as soon as available, but not later than 100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its subsidiaries for such fiscal year and by the opinion of KPMG LLP (or any successor thereto) or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with generally accepted accounting principles, applied on a basis consistent with prior years;

     (b) as soon as available, but in any event not later than 50 days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by the Company's Chief Financial Officer; and

     (c) to the extent not covered above, as soon as practicable any materials delivered to all stockholders of the Company.

     3.2 Adjustments to Conversion Price for Subdivisions and Combinations. In case at any time or from time to time the Company shall (i) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (whether by distribution of shares of Common Stock or otherwise) or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Exercise Price in effect and the number of shares of Common Stock subject to purchase upon exercise of this Warrant immediately after the happening of any such event shall be proportionately decreased and increased, respectively, in case of the happening of events described in subparagraph (i) above, or proportionately increased and decreased, respectively, in case of the happening of events described in subparagraph (ii) above. In case at any time or from time to time the Company shall declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (other than shares of Common Stock) or capital stock of any subsidiary of the Company or any other assets (other than cash), then the Company shall make appropriate provision to provide the Holder, upon exercise of this Warrant, of the aggregate number and kind of shares which the Holder would have received if the Holder had exercised this Warrant immediately prior to the record date for such dividend or distribution; provided that no adjustment shall be made if such dividend or distribution is not actually made.

     3.3 Merger, Consolidation or Disposition of Assets. In case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, then each Holder of a Warrant shall have the right thereafter to exercise such Warrant only for the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such merger, consolidation, sale, transfer or disposition of assets by a holder of a number of shares of the Common Stock of the Company into which such Warrant could have been converted immediately prior to such merger, consolidation, sale, transfer or disposition of assets. In case of any such merger, consolidation, sale, transfer or disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Exercise Price which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3.3. The foregoing provisions of this
Section 3.3 shall similarly apply to successive mergers, consolidations, sales, transfers or other dispositions of assets.

     3.4 The Company agrees to call a stockholder meeting to consider the Merger Agreement and the transactions contemplated thereby on or before the first anniversary of the initial issuance of this Warrant and to use its best efforts to obtain stockholder approval thereof.


                                   ARTICLE IV

                                   DEFINITIONS


     The following terms, as used in this Warrant, have the following respective meanings:

     "Business Day" means (a) if any class of Common Stock is listed or admitted to trading on a national securities exchange (including Nasdaq), a day on which the principal national securities exchange on which such class of Common Stock is listed or admitted to trading is open for business or (b) if no class of Common Stock is so listed or admitted to trading, a day on which any New York Stock Exchange member firm is open for business.

     "Common Stock" has the meaning set forth in the first paragraph of this Warrant.

     "Company" has the meaning set forth in the first paragraph of this Warrant.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

     "Exercise Price" means $11.00 per share of Common Stock purchased pursuant to the exercise of this Warrant.

     "Fair Market Value" with respect to a share of Common Stock on any day means (a) if the Common Stock is listed or admitted for trading on a national securities exchange, the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading, (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sales price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Company for such purpose or (c) if not so reported, the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Company.

     "Holder" has the meaning set forth in the first paragraph of this Warrant.

     "Merger Agreement" means the Agreement and Plan of Merger by and among the Company, Hall-Houston Oil Company, and Saints Acquisition Subsidiary, Inc. dated as of December 16, 2001.

     "NASD" means The National Association of Securities Dealers, Inc.

     "Nasdaq" means The National Association of Securities Dealers, Inc. Automated Quotation System.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

     "Shareholder Approval Date" means the date on which the holders of the Common Stock of the Company holding a majority of the voting power of the Company shall have approved the Merger contemplated the Merger Agreement.

     "Warrant Agency" has the meaning set forth in Section 2.1.

     "Warrants" has the meaning set forth in the first paragraph of this Warrant.


                                    ARTICLE V

                                  MISCELLANEOUS


     5.1 Notices. All notices, requests, consents or other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when received if delivered by hand or telecopy, (b) within one day after being sent by recognized overnight delivery service, or (c) within three business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

          (i) if to an initial Holder of Warrants, to such Holder at such address as may have been furnished to the Company in writing by such Holder;

          (ii) if to the Company, to:

                           Energy Partners , Ltd.
                           201 St. Charles Avenue, Suite 3400
                           New Orleans, Louisiana  70170
                           Telecopy No.: (504) 569-1874

                           Attention:  General Counsel

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telecopy No.:  (212) 269-5420

                           Attention:  John Schuster, Esq.

     5.2 Amendment; Waiver. (a) This Warrant may be amended or modified only by an instrument in writing duly executed by the Company and those Holders, voting as a single class, entitled to purchase a majority of the Common Stock subject to purchase upon exercise of such Warrants at the time outstanding (exclusive of Warrants then owned by the Company or any subsidiary thereof), and (b) any waiver by any Holder of any breach of or failure to comply with any provision of this Warrant by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Warrant; provided, however, that no such amendment, modification or waiver shall, without the written consent of each Holder whose interest might be adversely affected by such amendment, modification or waiver, change the number of shares of Common Stock subject to purchase upon exercise of this Warrant, the Exercise Price or provisions for payment thereof.

     Any such amendment, modification or waiver effected pursuant to this
Section 5.2 shall be binding upon the holders of all Warrants and shares of Common Stock issuable upon exercise thereof, upon each future holder thereof and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

     5.3 Governing Law. This Warrant shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     5.4 Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     5.5 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     5.6 Construction. The headings of the Articles and Sections of this Warrant are inserted for convenience of reference only and shall not be used in interpreting this Warrant. Unless specifically stated otherwise, references to Articles and Sections refer to the Articles and Sections of this Warrant.

     5.7 No Rights as Stockholder. This Warrant shall not, prior to exercise, entitle the Holder to any rights as a stockholder of the Company.

     IN WITNESS WHEREOF, Energy Partners, Ltd. has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, as of the day and year first above written.

                                   ENERGY PARTNERS, LTD.



                                   By:
                                         --------------------------------------
                                         Name:
                                         Title:

                               SUBSCRIPTION NOTICE

                    (To be executed upon exercise of Warrant)

     TO :

     The undersigned hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder, _________________ shares of Common Stock, as provided for therein, and tenders herewith payment of the Exercise Price in full in accordance with the terms of the attached Warrant.

     Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:





     If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.

Dated:  _____________, 20__


                           -----------------------------------------------------
                           Note:     The above signature should
                                     correspond exactly with the name on the
                                     face of the attached Warrant or with the name of the assignee appearing in the assignment form below.

                                   ASSIGNMENT

                   (To be executed upon assignment of Warrant)

     For value received, ______________________________ hereby sells, assigns and transfers unto __________________ % of the Holder's interest in the attached Warrant, together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint _________________ attorney to transfer said Warrant on the books of ____________________, with full power of substitution in the premises.


                                ------------------------------------------------
                                Note:       The above signature should
                                            correspond exactly with the name on
                                            the face of the attached Warrant.

                                                                     Exhibit C-2
                                                             to Merger Agreement

                           [FORM OF $9 BUYER WARRANT]


THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR.

[THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER.]

                                                           Dated: January , 2002

                                     WARRANT

                     To Purchase ____ Shares of Common Stock

                              ENERGY PARTNERS, LTD.

                            EXPIRING JANUARY , 2007.

     THIS IS TO CERTIFY THAT, for value received, , or registered assigns (the "Holder"), is entitled to purchase from Energy Partners, Ltd., a Delaware corporation (the "Company"), at any time or from time to time after the later of
(i) the Shareholder Approval Date and (ii) January , 2003 and prior to 5:00 p.m., New York City time, on January , 2007, at the place where a Warrant Agency (as hereinafter defined) is located, at the Exercise Price (as hereinafter defined), the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company shown above, all subject to adjustment and upon the terms and conditions as hereinafter provided, and is entitled also to exercise the other appurtenant rights, powers and privileges hereinafter described. This Warrant is one of one or more warrants (the "Warrants") of the same form and having the same terms as this Warrant.

          Certain terms used in this Warrant are defined in Article IV.

                                    ARTICLE I

                              EXERCISE OF WARRANTS


     1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at the Warrant Agency, (a) this Warrant,
(b) a written notice, in substantially the form of the Subscription Notice attached hereto, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, the denominations of the share certificate or certificates desired and the name or names in which such certificates are to be registered and (c) payment of the Exercise Price with respect to such shares. Payment made pursuant to clause (c) above may be made, at the option of the Holder: (x) by cash, money order, certified or bank cashier's check or wire transfer, (y) the surrender to the Company of securities of the Company having a Fair Market Value equal to the aggregate Exercise Price or (z) the delivery of a notice to the Company that the Holder is exercising this Warrant by authorizing the Company to reduce the number of shares of Common Stock subject to this Warrant by the number of shares having an aggregate Fair Market Value equal to the aggregate Exercise Price.

     The Company shall, as promptly as practicable thereafter, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number and type of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice or, if such notice shall not specify denominations, shall be in the number of shares of Common Stock for which the Warrant is being exercised, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice, subject to Section 1.4. Such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of such shares, as of the date the aforementioned notice is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the Subscription Notice or promptly upon receipt of a written request of the Company for payment.

     1.2 Shares To Be Fully Paid and Nonassessable; Registration and Listing. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes). If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any Federal or state or other applicable law or listing subject to issuance on the national securities exchange on which the Common Stock is quoted or listed, in each case before such Common Stock may be issued or delivered upon exercise, the Company will in good faith and as expeditiously as possible endeavor to cause such Common Stock to be duly registered, approved or listed, as the case may be.

     1.3 No Fractional Shares To Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section 1.3, be issuable upon any exercise of this Warrant, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to such fraction of the Fair Market Value per share of outstanding Common Stock of the Company on the Business Day immediately prior to the date of such exercise.

     1.4 Share Legends. Each certificate for shares of Common Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend, and such Holder agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

     If the Holder is a an executive officer of the Company or any of its subsidiaries on the date of initial issuance, then this Warrant and each certificate for Common Stock issued upon exercise of this Warrant shall bear a legend substantially as follows, and such Holder agrees to comply with such legend:

         "THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER."

     Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legends unless, in the opinion of counsel selected by the holder of such certificate (who may be an employee of such holder) reasonably satisfactory to the Company, the securities represented thereby are no longer subject to restrictions on resale under the Securities Act.

     1.5 Maintenance of Authorized Shares. The Company shall at all times reserve authorized shares of Common Stock sufficient to permit the exercise of this Warrant in accordance with the terms hereof.


                                   ARTICLE II

                       WARRANT AGENCY; TRANSFER, EXCHANGE
                           AND REPLACEMENT OF WARRANTS


     2.1 Warrant Agency. The Company may, but shall not be required to, appoint, at its own expense, an agency, which agency may be the Company's then existing transfer agent (the "Warrant Agency"), for certain purposes specified herein, and shall give prompt notice of such appointment (and appointment of any successor Warrant Agency) to all holders of Warrants. Until an independent Warrant Agency is so appointed, the Company shall perform the obligations of the Warrant Agency provided herein at its address set forth in Section 5.1 or such other address as the Company shall specify by notice to all Holders.

     2.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Warrant Agency) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

     2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or his duly authorized agent or attorney, with signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be canceled. Notwithstanding the foregoing, a Warrant may be exercised by a new holder in accordance with the procedures set forth herein without having a new Warrant issued. The Warrant Agency shall not be required to register any transfers if the Holder fails to furnish to the Company, after a request therefor, an opinion of counsel reasonably satisfactory to the Company that such transfer is exempt from the registration requirements of the Securities Act.

     2.4 Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division or combination, the Company shall exe-cute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

     2.5 Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.


                                   ARTICLE III

                                 CERTAIN RIGHTS


     3.1 Financial Statements. At any time that the Company is not subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall deliver to each Holder:

     (a) as soon as available, but not later than 100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its subsidiaries for such fiscal year and by the opinion of KPMG LLP (or any successor thereto) or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with generally accepted accounting principles, applied on a basis consistent with prior years;

     (b) as soon as available, but in any event not later than 50 days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by the Company's Chief Financial Officer; and

     (c) to the extent not covered above, as soon as practicable any materials delivered to all stockholders of the Company.

     3.2 Adjustments to Conversion Price for Subdivisions and Combinations. In case at any time or from time to time the Company shall (i) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (whether by distribution of shares of Common Stock or otherwise) or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Exercise Price in effect and the number of shares of Common Stock subject to purchase upon exercise of this Warrant immediately after the happening of any such event shall be proportionately decreased and increased, respectively, in case of the happening of events described in subparagraph (i) above, or proportionately increased and decreased, respectively, in case of the happening of events described in subparagraph (ii) above. In case at any time or from time to time the Company shall declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (other than shares of Common Stock) or capital stock of any subsidiary of the Company or any other assets (other than cash), then the Company shall make appropriate provision to provide the Holder, upon exercise of this Warrant, of the aggregate number and kind of shares which the Holder would have received if the Holder had exercised this Warrant immediately prior to the record date for such dividend or distribution; provided that no adjustment shall be made if such dividend or distribution is not actually made.

     3.3 Merger, Consolidation or Disposition of Assets. In case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, then each Holder of a Warrant shall have the right thereafter to exercise such Warrant only for the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such merger, consolidation, sale, transfer or disposition of assets by a holder of a number of shares of the Common Stock of the Company into which such Warrant could have been converted immediately prior to such merger, consolidation, sale, transfer or disposition of assets. In case of any such merger, consolidation, sale, transfer or disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Exercise Price which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3.3. The foregoing provisions of this
Section 3.3 shall similarly apply to successive mergers, consolidations, sales, transfers or other dispositions of assets.

     3.4 The Company agrees to call a stockholder meeting to consider the Merger Agreement and the transactions contemplated thereby on or before the first anniversary of the initial issuance of this Warrant and to use its best efforts to obtain stockholder approval thereof.


                                   ARTICLE IV

                                   DEFINITIONS


     The following terms, as used in this Warrant, have the following respective meanings:

     "Business Day" means (a) if any class of Common Stock is listed or admitted to trading on a national securities exchange (including Nasdaq), a day on which the principal national securities exchange on which such class of Common Stock is listed or admitted to trading is open for business or (b) if no class of Common Stock is so listed or admitted to trading, a day on which any New York Stock Exchange member firm is open for business.

     "Common Stock" has the meaning set forth in the first paragraph of this Warrant.

     "Company" has the meaning set forth in the first paragraph of this Warrant.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

     "Exercise Price" means $9.00 per share of Common Stock purchased pursuant to the exercise of this Warrant.

     "Fair Market Value" with respect to a share of Common Stock on any day means (a) if the Common Stock is listed or admitted for trading on a national securities exchange, the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading, (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sales price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Company for such purpose or (c) if not so reported, the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Company.

     "Holder" has the meaning set forth in the first paragraph of this Warrant.

     "Merger Agreement" means the Agreement and Plan of Merger by and among the Company, Hall-Houston Oil Company, and Saints Acquisition Subsidiary, Inc. dated as of December 16, 2001.

     "NASD" means The National Association of Securities Dealers, Inc.

     "Nasdaq" means The National Association of Securities Dealers, Inc. Automated Quotation System.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

     "Shareholder Approval Date" means the date on which the holders of the Common Stock of the Company holding a majority of the voting power of the Company shall have approved the Merger contemplated the Merger Agreement.

     "Warrant Agency" has the meaning set forth in Section 2.1.

     "Warrants" has the meaning set forth in the first paragraph of this Warrant.


                                    ARTICLE V

                                  MISCELLANEOUS


     5.1 Notices. All notices, requests, consents or other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when received if delivered by hand or telecopy, (b) within one day after being sent by recognized overnight delivery service, or (c) within three business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

          (i) if to an initial Holder of Warrants, to such Holder at such address as may have been furnished to the Company in writing by such Holder;

          (ii) if to the Company, to:

                           Energy Partners , Ltd.
                           201 St. Charles Avenue, Suite 3400
                           New Orleans, Louisiana  70170
                           Telecopy No.: (504) 569-1874

                           Attention:  General Counsel

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telecopy No.:  (212) 269-5420

                           Attention:  John Schuster, Esq.

     5.2 Amendment; Waiver. (a) This Warrant may be amended or modified only by an instrument in writing duly executed by the Company and those Holders, voting as a single class, entitled to purchase a majority of the Common Stock subject to purchase upon exercise of such Warrants at the time outstanding (exclusive of Warrants then owned by the Company or any subsidiary thereof), and (b) any waiver by any Holder of any breach of or failure to comply with any provision of this Warrant by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Warrant; provided, however, that no such amendment, modification or waiver shall, without the written consent of each Holder whose interest might be adversely affected by such amendment, modification or waiver, change the number of shares of Common Stock subject to purchase upon exercise of this Warrant, the Exercise Price or provisions for payment thereof.

     Any such amendment, modification or waiver effected pursuant to this
Section 5.2 shall be binding upon the holders of all Warrants and shares of Common Stock issuable upon exercise thereof, upon each future holder thereof and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

     5.3 Governing Law. This Warrant shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     5.4 Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     5.5 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     5.6 Construction. The headings of the Articles and Sections of this Warrant are inserted for convenience of reference only and shall not be used in interpreting this Warrant. Unless specifically stated otherwise, references to Articles and Sections refer to the Articles and Sections of this Warrant.

     5.7 No Rights as Stockholder. This Warrant shall not, prior to exercise, entitle the Holder to any rights as a stockholder of the Company.

     IN WITNESS WHEREOF, Energy Partners, Ltd. has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, as of the day and year first above written.

                              ENERGY PARTNERS, LTD.



                              By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                               SUBSCRIPTION NOTICE

                    (To be executed upon exercise of Warrant)

     TO :

     The undersigned hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder, _________________ shares of Common Stock, as provided for therein, and tenders herewith payment of the Exercise Price in full in accordance with the terms of the attached Warrant.

     Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:





     If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.

Dated:  _____________, 20__


                               -------------------------------------------------
                               Note:    The above signature should
                                        correspond exactly with the name on the
                                        face of the attached Warrant or with the name of the assignee appearing in the assignment form below.

                                   ASSIGNMENT

                   (To be executed upon assignment of Warrant)

     For value received, ______________________________ hereby sells, assigns and transfers unto __________________ % of the Holder's interest in the attached Warrant, together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint _________________ attorney to transfer said Warrant on the books of ____________________, with full power of substitution in the premises.

                         -------------------------------------------------------
                         Note:       The above signature should
                                     correspond exactly with the name on the
                                     face of the
                                     attached Warrant.

                                                                       Exhibit D
                                                             to Merger Agreement


                        [FORM OF DEBT EXCHANGE AGREEMENT]

     DEBT EXCHANGE AGREEMENT (this "Agreement"), dated as of December 16, 2001, is by and among Energy Partners, Ltd., a Delaware corporation ("Buyer"), and each of the parties listed on Schedule I to this Agreement (each, a "Holder" and together, the "Holders").

                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, each Holder is a holder of an evidence of indebtedness of Hall-Houston Oil Company (the "Company"), bearing interest and with the maturity or maturities set forth opposite such Holder's name on Schedule I (each a "Note" and collectively the "Notes");

     WHEREAS, together the Holders hold $80,155,618 in principal amount of such indebtedness of the Company;

     WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 16, 2001, by and among Buyer, a wholly owned subsidiary of Buyer and the Company, a copy of which is attached hereto as Annex I, it is a condition to the consummation of the Merger (as defined in the Merger Agreement) that Buyer enter into this Agreement with Holders of at least 80% of the Note Indebtedness (as defined below) to exchange such Holders' Notes and all related interest, fees and penalties, if any, accrued and unpaid thereon to the Effective Date (as defined in the Merger Agreement) (together, the "Note Indebtedness") for (i) 5 shares of Series D Exchangeable Convertible Preferred Stock liquidation value $100 per share (the "Preferred Stock"), of Buyer, per $1,000 principal amount of Notes; (ii) $500 aggregate principal amount of Buyer's 11% Senior Subordinated Notes due 2009 (the "Exchange Notes") per $1,000 principal amount of Notes; (iii) cash in full payment of "Nominal Overriding Royalty Interests" provided for in documentation relating to certain series of Notes; and (iv) cash in an amount equal to the accrued and unpaid interest to the Closing (as defined below) on the Notes (such cash amounts provided for in (iii) and (iv), the "Cash Consideration" and, together with the Exchange Notes and the Preferred Stock, the "Exchange Consideration").

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Exchange of Note Indebtedness for the Exchange Consideration. Each Holder shall acquire from Buyer at the Closing (as defined below), and Buyer shall issue and deliver to each Holder, the Exchange Consideration applicable to such Holder's Note Indebtedness in exchange for all Notes representing Note Indebtedness. The failure of any Holder to execute this Agreement or to perform its obligations hereunder shall not affect the performance obligations hereunder of any other Holder. Buyer may pay cash in lieu of issuing Preferred Stock and Exchange Notes in amounts less than $500.

     2. The Closing. The closing of the exchange of the Note Indebtedness for the Exchange Consideration contemplated hereby (the "Closing") shall take place at a location mutually agreeable to Buyer and Company, at 9:00 a.m. local time on January 8, 2002 or such later time and date determined by Buyer, which shall be immediately prior to the closing pursuant to the Merger Agreement (the "Closing Date"). Prior to the Closing each Holder shall have delivered to the Custodian (the "Custodian") specified in the Custody Agreement and Power of Attorney in the form attached hereto as Annex II (the "Custody Agreement") the Notes held by such Holder in accordance with the provisions of the Custody Agreement. At the Closing Buyer shall deliver to the Custodian, for the benefit of each Holder, (i) certificates, in the name of such Holder or its successors, assigns or designees, evidencing the acquisition by such Holder of the Preferred Stock allocable to such Holder; (ii) the Exchange Notes made payable to such Holder or its successors, assigns or designees, allocable to such Holder; and (iii) by check or wire transfer of immediately available funds, cash in an amount equal to the Cash Consideration allocable to such Holder. Simultaneously at the Closing the Custodian shall deliver to Buyer the Notes held by each Holder with the appropriate notation that such Notes have been canceled. Upon the exchange of the Exchange Consideration for the Notes, such Holder hereby releases, fully acquits and forever discharges the Company, its subsidiaries, stockholders, officers, directors, successors and assigns from any and all debt, late fees, prepayment fees, penalties, interest and causes of action with respect to the
Note Indebtedness.

     3. Representations and Warranties of Buyer. The representations and warranties of Buyer in Article IV of the Merger Agreement are incorporated herein for the benefit of the Holders.

     4. Post-Closing Covenants of Buyer.

     4.1. Maintenance of Authorized Shares. Buyer shall at all times reserve authorized shares of Common Stock sufficient to permit the conversion of all shares of Preferred Stock in accordance with the terms thereof.

     4.2. Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion of the shares of Preferred Stock as provided in the Certificate of Designation of the Preferred Stock require registration with or approval of any governmental authority under any Federal or state or other applicable law or listing subject to issuance on the national securities exchange on which the Common Stock is quoted or listed, in each case before such Common Stock may be issued or delivered upon conversion, Buyer will in good faith and as expeditiously as possible endeavor to cause such Common Stock to be duly registered, approved or listed, as the case may be.

     4.3. Financial Statements. At any time that Buyer is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, Buyer shall deliver to each Holder:

          (a) as soon as available, but not later than 100 days after the end of each fiscal year of Buyer, a copy of the audited consolidated balance sheet of Buyer and its subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of Buyer and its subsidiaries for such fiscal year and by the opinion of KPMG LLP (or any successor thereto) or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the fi-nancial position for the periods indicated in conformity with generally accepted accounting principles, applied on a basis consistent with prior years;

          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of Buyer and its subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by Buyer's Chief Financial Officer; and

          (c) to the extent not covered above, as soon as practicable any materials delivered to all stockholders of Buyer.

     5. Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants to Buyer as follows:

     5.1. Ownership. Such Holder is the sole owner of such Holder's Notes free and clear of any lien, claim, security interest, or other encumbrance of any kind or nature whatsoever and has the complete power to transfer and deliver such Holder's Notes to Buyer, as contemplated by this Agreement, free and clear of all liens, claims, security interests, mortgages, charges, options, pledges and encumbrances (collectively, "Encumbrances"). Upon transfer to Buyer by such Holder of its Notes, Buyer will have good and marketable title to such Notes, free and clear of all Encumbrances.

     5.2. Holder Status. Such Holder is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Preferred Stock, the shares of Common Stock issuable upon conversion of the Preferred Stock, and the Exchange Notes (together, the "Securities") to be acquired by such Holder pursuant to this Agreement are being acquired for its own account without a view toward distribution and such Holder will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Securities unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act.

     5.3. Private Placement. (a) Such Holder understands that (i) the exchange of the Securities hereby is intended to be exempt from registration under the Securities Act and (ii) there is only a limited market for the Securities, and there can be no assurance that any Holder will be able to sell or dispose of the Securities to be acquired by such Holder.

     (b) Such Holder's financial situation is such that such Holder can afford to bear the economic risk of holding the Securities acquired hereunder for an indefinite period of time, and such Holder can afford to suffer the complete loss of the investment in the Securities.

     (c) Such Holder's knowledge and experience in financial and business matters is such that it is capable of evaluating the merits and risks of the investment in the Securities, or such Holder has been advised by a representative possessing such knowledge and experience.

     (d) Such Holder understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, and that for an indefinite period following the date hereof there will be no public market for the Securities and that, accordingly, it may not be possible for such Holder to sell the Securities in case of emergency or otherwise.

     (e) Such Holder and its representatives, including to the extent it deems appropriate its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with its investment in the Securities, and such Holder understands and is aware of the risk related to such investment.

     (f) Such Holder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Buyer and its representatives concerning the terms and conditions of the acquisition of the Securities and related matters and to obtain all additional information which such Holder or its representatives deem necessary.

     (g) (i) Such Holder understands that the Securities have not been registered under the Securities Act. Such Holder acknowledges that the Securities are "restricted securities" as defined in Rule 144 under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act (and any applicable state blue sky laws) or unless an exemption from such registration is available. Such Holder acknowledges that the certificates representing the Securities shall bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

     (ii) Such Holder, if an executive officer of the Company or one of its subsidiaries on the Closing Date, acknowledges that the shares of Preferred Stock to be acquired by such Holder pursuant to this Agreement and the shares of Common Stock issuable upon conversion of such Preferred Stock shall bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER."

     5.4. Authorization. Such Holder, having full right, power and authority to do so, has duly executed and delivered this Agreement and, assuming due execution and delivery hereof by Buyer, this Agreement is the valid and binding obligation of such Holder, enforceable against such

Holder in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

     6. Other Provisions.

     6.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or by overnight delivery service. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, or, if sent by any other means, when delivered at the address specified herein, in each such case, as follows:

          (i)  if to Buyer, to:

                           Energy Partners, Ltd.
                           201 St. Charles Avenue, Suite 3400
                           New Orleans, LA.  70170
                           Attention:  General Counsel
                           Facsimile:  (504) 569-1874

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:  John Schuster, Esq.
                           Facsimile:  (212) 269-5420

          (ii) if to any Holder, to the address specified on the signature page of such Holder.

     Any Holder may change its address for notice hereunder by notice to Buyer and the Buyer may change its address for notice hereunder by notice to the Holders.

     6.2. Entire Agreement. This Agreement contains, together with the Merger Agreement, the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     Notwithstanding the foregoing, the definitions set forth in the Merger Agreement shall remain in full force and effect and shall not be affected by this Agreement or the transactions contemplated hereby.

     6.3. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exer-cising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     6.4. Further Assurances. The parties hereto, will, upon reasonable request of another party, execute and deliver any additional documents necessary or desirable to complete the transactions described herein.

     6.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     6.6. Counterparts. This Agreement may be executed in multiple counterparts with respect to each Holder, each of which shall be deemed an original but all of which together shall constitute one and the same instrument evidencing the agreement between Buyer and the Holders.

     6.7. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     6.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer may not assign its rights or obligations hereunder without the prior written consent of each Holder.

     6.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     6.10. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms prior to the Closing. This Agreement shall also terminate with respect to any Holder upon the mutual written consent of Buyer and such Holder.

     6.11. Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     6.12. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                            [Signature Page Follows]

                     Debt Exchange Agreement Signature Page

     IN WITNESS WHEREOF, Buyer and the Holders have executed this Agreement as of the date first written above.

                            Energy Partners, Ltd.


                            By:
                                  ----------------------------------------------
                                  Name:
                                  Title:

                     Debt Exchange Agreement Signature Page

     IN WITNESS WHEREOF, Buyer and the Holders have executed this Agreement as of the date first written above.



                                 --------------------------------------
                                 (Name of Holder, if not a natural person)



                                 By:
                                       -----------------------------------------
                                       Name:
                                       Title:




                                 Address for Notices to Holder:

                                 -----------------------------------------------

                                 -----------------------------------------------

                                 -----------------------------------------------
                                 Attention:
                                 Facsimile:

                                       -2-
                                                                     Schedule I



                                                                             2000
                                                                          Exploration      South         East
                                                                              and        Timbalier    Cameron 161
  Holder                                                                  Development    185 Loan        Loan
  -----                                                                  Facility Due  Facility Due  Facility Due
                                                                          12/31/2004    12/31/2003    12/31/2003
                                                                          ----------    ----------    ----------

  ABMH INVESTMENTS LTD., LLP ..........................................   $   102,000          --     $    92,305
  ABMH MANAGEMENT TRUST 1993 - BLAKE ..................................          --            --            --
  ABMH MANAGEMENT TRUST 1993 - SUE ....................................          --            --            --
  ALICE H. SALLEE FAMILY PROPERTIES LTD ...............................       153,000       109,639       138,458
  ALLEN LOVELACE MOORE AND BLANCHE DAVIS MOORE ........................          --            --            --
  FOUNDATION ..........................................................       510,000       365,464       461,527
  ANNE C. PLANT FAMILY PROPERTIES LTD .................................          --         146,186          --
  BARRETT D. HALL .....................................................       102,000          --            --
  BJ SERVICES COMPANY, U.S.A ..........................................     1,530,000          --            --
  BRUCE R. SIDNER .....................................................       204,000          --          92,305
  BYPASS TRUST CREATED UNDER 1992 PLANT MANAGEMENT TRUST DTD 3/6/92 ...       204,000          --            --
  CANDIES FAMILY INVESTMENTS LLC ......................................     8,160,000     5,847,427     4,615,274
  CELIKA STORM MANAGEMENT TRUST - 1996 ................................          --         182,732          --
  COMPASS BANK TRUSTEE L.E. SIMMONS AND ASSOCIATES PSP FBO L.E. SIMMONS       255,000          --            --
  DANIEL A. PEDROTTI ..................................................       255,000          --            --
  DANIEL A. PEDROTTI FAMILY INVESTMENTS LTD ...........................          --         146,186          --
  DAVID A. SMITH AND ANNA RUTH SMITH ..................................       204,000       146,186          --
  DIAMOND SERVICES CORPORATION ........................................       408,000          --            --
  EDWARD J. MURPHY ....................................................          --            --            --
  ELIZABETH A. NISBET .................................................          --            --            --
  EMMETT C. WELLS AND SARA P. WELLS ...................................        51,000       146,186        92,305
  ERIC ROBERT SIDNER BRS/NFB TRUST ....................................        25,500          --          23,076
  ETHYLE M. AUSTIN FAMILY PROPERTIES LTD ..............................       102,000        73,093        92,305
  EVELYN PEARSON FAMILY PROPERTIES LTD ................................       153,000       109,639       138,458
  EVELYNN B. HACKEDORN ................................................       102,000          --            --
  FRANK'S CASING CREW & RENTAL TOOLS, INC .............................     2,040,000          --            --
  GARY L. HALL AND OLLABELLE D. HALL ..................................       255,000          --         161,535
  GEORGE S. HAWN ......................................................          --         511,650       461,527
  GEORGE S. HAWN PROPERTIES ...........................................     1,020,000       511,650       461,527
  GEORGE STRAIT .......................................................     3,060,000     1,461,857     1,384,582
  HALL EQUITIES INC ...................................................       255,000       109,639       299,993



                                                                               East           West
                                                                            Cameron 263   Cameron 431
  Holder                                                                       Loan      Loan Facility
                                                                           Facility Due       Due
                                                                             3/31/2004     3/31/2004        Total
                                                                             ---------     ---------        -----
  ABMH INVESTMENTS LTD., LLP ..........................................          --            --     $   194,305
  ABMH MANAGEMENT TRUST 1993 - BLAKE ..................................          --         102,000       102,000
  ABMH MANAGEMENT TRUST 1993 - SUE ....................................          --         102,000       102,000
  ALICE H. SALLEE FAMILY PROPERTIES LTD ...............................          --            --         401,097
  ALLEN LOVELACE MOORE AND BLANCHE DAVIS MOORE ........................          --            --            --
  FOUNDATION ..........................................................       495,056       306,000     2,138,047
  ANNE C. PLANT FAMILY PROPERTIES LTD .................................          --            --         146,186
  BARRETT D. HALL .....................................................          --            --         102,000
  BJ SERVICES COMPANY, U.S.A ..........................................          --            --       1,530,000
  BRUCE R. SIDNER .....................................................          --            --         296,305
  BYPASS TRUST CREATED UNDER 1992 PLANT MANAGEMENT TRUST DTD 3/6/92 ...          --            --         204,000
  CANDIES FAMILY INVESTMENTS LLC ......................................     1,901,015     4,080,000    24,603,715
  CELIKA STORM MANAGEMENT TRUST - 1996 ................................        99,011       153,000       434,743
  COMPASS BANK TRUSTEE L.E. SIMMONS AND ASSOCIATES PSP FBO L.E. SIMMONS          --            --         255,000
  DANIEL A. PEDROTTI ..................................................          --            --         255,000
  DANIEL A. PEDROTTI FAMILY INVESTMENTS LTD ...........................          --            --         146,186
  DAVID A. SMITH AND ANNA RUTH SMITH ..................................        99,011          --         449,197
  DIAMOND SERVICES CORPORATION ........................................          --            --         408,000
  EDWARD J. MURPHY ....................................................       198,022          --         198,022
  ELIZABETH A. NISBET .................................................        49,506          --          49,506
  EMMETT C. WELLS AND SARA P. WELLS ...................................       198,022       102,000       589,514
  ERIC ROBERT SIDNER BRS/NFB TRUST ....................................          --            --          48,576
  ETHYLE M. AUSTIN FAMILY PROPERTIES LTD ..............................        99,011          --         366,409
  EVELYN PEARSON FAMILY PROPERTIES LTD ................................       148,517       102,000       651,614
  EVELYNN B. HACKEDORN ................................................          --            --         102,000
  FRANK'S CASING CREW & RENTAL TOOLS, INC .............................          --            --       2,040,000
  GARY L. HALL AND OLLABELLE D. HALL ..................................          --            --         416,535
  GEORGE S. HAWN ......................................................       495,056       204,000     1,672,233
  GEORGE S. HAWN PROPERTIES ...........................................       495,056       510,000     2,998,233
  GEORGE STRAIT .......................................................     1,089,123     1,020,000     8,015,562
  HALL EQUITIES INC ...................................................          --            --         664,632



                                                                2000
                                                             Exploration      South         East
                                                                 and        Timbalier    Cameron 161
  Holder                                                     Development    185 Loan        Loan
  -----                                                     Facility Due  Facility Due  Facility Due
                                                             12/31/2004    12/31/2003    12/31/2003
                                                             ----------    ----------    ----------


  HALL FAMILY TRUST ......................................     255,000     146,186     299,993
  HALL PARTNERS, L.P. ....................................     255,000     146,186     738,444
  HAWN INTERESTS, LTD ....................................     204,000     146,186      92,305
  HB&F PROPERTIES LTD., LLP ..............................        --       146,186        --
  HM&F PROPERTIES LTD., LLP ..............................     102,000        --        92,305
  HOOK INVESTMENTS LLC ...................................   2,040,000     730,928     461,527
  HOUSTON EXPLORER GROUP L.P. ............................     153,000        --       115,382
  JAMES M. HACKEDORN .....................................      51,000        --          --
  JOHN H. PEPER ..........................................     204,000        --          --
  JOSEPH P. MUELLER ......................................        --        73,093        --
  JOSEPH P. MUELLER AND PATTY P. MUELLER .................        --        73,093        --
  KENNETH N. DURHAM AND MARY ANN DURHAM ..................     204,000        --          --
  LARRY MARTIN ...........................................     102,000        --          --
  LAURA M. DESKINS .......................................        --          --          --
  LAUREN COLLEEN SIDNER BRS/NFB TRUST ....................      25,500        --        23,076
  MARCIA H. MODESETT .....................................        --       182,732      92,305
  MICHAEL J. ROSINSKI ....................................        --          --          --
  MICHAEL N. JAFFE .......................................     204,000      73,093     184,611
  MYRON J. RODRIGUE AND JUDY L. RODRIGUE .................   1,020,000     365,464     461,527
  NANCY K. GOLDBERG DECLARATION OF TRUST DATED 4/10/91 ...        --          --          --
  NYTEX CORPORATION ......................................      51,000        --          --
  O'CONNOR TRUST .........................................     510,000     365,464        --
  OLLABELLE D. HALL ......................................        --        73,093        --
  PATRICK R. HALL ........................................     102,000      73,093      46,153
  PEARSON FAMILY TRUST #2 - 1980 .........................     102,000        --        92,305
  PEDROTTI FAMILY PROPERTIES LTD. PARTNERSHIP ............     255,000        --          --
  PETER A. GERARD ........................................     102,000        --          --
  PETROLEUM PROFESSIONALS INTERNATIONAL (GULF COAST), LTD      255,000        --          --
  PHILLIP M. PLANT .......................................     153,000     109,639        --
  PLPB INVESTMENTS, LTD ..................................        --          --          --
  PLPB INVESTMENTS II, LTD ...............................        --          --          --
  PM OPERATING SUBSIDIARY LTD ............................   1,020,000     730,928     461,527
  POSGATE MANAGEMENT COMPANY LTD .........................        --        73,093        --
  PRESTON R. HALL ........................................     102,000      73,093      46,153
  R. MORGAN PROPERTIES LTD., LLP .........................     153,000        --       138,458
  ROBERT D. MURPHY AND REBECCA MURPHY ....................     306,000     146,186     184,611



                                                               East           West
                                                            Cameron 263   Cameron 431
  Holder                                                       Loan      Loan Facility
  ------                                                   Facility Due       Due
                                                             3/31/2004     3/31/2004    Total
                                                             ---------     ---------    -----
  HALL FAMILY TRUST ......................................        --          --       701,178
  HALL PARTNERS, L.P. ....................................        --          --     1,139,629
  HAWN INTERESTS, LTD ....................................        --       102,000     544,491
  HB&F PROPERTIES LTD., LLP ..............................        --          --       146,186
  HM&F PROPERTIES LTD., LLP ..............................      99,011        --       293,317
  HOOK INVESTMENTS LLC ...................................     990,112   1,020,000   5,242,567
  HOUSTON EXPLORER GROUP L.P. ............................        --          --       268,382
  JAMES M. HACKEDORN .....................................        --          --        51,000
  JOHN H. PEPER ..........................................        --          --       204,000
  JOSEPH P. MUELLER ......................................        --          --        73,093
  JOSEPH P. MUELLER AND PATTY P. MUELLER .................        --          --        73,093
  KENNETH N. DURHAM AND MARY ANN DURHAM ..................        --          --       204,000
  LARRY MARTIN ...........................................        --          --       102,000
  LAURA M. DESKINS .......................................      99,011        --        99,011
  LAUREN COLLEEN SIDNER BRS/NFB TRUST ....................        --          --        48,576
  MARCIA H. MODESETT .....................................     247,528     102,000     624,566
  MICHAEL J. ROSINSKI ....................................        --        51,000      51,000
  MICHAEL N. JAFFE .......................................     198,022     102,000     761,726
  MYRON J. RODRIGUE AND JUDY L. RODRIGUE .................     495,056     510,000   2,852,047
  NANCY K. GOLDBERG DECLARATION OF TRUST DATED 4/10/91 ...      99,011        --        99,011
  NYTEX CORPORATION ......................................        --          --        51,000
  O'CONNOR TRUST .........................................        --          --       875,464
  OLLABELLE D. HALL ......................................        --          --        73,093
  PATRICK R. HALL ........................................        --          --       221,246
  PEARSON FAMILY TRUST #2 - 1980 .........................      49,506      51,000     294,811
  PEDROTTI FAMILY PROPERTIES LTD. PARTNERSHIP ............     198,022     102,000     555,022
  PETER A. GERARD ........................................        --          --       102,000
  PETROLEUM PROFESSIONALS INTERNATIONAL (GULF COAST), LTD         --          --       255,000
  PHILLIP M. PLANT .......................................        --          --       262,639
  PLPB INVESTMENTS, LTD ..................................   1,168,332        --     1,168,332
  PLPB INVESTMENTS II, LTD ...............................        --       229,500     229,500
  PM OPERATING SUBSIDIARY LTD ............................     495,056     510,000   3,217,512
  POSGATE MANAGEMENT COMPANY LTD .........................        --          --        73,093
  PRESTON R. HALL ........................................        --          --       221,246
  R. MORGAN PROPERTIES LTD., LLP .........................     148,517     102,000     541,975
  ROBERT D. MURPHY AND REBECCA MURPHY ....................      99,011     102,000     837,808





                                                    2000
                                                 Exploration      South         East
                                                     and        Timbalier    Cameron 161
  Holder                                         Development    185 Loan        Loan
  ------                                        Facility Due  Facility Due  Facility Due
                                                 12/31/2004    12/31/2003    12/31/2003
                                                 ----------    ----------    ----------



  ROBERT H. BROWN, JR .....................       102,000        73,093          --
  ROBERT M. KENDRICK ......................          --            --         230,764
  ROBERT M. TABONE AND HELEN M. TABONE ....     1,020,000       511,650          --
  SARAH E. HALL ...........................       102,000          --            --
  SHIRLEY SPITZER .........................       102,000          --            --
  STEPHEN D. SPENCER ......................     1,020,000          --            --
  STERLING TRUST COMPANY ..................          --          36,546          --
  TABONE CHARITABLE REMAINDER UNITRUST ....          --            --         646,138
  TONY ALLISON ............................          --            --            --
  VALERIE A. HALL .........................       102,000          --            --
  W.P. DILLARD ............................       255,000       182,732       923,055
  WAYNE P. HALL ...........................       102,000          --            --
  WILLIAM A. GOLDBERG .....................       204,000          --            --
  WILLIAM B. MILLER FAMILY INVESTMENTS LTD        510,000       146,186          --
  WILLIAM GOLDBERG ........................          --          73,093          --

  TOTAL ...................................   $30,600,000   $14,618,567   $13,845,821
                                              ===========   ===========   ===========



                                                East           West
                                             Cameron 263   Cameron 431
  Holder                                        Loan      Loan Facility
  ------                                    Facility Due       Due
                                              3/31/2004     3/31/2004         Total
                                              ---------     ---------         -----
  ROBERT H. BROWN, JR .....................          --            --         175,093
  ROBERT M. KENDRICK ......................          --            --         230,764
  ROBERT M. TABONE AND HELEN M. TABONE ....          --            --       1,531,650
  SARAH E. HALL ...........................          --            --         102,000
  SHIRLEY SPITZER .........................          --            --         102,000
  STEPHEN D. SPENCER ......................       297,034          --       1,317,034
  STERLING TRUST COMPANY ..................          --            --          36,546
  TABONE CHARITABLE REMAINDER UNITRUST ....       742,584       510,000     1,898,722
  TONY ALLISON ............................          --          25,500        25,500
  VALERIE A. HALL .........................          --            --         102,000
  W.P. DILLARD ............................          --            --       1,360,787
  WAYNE P. HALL ...........................          --            --         102,000
  WILLIAM A. GOLDBERG .....................          --            --         204,000
  WILLIAM B. MILLER FAMILY INVESTMENTS LTD         99,011          --         755,197
  WILLIAM GOLDBERG ........................          --            --          73,093

 -----------------------------------------                               -----------
  TOTAL ...................................   $10,891,229   $10,200,000   $80,155,618
                                              ===========   ===========   ===========




                                                                     Exhibit E-1
                                                             to Merger Agreement

                         [FORM OF BUYER PREFERRED STOCK]


                           CERTIFICATE OF DESIGNATION

                                     of the

                SERIES D EXCHANGEABLE CONVERTIBLE PREFERRED STOCK

                                       of

                              ENERGY PARTNERS, LTD.


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     ENERGY PARTNERS, LTD., a Delaware corporation (the "Company"), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted a resolution providing for the issuance of a new series of preferred stock designated as the Series D Exchangeable Convertible Preferred Stock, which resolution is as follows:

     RESOLVED, that a series of the Company's preferred stock, par value $1.00 per share, designated as the Series D Exchangeable Convertible Preferred Stock be and hereby is created and that the voting powers, designations, preferences, and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereof be as follows:

                Series D Exchangeable Convertible Preferred Stock

     SECTION 1. Certain Definitions. The following terms shall have the following meanings:

     "Closing Date" means the date of the closing of the first issuance of the Preferred Stock.

     "Common Stock" means the Company's Common Stock, $0.01 par value per share.

     "Conversion Price" means $8.54, as adjusted from time to time as set forth in Section 7.2.

     "Dividend Accrual Date" has the meaning given such term in Section 3.1(a).

     "Dividend Payment Date" has the meaning given such term in Section 3.1(a).

     "Dividend Period" has the meaning given such term in Section 3.1(a).

     "Dividend Rate" means, for any Dividend Period, the rate per annum set forth opposite the date on which such Dividend Period ends in the table below.

                 Dividend Period Ending                    Rate
                 ----------------------                    ----
                  July 15, 2002                              7%
                  January 15, 2003                           7%
                  July 15, 2003                              7%
                  January 15, 2004                           7%
                  July 15, 2004                              7%
                  January 15, 2005                           7%
                  July 15, 2005                              8%
                  January 15, 2006                           8%
                  July 15, 2006                              9%
                  January 15, 2007                           9%
                  July 15, 2007 and thereafter              10%

     "Dividend Shares" means fully paid and nonassessable shares, or fractions thereof, of Preferred Stock paid as dividends on Preferred Stock pursuant to
Section 3.2(b).

     "Exchange Notes" means the subordinated convertible notes of the Company in the form attached to the Merger Agreement dated as of December 16, 2001 among the Company, Hall-Houston Oil Company and Saints Acquisition Subsidiary, Inc., issued in exchange for the Preferred Stock in accordance with this Certificate of Designation, including additional Exchange Notes issued as interest on outstanding Exchange Notes pursuant to the terms thereof.

     "Junior Stock" means the Common Stock and any and all classes or series of capital stock of the Company over which shares of Preferred Stock have a preference as to distribution of assets on any liquidation of the Company.

     "Parity Stock" means any and all other classes or series of capital stock of the Company ranking as to distribution of assets on any liquidation of the Company on parity with the Preferred Stock.

     "Preferred Stock" has the meaning given such term in Section 2 hereof.

     "Senior Stock" means any and all classes or series of capital stock of the Company that have a preference over the Preferred Stock as to distributions of assets on any liquidation of the Company.

     SECTION 2. Designation, Amount and Ranking of the Preferred Stock. The designation of the series of preferred stock created by this resolution shall be "Series D Exchangeable

Convertible Preferred Stock" (the "Preferred Stock"), and the number of shares constituting this series of Preferred Stock shall be 550,000. Shares of Preferred Stock shall have the stated value of $100 per share. The Preferred Stock shall in all respects rank senior in right and priority to the Junior Stock and equal in right and priority to the Parity Stock with respect to the right to receive dividends or other distributions on liquidation, dissolution or winding-up of the Company.

     SECTION 3. Dividends; Restricted Payments.

     3.1 Dividend Payment.

     (a) Payment Dates. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends payable in accordance with this Section 3. Dividends on the Preferred Stock shall be cumulative and shall accrue semiannually in arrears on June 30 and December 31 (each, a "Dividend Accrual Date") of each year (each six-month period (or such period from the date of original issue until July 15, 2002) expiring on a Dividend Accrual Date being referred to herein as a "Dividend Period"). Dividends on any shares of the Preferred Stock shall be cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from the date of issue of such shares of the Preferred Stock; provided, however, that dividends in Dividend Shares paid in accordance with
Section 3.2 shall be cumulative and shall accrue on and from the Dividend Accrual Date in the Dividend Period in which such dividend accrued, regardless of when such Dividend Shares were actually issued. Dividends payable on the Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of the ratio of the number of days in such partial period to the actual number of days in such full Dividend Period. The date that any dividend shall be paid pursuant to this Section 3.1 is referred to herein as a "Dividend Payment Date."

     (b) Arrearages. Additional dividends shall accrue with respect to any dividends (including dividends payable pursuant to this sentence) not paid by the Dividend Accrual Date on which such dividend accrues or in the manner provided in Section 3.2. Such additional dividends shall accrue whether or not declared, at the Dividend Rate compounded semiannually, and shall be payable in the same manner and at such times as provided in Section 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

     (c) Fractional Shares. Each fractional share of Preferred Stock outstanding or accrued as a Dividend Share shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section 3.1 hereof, and all dividends with respect to such fractional shares shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) and shall be payable in the same manner and at such times as provided for in Sections 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

     3.2 Form of Payment.

     (a) Cash. Any dividends accrued on the Preferred Stock on or prior to January 15, 2006 shall when declared be payable in cash at the Dividend Rate per share of Preferred Stock on the stated value of $100.

     (b) Dividend Shares. Any dividends accrued on the Preferred Stock after January 15, 2006 and on or before January 14, 2009 shall when declared be payable, at the option of the Company, either in cash at the Dividend Rate per share of Preferred Stock on the stated value of $100, or by issuing Dividend Shares having an aggregate stated value equal to the Dividend Rate per share of Preferred Stock on the stated value of $100.

     3.3 Record Date. To the extent permitted by applicable law, the Board of Directors shall fix a record date for the determination of holders of the Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than 30 days prior to the applicable Dividend Payment Date.

     3.4 Restricted Payments.

     (a) No dividends shall be declared or paid or set apart for payment on the Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the outstanding Parity Stock for all dividend periods for the Parity Stock terminating on or prior to the date of payment of such dividends. No full dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and of any other series of Parity Stock, all dividends declared upon shares of Preferred Stock and of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock and such other series of Parity Stock bear to each other.

     (b) Unless full cumulative dividends on the Preferred Stock have been paid prior to or on the date of the declaration of dividends on Junior Stock, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock.

     3.5 Failure to Pay Dividends. If and whenever two consecutive or three total semiannual dividends payable on Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by one and the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class, shall be entitled to elect the additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Preferred Stock then outstanding shall have been paid, then the right of the holders of the Preferred Stock to elect such additional director shall cease

(but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearage in two consecutive or three total semiannual dividends) and the terms of office of the person elected as director by the holders of the Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Preferred Stock, the secretary of the Company may, and upon the written request of any holder of Preferred Stock (addressed to the secretary at the principal office of the Company) shall, call a special meeting of the holders of the Preferred Stock of the Company for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Company. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur of the director elected by the holders of the Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the holders of the Preferred Stock, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

     SECTION 4. Redemption.

     4.1 Optional Redemption. The Company may, at its option on or after January 15, 2005, redeem shares of Preferred Stock, in whole but not in part, at any time, at a redemption price per share equal to $100 plus accrued and unpaid dividends to the date of redemption.

     4.2 Redemption Mechanics.

     (a) Notice. At such time as the Company shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) a description of the conversion rights of the Preferred Stock.

     (b) Surrender. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price plus accrued and unpaid dividends to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid.

     4.3 Status of Preferred Stock After Redemption. Any shares of Preferred Stock that shall at any time have been redeemed or purchased by the Company shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

     SECTION 5. Exchange.

     5.1 Exchange of Preferred Stock for Exchange Notes. The Company may, at its option, subject to the conditions set forth below, on any scheduled Dividend Payment Date, exchange the Preferred Stock, in whole but not in part, together with any accrued and unpaid dividends, for an equal principal amount of Exchange Notes; provided that on the date of such exchange there is no contractual impediment to such exchange.

     5.2 Form of Exchange Notes. Upon any exchange pursuant to Section 5.1, holders of outstanding shares of Preferred Stock will be entitled to receive $100 principal amount of Exchange Notes for each $100 stated value of Preferred Stock and accrued and unpaid dividends thereon held by them. The Exchange Notes will be issued in registered form, without coupons. Exchange Notes issued in exchange for Preferred Stock and accrued and unpaid dividends thereon will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such holder's shares of Preferred Stock and accrued and unpaid dividends thereon entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Note in a principal amount less than $1,000. The person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Notes.

     5.3 Exchange Mechanics.

     (a) Notice. At such time as the Company shall exchange shares of Preferred Stock, notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the exchange date, to each holder of record of the shares to be exchanged, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the exchange date; (ii) the number of shares of Preferred Stock to be exchanged; (iii) the place or places where certificates for such shares are to be surrendered for exchange; (iv) that dividends on the shares to be exchanged will cease to accrue on such exchange date; and (v) a description of the conversion rights of the Preferred Stock.

     (b) Surrender. Notice having been mailed as aforesaid, from and after the exchange date, dividends on the shares of Preferred Stock so called for exchange shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stock-holders of the Company (except the right to receive from the Company the Exchange Notes) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be exchanged by the Company.

     5.4 Status of Preferred Stock After Exchange. Any shares of Preferred Stock that shall at any time have been exchanged or purchased by the Company shall, after such exchange, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

     SECTION 6. Liquidation. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock shall each be entitled to receive out of the assets of the Company legally available for distribution to its stockholders before any distribution shall be made to the holders of Junior Stock of the Company, for each share of Preferred Stock an amount equal to $100 plus accrued and unpaid dividends to the date of payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds thereof, shall be insufficient to pay in full the preferential amounts as to which the Preferred Stock and any other series of Parity Stock would be entitled, then such assets or the proceeds thereof shall be distributed among holders of Preferred Stock and the holders of any Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

     SECTION 7. Conversion.

     7.1 (a) Right of Holder to Convert. Provided that full cumulative dividends on the Preferred Stock have been or contemporaneously are declared and paid to the date of conversion, each share of Preferred Stock shall be convertible at the option of the record holder thereof at any time prior to the close of business on the date prior to the redemption date for such share, into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing $100 by the Conversion Price in effect at the time of conversion.

     (b) Mechanics of Conversion by Holders of Preferred Stock. In order for any holder of the Preferred Stock to convert the same into Common Stock, such holder shall present in person or by registered mail, return receipt requested with postage prepaid thereon, at the principal office of the Company, the certificate representing such share to the Company by the close of business on the date prior to the redemption date accompanied by written notice to the Company that such holder elects to convert all or a specified number of shares and stating therein its name or the name or names of its nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of the Preferred Stock, or to its nominee or nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and if less than the full number of shares of the Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of the Preferred Stock evidenced by such surrendered certificate less the number of such shares being converted.

     7.2 Adjustments to Conversion Price for Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Company shall (i) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (whether by distribution of Common Stock or otherwise) or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect immediately after the happening of any such event shall be proportionately decreased, in case of the happening of events described in subparagraph (i) above, or proportionately increased, in case of the happening of events described in subparagraph (ii) above. In case at any time or from time to time the Company shall declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (other than shares of Common Stock) or capital stock of any subsidiary of the Company or any other assets (other than cash), then the Company shall make appropriate provision to provide the Holder, upon exercise of this Warrant, of the aggregate number and kind of shares which the Holder would have received if the Holder had exercised this Warrant immediately prior to the record date for such dividend or distribution; provided that no adjustment shall be made if such dividend or distribution is not actually made.

     7.3 Merger, Consolidation or Disposition of Assets. In case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, then each holder of a share of the Preferred Stock shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such merger, consolidation, sale, transfer or other disposition of assets by a holder of a number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation, sale, transfer or other disposition of assets. In case of any such merger, consolidation, sale, transfer or other disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Conversion Price which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 7.3. The foregoing provisions of this Section 7.3 shall similarly apply to successive mergers, consolidations, sales, transfers or other dispositions of assets.

     7.4 No Impairment. The Company (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid nonassessable shares of Common Stock on the conversion of the Preferred Stock and (iii) will not issue any Common Stock or Convertible Securities or take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion or redemption of, or payment of all outstanding dividends on, all of the then outstanding shares of Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation and available for the purpose of issue upon such conversion or redemption or payment of such dividend.

     7.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 7.2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

     7.6 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall use commercially reasonable efforts to mail to each holder of the Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     7.7 Reservation of Shares. The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of shares of Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

     SECTION 8. Voting Rights of Preferred Stock.

     8.1 General Voting Rights. Holders of Preferred Stock shall not be entitled to any voting rights except as may be required by Delaware law, other than the voting rights provided in Section 3.5.

     8.2 Vote of Series Required. So long as any shares of Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding at the time shall be necessary to permit, effect or validate

          (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Stock; and

          (b) the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation which would adversely affect the voting powers, designations, preferences, redemption rights, and relative participating, optional or other rights and the qualifications, limitations or restrictions of the Preferred Stock.

     8.3 Conflicts. To the extent permitted by applicable law, in the event of any conflict or inconsistency between (i) any of the provisions of this Section 8 or any other provision in this Certificate and (ii) the Restated Certificate of Incorporation or the Bylaws of the Company, as may be amended from time to time, the terms of this Certificate shall supersede such conflicting or inconsistent provision and shall control.

     IN WITNESS WHEREOF, ENERGY PARTNERS, LTD. has caused its corporate seal to be hereunto affixed and this certificate to be executed this day of January, 2002.

                                  ENERGY PARTNERS, LTD.



                                  By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                                                     Exhibit E-2
                                                             to Merger Agreement

                             [FORM OF EXCHANGE NOTE]


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR.

                              ENERGY PARTNERS, LTD.


                           Subordinated Exchange Note

$                                                         New Orleans, Louisiana
                                                                 January  , 2002

     The undersigned, ENERGY PARTNERS, LTD., a Delaware corporation (the "Company"), for value received hereby promises to pay to , the principal sum of DOLLARS ($ ) on January , 2009 (the "Maturity Date"). Interest (computed on the basis of a 360-day year consisting of twelve 30-day months) shall accrue and be payable semi-annually on each January 15 and July 15, commencing , 200 , to the person in whose name this Note was registered at the close of business on the preceding January 1 and July 1, respectively, from the most recent date to which interest has been paid (or, if no interest has been paid, from the date hereof) to the Maturity Date on the unpaid principal amount hereof at the rate per annum set forth in the table below:

                   Interest Period Ending                       Rate
                   ----------------------                       ----
                  July 15, 2002                                   7%
                  January 15, 2003                                7%
                  July 15, 2003                                   7%
                  January 15, 2004                                7%
                  July 15, 2004                                   7%
                  January 15, 2005                                7%
                  July 15, 2005                                   8%
                  January 15, 2006                                8%
                  July 15, 2006                                   9%

                  January 15, 2007                                9%
                  July 15, 2007 until January 15, 2009           10%

     All payments of principal and interest on this Note on or prior to January 15, 2006 shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts, and shall be made by check mailed to the person deemed the holder hereof in accordance with Section 5 at the address for such person appearing in the register maintained pursuant to Section 3. All payments of interest on this Note after January 15, 2006 shall, at the option of the Company, be either (a) in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts, and shall be made by check mailed to the person deemed the holder hereof in accordance with
Section 5 at the address for such person appearing in the register maintained pursuant to Section 3 or (b) though the issuance by the Company of additional Notes. Payments of principal and accrued and unpaid interest at maturity or upon earlier payment will be made in cash only against surrender of this Note to the office or agency of the Company maintained pursuant to paragraph (a) Section 11.

     1. Notes. This Note is one of a duly authorized issue of Notes (herein called the "Notes") designated "Subordinated Exchange Notes" to be issued upon exchange by any holder of the Company's Series D Exchangeable Convertible Preferred Stock (the "Preferred Stock") pursuant to the certificate of designations of the Preferred Stock, in the aggregate principal amount of up to $55,000,000 and bearing interest payable at the same rate and on the same dates as the interest on the principal amount of this Note.

     2. Conversion

          (a) (i) Right of Holder to Convert. Each Note shall be convertible at the option of the record holder thereof at any time prior to the close of business on the date prior to the redemption or maturity date for such note, into the number of shares of fully paid and nonassessable shares of common stock of the Company, par value $0.01 per share ("Common Stock"), determined by dividing the principal amount of the Note by $8.54, as adjusted from time to time as set forth in paragraph (b) of this Section 2 (the "Conversion Price") in effect at the time of conversion.

          (ii) Mechanics of Conversion by Holders of Note. In order for any holder of a Note to convert the same into Common Stock, such holder shall present in person or by registered mail, return receipt requested with postage prepaid thereon, at the principal office of the Company, such Note to the Company by the close of business on the date prior to the redemption or maturity date for such Note accompanied by written notice to the Company that such holder elects to convert all or a specified aggregate principal amount of such Note and stating therein its name or the name or names of its nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of the Note, or to its nominee or nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and if less than the entire aggregate amount of such

     Note is being converted, a new Note, in the same form and having the same terms as this Note, for the aggregate principal amount of the Note evidenced by such Note less the aggregate principal amount being converted.

          (b) Adjustments to Conversion Price for Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Company shall (i) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (whether by distribution of Common Stock or otherwise) or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect immediately after the happening of any such event shall be proportionately decreased, in case of the happening of events described in subparagraph (i) above, or proportionately increased, in case of the happening of events described in subparagraph (ii) above. In case at any time or from time to time the Company shall declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (other than shares of Common Stock) or capital stock of any subsidiary of the Company or any other assets (other than cash), then the Company shall make appropriate provision to provide the Holder, upon exercise of this Warrant, of the aggregate number and kind of shares which the Holder would have received if the Holder had exercised this Warrant immediately prior to the record date for such dividend or distribution; provided that no adjustment shall be made if such dividend or distribution is not actually made.

          (c) Merger, Consolidation or Disposition of Assets. In case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, then each holder of a Note shall have the right thereafter to convert such Note only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such merger, consolidation, sale, transfer or other disposition of assets by a holder of a number of shares of the Common Stock of the Company into which such Note could have been converted immediately prior to such merger, consolidation, sale, transfer or other disposition of assets. In case of any such merger, consolidation, sale, transfer or other disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Conversion Price which shall be as nearly equivalent as practicable to the adjustments provided for in this paragraph (c) of
     Section 2. The foregoing provisions of this paragraph (c) of Section 2 shall similarly apply to successive mergers, consolidations, sales, transfers or other dispositions of assets.

          (d) No Impairment. The Company (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of a Note to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid nonassessable shares of Common Stock on the conversion of a Note and (iii) will not issue any Common Stock or Convertible Securities or take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion of all outstanding Notes will exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation and available for the purpose of issue upon such conversion.

          (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph
     (b) of this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Note a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

          (f) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall use commercially reasonable efforts to mail to each holder of a Note at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (g) Reservation of Shares. The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Notes as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Notes, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Notes. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

     3. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in paragraph (a) of Section 11 a register in which the Company shall provide for the registration of Notes and for the registration of transfer and exchange of Notes. Subject to compliance with the transfer restrictions appearing on the legend on the face of this Note, the holder of this Note may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Company maintained as provided in paragraph (a) of
Section 11, and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations as such holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange (or, if no interest has been paid, dated the date hereof), for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the holder of such Note or its attorney duly authorized in writing, together with any opinion of counsel necessary in order to comply with the transfer restrictions appearing on the legend on the face of this Note. Every

Note so made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms as this Note. No transfer or exchange of any Note shall be valid unless made in the foregoing manner at such office or agency.

     4. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and indemnity from the holder hereof reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

     5. Persons Deemed Owners; Holders. The Company may deem and treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue. With respect to any Note at any time outstanding, the term "holder", as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

     6. Prepayments. Upon notice given as provided in Section 7 the Company may, at its option, prepay the Notes, in whole or in part at any time or from time to time on or after January 15, 2005, without premium or penalty, at the principal amount thereof so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment.

     7. Notice of Prepayment and Other Notices. The Company shall give written notice of any prepayment of this Note or any portion hereof pursuant to Section 6 not less than 5 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to any holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment.

     8. Allocation of Prepayment. In the event of any prepayment, purchase, redemption or retirement of less than all of the outstanding Notes, the Company will allocate the principal amount so to be prepaid, purchased, redeemed or retired to each Note pro rata, as nearly as may be, in accordance with the aggregate principal amount of all Notes then outstanding.

     9. Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall (unless the provisions of the last sentence of Section 7 become applicable) cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue principal.

     10. Surrender of Notes; Notation Thereon. As a condition to obtaining any payment of all or any portion of the principal amount of this Note, the Company may require the holder hereof to surrender this Note, and in such event the Company will execute and deliver at the expense of the Company, upon such surrender, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may require the holder to present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so repaid.

     11. Covenants. The Company covenants and agrees that, so long as any Note shall be outstanding:

          (a) Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the registered holder hereof, where the Notes may be presented for registration of transfer and exchange as herein provided, where notices and demands to or upon the Company in respect of the Notes may be served and where the Notes shall be presented for payment. Until the Company otherwise notifies the holders of Notes, said office shall be the office of the Company at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

          (b) Notice of Default. If any one or more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default under Section 13 of this Note shall occur, or if the holder of any Note shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company shall, immediately after it becomes aware that any such event has occurred or that such demand has been made or that any such action has been taken, give notice to all holders of the Notes, specifying the nature of such event or of such demand or action, as the case may be; provided, however, that if such event, in the good faith judgment of the Company, will be cured within ten days after the Company has knowledge that such event would, with or without notice or lapse of time or both, constitute such an Event of Default, no such notice need be given if such Event of Default shall be cured within such ten-day period.

          (c) Merger or Consolidation. If the Company shall effect a merger or consolidation in which it is not the surviving entity, then the Company shall take such action as may be necessary, as a condition to consummating such transaction, to cause the surviving entity to assume all of the Company's obligations under the Notes, as if such entity had been the original issuer thereof, and such entity shall acknowledge in writing its obligation to fully and timely honor the Company's obligations under the Notes.

     12. Modification by Holders; Waiver. The Company may, with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of the Notes or the rights of the holders of the Notes or the obliga-tions of the Company thereunder, and the observance by the Company of any term or provision of the Notes may be waived with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

          (a) change the stated maturity of any Note from the Maturity Date or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon at stated maturity or modify any prepayment provision without the consent of the holder of each Note so affected; or

          (b) give any Note any preference over any other Note; or

          (c) reduce the percentage of Notes the consent of the holders of which is required for any such modification; or

          (d) amend or waive the provisions hereof without the consent of the Required Banks (as such term is defined in the Credit Agreement referred to in Section 17).

     Any such modification or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of such modification or waiver to all the holders of the Notes at the time outstanding.

     13. Events of Default. If any one or more of the following events, herein called "Events of Default", shall occur (for any reason whatsoever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and be continuing:

          (a) default shall be made in the payment of the principal of any Note when and as the same shall become due and payable, whether at maturity or on a date fixed for prepayment or by acceleration or otherwise, and the continuance of such default for a period of five consecutive days; or

          (b) default shall be made in the payment of interest on any Note when and as the same shall become due and payable and the continuance of such default for a period of 15 consecutive days; or

          (c) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and any such default shall continue for 30 days after written notice thereof, specifying such default and requesting that the same be remedied, shall have been given to the Company by the holder or holders of at least 25% of the principal amount of the Notes then outstanding (the Company to give forthwith to all other holders of Notes at the time outstanding written notice of the receipt of such notice specifying the default referred to therein); or

          (d) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property, or ordering the winding-up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (e) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of its creditors;

then, the holder or holders of a least 25% in aggregate principal amount of the Notes at the time outstanding may, at its or their option but subject to any applicable provisions of Section 17, by notice to the Company, declare all the Notes to be, and all the Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law.

     At any time after any declaration of acceleration has been made as provided in this Section 13, the holders of at least a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, if (i) the Company has paid all interest on and principal of the Notes that have become due otherwise than by such declaration of acceleration and (ii) all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

     14. Suits for Enforcement. In case any Event of Default shall occur and be continuing and a declaration of acceleration shall not have been made in accordance with Section 13, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may, subject to the provisions of Section 13 and Section 17 hereof, proceed to enforce the payment of this Note to the extent of amounts then due and payable hereon or to enforce any other legal or equitable right of the holder of this Note.

     15. Remedies Cumulative. No remedy herein conferred upon the holder of this
Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumu-lative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     16. Remedies Not Waived. No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holder of this Note.

     17. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in this Section 17, to all Senior Indebtedness of the Company. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all fees, reimbursement and indemnity obligations, and all other obligations, contingent or otherwise, arising under any indebtedness of the Company for borrowed money, including without limitation [define Credit Agreement].

          (i) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or their property, and in the event of any proceedings, whether voluntary or involuntary, for liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash before any payment is made upon this Note.

          (ii) In any of the proceedings referred to in subparagraph (i) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash.

          (iii) In the event the Company shall default in the payment when due, whether at maturity, at a date fixed for mandatory prepayment, by acceleration or otherwise, of any Senior Indebtedness, and for so long as such default shall continue, the Company will not make, directly or indirectly, to the holder of this Note (and no holder shall accept, receive or retain) any payment or distribution of any kind or character of or on account of all or any part of the indebtedness evidenced by this Note.

          (iv) Upon receipt by the Company of notice from the holder or holders of any Senior Indebtedness of an event of default (including with respect to any Obligation as defined in the Credit Agreement), no holder of a Note may take action (A) to accelerate or collect payment of this Note, (B) in its capacity as a holder of a Note, commence or join with any other creditor in commencing in any bankruptcy or similar proceeding or (C) to pursue any other remedy with respect to a Note prior to the earlier of (I) the Maturity Date, (II) the payment in full in cash of all Senior Indebtedness or (III) the occurrence of an event specified in paragraph (d) or paragraph (e) of Section 13; provided, however, the holder of a Note will not be prohibited from attending meetings of creditors or filing proofs of claim.

Upon request of any holder of Senior Indebtedness, the holder of this Note will reaffirm its obligations under this Section 17.

     (b) Subject to the payment in full in cash of all Senior Indebtedness and the termination or expiration of any and all commitments of the holders of the Senior Indebtedness to extend credit to or for the account of the Company as aforesaid, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, this Note shall be paid in full in cash, and, as between the Company, their creditors other than the holders of Senior Indebtedness, and the holder of this Note, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 17 which otherwise would have been made to the holder of this Note shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 17 are and are intended solely for the purposes of defining the relative rights of the holder of this Note, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this Section 17 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holder of this Note, nothing herein shall, as between the holder of this Note and the Company, either impair the obligation of the Company, which is unconditional and absolute, to pay the holder hereof the principal hereof and interest hereon in accordance with the terms and provisions of this Note or prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law or upon default hereunder.

     (c) No holder of any Senior Indebtedness need at any time give the holder of this Note notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being expressly waived. Also, each holder of Senior Indebtedness may at any time from time to time, without the consent of or notice to any holder of this Note, without incurring responsibility to the holder of this Note, and without impairing or releasing the subordination provisions of this Note (i) renew, refund, refinance, increase or extend the maturity of any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, including without limitation, increasing the amount thereof,
(ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged, or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Company and others, including the holder of this Note.

     (d) In case that, despite the subordination provisions of this Note, any payment or distribution shall be paid or delivered to the holder of this Note in violation or contravention of the terms of this Note before all Senior Indebtedness shall have been paid in full in cash and any and all commitments of the holders of Senior Indebtedness to extend credit to or for the account of the Company shall have terminated or expired, such payment or distribution shall be held in trust for and immediately paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full in cash and the commitments, if any, of all holders of Senior Indebtedness to extend credit to or for the account of the Company shall have terminated or expired.

     (e) The holders of the Notes hereby undertake and agree for the benefit of the holders of Senior Indebtedness that, upon the occurrence of any of the events set forth in subparagraphs (iii) and (iv) of paragraph (a) of this
Section 17, the holders shall take any actions reasonably requested by any holder of Senior Indebtedness to effectuate the full benefit of the provisions contained herein.

     (f) The holders of the Notes hereby undertake and agree for the benefit of the holders of Senior Indebtedness that they will not vote their claim or claims with respect to this Note in a manner inconsistent with the terms of this
Section 17.

     (g) The holders from time to time of the Senior Indebtedness and third party beneficiaries and shall be entitled to the benefits of this Section 17 and, so long as any Senior Indebtedness remains outstanding, this Section 17 may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of the holders of Senior Indebtedness in accordance with
Section 12 hereof.

     18. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     19. Governing Law. This Note shall be governed and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     20. Headings. The headings of the Sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

     IN WITNESS WHEREOF, ENERGY PARTNERS, LTD. HAS CAUSED THIS NOTE TO BE SIGNED IN ITS CORPORATE NAME BY ONE OF ITS OFFICERS THEREUNTO DULY AUTHORIZED AND TO BE DATED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                         ENERGY PARTNERS, LTD.


                         By:
                              --------------------------------------------------
                              Name:
                              Title:

                                                                       Exhibit F
                                                             to Merger Agreement

                    [FORM OF BUYER SENIOR SUBORDINATED NOTE]


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR.

                              ENERGY PARTNERS, LTD.


                          11% Senior Subordinated Note

                                                        $ New Orleans, Louisiana
                                                                  January , 2002

     The undersigned, Energy Partners, Ltd., a Delaware corporation (the "Company"), for value received hereby promises to pay to , the principal sum of DOLLARS ($ ) on January , 2009 (the "Maturity Date"). Interest (computed on the basis of a 360-day year consisting of twelve 30-day months) shall accrue and be payable semi-annually on each January 15 and July 15, commencing July 15, 2002, to the person in whose name this Note was registered at the close of business on the preceding January 1 and July 1, respectively, from the most recent date to which interest has been paid (or, if no interest has been paid, from the date hereof) to the Maturity Date on the unpaid principal amount hereof at the rate of 11% per annum.

     All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts, and shall be made by check mailed to the person deemed the holder hereof in accordance with Section 4 at the address for such person appearing in the register maintained pursuant to
Section 2. Payments of principal at maturity or upon earlier payment will be made against surrender of this Note to the office or agency of the Company maintained pursuant to Section 10(a).

     1. Notes. This Note is one of a duly authorized issue of Notes (herein called the "Notes") designated "11% Senior Subordinated Notes" made or to be made by the Company pursuant to the Debt Exchange Agreement dated as of December 16, 2001 (the "Debt Exchange Agreement") by and between the Company and the Holders party thereto, in the aggregate principal amount of up to $40,000,000 and bearing interest payable at the same rate and on the same dates as the interest on the principal amount of this Note.

     2. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in paragraph (a) of Section 10 a register in which the Company shall provide for the registration of Notes and for the registration of transfer and exchange of Notes. Subject to compliance with the transfer restrictions appearing on the legend on the face of this Note, the holder of this Note may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Company maintained as provided in paragraph (a) of
Section 10, and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations as such holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange (or, if no interest has been paid, dated the date hereof), for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the holder of such Note or its attorney duly authorized in writing, together with any opinion of counsel necessary in order to comply with the transfer restrictions appearing on the legend on the face of this Note. Every Note so made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms as this Note. No transfer or exchange of any Note shall be valid unless made in the foregoing manner at such office or agency.

     3. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and indemnity from the holder hereof reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

     4. Persons Deemed Owners; Holders. The Company may deem and treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue. With respect to any Note at any time outstanding, the term "holder", as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

     5. Prepayments. Notwithstanding anything in this Section 5, the holders of the Notes acknowledge that prior to maturity of the Notes, they are not entitled to any payment hereunder until the payment in full in cash of all Senior Indebtedness (unless the holders of Senior Indebtedness shall have consented thereto), and that following the maturity of the Notes, they are entitled to payment hereunder subject at all times to Section 16 hereof.

          (a) Optional Prepayment. Upon notice given as provided in Section 6 the Company may, at its option, prepay the Notes, in whole or in part at any time or from time to time, without premium or penalty, at the principal amount thereof so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment.

          (b) Mandatory Prepayment. If at any time while any of the Notes shall be outstanding, the Company shall consummate a public offering of its debt securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or shall consummate an offering of its debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended, then the Company shall apply the net proceeds of such offering to prepay the principal amount of the Notes (to the extent thereof), plus interest accrued thereon through the date of prepayment, after application of such net proceeds in accordance with the terms of any Senior Indebtedness then outstanding.

     6. Notice of Prepayment and Other Notices. The Company shall give written notice of any prepayment of this Note or any portion hereof pursuant to Section 5 not less than 5 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to any holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment. Notwithstanding the foregoing, any notice of a prepayment pursuant to Section 5(b) may specify that the obligation to make such prepayment is conditional upon the closing of the transaction requiring such prepayment, in which event no prepayment shall be required unless and until such transaction is consummated.

     7. Allocation of Prepayment. In the event of any prepayment, purchase, redemption or retirement of less than all of the outstanding Notes, the Company will allocate the principal amount so to be prepaid, purchased, redeemed or retired to each Note pro rata, as nearly as may be, in accordance with the aggregate principal amount of all Notes then outstanding.

     8. Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall (unless the provisions of the last sentence of Section 6 become applicable) cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue principal.

     9. Surrender of Notes; Notation Thereon. As a condition to obtaining any payment of all or any portion of the principal amount of this Note, the Company may require the holder hereof to surrender this Note, and in such event the Company will execute and deliver at the expense of the Company, upon such surrender, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may require the holder to present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so repaid.

     10. Covenants. The Company covenants and agrees that, so long as any Note shall be outstanding:

          (a) Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the registered holder hereof, where the Notes may be presented for registration of transfer and exchange as herein provided, where notices and demands to or upon the Company in respect of the Notes may be served and where the Notes shall be presented for payment. Until the Company otherwise notifies the holders of Notes, said office shall be the office of the Company at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

          (b) Notice of Default. If any one or more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default under Section 12 of this Note shall occur, or if the holder of any Note shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company shall, immediately after it becomes aware that any such event has occurred or that such demand has been made or that any such action has been taken, give notice to all holders of the Notes, specifying the nature of such event or of such demand or action, as the case may be; provided, however, that if such event, in the good faith judgment of the Company, will be cured within ------- ten days after the Company has knowledge that such event would, with or without notice or lapse of time or both, constitute such an Event of Default, no such notice need be given if such Event of Default shall be cured within such ten-day period.

          (c) Merger or Consolidation. If the Company shall effect a merger or consolidation in which it is not the surviving entity, then the Company shall take such action as may be necessary, as a condition to consummating such transaction, to cause the surviving entity to assume all of the Company's obligations under the Notes, as if such entity had been the original issuer thereof, and such entity shall acknowledge in writing its obligation to fully and timely honor the Company's obligations under the Notes.

          (d) Limitation on Incurrence of Certain Indebtedness. The Company shall not, directly or indirectly, incur any indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Indebtedness.

     11. Modification by Holders; Waiver. The Company may, with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of the Notes or the rights of the holders of the Notes or the obligations of the Company thereunder, and the observance by the Company of any term or provision of the Notes may be waived with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

          (a) change the stated maturity of any Note from the Maturity Date or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon at stated maturity or modify any prepayment provision without the consent of the holder of each Note so affected; or

          (b) give any Note any preference over any other Note; or

          (c) reduce the percentage of Notes the consent of the holders of which is required for any such modification; or

          (d) amend or waive the provisions hereof without the consent of the Required Banks (as such term is defined in the Credit Agreement referred to in Section 16).

     Any such modification or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of such modification or waiver to all the holders of the Notes at the time outstanding.

     12. Events of Default. If any one or more of the following events, herein called "Events of Default", shall occur (for any reason whatsoever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and be continuing:

          (a) default shall be made in the payment of the principal of any Note when and as the same shall become due and payable, whether at maturity or on a date fixed for prepayment or by acceleration or otherwise, and the continuance of such default for a period of five consecutive days; or

          (b) default shall be made in the payment of interest on any Note when and as the same shall become due and payable and the continuance of such default for a period of 15 consecutive days; or

          (c) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and any such default shall continue for 30 days after written notice thereof, specifying such default and requesting that the same be remedied, shall have been given to the Company by the holder or holders of at least 25% of the principal amount of the Notes then outstanding (the Company to give forthwith to all other holders of Notes at the time outstanding written notice of the receipt of such notice specifying the default referred to therein); or

          (d) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property, or ordering the winding-up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (e) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of its creditors;

then, the holder or holders of a least 25% in aggregate principal amount of the Notes at the time outstanding may, at its or their option but subject to any applicable provisions of Section 16, by notice to the Company, declare all the Notes to be, and all the Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law.

     At any time after any declaration of acceleration has been made as provided in this Section 12, the holders of at least a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, if (i) the Company has paid all interest on and principal of the Notes that have become due otherwise than by such declaration of acceleration and (ii) all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

     13. Suits for Enforcement. In case any Event of Default shall occur and be continuing and a declaration of acceleration shall not have been made in accordance with Section 12, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may, subject to the provisions of Section 12 and Section 16 hereof, proceed to enforce the payment of this Note to the extent of amounts then due and payable hereon or to enforce any other legal or equitable right of the holder of this Note.

     14. Remedies Cumulative. No remedy herein conferred upon the holder of this
Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     15. Remedies Not Waived. No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holder of this Note.

     16. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in this Section 16, to all Senior Indebtedness of the Company. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all fees, reimbursement and indemnity obligations, and all other obligations, contingent or otherwise, arising under [define Credit Agreement].

          (i) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or their property, and in the event of any proceedings, whether voluntary or involuntary, for liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash before any payment is made upon this Note.

          (ii) In any of the proceedings referred to in paragraph (i) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash.

          (iii) In the event the Company shall default in the payment when due, whether at maturity, at a date fixed for mandatory prepayment, by acceleration or otherwise, of any Senior Indebtedness, and for so long as such default shall continue, the Company will not make, directly or indirectly, to the holder of this Note (and no holder shall accept, receive or retain) any payment or distribution of any kind or character of or on account of all or any part of the indebtedness evidenced by this Note.

          (iv) Upon receipt by the Company of notice from the holder or holders of any Senior Indebtedness of an event of default (other than a payment default described in paragraph (iii) above) under any Senior Indebtedness or any event which, with the giving of notice or passage of time, or both, if required, would become such an event of default (and which notice shall specify that it is a Payment Blockage Notice delivered pursuant to this
     Section 16(a)(iv)), as such event of default is defined therein or in any instrument under which it is outstanding, and such event of default or other such event shall not have been cured or waived in writing or shall not have ceased to exist, no direct or indirect payment or distribution shall be made by the Company with respect to this Note (or accepted, received or retained by any holder hereof) during the period (the "Payment Blockage Period") lasting 180 days from the receipt of such notice by the Company (except as hereinafter provided in this Section 16(a)(iv)). During the Payment Blockage Period, the Company may make payments with respect to this Note if each event of default or other such event upon which any notice is based shall have been cured (to the reasonable satisfaction of the holders of Senior Indebtedness giving such notice) or waived in writing or shall have ceased to exist.

     Notwithstanding the foregoing, Payment Blockage Notices may not be in effect for more than 179 days in any 360-day period.

          (v) Upon the occurrence of any Event of Default (other than an Event of Default of the type specified in Sections 12(d) or (e)) under this Note, the holder of this Note shall provide 180 days prior written notice of such Event of Default to the holders of Senior Indebtedness prior to accelerating this Note or instituting legal proceedings to enforce and collect upon the indebtedness evidenced hereby.

Upon request of any holder of Senior Indebtedness, the holder of this Note will reaffirm its obligations under this Section 16.

     (b) Subject to the payment in full in cash of all Senior Indebtedness and the termination or expiration of any and all commitments of the holders of the Senior Indebtedness to extend credit to or for the account of the Company as aforesaid, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, this Note shall be paid in full in cash, and, as between the Company, their creditors other than the holders of Senior Indebtedness, and the holder of this Note, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 16 which otherwise would have been made to the holder of this Note shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 16 are and are intended solely for the purposes of defining the relative rights of the holder of this Note, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this Section 16 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holder of this Note, nothing herein shall, as between the holder of this Note and the Company, either impair the obligation of the Company, which is unconditional and absolute, to pay the holder hereof the principal hereof and interest hereon in accordance with the terms and provisions of this Note or prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law or upon default hereunder.

     (c) No holder of any Senior Indebtedness need at any time give the holder of this Note notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being expressly waived. Also, each holder of Senior Indebtedness may at any time from time to time, without the consent of or notice to any holder of this Note, without incurring responsibility to the holder of this Note, and without impairing or releasing the subordination provisions of this Note (i) renew, refund, refinance, increase or extend the maturity of any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, including without limitation, increasing the amount thereof,
(ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged, or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Company and others, including the holder of this Note.

     (d) In case that, despite the subordination provisions of this Note, any payment or distribution shall be paid or delivered to the holder of this Note in violation or contravention of the terms of this Note before all Senior Indebtedness shall have been paid in full in cash and any and all commitments of the holders of Senior Indebtedness to extend credit to or for the account of the Company shall have terminated or expired, such payment or distribution shall be held in trust for and immediately paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full in cash and the commitments, if any, of all holders of Senior Indebtedness to extend credit to or for the account of the Company shall have terminated or expired.

     (e) The holders of the Notes hereby undertake and agree for the benefit of the holders of Senior Indebtedness that, upon the occurrence of any of the events set forth in clauses (iii) and (iv) of Section 16(a), the holders shall take any actions reasonably requested by any holder of Senior Indebtedness to effectuate the full benefit of the provisions contained herein.

     (f) The holders of the Notes hereby undertake and agree for the benefit of the holders of Senior Indebtedness that they will not vote their claim or claims with respect to this Note in a manner inconsistent with the terms of this
Section 16.

     (g) The holders from time to time of the Senior Indebtedness and third party beneficiaries and shall be entitled to the benefits of this Section 16 and, so long as any Senior Indebtedness remains outstanding, this Section 16 may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of the holders of Senior Indebtedness in accordance with
Section 11 hereof.

     17. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     18. Governing Law. This Note shall be governed and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     19. Headings. The headings of the Sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

     IN WITNESS WHEREOF, Energy Partners, Ltd. has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.



                                         ENERGY PARTNERS, LTD


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                     Exhibit G-1
                                                             to Merger Agreement


          This Agreement requires that EACH Seller indemnify Purchaser and certain other parties and that Purchaser indemnify each
               Seller and certain other parties. Such requirements
             are found in Section 5.2, Section 5.4, Section 9.6 and
                  Section 9.7, respectively, of this Agreement

--------------------------------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT


                                     between


                               HALL PARTNERS, L.P.
                           LPCR INVESTMENT GROUP, L.P.
                          HALL CONSULTING COMPANY, INC.
                               HALL EQUITIES, INC.
                                HALL FAMILY TRUST
                                 BRUCE R. SIDNER
                                  WAYNE P. HALL
                                       And
                                  JOHN H. PEPER
                                   ("Sellers")


                                       and


                              ENERGY PARTNERS, LTD.
                                  ("Purchaser")


                                December 16, 2001


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I              PURCHASE AND SALE.......................................1
           1.1         Purchase and Sale...................................... 1
           1.2         Interests.............................................. 1
           1.3         Effective Time......................................... 2

ARTICLE II             PURCHASE PRICE......................................... 2
           2.1         Purchase Price......................................... 2
           2.2         Adjustment to Purchase Price........................... 2
           2.3         Payment of Purchase Price..............................
           2.4         Allocation of Purchase Price...........................

ARTICLE III            REPRESENTATIONS AND WARRANTIES..........................
           3.1         Representations and Warranties by Sellers...............
           3.2         Representations and Warranties by Purchaser.............

ARTICLE IV             COVENANTS...............................................
           4.1         Covenants of Seller.....................................
           4.2         Covenants of Purchaser..................................

ARTICLE V              REVIEW BY PURCHASER.....................................
           5.1         Due Diligence...........................................
           5.2         Access to Interests.....................................
           5.3         Environmental Assessment................................
           5.4         Imbalances..............................................
           5.5         Defensible Title........................................
           5.6         Casualty Loss...........................................
           5.7         No Warranty of Merchantability or Fitness...............

ARTICLE VI             CONDITIONS TO CLOSING...................................
           6.1         Conditions to Obligations of Sellers....................
           6.2         Conditions to Obligations of Purchaser..................

ARTICLE VII            CLOSING.................................................
           7.1         Closing Date............................................
           7.2         Closing Obligations.....................................
           7.3         Transfer of Risk of Loss................................

ARTICLE VIII           TERMINATION.............................................
           8.1         Termination.............................................

           8.2         Liabilities Upon Termination............................

ARTICLE IX             OBLIGATIONS AFTER CLOSING...............................
           9.1         Post-Closing Adjustments................................
           9.2         Subsequent Adjustments..................................
           9.3         Reservation of Claims...................................
           9.4         Files and Records.......................................
           9.5         Further Assurances......................................
           9.6         Assumption and Indemnity................................
           9.7         Express Negligence......................................
           9.8         Indemnification Procedure...............................
           9.9         Allocation of Proceeds..................................
           9.10        Termination of Confidentiality Agreement................

ARTICLE X              MISCELLANEOUS...........................................
           10.1        Notices.................................................
           10.2        Expenses................................................
           10.3        Amendment...............................................
           10.4        Assignment..............................................
           10.5        Conditions..............................................
           10.6        References..............................................
           10.7        Articles and Sections...................................
           10.8        Number and Gender.......................................
           10.9        Incorporation of Schedules and Exhibits.................
           10.10       Counterparts............................................
           10.11       Governing Law...........................................
           10.12       Integration.............................................
           10.13       Parties in Interest.....................................
           10.14       Severability............................................
           10.15       Survival................................................
           10.16       Arbitration.............................................

                        LISTING OF SCHEDULES AND EXHIBITS

Schedule 1-A      -        Listing of Leases and Wells, including Working
                           Interests and Net Revenues Interests of
                           Each Seller and status of Wells
Schedule 1-B      -        Listing of Platforms and Pipelines
Schedule 1-C      -        Listing of Contracts
Schedule 2.1      -        Allocation of Purchase Price among Sellers
Schedule 3.1(a)   -        Assignments Not Approved by MMS
Schedule 3.1(m)   -        Outstanding Authorities for Expenditures
Schedule 3.1(n)   -        Imbalances
Schedule 3.1(o)   -        Required Consents

Exhibit A         -        Form of Final Settlement Statement
Exhibit B-1       -        Form of Assignment of Record Title
Exhibit B-2       -        Form of Assignment of Operating Rights

                           PURCHASE AND SALE AGREEMENT


     This PURCHASE AND SALE AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time in accordance with applicable provisions hereof, this "Agreement") dated December 16, 2001, is between Hall Partners, L.P., a Texas limited partnership, LPCR Investment Group, L.P., a Texas limited partnership, Hall Consulting Company, Inc., a Texas corporation, Hall Equities, Inc., a Texas corporation, Hall Family Trust, a trust established under the laws of the State of Texas, Bruce R. Sidner, Wayne P. Hall, and John H. Peper (collectively, "Sellers" and individually a "Seller"), and Energy Partners, Ltd., a Delaware corporation ("Purchaser").

     In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1. Purchase and Sale. In accordance with the terms of this Agreement, each Seller agrees to sell the interests, rights, and property of such Seller described in Section 1.2 (collectively as to all Sellers, the "Interests") to Purchaser and Purchaser agrees to purchase the Interests from Sellers. As used herein, the term "Working Interest" means, as to each Seller and as to a Lease (as defined in Section 1.2), the right of such Seller to exploit, produce and operate the mineral rights covered by such Lease and the obligation of such Seller to bear the expense and cost associated with such exploitation, production and operation, whether or not such rights or obligations are derived from Record Title (as defined below in this Section 1.1) or Operating Rights (as defined below in this Section 1.1). As used herein, the term "Net Revenue Interest" means as to each Seller and:

     (a) as to a Lease, the ownership percentage of all Substances (as defined in Section 1.2) produced from the Lease to which it applies; and

     (b) as to a Well (as defined in Section 1.2), the ownership percentage of all Substances produced from the Well to which it applies.

     The Net Revenue Interest of a Seller attributable to a Lease or Well that is pooled or unitized shall be the percentage of Substances produced from the pool or unit and allocated to the interest of such Seller in the Lease or Well in question. Each such Net Revenue Interest shall be the relevant ownership percentage net of all royalties, overriding royalties, production payments and other burdens measured by or payable out of Substances produced from or attributable to the relevant Lease, Well, pool or unit. The Net Revenue Interest of a Seller shall include overriding royalty interests owned by such Seller measured by or payable out of Substances produced from or attributable to the relevant Lease, Well, pool or unit. As used herein, the term "Record Title" means, consistent with the definition of such term found in 30 CFR Section 256.62, the record title ownership of a Lease. As used herein, the term "Operating Rights" means, consistent with the definition of such term found in 30 CFR Section 250.105, the interest created out of the record title ownership of a Lease authorizing the holder of that right to enter upon the lands covered by the Lease to conduct drilling and related operations, including production of oil or gas from such lands, in accordance with the terms of the Lease, and the obligation to bear the expense and cost associated with such operations.

     1.2. Interests. The following interests, rights, and property, collectively as to all Sellers, comprise the Interests:

     (a) all right, title and interest of each Seller (including the interests of each Seller set forth in Schedule 1-A) in the oil and gas leases and lands described in such Schedule 1-A (collectively, the "Leases"), including Operating Rights and Record Title, working, leasehold, mineral, royalty, overriding royalty, net revenue, net profits or reversionary interests, other mineral rights, and any other interests of a similar nature expressed, as a percentage of the leasehold estate under such Leases, in such Schedule 1-A;

        (b) all right, title, and interest of each Seller (including the interests of each Seller set forth in Schedule 1-A) in all oil, gas, injection or disposal wells (each a "Well"), equipment, fixtures, platforms (including those listed in Schedule 1-B), pipelines (including those listed in Schedule 1-B) and other personal property and improvements (including materials, plants, gathering and processing systems and salt water disposal systems) which are, as of the date of this Agreement, as of the Effective Time (as defined in Section 1.3) or as of the Closing Date (as defined in Section 7.1), as the case may be, located on, appurtenant to or used in connection with the Leases or the Contracts (as defined in clause (c) below) (all of the foregoing in this clause
(b), collectively, the "Equipment");

     (c) all right, title, and interest of each Seller in all contracts, escrowed funds for the abandonment of the Interests, agreements, instruments, payout balances, commitments, licenses, permits, easements, rights-of-way (including those listed in Schedule 1-C), and other rights of Seller relating to the items described above in this Section 1.2, together with all rights, claims, and causes of action of each Seller under such items existing or arising at or after the Effective Time, and the contracts specifically described in Schedule 1-C (all of the foregoing in this clause (c), collectively, the "Contracts");

     (d) all right, title, and interest of each Seller in oil, gas, condensate, natural gas liquids, related hydrocarbons, and other minerals produced, on or after the Effective Time, from or attributable to the Leases, including all oil in storage as described in clause (i) of Section 2.2(a) (all of the foregoing in this clause (d), collectively, "Substances");

     (e) all accounts of each Seller, including the share of each Seller in any gas imbalance, makeup obligation, abandonment escrow account, instrument, general intangible, lien or security interest, arising from the sale or other disposition, on or after the Effective Time, of any of the items described in this Section 1.2 (the "Accounts"); provided, however, this clause shall not entitle any Seller to make any disposition of any portion of the Interests of such Seller not otherwise permitted under other provisions of this Agreement; and

     (f) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration), all information, books, records, files, muniments of title, reports, documents and materials of each Seller that are related to the portion of the Interests of such Seller described in clauses (a)-(e) of this
Section 1.2, including (i) all reservoir, land, lease, prospect, well, operation, and production files, drilling reports and other data including geological, engineering, and geophysical data, (ii) maps, logs, core analyses, and formation tests; (iii) production records; and (iv) title and contract files (all of the foregoing in this clause (f), collectively, the "Records").

     1.3. Effective Time. The purchase and sale of the Interests shall be effective for all purposes on November 1, 2001, at 7:00 a.m., Central Standard time (the "Effective Time").

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1. Purchase Price. The purchase price for the Interests (the "Purchase Price") is 125,000 $9 Buyer Warrants and 375,000 $11 Buyer Warrants (as such terms are defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1) (the "Securities Consideration") and 25% of the Earnout (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of
Section 6.1) (the "Earnout Consideration"). The Securities Consideration and the Earnout Consideration are allocable among the Sellers as set forth in Schedule 2.1.

     2.2. Adjustment to Purchase Price. The Purchase Price allocated to each Seller shall be adjusted, pursuant to the procedure set forth in Section 9.1, in cash as provided in this Section 2.2 and the resulting net adjustment amount as to each Seller shall be referred to as the "Adjustment Amount."

     (a) The Purchase Price for each Seller, shall be increased in cash by the following:

          (i) an amount equal to the product of (A) the relevant Seller's relevant Net Revenue Interest share of the quantity of merchantable oil produced from or allocable to the Leases and in storage at the Effective Time and not sold or disposed of prior to the Closing (as defined in Section 7.1) multiplied by (B) the market price for such oil at the Effective Time, with such product being reduced by an amount equal to the sum of all taxes and gravity adjustments and all transportation expenses, in each case necessary to market the relevant production;

          (ii) an amount equal to the relevant Seller's relevant Working Interest share of the sum of direct capital expenses after the Effective Time with respect to the operations which are the subject of the authorities for expenditures listed in Schedule 3.1(m) or which are approved in accordance with Section 4.1 or otherwise made in accordance with applicable provisions of this Agreement, direct lease operating expenses charged under applicable operating or other agreements, and general and administrative charges, if any, payable to any operator under applicable operating or other agreements in each instance that are: (1) attributable to the Interests during the period between the Effective Time and the Closing Date, and (2) incurred and paid by the relevant Seller, whether before or after the Closing;

          (iii) an amount equal to the sum of the relevant Seller's relevant Working Interest share of premiums under insurance policies and bonds (including, as applicable, business interruption insurance) attributable to the Interests and the production therefrom for the period extending from the Effective Time to the Closing Date; and

          (iv) an amount of $971, representing the agreed value of the net undertaken Imbalances (as defined in Section 3.1(n)) as of the Effective Time (such Imbalances being on a net basis as to Imbalances at a wellhead).

     (b) The Purchase Price for each Seller, shall be decreased by the following:

          (i) an amount equal to the sum of net proceeds (being gross proceeds less applicable taxes, other than income taxes, and royalties, overriding royalties, production payments and other burdens measured by or payable out of such Substances, so long as constituting Permitted Encumbrances (as defined in Section 5 and actually paid by the relevant Seller or deducted in any remittance of proceeds to the relevant Seller) or other value received by the relevant Seller for the sale or disposition of Substances, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities, produced after the Effective Time and allocable to any of the Interests of the relevant Seller; and

          (ii) an amount equal to the sum of proceeds or other value (in excess of reasonable and necessary transaction costs, including fees and expenses of attorneys, accountants, engineers and other professionals) received by the relevant Seller for the sale or disposition, after the Effective Time, of any portion of the Interests of the relevant Seller; provided, however, provision for such adjustment shall not entitle any Seller to make any disposition of any of the Interests not otherwise permitted under other provisions of this Agreement.

     2.3. Payment of Purchase Price. At the Closing (as defined in Section 7.1), Purchaser shall deliver to each Seller the Buyer Warrants (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1) referred to in Section 2.1 due to such Seller evidencing such Buyer Warrants as registered in the name of such Seller on the books of Purchaser and a copy of the Earnout Agreement (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1) executed by Purchaser and HHOC in connection with the closing of the merger which is the subject of the Merger Agreement (as defined in clause (e) of Section 6.1), under which Sellers will be acknowledged to be third party beneficiaries.

     2.4. Allocation of Purchase Price. The Purchase Price shall be allocated among tangibles and intangibles comprising the Interests of each Seller as mutually agreed by Purchaser and Sellers. Purchaser and each Seller agree: (i) to be bound by the agreed allocation of the Purchase Price among tangibles and intangibles for all purposes; (ii) to consistently report such allocations for all federal, state and local income tax purposes; and (iii) to file timely all reports required by the Internal Revenue Code of 1986, as amended (the "Code"), including Form 8594 (Asset Acquisition Statement Under Section 1060), pursuant to the requirements of Section 1060 of the Code, concerning the Purchase Price allocation.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties by Sellers. Each Seller, severally and not jointly, represents and warrants to Purchaser (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing, to the extent provided below in this Section 3.1 and in Section 10.15) that:

     (a) Such Seller is a natural person, corporation, limited partnership or trust, as the case may be, and, if other than a natural person, is duly organized and, if required, in good standing in its jurisdiction of organization and is qualified and, if required, in good standing under the laws of each additional jurisdiction wherein such qualification is necessary for the ownership of its assets or the conduct of its business. Such Seller is qualified under applicable laws and regulations, including those of the United States of America, Department of Interior, Minerals Management Service (the "MMS") to own the Interests of such Seller. Such Seller has and will have at the time of Closing Defensible Title (as defined in Section 5.5) to the Interests of such Seller; provided, however, such representation and warranty, insofar as relating to rights-of-way, consists solely of beneficial ownership, with record title to such rights-of-way being vested in Hall-Houston Oil Company ("HHOC"). Notwithstanding the preceding sentence or any other provision of this Agreement to the contrary, for purposes of Section 9.6 and otherwise subsequent to the Closing, such Seller warrants and agrees to defend title to the Interests of such Seller unto Purchaser, its successors, and permitted assigns against the lawful claims of all persons or entities claiming or to claim the same or any part thereof by, through or under such

Seller, but not otherwise. Except as set forth in Schedule 3.1(a), all prior assignments of interests in any of the Leases or other Interests in the chain of title to the Interests of such Seller have been approved by the MMS.

     (b) Such Seller has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) If such Seller is other than a natural person, the execution, delivery and performance by such Seller of this Agreement and the documentation to be executed and delivered by such Seller at the Closing have been authorized by all necessary action on the part of such Seller. Execution, delivery and performance by such Seller of this Agreement do not, and execution, delivery and performance by such Seller of the documentation to be executed and delivered by such Seller at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or be in conflict with any
(A) agreement, instrument, judgment, order, decree, law or regulation applicable to such Seller or the Interests of such Seller or (B) any provision of the governing documents of any Seller that is other than a natural person, or (ii) result in the creation of any lien or other encumbrance on the Interests of such Seller.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by such Seller at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of such Seller enforceable according to their respective terms.

     (e) No suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation is pending or, to the knowledge of such Seller, threatened that might result in impairment or loss or diminution of the title of such Seller to the Interests of such Seller or otherwise adversely affect, in any material respect, any of the Interests of such Seller. There are no bankruptcy or reorganization proceedings pending or threatened against such Seller.

     (f) All Contracts which burden or will burden or encumber or are otherwise material to the ownership, use, maintenance or operation of the Interests of such Seller (i) are described on Schedule 1-C, (ii) were entered into in the ordinary course of business, and (iii) are in force according to their terms. Neither such Seller nor, to the knowledge of such Seller, any other person or entity is in breach of any obligation under any Contract which might adversely affect any of the Interests of such Seller in any material respect.

     (g) All rentals, royalties, shut-in royalties, overriding royalties, taxes and other payments due pursuant to or with respect to the Leases or the production of Substances therefrom or attributable thereto or revenue attributable to such production have been properly paid or placed in suspense.

     (h) During the period of ownership by such Seller, (i) the Leases have been drilled, completed, operated, developed and produced in compliance with all applicable judgments, orders, laws, rules and regulations and in accordance with good oilfield practice, (ii) all bonds in favor of the MMS or any other person or entity, including plugging and abandonment bonds and supplemental bonds, required for operation of the Leases have been and are in force, (iii) the Leases and the other Interests of such Seller have been and are insured against such losses and in such amounts as is customary in the industry and (iv) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Interests of such Seller have been obtained and have been and are in force. There are no outstanding violations of any applicable regulations, rules or orders of the Federal Energy Regulatory Commission, the MMS, or any other regulatory agency with respect to the Interests of such Seller. Each Well included in the Interests is identified in Schedule 1 A and as of the date of execution of this Agreement, the production status of each such Well is correctly reflected on such Schedule 1-A. There are no Wells included in the Interests of such Seller or located on the Leases that (A) such Seller is obligated, by applicable judgments, orders, laws, rules, regulations or contract and as of the date of this Agreement, to plug and abandon or cause to be plugged and abandoned currently or (B) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

     (i) Such Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the Leases pursuant to applicable operating agreements, to produce Substances, or allow Substances to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the relevant Net Revenue Interest of such Seller listed in Schedule 1-A. Except pursuant to the provisions of any of the Contracts listed in Schedule 1-C, none of the Leases is subject to any contract or agreement for the sale of Substances produced from or allocable thereto which is not subject to termination by such Seller (or the representative of such Seller which is a party thereto) on no more than thirty (30) days' advance notice.

     (j) Such Seller is timely receiving its share of proceeds from the sale of Substances produced from or allocable to the Leases without suspense, counterclaim or set-off and there has been no production of Substances from or allocable to the Leases in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production of Substances from or allocable to the Leases subsequent to the Effective Time.

     (k) There has been no material adverse change in the condition of any of the Leases or any Equipment after the Effective Time, except for Casualty Losses to the extent coverage is provided under one or more policies of insurance, depletion through normal production, changes in rates of production that occur in the ordinary course of operation, depreciation of the Equipment through ordinary wear and tear, and changes in general economic conditions and pricing of Substances generally affecting the offshore Gulf of Mexico oil and gas industry.

     (l) Such Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Purchaser shall be liable.

     (m) Except as set forth in Schedule 3.1(m), as of the date hereof, there are no outstanding authorities for expenditures or any oral or written commitments or proposals to conduct operations on the Leases which are required to be approved by non-operators under the terms of the applicable joint operating agreement.

     (n) Except as set forth in Schedule 3.1(n), as of the Effective Time, no portion of the Interests was over produced, under produced, or otherwise subject to an imbalance or make-up obligation (collectively, "Imbalances") with respect to Substances produced from or allocated to the Interests of such Seller, regardless of whether such Imbalances arise at the platform, wellhead, pipeline, gathering system or other level and regardless of whether such Imbalances arise under a Contract or otherwise.

     (o) No consents or approvals of any third persons are required in connection with the transfer of the Interests of such Seller from such Seller to Purchaser other than the approval of the MMS and the consents listed in Schedule 3.1(o) and there are no preferential purchase rights applicable to the sale of the Interests of such Seller by such Seller to Purchaser pursuant to this Agreement.

     (p) All permits, licenses and other authorizations (collectively, "Environmental Permits") which are required under any law, ordinance, statute, code, rule, regulation, agreement, judgment, order, or decree of any federal, state or local governmental authority applicable to ownership or operation of the Interests of such Seller, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste into the environment, including ambient air, surface water, ground water or land or soil (collectively, "Environmental Laws") have been obtained, and all of such Environmental Permits are in full force and effect and all fees and charges relating thereto have been paid. The Interests of such Seller are in material compliance with all Environmental Laws and Environmental Permits applicable to the Interests of such Seller, and the Interests of such Seller are not subject to any material unfulfilled remedial obligations pursuant to Environmental Laws. Such Seller has not received notice of any violation or alleged violation that is continuing (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Environmental Laws or Environmental Permits relating to the Interests of such Seller or any investigation relating thereto.

     (q) During the period from the Effective Time to the date of execution of this Agreement, Such Seller has not waived, compromised or settled any claim that diminishes or adversely burdens any Interest of such Seller.

     (r) Such Seller is not a nonresident alien of the United States.

     (s) The Buyer Warrants to be acquired by such Seller pursuant to this Agreement are being acquired for the account of such Seller and without a view to distribution. Such Seller understands that neither the transfer of any of such Buyer Warrants nor the transfer of the shares of common stock of Purchaser, par value $0.01 per share (the "Purchaser Common Stock") issuable upon exercise of any of such Buyer Warrants has been registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state and that such Seller cannot offer, sell, transfer, pledge, hypothecate or otherwise dispose of any or all of such Buyer Warrants or shares of the Purchaser Common Stock unless the transaction is subsequently registered under the Securities Act and the securities laws of relevant states or exemptions from such registrations are available. Seller further understands that the certificate or certificates representing such shares of the Purchaser Common Stock will bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NO REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

and that, if such Seller is an executive officer of HHOC or one of its Subsidiaries on the Closing Date, the certificate or certificates representing such shares will also bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND SUCH HOLDER."

     (t) Such Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Warrants, and such Seller is capable of bearing the economic risks of such investment. Such Seller is an "Accredited Investor" within the meaning of Rule 501(a) of the Securities Act. Such Seller:

          (i) understands that (A) the issuance of the Buyer Warrants hereunder is intended to be exempt from registration under the Securities Act and (B) there is only a limited market for such Buyer Warrants, and there can be no assurance that such Seller will be able to sell or dispose of the Buyer Warrants to be acquired by such Seller hereunder;

          (ii) can afford to bear the economic risk of holding the Buyer Warrants acquired by such Seller hereunder for an indefinite period of time and can afford to suffer the complete loss of the investment by such Seller in the Buyer Warrants;

          (iii) understands that the Buyer Warrants acquired by such Seller hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein and that for an indefinite period following the date hereof there will be no public market for the Buyer Warrants acquired by such Seller hereunder and that, accordingly, it may not be possible for such Seller to sell the Buyer Warrants acquired by such Seller hereunder in case of emergency or otherwise;

          (iv) and its representatives, including to the extent it deems appropriate its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment by such Seller hereunder in the Buyer Warrants by such Seller; and

          (v) and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Purchaser and its representatives concerning the terms and conditions of the acquisition hereunder of the Buyer Warrants by such Seller and related matters and to obtain all additional information which such Seller or its representatives deem necessary.

     (u) No representation or warranty of such Seller contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of such Seller or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

     3.2 Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing) that:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in, and is in good standing under, the laws of the State of Louisiana.

     (b) Purchaser has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) The execution, delivery and performance by Purchaser of this Agreement and the documentation to be executed and delivered by Purchaser at the Closing have been authorized by all necessary action, corporate and otherwise, on the part of Purchaser and execution, delivery and performance by Purchaser of this Agreement do not, and execution, delivery and performance by Purchaser of the documentation to be executed and delivered by Purchaser at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any (i) agreement, instrument, judgment, order, decree, law or regulation applicable to Purchaser or (ii) any provision of the certificate of incorporation or bylaws of Purchaser.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by Purchaser at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of Purchaser enforceable according to their terms. There are no bankruptcy or reorganization proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser.

     (e) Purchaser has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which any Seller shall be liable.

     (f) There are no pending suits, actions or other proceedings to which Purchaser is a party (or, to the knowledge of Purchaser, which have been threatened to be instituted against Purchaser) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (g) Purchaser is qualified under applicable law and regulations, including the rules and regulations of the MMS, to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico and is in good standing with all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico.

     (h) Purchaser is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution thereof in violation of the Securities Act or any applicable state securities law.

     (i) The authorized and outstanding capital stock of Purchaser is as set forth in the SEC Documents (as defined in subsection (k) below) as of September 30, 2001. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as reflected in the SEC Documents, Purchaser has no other equity securities of any class issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of Purchaser which, pursuant to their terms, are convertible into or exchangeable for, equity securities of Purchaser.

     (j) The shares of Purchaser Common Stock to be issued as the Stock Purchase Price have been duly authorized, and when issued at the Closing under the terms of this Agreement, will be validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights.

     (k) Since December 31, 2000, Purchaser has filed all documents (the
"SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the Commission) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Since December 31, 2000, there has not been any change which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser that has not been reflected in the SEC Documents, publicly announced or otherwise disclosed.

     (l) No representation or warranty of Purchaser contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Purchaser or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

                                   ARTICLE IV

                                    COVENANTS

     4.1. Covenants of Seller. Each Seller, severally and not jointly, covenants and agrees with Purchaser as follows:

     (a) Following execution of this Agreement and until the Closing, such Seller shall (i) cause the Interests of such Seller to be operated in a good and workmanlike manner; (ii) cause to be maintained the insurance now in force with respect to the Interests of such Seller; (iii) notify

Purchaser of any suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation becoming known to such Seller which might adversely affect any of the Interests of such Seller; (iv) cause to be paid, in the ordinary course of business and consistent with past practices, all costs, taxes and expenses which are obligated to be paid in connection with the Interests of such Seller as they become due; (v) cause to be paid all rentals and other payments necessary to maintain the Leases and the Contracts in force according to their terms and cause all express and implied covenants contained in the Leases or the Contracts to be complied with; (vi) cause the Interests of such Seller to be safeguarded and the confidentiality of all data and other confidential or proprietary materials relating to the Interests of such Seller to be maintained; (vii) promptly notify Purchaser of any Casualty Loss and of any operation which is proposed with respect to the Interests of such Seller and which involves an expenditure greater than $75,000 to the six-sixths working interest in the relevant Lease, other than those which are the subject of an authority for expenditure listed in Schedule 3.1(m); and (viii) obtain any consents, waivers, and approvals required of third persons, governmental authorities (excluding MMS approvals which can only be obtained subsequent to the Closing) or other entities in connection with consummation of the transactions contemplated by this Agreement.

     (b) Following execution of this Agreement, Seller shall not, without the consent of Purchaser (i) consent to the abandonment of any Well capable of commercial production or any related platform, pipeline or other facility; (ii) release all or a portion of a Lease; (iii) consent to an operation, other than those which are the subject of an authority for expenditure listed in Schedule 3.1(m), estimated to cost an amount in excess of the amount an operator is entitled to expend without non-operator approval under the applicable operating agreement (excluding emergency operations and operations undertaken to avoid a penalty or forfeiture provision of any applicable agreement or order); (iv) create a lien, security interest or other encumbrance on any of the Interests of such Seller; (v) sell or dispose of any of the Interests of such Seller, other than Substances sold, consumed or produced or Equipment replaced, in either case in the ordinary course of business; (vi) amend a Lease or a Contract or compromise an Account or enter into new contracts affecting the Interests of such Seller, other than those necessary to conduct the operations which are the subject of an authority for expenditure listed in Schedule 3.1(m) or those entered into in the ordinary course of business with a term of not more than ninety (90) days; or (vii) waive, compromise or settle any claim that diminishes or adversely burdens any Interest of such Seller.

     (c) Following the execution of this Agreement and until the Closing, such Seller shall provide Purchaser and its attorneys, employees, accountants, engineers, consultants and agents (collectively "representatives") access, during normal business hours and at the offices of Hall-Houston Oil Company ("HHOC"), to (and the right to copy, at the expense of Purchaser) the Contracts and other records pertaining to the ownership and/or operation of the Interests of such Seller (including title files, lease files, prospect files, division order files, production, severance and ad valorem tax records, and financial, accounting, engineering, geological and geophysical records), insofar as any of such are in the possession or control of such Seller or HHOC or insofar as such Seller or HHOC has access thereto, and to the extent, in each case, that such

Seller or HHOC may do so without violating legal constraints or any legal obligation, for the purpose of the conducting, by or at the direction of Purchaser, of due diligence reviews of the Interests of such Seller. Subsequent to the Closing, such Seller shall cooperate with Purchaser in any efforts by Purchaser to obtain (at the expense of Purchaser) such additional title information as Purchaser may reasonably require.

     (d) At or prior to the Closing, with respect to matters that are not Permitted Encumbrances (as defined in Section 5.5), such Seller shall cause the owners and holders of any liens, security interests and other encumbrances filed of record against any of the Interests of such Seller to execute and deliver such releases and other instruments, in form and substance reasonably satisfactory to Purchaser, as shall be necessary or appropriate to release of record, or to the extent not of record, known to such Seller, all liens, security interests, and other encumbrances filed against any of the Interests of such Seller.

     (e) Such Seller shall use its reasonable efforts to obtain, before the Closing, all of the consents listed in Schedule 3.1(o) on terms reasonably satisfactory to Purchaser and, with respect to the transfer to Purchaser of engineering, geological and geophysical data included in the Records for which any third-party consents are conditioned upon payment of transfer fees, to obtain all such consents for the lowest applicable transfer fees reasonably possible, which transfer fees shall be payable by Purchaser.

     (f) Such Seller shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests of such Seller and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (g) Such Seller shall take or cause to be taken all reasonable actions to cause all the representations and warranties of such Seller contained in this Agreement to be true and correct on and as of the Closing Date, other than those as are made as of a specific date.

     (h) Such Seller shall notify Purchaser promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of such Seller contained in this Agreement to no longer be accurate and complete or
(ii) if such Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that such Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

     4.2. Covenants of Purchaser. Purchaser agrees with each Seller as follows:

     (a) Until the Closing, Purchaser shall comply with the Confidentiality Agreements (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1, except as otherwise permitted in this Section 4.2(a), which Confidentiality Agreements shall be deemed by Sellers and Purchaser to cover the transactions contemplated by this Agreement.

After the Closing nothing contained in this Agreement or the Confidentiality Agreements shall restrict the right of Purchaser, as between Purchaser and any Seller, to use or disclose information regarding the Interests. Notwithstanding anything contained in this Section 4.2(a) to the contrary and insofar as it relates to the Interests, Purchaser may disclose any of the information subject to the first sentence of this Section 4.2(a) or covered by the Confidentiality Agreements to the extent (i) necessary to enforce, or seek redress for breach of, this Agreement, (ii) required by applicable law or the rules of a national securities exchange, (iii) necessary for financing, reserve engineering or accounting purposes, (iv) to comply with any law or legal process, or (v) otherwise previously made public (without breach of the preceding sentence of this Section 4.2(a) or of the Confidentiality Agreements). In addition, Seller acknowledges and agrees that Purchaser may issue one or more press releases and may make other public statements with respect to this Agreement or the transactions contemplated by this Agreement. If a proposed press release or other public statement will contain information not previously disclosed, Purchaser shall provide HHOC, pursuant to the Agreement and Plan of Merger referred to in clause (e) of Section 6.1, with any and all proposed forms of press release or other public statement and consult with HHOC before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to providing the proposed form of such press release or public statements and having such consultation; provided, however, that Purchaser may, without providing the proposed form of such press release or public statement or consulting with HHOC, issue such a press release or make such a public statement if required by applicable law or the rules of a national securities exchange if Purchaser has used reasonable efforts to provide HHOC with the proposed form of press release or public statement and consult with HHOC but has been unable to do so in a timely manner.

     (b) Purchaser shall remain qualified under applicable laws and regulations, including the rules and regulations of the MMS, to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico and shall be, as of the Closing, in good standing with, and authorized and qualified by, all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico.

     (c) Purchaser shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (d) Purchaser shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of the Closing Date, other than such as are made as of a specific date.

     (e) Purchaser shall notify each Seller promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Purchaser contained in this Agreement to no longer be accurate and complete or
(ii) if Purchaser fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Purchaser will be unable to perform or comply with any covenant or agreement contained in this Agreement.

                                    ARTICLE V

                               REVIEW BY PURCHASER

     5.1. Due Diligence. Purchaser may conduct, prior to the Closing and at its cost, such further review of data and information pertaining to the Interests and title examination and other examinations and investigations in respect of the Interests as Purchaser desires.

     5.2. Access to Interests. Following the execution of this Agreement and until the Closing, Seller shall provide Purchaser and its representatives access to the Interests and the right to observe operations and inspect any and all of the Interests, the Equipment and improvements and fixtures included in the Interests, to the extent that such Seller has the legal right to grant such access and right. All visits by Purchaser or by others on behalf of Purchaser to any facilities associated with any of the Leases shall be scheduled by mutual consent of Purchaser and HHOC, subject to Purchaser providing to HHOC reasonable advance notice of the locations that Purchaser wishes to visit and the proposed times. Any Seller or HHOC may accompany Purchaser and its representatives during their site visits. Entry onto any Interest will be (i) subject to valid third-party restrictions, if any, existing under the terms of the Contracts, and to industrial safety, hygiene, and drug and alcohol requirements of any Seller or the relevant operator and (ii) at the sole risk and expense of Purchaser. Each Seller shall use reasonable efforts to arrange for Purchaser access to, and the right to observe operations on and inspect, any Interests requested by Purchaser with respect to which such Seller alone does not have the right to grant such access and rights. Each Seller shall use reasonable efforts to identify for Purchaser, upon request, any third-party restrictions to which Purchaser may be subject in exercising its rights to enter upon any of the Interests. PURCHASER AGREES TO PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS EACH SELLER AND ITS CO-OWNERS, FARMORS AND CONTRACTORS, ITS AND THEIR RESPECTIVE SUBCONTRACTORS, AND ITS AND THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND INVITEES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS AND DEMANDS IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, AND PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE ACCESS OF PURCHASER AND ITS REPRESENTATIVES TO THE INTERESTS, THE EQUIPMENT AND IMPROVEMENTS AND FIXTURES INCLUDED IN THE INTERESTS.

     5.3. Environmental Assessment.

     (a) Purchaser may conduct, prior to the Closing and at its cost, an environmental assessment of any of the Interests.

     (b) PURCHASER ACKNOWLEDGES THAT PORTIONS OF THE INTERESTS MAY BE CONTAMINATED WITH NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"), AND, UPON THE CLOSING, PURCHASER HEREBY ACCEPTS, WITH RESPECT TO THE INTERESTS, FULL RESPONSIBILITY FOR COMPLYING WITH ALL LEGAL REQUIREMENTS APPLICABLE TO NORM.

     5.4. Imbalances. Upon the occurrence of the Closing, but effective as of the Effective Time, Purchaser shall succeed to and assume the position of each Seller with respect to all Imbalances related to the Interests and described in
Schedule 3.1(n). As a result of such succession, Purchaser shall be (i) entitled to receive any and all benefits which any Seller would have been entitled to receive by virtue of such position (including rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Interests and rights to receive cash balancing payments), (ii) obligated to suffer any detriments which any Seller would have been obligated to suffer by virtue of such position (including the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of any of the Interests, to deliver production to purchasers thereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) responsible for any and all royalty obligations with respect to such Imbalances (including any of such arising out of royalties having been paid on an "entitlements" basis rather than a "receipts" basis). EACH SELLER, SEVERALLY AND NOT JOINTLY, SHALL PROTECT, DEFEND INDEMNIFY AND HOLD PURCHASER HARMLESS FROM AND AGAINST ANY OBLIGATIONS, LOSSES OR LIABILITIES ARISING OUT OF ANY IMBALANCES ALLOCABLE TO SUCH SELLER THAT EXIST ON THE EFFECTIVE TIME, OTHER THAN THOSE DESCRIBED IN SCHEDULE 3.1(N).

     5.5. Defensible Title.

     (a) "Defensible Title" means such title and ownership of each Seller (pursuant to instruments filed with and, to the extent required, approved by the MMS and filed of record in the appropriate parish records or, in the case of those instruments not yet approved by the MMS or not in approvable form and listed in Schedule 3.1(a), pursuant to instruments filed with the MMS and filed of record in the appropriate parish record or, as to assignments to each Seller of those of the Interests of such Seller relating to East Cameron Block 196, pursuant to instruments in the possession of such Seller) that, in each case (i) will entitle Purchaser, as the successor to each Seller, to receive and retain, now and, except as the result of any action by Purchaser subsequent to the Closing, in the future, without suspension, reduction or termination, not less than the relevant Net Revenue Interest of such Seller listed in Schedule 1-A of Substances produced under the terms of the Leases (or other property denominated in Schedule 1-A) and the proceeds from the sale thereof through plugging, abandonment and salvage of all Wells comprising or included in such Interests of such Seller and all Wells now or hereafter producing from or attributable to such Interests of such Seller; (ii) will obligate Purchaser, as the successor to such Seller to bear, now and, except as the result of any action by Purchaser subsequent to the Closing, in the future, a percentage of costs and expenses related to the maintenance, operation and development of the Leases (or other property denominated in Schedule 1-A) not greater than the relevant Working Interest of such Seller listed in Schedule 1-A, through plugging, abandonment and salvage of all Wells comprising or included in such Interests of such Seller and all Wells now or hereafter producing from or attributable to such Interests of such Seller, unless the circumstances causing the Working Interest of such Seller to be greater will cause the corresponding Net Revenue Interest of such Seller to increase in the same proportion; and
(iii) is free of all claims, liens, security interests, encumbrances, irregularities and defects, except for Permitted Encumbrances (as defined below in this Section 5.5).

     (b) "Permitted Encumbrances" are:

          (i) lessor's royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens measured by or payable out of production of Substances or proceeds from the sale thereof and other obligations that, in any case, do not, and will not, reduce, now or, except as the result of any action by Purchaser subsequent to the Closing, in the future, the relevant Net Revenue Interest of Purchaser, as the successor in title to each Seller, below the relevant Net Revenue Interest of such Seller listed in Schedule 1-A or increase, now or, except as the result of any action by Purchaser subsequent to the Closing, in the future, the relevant Working Interest of Purchaser, as the successor in title to each Seller, above the relevant Working Interest of such Seller listed in Schedule 1-A (unless the circumstance causing such Working Interest of such Seller to increase will cause the corresponding Net Revenue Interest of such Seller to increase at least in the same proportion);

          (ii) third-party consents which are obtained prior to the Closing from the appropriate persons or entities;

          (iii) mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to an Interest, if such liens or charges secure payments not yet due;

          (iv) all consents from, notices to, approvals by or other actions by any governmental authority in connection with the sale or transfer of the Interests of any Seller by such Seller to Purchaser pursuant to this Agreement if such matters are customarily and appropriately obtained after the sale or transfer;

          (v) rights of a governmental entity to control or regulate the Interests, together with all applicable laws, rules and regulations;

          (vi) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Interests; and

          (vii) to the extent not included in any of the foregoing clauses
     (i) - (vii), the Contracts.

     5.6. Casualty Loss. If, subsequent to the execution of this Agreement but prior to the Closing, all or any portion of an Interest is damaged or destroyed (each such instance a "Casualty Loss"), this Agreement shall remain in full force and effect notwithstanding any such damage or destruction. Purchaser may, to the extent insurance proceeds are not committed, used or applied prior to the Closing Date to repair, restore or replace such damaged Interests, require each Seller, at the Closing, to (i) assign to Purchaser the right of such Seller to receive all insurance proceeds owed to such Seller by reason of such Casualty Loss, less any reasonable costs and expenses incurred by such Seller in collecting such proceeds and (ii) pay to Purchaser all insurance proceeds theretofore paid to such Seller by reason of such destruction, less any reasonable costs and expenses incurred by such Seller in collecting such proceeds. Notwithstanding the foregoing, any insurance proceeds (or any rights thereto) by reason of any Casualty Loss which are held by or owed to any Seller for the account or benefit of any third party joint interest owners shall not be paid or assigned by such Seller to Purchaser pursuant to this Section 5.6 but shall instead be transferred to the successor operator or other party responsible therefor pursuant to the terms of the applicable operating or other agreement. No Seller shall compromise or settle a Casualty Loss without the consent of Purchaser.

     5.7. No Warranty of Merchantability or Fitness. Except as otherwise specifically set forth in this Agreement, no Seller makes any warranties, express or implied, including the warranty of merchantability and the implied warranty of fitness for a particular purpose, regarding the Equipment and other like personal property located on or included in the Interests of any Seller and such are to be sold on an "as is, where is", basis and condition.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1. Conditions to Obligations of Sellers. The obligations of Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the
Closing:

     (a) the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) Purchaser shall have performed in all material respects the covenants and agreements which Purchaser was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by all Sellers;

     (c) except for approvals not customarily and appropriately obtained from the MMS prior to a Closing, Sellers shall have received evidence, in form reasonably satisfactory to each Seller and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Seller related to this Agreement; and

     (e) Purchaser shall be in compliance with all of its obligations under that certain Agreement and Plan of Merger between Purchaser and HHOC (the "Merger Agreement"), or such obligations shall have been waived in writing by HHOC, and the closing under the Merger Agreement (including execution by the parties thereto of the Registration Rights Agreement contemplated in the Merger Agreement, under which Sellers are third party beneficiaries) shall have occurred simultaneously with the Closing.

     6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the Closing:

     (a) the representations and warranties of each Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) each Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by Purchaser;

     (c) except for approvals not customarily and appropriately obtained from the MMS prior to a closing, Purchaser shall have received evidence, in form reasonably satisfactory to Purchaser and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Purchaser related to this Agreement;

     (e) Since the Effective Time, there shall have been no material adverse change in the condition of the Leases or the Equipment, except for Casualty Losses to the extent coverage is provided under one or more policies of insurance, depletion through normal production, changes in rates of production that occur in the ordinary course of operation, depreciation of the Equipment through ordinary wear and tear, and changes in general economic conditions and product pricing generally affecting the offshore Gulf of Mexico oil and gas industry;

     (f) all consents listed in Schedule 3.1(o) shall have been obtained on terms reasonably satisfactory to Purchaser; and

     (g) HHOC shall be in compliance with its obligations under the Merger Agreement, or such obligations shall have been waived in writing by Purchaser, and the closing under the Merger Agreement shall have occurred simultaneously with the Closing.

                                   ARTICLE VII

                                     CLOSING

     7.1. Closing Date. Subject to applicable provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at a location mutually acceptable to Sellers and Purchaser on January 8, 2002 at 9:00 a.m. local time, or on such other date or at such other time as the parties hereto may agree) (any such date being the "Closing Date").

     7.2. Closing Obligations. At the Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

     (a) Each Seller shall execute and deliver to Purchaser one or more assignments in the forms attached to this Agreement as Exhibit B-1 and/or Exhibit B-2 conveying the Interests to Purchaser (each of which assignments shall provide that the Interests are conveyed by Sellers to Purchaser with a special warranty of title, in which each Seller binds and obligates itself, its successors and assigns to warrant and forever defend title to the Leases, to the extent of the interests of such Seller specified in Schedule 1-A, unto Purchaser, its successors and assigns, against every person or entity whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of predecessors in interest to such Seller). Sellers shall also execute and deliver such other assignments on appropriate forms as may be required by governmental authorities, subject to the terms of the assignment forms attached as Exhibit B-1 and/or Exhibit B-2. The individual forms of assignment prepared by Sellers, where relevant and appropriate, shall contain provisions regarding assumption of obligations required by the Contracts in the relevant chain of title.

     (b) Purchaser shall deliver to each Seller its allocable share of the Purchase Price, as provided in Section 2.3.

     (c) Sellers shall transfer and deliver to Purchaser possession of the Interests.

     (d) Sellers shall execute or cause HHOC to execute transfer orders or letters-in-lieu on forms prepared by Purchaser, and reasonably satisfactory to such Seller, directing purchasers of Substances produced under the terms of the Leases on or after the Effective Time and attributable to the interest of such Seller in the Leases, as set forth in Schedule 1-A, to make payment to Purchaser for such Substances as contemplated by this Agreement.

     (e) Each Seller shall furnish Purchaser an affidavit stating the United States taxpayer identification number of such Seller and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     (f) Each Seller, which is other than a natural person, shall deliver to Purchaser a certificate of an authorized representative of such Seller, dated the Closing Date, certifying (i) that a true and correct copy of any resolutions of the board of directors or partners of such Seller authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the authorized representative of such Seller executing, on behalf of such Seller, this Agreement and the other documents to be executed and delivered by such Seller at the Closing.

     (g) Purchaser shall deliver to each Seller a certificate of the Secretary of Purchaser, dated the Closing Date, certifying (i) that a true and correct copy of the resolutions of the board of directors of Purchaser authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the officers of Purchaser executing, on behalf of Purchaser, this Agreement and the other documents to be executed and delivered by Purchaser at the Closing.

     (h) In accordance with the provisions of Section 4.1(d), Sellers shall deliver releases of all liens, mortgages and other encumbrances filed of record against the Interests, if any, other than any Permitted Encumbrance.

     (i) Sellers and Purchaser shall execute designation of operator forms (Form MMS 1123), as applicable, and application forms (Form MMS 1017), as applicable, and, to the extent Sellers have been able to arrange for such execution prior to the Closing, as executed by each of the other owners of interests in the Leases from which such designations or applications are required designating Purchaser as operator or the applicant of the Leases.

     (j) Sellers and Purchaser shall each execute and deliver such other instruments and take such other actions as may be necessary to carry out or to evidence their obligations under this Agreement.

     7.3. Transfer of Risk of Loss. Upon the Closing, all risk of loss of or damage to any portion of the Interests attributable to ownership, use or operation by Purchaser, including any

Casualty Loss, shall pass to Purchaser as of the Closing Date and all losses, costs, claims, suits, judgments, awards or damages on account of bodily injury, illness, death or property damage or loss suffered by any persons or entities other than Purchaser arising out of or related to the performance of such operations on or after the Closing Date shall pass to and be assumed by Purchaser as of the Closing Date.

                                  ARTICLE VIII

                                   TERMINATION

     8.1. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated in the following situations:

     (a) by Sellers or Purchaser, if the Merger Agreement shall have terminated in accordance with its terms; and

     (b) by Sellers and Purchaser pursuant to written agreement.

     8.2. Liabilities Upon Termination.

     (a) Notwithstanding anything provided to the contrary in this Agreement, upon the failure by Purchaser to fulfill any undertaking or commitment provided for herein on the part of Purchaser that is required to be fulfilled on or prior to the Closing Date, each Seller, at its sole option, shall be entitled to any remedy available at law or in equity.

     (b) Notwithstanding anything provided to the contrary in this Agreement, upon failure of Sellers to fulfill any undertaking or commitment provided for herein on the part of Sellers that is required to be fulfilled on or prior to the Closing Date, Purchaser, at its sole option, shall be entitled to any remedy available at law or in equity.

     (c) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS AND PURCHASER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

                                   ARTICLE IX

                            OBLIGATIONS AFTER CLOSING

     9.1. Post-Closing Adjustments. As soon as practicable after the Closing, but in any event within ninety (90) days after the Closing, Purchaser shall cause HHOC to prepare and submit to each Seller a statement, substantially in the form of Exhibit A (the "Final Settlement Statement"), containing adjustments to the Purchase Price contemplated by the provisions of Section 2.2 and the resulting Adjustment Amount for each Seller, together with such supporting documentation as is reasonably necessary to support the adjustments shown therein. Purchaser shall cause HHOC to give representatives of each Seller reasonable access to the premises of HHOC and to the books and records of HHOC for purposes of reviewing the calculation of any such adjustments and will cause appropriate personnel of HHOC to assist each Seller and representatives of any Seller, at no cost to such Seller, in verification of such calculations. The Final Settlement Statement shall become final and binding on Sellers and Purchaser as to the calculation of the Adjusted Purchase Price forty five (45) days following the date the Final Settlement Statement is received by Sellers, except to the extent that, prior to the expiration of such forty five (45) day period, any Seller shall deliver to Purchaser notice, as hereinafter required, of its disagreement with the contents of the Final Settlement Statement. Such notice shall be in writing and set forth all disagreements of any Seller with respect to any portion of the Final Settlement Statement, together with any changes thereto proposed by such Seller, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If any Seller has timely delivered such a notice of disagreement to Purchaser, then, upon written agreement between Purchaser and Sellers resolving all disagreements set forth in such notice, the Final Settlement Statement shall become final and binding upon Purchaser and Sellers as to the calculation of the Adjusted Purchase Price. If the Final Settlement Statement has not become final and binding by the seventy fifth
(75th) day following its receipt by Sellers, then Purchaser or Sellers may submit to a nationally-recognized firm of certified public accountants which neither serves as the auditors for nor provides consulting services to HHOC or any Sellers or Purchaser or such other independent public accounting firm mutually satisfactory to Sellers and Purchaser for resolution any unresolved disagreements of Sellers set forth in the notice from Sellers to Purchaser. The fees and expenses of such accounting firm in making such determination shall be shared equally by Purchaser, on the onehand, and Sellers, on the other. Upon resolution of such unresolved disagreements of Purchaser, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed) shall be conclusive, final and binding upon Purchaser and Sellers as to the calculation of the Adjusted Purchase Price. Payment of any net amount due to Sellers or Purchaser, as the case may be, on the basis thereof shall be made within five (5) days after the Final Settlement Statement (as so resolved or agreed) becomes final and binding on the parties hereto (the "Final Settlement Date").

     9.2. Subsequent Adjustments. Sellers and Purchaser recognize that either Sellers or Purchaser may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Sellers or Purchaser, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Sellers or Purchaser, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

     9.3. Reservation of Claims. Except as provided in this Agreement, each Seller is entitled to all claims related to the Interests of such Seller prior to the Effective Time regardless of when payment is made. Except as provided in this Agreement, Purchaser is entitled to all claims related to the Interests which arise after the Effective Time.

     9.4. Files and Records. Upon the Closing, subject to the provisions of
Section 1.2(f), Sellers shall permit Purchaser, at the expense of Purchaser, to take possession of originals, or with respect to accounting records relating to periods prior to the Closing Date, copies, of all Records in the possession or control of any Seller or HHOC and relating to the Interests. Each Seller shall have the right to copy (at the expense of such Seller) and retain a copy of all such files, records and data. Insofar as any Seller reasonably believes such Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of existing disputes or contract compliance issues with third parties or for any other appropriate purposes, such Seller shall have the right to make, at the expense of such Seller, and retain copies of Records subsequent to the delivery of such Records to Purchaser; provided, however, any such copies of Records retained by such Seller shall be confidential and proprietary to Purchaser to the extent the relevant Records were theretofore maintained as such by such Seller, and to such extent and except as provided herein to the contrary, such Seller may not divulge any matters contained therein or any other information provided by Purchaser to such Seller pursuant to the terms of this Agreement, without the prior express written consent of Purchaser, except (a) as required by applicable law, (b) as required by order of any court, (c) to the extent otherwise previously made public (other than by disclosure in breach of this Agreement) or (d) as is necessary to enforce, or seek redress for breach of, this Agreement. Except as may be otherwise required by any of the Contracts or applicable law, Purchaser shall be obligated to maintain the Records for a period of seven years following the Closing Date; provided, however, Purchaser shall not be obligated to maintain any Records that relate in all material respects to any of the Interests that cease to be owned by Purchaser if Purchaser has obligated its successors and assigns of such Records to maintain and allow access to such Records for the remainder of such seven-year period; and provided further, however, Purchaser shall not be required to retain any Records that it has offered to deliver to Sellers.

     9.5. Further Assurances. After the Closing, Sellers and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement or any other document delivered pursuant hereto. In particular, Sellers and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to (a) make all filings, registrations, and recordings which must be made with respect to the Leases in the records of the MMS and all appropriate counties, parishes, and state agencies and offices in order that the records maintained by the MMS and the appropriate state agencies and the appropriate records of the relevant parishes and counties shall accurately reflect the transfer of the Interests to Purchaser, (b) enable

Sellers to take promptly all actions over which Sellers have control to allow Purchaser to be designated as the operator with respect to those Interests as to which any Seller or HHOC is the operator as of the Effective Time, and (c) obtain prompt and unconditional approvals of transfers of the Leases by the MMS. To the extent required by the MMS, Purchaser agrees to take promptly any and all actions necessary to post with the MMS any supplemental bonds and provide any and all documentation that may be required by the MMS to evidence the financial responsibility of Purchaser under applicable federal regulations and MMS policies.

     9.6. Assumption and Indemnity.

     (a) Upon the Closing, Purchaser hereby assumes responsibility for and agrees to pay, perform and discharge all of the following (collectively, the "Assumed Obligations"):

          (i) all duties and obligations of Sellers arising out of or in connection with the ownership or operation of the Interests on or after the Closing Date, including (A) all costs, expenses, liabilities, claims and obligations assumed or otherwise agreed to be paid by Purchaser pursuant to the terms of this Agreement, excluding, however, any Environmental Liabilities (as defined below in this Section 9.6(a), such Environmental Liabilities, to the extent assumed by Purchaser, being exclusively addressed in clause (ii) below in this Section 9.6(a) and (B) all obligations regarding site clearance, plugging, abandoning, and removing all existing and any future Wells, platforms, facilities and pipelines located on or used in connection with the Interests in accordance with the requirements of all applicable governmental authorities and the terms of all applicable Leases and Contracts (such obligations in this clause (B) being the "Abandonment and Clean-up Obligations");

          (ii) all Environmental Liabilities (as defined below in this Section 9.6(a)), whether accruing prior to, on or after the Closing Date; and

          (iii) the prompt and complete payment, performance and discharge of all obligations and liabilities of Sellers attributable to or arising out of any of the Leases and any of the Contracts listed on Schedule 1-C (the "Assumed Contracts") for the period from and after the Closing, to the extent such liabilities and obligations are (A) attributable to or arise out of the ownership, use or operation of the Interests, (B) attributable to the period of time on or after the Closing Date, and (C) are not the result of any default of or failure to perform by any Seller under any of the Assumed Contracts as to any point in time prior to the Closing; provided, however, notwithstanding anything contained in clauses (i), (ii) or (iii) of this Section 9.6(a) to the contrary, Purchaser shall not assume and shall have no liability (contingent or otherwise) whatsoever with respect to the Retained Obligations (as defined in Section 9.6(b)) or any matter with respect to which any Seller has indemnified Purchaser pursuant to clause (ii) of Section 9.6(d).

     (a) The term "Environmental Liabilities," as used herein, shall mean all costs, expenses, liabilities, and obligations attributable to the Interests and arising out of or in connection with any violation of Environmental Laws or any Environmental Non-Violation of Laws Matters (as defined below in this Section 9.6(a). The term "Environmental Non-Violation of Laws Matters," as used herein, shall mean any cost, expense, liability or obligation with respect to the Interests (x) resulting from or attributable to actual, threatened, or alleged emissions, discharges, or releases of Hazardous Substances (as defined below in this Section 9.6(a)) into ambient air, surface water, groundwater or land, (y) resulting from or attributable to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, or (z) otherwise arising under or related to Environmental Laws. The term "Hazardous Substances" shall have the meaning given such term in the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980.

     (b) Each Seller, severally and not jointly, shall retain responsibility for and agrees to pay, perform and discharge all costs, expenses, liabilities, claims and obligations (excluding, however, Abandonment and Clean-up Obligations, Environmental Liabilities) arising out of or in connection with the ownership or operation of the Interests of such Seller prior to the Closing Date (the "Retained Obligations").

     (c) To the extent Purchaser wishes to make adjustments to any audits with respect to any of the Interests relating to any period prior to the Effective Time, Purchaser shall do so only with the prior written consent of any affected Seller.

     (d) IN THE EVENT THAT THE CLOSING OCCURS, EXCEPT AS TO MATTERS WAIVED IN WRITING BY THE PARTY HERETO AGAINST WHICH THE WAIVER IS SOUGHT TO BE ENFORCED,
(I) PURCHASER SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS EACH SELLER AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF EACH SELLER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "SELLER INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, DEMANDS, FINES, PENALTIES, JUDGMENTS (INCLUDING INTEREST), COSTS, EXPENSES, ENVIRONMENTAL LIABILITIES, AND OTHER LIABILITIES, DIRECT, CONTINGENT, OR OTHERWISE, INCLUDING CONSULTANT AND ATTORNEYS' FEES AND COSTS OF COURT ("DAMAGES") WHICH MAY BE ALLEGED AGAINST ANY SELLER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT, (B) ANY FAILURE BY PURCHASER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE ASSUMED OBLIGATIONS AND (II) EACH SELLER, SEVERALLY AND NOT JOINTLY, (EXCEPT THAT THE LIABILITY OF THE SELLERS OTHER THAN BRUCE R. SIDNER, WAYNE P. HALL AND

JOHN H. PEPER UNDER THIS SECTION 9.6 (SUCH SELLERS BEING THE "GARY HALL GROUP") SHALL BE JOINT AMONG THEM, AS WELL AS SEVERAL) SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS PURCHASER AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF PURCHASER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "PURCHASER INDEMNIFIED PARTY") FROM ANY DAMAGES WHICH MAY BE ALLEGED AGAINST ANY PURCHASER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY (OTHER THAN ANY BREACH OF A REPRESENTATION OR WARRANTY BY SUCH SELLER AS TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL PERMITS OR THE EXISTENCE OF ABANDONMENT AND CLEAN-UP OBLIGATIONS OR ENVIRONMENTAL LIABILITIES) MADE BY SUCH SELLER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT, (B) ANY FAILURE BY SUCH SELLER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE RETAINED OBLIGATIONS OF SUCH SELLER. THE TERM "DAMAGES," AS USED IN THIS
SECTION 9.6, SHALL NOT INCLUDE (X) ANY AMOUNT WHICH WAS TAKEN INTO ACCOUNT AS AN ADJUSTMENT TO THE PURCHASE PRICE PURSUANT TO ANY APPLICABLE PROVISION OF THIS AGREEMENT OR (Y) COSTS AND EXPENSES OF EITHER PARTY HERETO AS DESCRIBED IN
SECTION 10.2.

     (e) Neither any Seller Indemnified Party nor any Purchaser Indemnified Party shall be entitled to indemnification under this Section 9.6 unless the aggregate of all amounts for which indemnity would otherwise be due to the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, exceeds $250,000 in the aggregate, in which case the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, shall be entitled to recover in full with respect to all such amounts. This threshold does not apply to (and shall not be satisfied by) defaults related to the payment of money or other liquidated amounts. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PURCHASER OR ANY SELLER BE LIABLE HEREUNDER FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, STATUTORY, REMOTE OR SPECULATIVE DAMAGES. FURTHER NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS TO THE MEMBERS OF THE GARY HALL GROUP, THE LIABILITY OF EACH OF WHICH UNDER THIS SECTION 9.6 SHALL NOT EXCEED THE SUM OF THE VALUE OF THE CONSIDERATION RECEIVED BY ALL SUCH SELLERS HEREUNDER DETERMINED AS PROVIDED BELOW IN THIS SECTION 9.6, NO SELLER SHALL BE OBLIGATED TO PROVIDE INDEMNIFICATION UNDER THIS SECTION 9.6 EXCEEDING IN THE AGGREGATE AS TO ALL CLAIMS FOR SUCH INDEMNIFICATION, AN AMOUNT EQUAL TO THE VALUE OF THE CONSIDERATION RECEIVED BY SUCH SELLER HEREUNDER DETERMINED AS PROVIDED BELOW IN THIS SECTION 9.6. FOR PURPOSES OF THE FOREGOING SENTENCE, THE VALUE OF THE CONSIDERATION RECEIVED BY EACH SELLER SHALL BE THE SUM OF THE BUYER WARRANTS RECEIVED BY SUCH SELLER (VALUED AT $0.75 PER BUYER WARRANT) AND THE EARNOUT PAYMENTS ACTUALLY MADE TO SUCH SELLER. TO THE EXTENT ANY CLAIM AGAINST A SELLER UNDER THIS SECTION 9.6 EXCEEDS THE THEN EXISTING MAXIMUM LIABILITY OF SUCH SELLER UNDER THIS SECTION 9.6, PURCHASER SHALL

HAVE THE RIGHT TO SET OFF ANY SUCH UNSATISFIED CLAIM AGAINST FUTURE EARNOUT PAYMENTS DUE TO SUCH SELLER. SIMILARLY, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, PURCHASER SHALL NOT BE OBLIGATED TO PROVIDE INDEMNIFICATION UNDER THIS SECTION 9.6 TO ANY SELLER AND ITS RELATED SELLER INDEMNIFIED PARTIES EXCEEDING IN THE AGGREGATE AN AMOUNT EQUAL TO THE MAXIMUM LIABILITY OF THE RELEVANT SELLER UNDER THIS SECTION 9.6.

     9.7 Express Negligence. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT (INCLUDING STRICT LIABILITY), OF ANY SELLER INDEMNIFIED PARTY OR PURCHASER INDEMNIFIED PARTY. PURCHASER AND EACH SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

     9.8. Indemnification Procedure. All claims for indemnification under the provisions of Section 9.6 shall be asserted and resolved pursuant to the provisions of this Section 9.8. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Damages are asserted against or sought to be collected from an Indemnified Party by a third party, such Indemnified Party shall, with reasonable promptness, provide to the Indemnifying Party a written notice of claim specifying, in reasonable detail, the specific nature of and specific basis of the Damages and the estimated amount of such Damages and including a copy of all papers served with respect to such claim (if any) and the basis of such claim for indemnification under the provisions of Section 9.6 (each a "Claim Notice"). Notwithstanding the preceding sentence, failure of an Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under the provisions of
Section 9.6, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Party with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of any Claim Notice (the "Notice Period") in which to notify the Indemnified Party whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Damages. If the Indemnifying Party fails to so notify the Indemnified Party during the Notice Period, the Indemnifying Party shall be deemed to have elected to dispute such liability. The Indemnified Party shall have the duty to defend such third party claim by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted to a final conclusion. If the Indemnifying Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in contesting any Damages that the Indemnified Party elects to contest. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. If the Indemnifying Party disputes whether a third party claim is an indemnified claim under the provisions of Section 9.6, the determination of whether the Indemnified Party is entitled to indemnification under the provisions of Section 9.6 shall be resolved pursuant to arbitration as provided in Section 10.16.

     9.9 Allocation of Proceeds. Sellers shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests prior to the Effective Time. Purchaser shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests on or after the Effective Time.

     9.10. Termination of Confidentiality Agreements. Effective upon the Closing, the obligations of Purchaser under the Confidentiality Agreements, insofar and only insofar as they relate to the Interests, are terminated.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1. Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the relevant party hereto as follows:

To any Seller:             [Name of relevant Seller]
                           c/o Hall-Houston Oil Company
                           700 Louisiana, Suite 2100
                           Houston, Texas 77002
                           Telephone:  (713) 228-0711
                           Fax:  (713) 225-7600
                           Attn:  John H. Peper
                           Senior Vice President

To Purchaser:              Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, Louisiana 70170
                           Fax:  (504) 569-1874
                           Attn:  President

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005

                           Fax:  (212) 269-5420
                           Attn:  John Schuster, Esq.

Any party hereto may give written notice to the others, in the aforesaid manner, of a change in the address or individual to whom delivery to such party shall be made.

     10.2 Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by any party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party hereto incurring them.

     10.3. Amendment. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by a written instrument executed by each of the parties hereto. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the same provision or of any other provision of this Agreement.

     10.4. Assignment. Except as provided in the following sentence of this
Section 10.4, neither party hereto may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party hereto. Purchaser shall have the right, without obtaining the prior written consent of Sellers, to assign the rights of Purchaser hereunder to HHOC or an Affiliate (as defined below in this Section 10.4) of Purchaser; provided, however, no such assignment shall relieve Purchaser of any of its obligations under this Agreement. In connection with any such assignment by Purchaser to HHOC made prior to the Closing, Sellers agree to enter into an amendment to this Agreement, in form mutually satisfactory to Sellers and HHOC and approved by Purchaser, substituting shares of a new series of preferred stock of HHOC (the "New HHOC Preferred Stock") as the purchase price to be paid for the Interests, amending the provisions of Section 2.3 and Section 7.2 accordingly, and committing Sellers, in connection with the closing of the merger which is the subject of the Merger Agreement, to exchange such shares of the New HHOC Preferred Stock for the Securities Consideration and the Earnout Consideration as set forth in Section 2.1, which shall be allocable among Sellers as set forth in Schedule 2.1. The term "Affiliate" as used herein shall mean, as to the person or entity specified, any person or entity controlling, controlled by or under common control with such specified person or entity. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No person or entity shall be deemed an Affiliate of any person or entity by reason of the exercise or existence of rights, interests or remedies under this Agreement.

     10.5. Conditions. The inclusion in this Agreement of conditions to the obligations of each Seller or Purchaser at the Closing shall not, in and of itself, be a covenant of any party hereto to satisfy the conditions to the obligations of any other party hereto at the Closing.

     10.6. References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, references in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to persons or entities include their respective successors and permitted assigns.

     10.7. Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     10.8. Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     10.9. Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

     10.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

     10.11. Governing Law. EXCEPT TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION MANDATORILY GOVERN ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF SUCH LAWS REGARDING CONFLICT OF LAWS.

     10.12. Integration. THIS AGREEMENT AND THE DOCUMENTATION TO BE EXECUTED AND DELIVERED AT THE CLOSING CONSTITUTE THE ENTIRE UNDERSTANDING BETWEEN SELLER AND PURCHASER CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE ALL NEGOTIATIONS, DISCUSSIONS, REPRESENTATIONS, PRIOR AGREEMENTS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, EXCEPT THE CONFIDENTIALITY AGREEMENT.

     10.13. Parties in Interest. Except as otherwise expressly provided herein, this Agreement is binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors, representatives, and permitted assigns. Except as otherwise expressly provided herein, no other person or entity is intended to have any benefits, rights or remedies under this Agreement nor shall any person or entity other than Purchaser and Seller be entitled to any claim, cause of action, remedy, or right of any kind under this Agreement.

     10.14. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

     10.15. Survival. The covenants, agreements, representations, warranties and indemnities contained in this Agreement shall survive the Closing of the transactions contemplated hereby; provided, however, except as to the representations and warranties made by each Seller in Sections 3.1(a), (b), (c),
(d) and (e), the representations and warranties made by each Seller in this Agreement and indemnities by each Seller associated therewith shall survive the Closing for eighteen months only.

     10.16. Arbitration. Except as provided in Section 9.1 and below in this
Section 10.16, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 10.16. Any party may submit such a dispute, controversy or claim to arbitration by notice to the other involved party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three arbitrators. Each side shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second party-appointed arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one party fails to appoint its party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum exploration and production industry. None of the arbitrators shall have been an employee or consultant to either party to the arbitration or any of their respective Affiliates, or have any financial interest in the dispute, controversy or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award consequential, punitive or similar damages except those claimed by persons other than Sellers and Purchaser for which responsibility is being allocated among the parties. Expenses in connection with the arbitration and the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the Federal Rules of Civil Procedure, shall apply to and be binding in any arbitration proceeding conducted under this Section 10.16. This
Section 10.16 does not apply to any dispute, controversy or claim in which the claimant seeks injunctive, declaratory or other equitable relief, and each party hereto reserves its right to bring such action in court, which the parties hereto agree shall be exclusively the U.S. Federal Courts sitting in the Eastern District of Louisiana and each party hereto irrevocably consents to personal jurisdiction in any and all such tribunals.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser and Sellers have executed and delivered this Agreement as of the date first set forth above.


                                                              SELLERS:

WITNESSES:                                                    HALL PARTNERS, L.P.

                                                              By: Hall Interests, Inc.
                                                                 -----------------------------------------
                                                                       its General Partner
Name: /s/ Karen Raif
     ---------------------------------------
     Karen Raif
                                                                       By: /s/ Gary L. Hall
                                                                          -----------------------------------------
Name: /s/ Leslie D. Moore                                                   Name: Gary L. Hall
     ---------------------------------------                                ---------------------------------------
     Leslie D. Moore                                                        Title: President
                                                                             --------------------------------------


WITNESSES:                                                    LPCR INVESTMENT GROUP, L.P.

                                                              By:      Hall Interests, Inc.
                                                                       --------------------------------------------
                                                                       its General Partner
Name: /s/ Karen Raif
     ---------------------------------------
     Karen Raif
                                                                       By: /s/ Gary L. Hall
                                                                          -----------------------------------------
Name: /s/ Leslie D. Moore                                                 Name:  Gary L. Hall
     ---------------------------------------                              ---------------------------------------
      Leslie D. Moore                                                     Title: President
                                                                          --------------------------------------


WITNESSES:                                                    HALL CONSULTING COMPANY, INC.

                                                              By: /s/ Gary L. Hall
                                                                 --------------------------------------------------
Name: /s/  Karen Raif                                         Name: Gary L. Hall
     ---------------------------------------                       ------------------------------------------------
     Karen Raif                                               Title: President
                                                                    -----------------------------------------------

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

WITNESSES:                                                    HALL EQUITIES, INC.

                                                              By:  /s/  Gary L. Hall
                                                                 --------------------------------------------------
Name: /s/ Karen Raif                                          Name:  Gary Hall
     ---------------------------------------                       ------------------------------------------------
     Karen Raif                                               Title: President
                                                                    -----------------------------------------------

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

                                      S-39


WITNESSES:                                                    HALL FAMILY TRUST

                                                              By:  /s/ Gary L. Hall
                                                                 --------------------------------------------------
Name: /s/ Karen Raif                                          Name:  Gary L. Hall
     ---------------------------------------                       ------------------------------------------------
     Karen Raif                                               Title: Trustee
                                                                    -----------------------------------------------

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

WITNESSES:

                                                              /s/ Bruce R. Sidner
                                                              -------------------------------------
Name: /s/ Karen Raif                                          Bruce R. Sidner
     ---------------------------------------
     Karen Raif

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

WITNESSES:

                                                              /s/ Wayne P. Hall
                                                              -------------------------------------
Name: /s/ Karen Raif                                          Wayne P. Hall
     ---------------------------------------
     Karen Raif

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

WITNESSES:

                                                              /s/ John H. Peper
                                                              -------------------------------------
Name: /s/ Karen Raif                                          John H. Peper
     ---------------------------------------
     Karen Raif

Name: Leslie D. Moore
     ---------------------------------------
      Leslie D. Moore
                                                              PURCHASER:

WITNESSES:                                                    ENERGY PARTNERS, LTD.

                                                              By: /s/ Clinton W. Coldren
                                                                 -----------------------------------------
Name:  /s/ Dina M. Bracci                                        Name:  Clinton W. Coldren
     ---------------------------------------                       ---------------------------------------
      Dina M. Bracci                                             Title:  Executive Vice President
                                                                    --------------------------------------


                                      S-40



Name: /s/ Joseph H. Leblanc
     ---------------------------------------
     Joseph N. Leblanc


     The undersigned, Nancy F. Butte (spouse of Bruce R. Sidner), Valerie A. Hall (spouse of Wayne P. Hall), and Ann M. Peper (spouse of John H. Peper), join in execution of this Agreement to commit to this Agreement their respective community property interests in the Interests of their respective spouses committed to this Agreement.

WITNESSES:

/s/ Karen Raif
--------------------------------------------                 /s/ Nancy F. Butte
Name: Karen Raif                                             Nancy F. Butte


Name: /s/ Leslie D. Moore
---------------------------------------
      Leslie D. Moore

WITNESSES:
                                                          /s/ Valerie A. Hall
Name: /s/ Karen Raif                                       Valerie A. Hall
     ---------------------------------------
     Karen Raif

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

WITNESSES:

                                                          /s/ Ann M. Peper
Name: /s/ Karen Raif                                      Ann M. Peper
     ---------------------------------------
     Karen Raif

Name: /s/ Leslie D. Moore
     ---------------------------------------
     Leslie D. Moore

                                  SCHEDULE 1-A

     Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall Partners, L.P. et al., as "Sellers", and Energy Partners, Ltd., as "Purchaser".

2.       PROPERTY:                  EAST CAMERON BLOCK 161
         SERIAL NO.:                OCS-G 15141

         Lease Description: Oil and Gas Lease effective July 1, 1995, between the United States of America, as Lessor, and Energy Development Corporation and Hardy Oil & Gas USA Inc., as Lessee, covering all of Block 161, East Cameron Area, OCS Leasing Map, Louisiana Map No. 2, INSOFAR AND ONLY INSOFAR as said lease covers the NW/4 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet true vertical depth as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well.

          Hall Partners, L.P.:
          -------------------
          Working Interest:              6.00000%              OPERATING RIGHTS
          Net Revenue Interest:          4.28000%

          LPCR Investment Group, L.P.:
          Working Interest               1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71333%

          Hall Consulting Company, Inc.:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71333%

          Hall Equities, Inc.:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71333%

          Hall Family Trust:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71334%

          Bruce R. Sidner:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71334%

          Wayne P. Hall:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71333%

          John H. Peper:
          Working Interest:              1.00000%              OPERATING RIGHTS
          Net Revenue Interest:          0.71333%


          Wells:                         OCS-G 15141 A-1 (aka #3)
                                         Production Status:    Producing
                                         OCS-G 15141 A-2 (aka #4)
                                         Production Status:    Producing

3.       PROPERTY:                  EAST CAMERON BLOCK 196
         SERIAL NO.:                OCS-G 16244

         Lease Description:         Oil and Gas Lease  effective  September 1, 1996,  between the United  States of
                                    America,  as Lessor,  and Hardy Oil & Gas USA Inc.  (predecessor in interest to
                                    Mariner  Energy,  Inc.)  and  Forcenergy  Gas  Exploration,  Inc.,  as  Lessee,
                                    covering all of Block 196,  East Cameron Area,  OCS Leasing Map,  Louisiana Map
                                    No. 2,  containing  approximately  5,000 acres,  INSOFAR AND ONLY INSOFAR as to the  depths  from  the  seafloor  down to and  including  100  feet  below  the stratigraphic  equivalent  of 3200  feet  true  vertical  depth  as seen in the
                                    Hall-Houston Oil Company OCS-G 16244 No. 2 Well.



       Hall Partners, L.P.:
       -------------------
       Working Interest:              6.00000%              OPERATING RIGHTS
       Net Revenue Interest:          4.28000%

       LPCR Investment Group, L.P.:
       Working Interest               1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71333%

       Hall Consulting Company, Inc.:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71333%

                                                        Schedule A-1 Page 2 of 6

       Hall Equities, Inc.:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71334%

       Hall Family Trust:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71333%

       Bruce R. Sidner:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71333%

       Wayne P. Hall:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71334%

       John H. Peper:
       Working Interest:              1.00000%              OPERATING RIGHTS
       Net Revenue Interest:          0.71333%

       Wells:                         OCS-G 16244 #2 (aka #A-1 ST 1)
                                      Production Status:    Producing

4.       PROPERTY:                  EAST CAMERON BLOCK 263
         SERIAL NO.:                OCS-G 15147


         Lease Description:         Oil and Gas  Lease  effective  July 1,  1995,  between  the  United  States  of
                                    America,  as Lessor,  and Hardy Oil & Gas USA Inc.  and Nippon Oil  Exploration
                                    U.S.A. Limited, as Lessee,  covering all of Block 263, East Cameron Area, South
                                    Addition,  OCS Leasing  Map,  Louisiana  Map No. 2A,  containing  approximately
                                    5,000 acres:

     o INSOFAR AND ONLY INSOFAR as said Block 263 covers the N/2NW/4SW/4 and the S/2SW/4NW/4 from those depths below 6520 feet subsea:

          Hall Partners, L.P.:
          -------------------
          Working Interest:              6.00000%              RECORD TITLE
          Net Revenue Interest:          4.49000%

          LPCR Investment Group, L.P.:


                                                        Schedule 1-A Page 3 of 6

          Working Interest               1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74834%

          Hall Consulting Company, Inc.:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74834%


          Hall Equities, Inc.:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74833%

          Hall Family Trust:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74833%

          Bruce R. Sidner:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74833%

          Wayne P. Hall:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74833%

          John H. Peper:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.74833%


          Wells:                         None

     o INSOFAR AND ONLY INSOFAR as said Block 263 covers the remaining aliquots and depths:

          Hall Partners, L.P.:
          Working Interest:              6.00000%              RECORD TITLE
          Net Revenue Interest:          4.58000%

          LPCR Investment Group, L.P.:
          Working Interest               1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76334%

          Hall Consulting Company, Inc.:
          Working Interest:              1.00000%              RECORD TITLE


                                                        schedule 1-A Page 4 of 6

          Net Revenue Interest:          0.76334%

          Hall Equities, Inc.:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76333%

          Hall Family Trust:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76333%

          Bruce R. Sidner:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76333%

          Wayne P. Hall:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76333%

          John H. Peper:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.76333%

          Wells:                         OCS-G 15147 #B-1 (aka #3)
                                         Production Status:    Producing
                                         OCS-G 15147 #B-2
                                         Production Status:    Producing

1.       PROPERTY:                  EUGENE ISLAND 247
         SERIAL NO.:                OCS-G 21111

     o Lease Description: Oil and Gas Lease effective June 1, 1999 between The United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 247, Eugene Island Area, OCS Leasing Map, Louisiana Map No. 4.

          Hall Partners, L.P.:
          Working Interest:              6.00000%              RECORD TITLE
          Net Revenue Interest:          4.88001%

          LPCR Investment Group, L.P.:
          Working Interest               1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%

          Hall Consulting Company, Inc.:

                                                        Schedule 1-A page 5 of 6

          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%

          Hall Equities, Inc.:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%

          Hall Family Trust:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%


          Bruce R. Sidner:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%


          Wayne P. Hall:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81333%

          John H. Peper:
          Working Interest:              1.00000%              RECORD TITLE
          Net Revenue Interest:          0.81334%

         Wells:                   OCS-G 21111 #1
                                  Production Status:    Junked and Abandoned
                                  OCS-G 21111 #2
                                  Production Status:    Temporarily Abandoned



                                                        Schedule 1-A Page 6 of 6

                                  SCHEDULE 1-B
                         LIST OF PIPELINES AND PLATFORMS



PIPELINES:


--------------------------------------------------------------------------------------------------------
                                                            Pipeline       Riser      Proposed    As
 SEGMENT NO.     COMES FROM          GOES TO        SIZE    W.T./Grd       W.T./Gr    LENGTH     BUILT
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
    12734      EC 161 "A" (G-15141)  EC1160 'A'      4.5     .337/ X. 42   .438 /x 42    7954'     7969'
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
    12735      EC 161 "A" (G-15141)  EC1160 'A'      4.5     .337 / x 42   .438 /x 42    7954'     7969'
--------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
    13521      EC 196 "A" (G-16244)  EC4196 SSTI 30  6.625"  .432 / GR B    .432/ GR B    1013'    1026'
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
    13086      EC 263 "B" (G-15147)  30"TETCO SSTI   6"       280 / GR B    .432 / G$R    3,462.57' 3326'
---------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------
                                                                 DOT/DOI
  R-O-W NO.        REMARKS                     Transfer Point       CP
------------------------------------------------------------------------

------------------------------------------------------------------------
   G22122   Installed November/December 200     TEPI sales PL    DOI/CP
------------------------------------------------------------------------

------------------------------------------------------------------------
   G22123   Installed November/Dece             TEPI sales PL    DOI/CP
------------------------------------------------------------------------

------------------------------------------------------------------------
     --     Lease line installed 11/01          SSTI -Sea Robin  DOI/CP
------------------------------------------------------------------------

-----------------------------------------------------------------------
     NA     Lease line                          SSTI on TETCO    DOI/CP
-----------------------------------------------------------------------

-----------------------------------------------------------------------

-----------------------------------------------------------------------

PLATFORMS:

------------------------------------------------------------------------------
               Block                Produces     Produces        Lat - Long
    OCSG #     Platform name        From         to              Platform
------------------------------------------------------------------------------




    15141      EAST CAMERON 161"A"  ECA161 "A"   EC 160 "A"      28-56'54.76  LD
               60" X 48" CAISSON                 TRANSWORLD      92-43'27.769
               30" CAISSON

    16244      EAST CAMERON 196     ECA196"A"    EC 196 SEA ROBI 28-46"31.391"
               TRI-POD 2-WELL                    SSTI 30"        92-45"29.951"









    15147      EAST CAMERON 263B    EC 263"B"   EC 263 "B" 28-26"04.440
               4-PILE 4-WELL                               92-58"23.394"











------------------------------------------------------------------------------------------------------------------------------------
# of   Helipor        Water  Crane     Platform               Platform            Platform                                  DOT/DOI
wells  size           depth  size      Capacity               Capacity            Equipment                                   CP
------------------------------------------------------------------------------------------------------------------------------------
                                        MMCF                  BOPD



  2      None          85'   1000#       EC 160 "A"           EC 160 "A"          EC 161 "A" WELL PANEL                    TRANSWORL
                                                              CONTRACT VOLUME


  1      24' x 24      100'   TON        10MM                   1500              WELL PANEL                                PPI
                                                                                  MASTER PANEL
                                                                                  30" X 10' SS TEST SEPARATOR
                                                                                  48" X 15' WATER SKIMMER
                                                                                  4' X 4' X 6' SUMP
                                                                                  10-3/4" X 6.5' FUEL SCRUBBER
                                                                                  48" X 10' VENT SCRUBBER
                                                                                  DUAL 3" GAS SALES SKID W/ CONDENSATE INJ.
                                                                                  HANOVER RENTAL COMPRESSOR 600 HP
                                                                                  TOOL HOUSE

        2 24' x 24' 167' 6010#TON       10MM                   1500               WELL PANEL                                PPI
                                                                                  MASTER PANEL
                                                                                  36" X 10' TEST SEPARATOR
                                                                                  42" X 10' PRODUCTION / TEST SEPARATOR
                                                                                  4-WELL HEADER
                                                                                  48" X 10 SKIMMER
                                                                                  20" X 6' FUEL SCRUBBER
                                                                                  48" X 8' VENT SCRUBBER
                                                                                  4' X 4' X 8' SUMP
                                                                                  3' X 8' WATER POLISHER
                                                                                  DUAL 6" GAS SALES SKID W/ CONDENSATE INJ.
                                                                                  HANOVER RENTAL COMPRESSOR 600HP
                                                                                  EMERGENCY QUARTERS
                                                                                  TOOL HOUSE

                                  SCHEDULE 1-C

     Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall Partners, L.P. et al., as "Sellers" and Energy Partners, Ltd., as "Purchaser".

1.       PROPERTY:                  EAST CAMERON BLOCK 161
         SERIAL NO.:                OCS-G 15141



          A. Farmout Agreement effective February 18, 2000, between Energy Development Corporation and Mariner Energy, Inc., as Farmors, and Hall-Houston Oil Company, as Farmee.

          B. Assignment of Operating Rights effective August 21, 2000, between Energy Development Corporation and Mariner Energy, Inc., as Assignors, and Hall-Houston Oil Company, as Assignee, which provides for Assignors to retain an aggregate 10% of 6/6ths overriding royalty interest.

          C. Operating Agreement effective February 18, 2000, between Hall-Houston Oil Company, as Operator, and Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, Wayne P. Hall, John H. Peper and Transworld Exploration and Production, Inc., as Non-Operators.

          D. Letter Agreement dated June 27, 2000 between Hall-Houston Oil Company, Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, John H. Peper and Wayne P. Hall, as partially amended by letter agreement dated September 12, 2000 between Hall-Houston Oil Company and Transworld Exploration and Production, Inc., as Non-Operators.

          E. Assignment of Overriding Royalty Interest effective August 21, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, as Assignee, which conveys a 2% of 6/6ths overriding royalty interest (such Assignee subsequently having conveyed a 1.5% of 6/6ths overriding royalty interest to Falfurrias, L.P. in that certain Assignment of Overriding Royalty Interest effective August 22, 2000, between Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee).

                                                        Schedule 1-C Page 2 of 5

          F. Production Handling Agreement dated effective February 18, 2000, between Transworld Exploration and Production, Inc., as Processor, and Hall-Houston Oil Company, Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, Wayne P. Hall, John H. Peper and Transworld Exploration and Production, Inc., as Producer.

          G. Crude Oil Contract dated September 2, 1999, between Plains Marketing, L.P. (formerly Scurlock/Permian LLC) and Hall-Houston Oil Company, as amended by Amendment dated February 1, 2001 covering East Cameron 161 (Contract #0189-1005).

          H. Right-of-Way granted as OCS-G 22122, Segment No. 12734, coming from East Cameron 161 Platform "A", Well #A-1, going to the East Cameron 160 Platform "A", 4.5" in size, being 7969' in length as built.

          I. Right-of-Way granted as OCS-G 22123, Segment No. 12735, coming from East Cameron 161 Platform "A", Well #A-2, going to the East Cameron 160 Platform "A", 4.5" in size, being 7971' in length as built.


2.       PROPERTY:                  EAST CAMERON BLOCK 196
         SERIAL NO.:                OCS-G 16244


          A. Farmout Agreement dated August 28, 2000, between Forcenergy Inc. (predecessor in interest to Forest Oil Corporation), Fidelity Oil Holdings, Inc. and Mariner Energy, Inc., as Farmors, and Hall-Houston Oil Company, as Farmee, as amended by letter agreement dated November 9, 2000.

          B. Operating Agreement dated August 28, 2000, between Hall-Houston Oil Company, as Operator, and Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, Wayne P. Hall, and John H. Peper, as Non-Operators.

          C. Letter Agreement dated June 27, 2000 between Hall-Houston Oil Company, Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, John H. Peper and Wayne P. Hall.

          D. Assignment of Operating Rights effective December 13, 2000, between Forest Oil Corporation, Fidelity Oil Holdings, Inc. and Mariner Energy, Inc., as Assignors, and Hall-Houston Oil Company, as Assignee, which

                                                        Schedule 1-C Page 2 of 5
               provides for Assignors to retain an aggregate of 10% of 6/6ths overriding royalty interest.

          E. Assignment of Overriding Royalty Interest effective December 13, 2000 between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, which conveyed a 2% of 6/6ths overriding royalty interest (such Assignee subsequently having conveyed a 1.5% of 6/6ths overriding royalty interest in favor of Falfurrias, L.P. in that certain Assignment of Overriding Royalty Interest effective December 15, 2000 between Gary L. Hall and Wayne P. Hall, as Trustees acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee).

          F. Facility Interconnect and Reimbursement Agreement dated June 18, 2001, between Sea Robin Pipeline Company and Hall-Houston Oil Company (M&R 94098).

          G. Services Agreement dated September 18, 2001 between Trunkline Gas Company and Hall-Houston Oil Company (M&R 94098).

          H. Gas Processing Agreement for the Sea Robin Gas Processing Plant dated November 26, 2001, between Hall-Houston Oil Company, Supplier, and Amerada Hess Corporation, as Plant Operator.

          I. Master Service Agreement dated September 28, 1995, between Hanover Compressor Company, as Lessor, and Hall-Houston Oil Company, as Lessee, insofar as said agreement covers Unit No. _____ (to be entered into).

          J. Pipeline Segment #13521 going from Hall-Houston Oil Company's Platform "A" in East Cameron Block 196 going to a subsea tie-in on a 30" pipeline (Segment #3321) in East Cameron 196, 6-5/8" in size, being 1,013' in length.

3.       PROPERTY:                  EAST CAMERON BLOCK 263
         SERIAL NO.:                OCS-G 15147

          A. Assignment of Record Title effective May 1, 2000, between Mariner Energy, Inc., as Assignor, and Hall-Houston Oil Company, as Assignee, with a 5% of 6/6ths overriding royalty interest reserved by Assignor therein.

                                                        Schedule 1-C Page 3 of 5

          B. Operating Agreement effective May 1, 2000, between Hall-Houston Oil Company, as Operator, and Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, Wayne P. Hall, and John H. Peper, as Non-Operators.

          C. Letter Agreement dated June 27, 2000 between Hall-Houston Oil Company, Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, John H. Peper and Wayne P. Hall.

          D. Assignment of Overriding Royalty Interest effective May 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, which conveys a 2% of 6/6ths overriding royalty interest (such Assignee subsequently having conveyed a 1.5% of 6/6ths overriding royalty interest in favor of Falfurrias, L.P. in that certain Assignment of Overriding Royalty Interest effective May 1, 2000, between Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee).

          E. Assignment of Overriding Royalty Interest to be made by Hall-Houston Oil Company in favor of Tom Englehart, creating a 1.5% of 6/6ths overriding royalty interest limited to the N/2NW/4SW/4 and the S/2SW/4NW/4 of said Block 263 as to those depths below 6520' subsea.

          F. Facilities Interconnect and Reimbursement Agreement dated February 1, 2001, between Texas Eastern Transmission and Hall-Houston Oil Company (M&R 73281).

          G. Operations and Maintenance Agreement dated April 5, 2001 between Duke Energy Operating Company and Hall-Houston Oil Company (M&R 73274).

          H. Contract Gas Compressor Services Agreement dated April 10, 2001 between Production Operators, Inc. and Hall-Houston Oil Company.

          I. Crude Oil Purchase Contract effective September 2, 1999 between Scurlock Permian, L.L.C. (predecessor in interest to Plains Marketing, L.P.) and Hall-Houston Oil Company, Contract No. 0189-1005, insofar as said agreement is amended by letter agreement effective July 1, 2001 covering the East Cameron Block 263 property.

                                                       Schedule 1-C  Page 4 of 5

          J. Pipeline Segment # 13086 going from East Cameron 263 Platform "B" going to a subsea tie-in on a 30" Texas Eastern Transmission Company pipeline in East Cameron 160, 6" in size, being 3326.04' in length as built.

          K. Assignment and Bill of Sale effective August 25, 2000, between El Paso Production GOM Inc., as Assignor, and Hall-Houston Oil Company, as Assignee, regarding the purchase of the East Cameron 280 "A" Platform for use as the East Cameron 263 "A" Platform.

          L.   Supplemental Bonds in the aggregate of $1,100,000.

4.       PROPERTY:                  EUGENE ISLAND 247
         SERIAL NO.:                OCS-G 21111


          A. Operating Agreement effective June 1, 1999 between Hall-Houston Oil Company, as Operator, and Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, John H. Peper, PetroPro Energy Partners, L.P., and Wayne P. Hall, as Non-Operators.

          B. Letter Agreement dated June 27, 2000 between Hall-Houston Oil Company, Hall Partners, L.P., LPCR Investment Group, L.P., Hall Consulting Company, Inc., Hall Equities, Inc., Hall Family Trust, Bruce R. Sidner, John H. Peper, PetroPro Energy Partners, L.P. and Wayne P. Hall.

          C. Assignment of Overriding Royalty Interest effective June 1, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, as Assignee, which conveyed a 2% of 6/6ths overriding royalty interest (such Assignee subsequently having conveyed all of its interest in that certain Assignment of Overriding Royalty Interest effective June 1, 1999, between Gary L. Hall and Wayne P. Hall, as Trustees acting on behalf of the Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee).

          D.   Supplemental Bond of $300,000.

INSERT NOTARIZATION FORM???????

                                  SCHEDULE 2.1
                                       to
                           Purchase and Sale Agreement
                             dated December 16, 2001
                          between Hall Partners, L.P.,
                             et al., as Sellers, and
                             Energy Partners, Ltd.,
                                  as Purchaser


             Seller                   $9 Buyer Warrants      $11 Buyer Warrants          Earnout Consideration
             ------                   -----------------      ------------------          ---------------------

Hall Partners, L.P.                     57,691.5                  173,074.5                        11.5383% of Earnout

LPCR Investment Group. L.P.              9,615.5                   28,846.5                         1.9231% of Earnout

Hall Consulting Company, Inc.            9,615.5                   28,846.5                         1.9231% of Earnout

Hall Equities, Inc.                      9,615.5                   28,846.5                         1.9231% of Earnout

Hall Family Trust                        9,615.5                   28,846.5                         1.9231% of Earnout

Bruce R. Sidner                          9,615.5                   28,846.5                         1.9231% of Earnout

Wayne P. Hall                            9,615.5                   28,846.5                         1.9231% of Earnout

John H. Peper                            9,615.5                   28,846.5                         1.9231% of Earnout
                                         -------                   --------                         ------------------

                                       125,000                    375,000                          25% of Earnout






                                                       Schedule 1-C  Page 5 of 5

                                 SCHEDULE 3.1(a)



                       Assignments in Non-Approvable Form




                                      NONE

                                 SCHEDULE 3.1(m)



                    Outstanding Authorities for Expenditures





                                      None

                                 SCHEDULE 3.1(n)
                                   Imbalances


                                        As of November 1, 2001
                                        -----------------------
                                          MMBTU's  Settlement
                                          Over / (Under)    Value

Hall Partner's, L.P.

         East Cameron 161 A-1             (579)             ($6,121.96)
         East Cameron 161 A-2             1,107              $5,673.80

LPCR Investment Group, L.P.

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Hall Consulting Company, L.P.

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Hall Equities, Inc.

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Hall Family Trust

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Bruce R. Sidner

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Wayne P. Hall

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

John H. Peper

         East Cameron 161 A-1             (96)              ($1,020.33)
         East Cameron 161 A-2             184                $945.64

Hall-Houston Oil Company Employee Royalty Trust

         Not Applicable

Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust

         South Timbalier 185 A-6                     ????????????
                                                     ------------

Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust

         Not Applicable

The settlement values for East Cameron 161 A-1 & A-2 were calculated in accordance with the terms of the Production Handling Agreement. (See Schedule 1-C, Item #1G.)

(Cheyenne Petroleum Company has been contacted about imbalances relative to the 1996 E & D ORRI; however, they were unaware of the current imbalance position relative to their takes.)

                                 SCHEDULE 3.1(o)

     Attached to the Purchase and Sale Agreement dated December 16, 2001, between Hall Partners, L.P. et al., as "Sellers," and Energy Partners, Ltd., as "Purchaser."



                              SCHEDULE OF CONSENTS


----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

                                                                         DATE                PARTIES FROM WHOM CONSENTS ARE
                                                 TYPE OF                 OF                  REQUIRED
OCS-G#            AREA/BLOCK                     AGREEMENT               AGREEMENT
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

G-15141           East Cameron 161               Farmout Agreement       02/18/00            Energy Development Co. &
                                                                                             Mariner Energy, Inc.
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

                                                 Operating Agreement     02/18/00            Transworld Exploration and
                                                                                             Production, Inc., Hall
                                                                                             Partners, L.P., LPCR Investment
                                                                                             Group, Inc., Hall Consulting
                                                                                             Company, Inc., Hall Equities,
                                                                                             Inc., Hall Family Trust, Bruce
                                                                                             R. Sidner, Wayne P. Hall and
                                                                                             John P. Peper
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

G-16244           East Cameron 196               Farmout Agreement       08/28/00            Forest Oil Corporation,
                                                                                             Fidelity Oil Holdings, Inc. and
                                                                                             Mariner Energy, Inc.
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

                                                 Operating Agreement     08/28/00            Hall Partners, L.P., LPCR
                                                                                             Investment Group, Inc., Hall
                                                                                             Consulting Company, Inc., Hall
                                                                                             Equities, Inc., Hall Family
                                                                                             Trust, Bruce R. Sidner, Wayne
                                                                                             P. Hall and John P. Peper
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

G-15147           East Cameron 263               Operating Agreement     05/01/00            Hall Partners, L.P., LPCR
                                                                                             Investment Group, Inc., Hall
                                                                                             Consulting Company, Inc., Hall
                                                                                             Equities, Inc., Hall Family
                                                                                             Trust, Bruce R. Sidner, Wayne
                                                                                             P. Hall and John P. Peper
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------
12/19/01                                                             Page 1 of 2

----------------- ------------------------------ ----------------------- ------------------- ---------------------------------

G-21111           Eugene Island 247              Operating Agreement     06/01/99            Hall Partners, L.P., LPCR
                                                                                             Investment Group, Inc., Hall
                                                                                             Consulting Company, Inc., Hall
                                                                                             Equities, Inc., Hall Family
                                                                                             Trust, Bruce R. Sidner, Wayne
                                                                                             P. Hall and John P. Peper
----------------- ------------------------------ ----------------------- ------------------- ---------------------------------




12/19/01                                                             Page 2 of 2

                                               EXHIBIT A

                              FINAL SETTLEMENT STATEMENT



        Seller:                    Hall Partners, L.P.
                                   -----------------------------------------
        Buyer:                     Energy Partners, Ltd.

        Effective Date:            November 1, 2001 7:00 am

        Closing Date:
                                   -----------------------------------------
        Property Description:      Seller's right, title and interest in and
                                   to the Oil and Gas Lease, Lands, and wells, together with the equipment and facilities appurtenant to the lease located at:
                                   East Cameron 196 OCS-G 16244
                                   East Cameron 161 OCS-G 15141
                                   East Cameron 263 OCS-G 15147
                                   Eugene Island 247 OCS-G 21111


--------------------------------------------------------------------------------

Cash Purchase Price:
        Working Interest:                                                None


ADJUSTMENTS:

Increases to Purchase Price:


           Seller's Net Revenue Interest Share of
            Merchantable Oil produced from Leases and in
            Storage at the Effective Time (Section 2.2(a)(ii))            $0

           Seller's Working Interest Share of
            Post-Effective Direct Capital Expenses
            paid by the Seller: (Sec 2.2(a)(ii))                          $0

           Seller's Working Interest Share of
            Post-Effective Direct Lease Operating Expenses
            paid by the Seller: (Sec 2.2(a)(ii))                          $0

           Seller's Working Interest Share of
            Post-Effective Third Party Direct G & A Expenses
            paid by the Seller: (Sec 2.2(a)(ii))                          $0

           Seller's Working Interest Share of
            Post-Effective Insurance Premiums
            paid by the Seller: (Sec 2.2(a)(iii))                         $0

           Seller's Working Interest Share of
            Net Undertaken Imbalances as of
            the Effective Time (Section 2.2(a)(iv))                       $0



                                                            -----------------
                                                            -----------------
           Total Increases:                                               $0
                                                            =================

   Decreases to Purchase Price:


           Seller's Net Revenue Interest Share of
            Post-effective related Proceeds
            received by the Seller: (Sec 2.2(b)(i))                       $0

           Post-effective related Proceeds related
            to the sale in any portion on Interest (Sec 2.2(b)(ii))       $0

           Amount related to any Casualty Loss pursuant to
             Section 5.6 of the Agreement                                 $0

                                                            -----------------
                                                            -----------------
           Total Decreases:                                               $0
                                                            =================


                                                                                  -------------------

    Total  Adjustments to Purchase Price:                                                         $0



Adjusted Cash Purchase Price:                                                                     $0


                                                                                  -------------------
Amount Due From/(To) Buyer:                                                                       $0
                                                                                  ===================



Purchase Price Allocated to be Paid in Cash:                                                      $0
                                                                                  -------------------
                                                                                  -------------------
Purchase Price Allocated to be Paid in Shares of Purchaser Stock:                                 $0
                                                                                  -------------------






Buyer's Initials:
                                  --------------------------




Seller's Initials:
                                  --------------------------

                                   EXHIBIT B-1


                         ASSIGNMENT OF OIL AND GAS LEASE
                                AND BILL OF SALE

                                                     [______________ Block ___]
                                                                   OCS-G _______
THE UNITED STATES OF AMERICA '
                             '
OUTER CONTINENTAL SHELF      '
                             '
OFFSHORE LOUISIANA           '


     This Assignment of Oil and Gas Lease and Bill of Sale (this "Assignment"), dated effective as of 7:00 a.m. Houston, Texas Time, on November 1, 2001 (the "Effective Time"), is from [list one or more Assignors here and their respective addresses and taxpayer identification numbers] ("Assignor," whether one or more), to [___________________], a _________ corporation ("Assignee"), the address for which is _____________________ and the Taxpayer Identification No. for which is ______________.

                              W I T N E S S E T H:
                               - - - - - - - - - -

     For One Thousand and No/100 Dollars ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, the following properties and assets (the "Interests"):

          (a) the interests of Assignor set forth in Schedule 1-A in and to the oil and gas lease more particularly described in Schedule 1-A (the "Lease");

          (b) an equal undivided interest in all oil, gas, injection or disposal wells (including, without limitation, the interest of Assignor in the wells described on Schedule 1-A hereto), equipment, fixtures, platforms, pipelines, and other personal property and improvements (including, without limitation, plants, gathering and processing systems and salt water disposal systems) which are located on, appurtenant to or used in connection with the Lease (the "Equipment");

          (c) all of Assignor's right, title, and interest in all contracts, escrowed funds for the abandonment of the Interests, agreements, instruments, payout balances, commitments, licenses, permits, easements, rights-of-way, and other rights of Assignor relating to the Lease and the Equipment, together with all of

     Assignor's rights, claims and causes of action, if any, under such items existing or arising at or after the Effective Time, including, without limitation, the contracts specifically described in Exhibit A hereto (collectively, the "Contracts");

          (d) all of Assignor's right, title and interest in oil, gas, condensate, natural gas liquids, related hydrocarbons, and other minerals produced, on or after the Effective Time, from or attributable to the Lease, including, without limitation, all oil in storage (all the foregoing in this clause (d), collectively, "Substances");

          (e) all accounts of Assignor, including, without limitation, the share of each Assignor in any gas imbalance, makeup obligation, abandonment escrow account, instrument, general intangible, lien, or security interest, arising from the sale or other disposition, on or after the Effective Time, of any Substances; and

          (f) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration), all information, books, records, files, muniments of title, reports documents and materials of Assignor that are related to the portion of the Interests of Assignor described in clauses (a) - (e) above, including, without limitation, (i) all reservoir, land, lease, prospect, well, operation, and production files, drilling reports and other data including geological, engineering, and geophysical data, (ii) maps, logs, core analyses, and formation tests; (iii) production records; and
     (iv) title and contract files.

     TO HAVE AND TO HOLD, the Interests unto Assignee, its successors and assigns, forever, subject to the terms, exceptions and provisions of the Contracts affecting part or all of the Interests and subject to the following terms, exceptions and other provisions:

     1. Special Warranty. Assignor binds and obligates itself, and its heirs, personal representatives, successors and assigns, to warrant and forever defend title to the Interests unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, even as to the return of the purchase price or other consideration, but with full substitution and subrogation of Assignee, and all persons claiming by, through and under Assignee, to the extent assignable, in and to all warranties of Assignor's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state in or offshore from which the Lease is located and all rights of actions or warranty against all former owners of the Interests.

     2. Further Disclaimers. Assignor and Assignee agree that, to the extent required by applicable law to be operative, the disclaimers of certain warranties contained in this paragraph are "conspicuous" disclaimers. EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT (AS SUCH TERM IS DEFINED HEREINAFTER), ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR

WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO
() THE CONDITION OF THE EQUIPMENT (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR FREEDOM FROM REDHIBITORY VICES), AND () ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR RELATED TO QUANTITY OR QUALITY OF RESERVES OF SUBSTANCES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUBSTANCES, THE VALUE OF SUBSTANCES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL PRODUCTION OF SUBSTANCES AFTER DELIVERY OF THIS ASSIGNMENT. As used in the disclaimer provisions of this Section 2.2, "Assignor" shall include Assignor's agents, representatives and consultants.

     3. Assumption of Obligations. Without in any manner intending to limit, modify or supersede provisions of the Purchase Agreement regarding the assumption of obligations by Assignee, Assignee hereby expressly assumes, and agrees to perform on a timely basis, all obligations of Assignor accruing subsequent to the Effective Time under the terms of the Contracts listed in
Schedule 1-C attached hereto.

     4. Successors and Assigns. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

     5. No Third Party Beneficiaries. Except as expressly provided herein, this Assignment is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

     6. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES THEREOF WITH REGARD TO ANY CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     7. Schedules. All Schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. Unless provided otherwise, all recording references in such Schedules are to the appropriate records of the United States Department of Interior, Minerals Management Service or the parishes in or offshore from which the Lease is located.

     8. Captions. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

     9. Counterparts. This Assignment may be executed in one or more originals, each of which shall be an original and which taken together shall constitute the same instrument.

     10. Governmental Assignments. Separate assignments of certain parts of the Interests may be executed on officially approved forms by Assignor in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Any such assignments shall be deemed to contain the special or limited warranty of Assignor and all of the exceptions, reservations, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same as, and not in addition to, the Interests conveyed herein.

     11. Purchase Agreement. This Assignment is made and accepted pursuant to all of the terms, conditions and provisions of that certain Purchase and Sale [and Debt Exchange] Agreement between Assignor [,others] and Assignee, dated as of December 16, 2001 (the "Purchase Agreement"). In the event any of the terms and provisions of this Assignment conflict with the terms and provisions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail.

     EXECUTED in the presence of the undersigned competent witnesses on ______________, 2002, to be effective for all purposes as of the Effective Time, subject to the approval by the United States Department of Interior, Minerals Management Service.

WITNESSES TO ALL SIGNATURES:                ASSIGNOR:

______________________________              [LIST ALL]

------------------------------
Printed Name of Witness                     By:_______________________________


                                            ASSIGNEE:

                                            [LIST NAME HERE]
--------------------------------

--------------------------------
Printed Name of Witness                     By:_______________________________



STATE OF ________            '
                             '
COUNTY/PARISH OF _________   '

     On this ____ day of _____________, 2002, before me appeared _________________ to me personally known, who being by me fully sworn, did say that he is the ______________ of _________________, and that the foregoing instrument was signed on behalf of such _____________ by authority of its ______________ and that _______________ acknowledged the instrument to be the free act and deed of such ______________.



                                           ------------------------------------
                                           Notary Public in and for
                                           the State of _________

[INSERT ACKNOWLEDGEMENTS FOR ALL PARTIES HERE]

                                  SCHEDULE 1-A

     Attached to and made a part of that certain Assignment of Oil and Gas Lease and Bill of Sale effective November 1, 2001 between ___________, as Assignor, and ______________, as Assignee.


THE LEASE:

         Oil and Gas Lease effective [legal description of lease here]



         RECORD TITLE INTEREST:     _____________


         NET REVENUE INTEREST:      _____________

         Wells:                     OCS-G _________ #___

                                  SCHEDULE 1-C

     Attached to and made a part of that certain Assignment of Oil and Gas Lease and Bill of Sale effective November 1, 2001 between ___________, as Assignor, and ______________, as Assignee.


                                    CONTRACTS

1.       The aforementioned Oil and Gas Lease.

2.

3

4.

5

                                   EXHIBIT B-2


                         ASSIGNMENT OF OPERATING RIGHTS
                                AND BILL OF SALE

                                                      [______________ Block ___]
                                                                   OCS-G _______
THE UNITED STATES OF AMERICA '
                             '
OUTER CONTINENTAL SHELF      '
                             '
OFFSHORE LOUISIANA           '


     This Assignment of Operating Rights and Bill of Sale (this "Assignment"), dated effective as of 7:00 a.m. Houston, Texas Time, on November 1, 2001 (the "Effective Time"), is from [list one or more Assignors here and their respective addresses and taxpayer identification numbers] ("Assignor," whether one or more), to [___________________], a _________ corporation ("Assignee"), the address for which is _____________________ and the Taxpayer Identification No. for which is ______________.

                              W I T N E S S E T H:
                               - - - - - - - - - -

     For One Thousand and No/100 Dollars ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, the following properties and assets (the "Interests"):

          (a) the operating rights interests of Assignor set forth in Schedule 1-A in and to the oil and gas lease more particularly described in Schedule 1-A (the "Lease");

          (b) an equal undivided interest in all oil, gas, injection or disposal wells (including, without limitation, the interest of Assignor in the wells described on Schedule 1-A hereto), equipment, fixtures, platforms, pipelines, and other personal property and improvements (including, without limitation, plants, gathering and processing systems and salt water disposal systems) which are located on, appurtenant to or used in connection with the Lease (the "Equipment");

          (c) all of Assignor's right, title, and interest in all contracts, escrowed funds for the abandonment of the Interests, agreements, instruments, payout balances, commitments, licenses, permits, easements, rights-of-way, and other rights of Assignor relating to the Lease and the Equipment, together with all of Assignor's rights, claims and causes of action, if any, under such items existing or arising at or after the Effective Time, including, without limitation, the contracts specifically described in Exhibit A hereto (collectively, the "Contracts");

          (d) all of Assignor's right, title and interest in oil, gas, condensate, natural gas liquids, related hydrocarbons, and other minerals produced, on or after the Effective Time, from or attributable to the Lease, including, without limitation, all oil in storage (all the foregoing in this clause (d), collectively, "Substances");

          (e) all accounts of Assignor, including, without limitation, the share of each Assignor in any gas imbalance, makeup obligation, abandonment escrow account, instrument, general intangible, lien, or security interest, arising from the sale or other disposition, on or after the Effective Time, of any Substances; and

          (f) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration), all information, books, records, files, muniments of title, reports documents and materials of Assignor that are related to the portion of the Interests of Assignor described in clauses (a) - (e) above, including, without limitation, (i) all reservoir, land, lease, prospect, well, operation, and production files, drilling reports and other data including geological, engineering, and geophysical data, (ii) maps, logs, core analyses, and formation tests; (iii) production records; and
     (iv) title and contract files.

     TO HAVE AND TO HOLD, the Interests unto Assignee, its successors and assigns, forever, subject to the terms, exceptions and provisions of the Contracts affecting part or all of the Interests and subject to the following terms, exceptions and other provisions:

     1. Special Warranty. Assignor binds and obligates itself, and its heirs, personal representatives, successors and assigns, to warrant and forever defend title to the Interests unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, even as to the return of the purchase price or other consideration, but with full substitution and subrogation of Assignee, and all persons claiming by, through and under Assignee, to the extent assignable, in and to all warranties of Assignor's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state in or offshore from which the Lease is located and all rights of actions or warranty against all former owners of the Interests.

     2. Further Disclaimers. Assignor and Assignee agree that, to the extent required by applicable law to be operative, the disclaimers of certain warranties contained in this paragraph are "conspicuous" disclaimers. EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT (AS SUCH TERM IS DEFINED HEREINAFTER), ASSIGNOR HEREBY

EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO () THE CONDITION OF THE EQUIPMENT (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR FREEDOM FROM REDHIBITORY VICES), AND () ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR RELATED TO QUANTITY OR QUALITY OF RESERVES OF SUBSTANCES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUBSTANCES, THE VALUE OF SUBSTANCES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL PRODUCTION OF SUBSTANCES AFTER DELIVERY OF THIS ASSIGNMENT. As used in the disclaimer provisions of this Section 2.2, "Assignor" shall include Assignor's agents, representatives and consultants.

     3. Assumption of Obligations. Without in any manner intending to limit, modify or supersede provisions of the Purchase Agreement regarding the assumption of obligations by Assignee, Assignee hereby expressly assumes, and agrees to perform on a timely basis, all obligations of Assignor accruing subsequent to the Effective Time under the terms of the Contracts listed in
Schedule 1-C attached hereto.

     4. Successors and Assigns. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

     5. No Third Party Beneficiaries. Except as expressly provided herein, this Assignment is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

     6. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES THEREOF WITH REGARD TO ANY CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     7. Schedules. All Schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. Unless provided otherwise, all recording references in such Schedules are to the appropriate records of the United States Department of Interior, Minerals Management Service or the parishes in or offshore from which the Lease is located.

     8. Captions. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

     9. Counterparts. This Assignment may be executed in one or more originals, each of which shall be an original and which taken together shall constitute the same instrument.

     10. Governmental Assignments. Separate assignments of certain parts of the Interests may be executed on officially approved forms by Assignor in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Any such assignments shall be deemed to contain the special or limited warranty of Assignor and all of the exceptions, reservations, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same as, and not in addition to, the Interests conveyed herein.

     11. Purchase Agreement. This Assignment is made and accepted pursuant to all of the terms, conditions and provisions of that certain Purchase and Sale [and Debt Exchange] Agreement between Assignor [,others] and Assignee, dated as of December 16, 2001 (the "Purchase Agreement"). In the event any of the terms and provisions of this Assignment conflict with the terms and provisions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail.

     EXECUTED in the presence of the undersigned competent witnesses on ______________, 2002, to be effective for all purposes as of the Effective Time, subject to the approval by the United States Department of Interior, Minerals Management Service.

WITNESSES TO ALL SIGNATURES:                ASSIGNOR:

______________________________              [LIST ALL]

------------------------------
Printed Name of Witness                     By:_______________________________


                                            ASSIGNEE:

                                            [LIST NAME HERE]
--------------------------------

--------------------------------
Printed Name of Witness                     By:_______________________________



STATE OF ________            '
                             '
COUNTY/PARISH OF _________   '

     On this ____ day of _____________, 2002, before me appeared _________________ to me personally known, who being by me fully sworn, did say that he is the ______________ of _________________, and that the foregoing instrument was signed on behalf of such _____________ by authority of its ______________ and that _______________ acknowledged the instrument to be the free act and deed of such ______________.



                                 ------------------------------------
                                 Notary Public in and for
                                 the State of _________

[INSERT ACKNOWLEDGEMENTS FOR ALL PARTIES HERE]

                                  SCHEDULE 1-A

     Attached to and made a part of that certain Assignment of Operating Rights and Bill of Sale effective November 1, 2001 between ___________, as Assignor, and ______________, as Assignee.


THE LEASE:

         Oil and Gas Lease effective [legal description of lease here]



         OPERATING RIGHTS: _____________


         NET REVENUE INTEREST:      _____________

         Wells:                     OCS-G _________ #___

                                  SCHEDULE 1-C

     Attached to and made a part of that certain Assignment of Operating Rights and Bill of Sale effective November 1, 2001 between ___________, as Assignor, and ______________, as Assignee.


                                    CONTRACTS

1.       The aforementioned Oil and Gas Lease.

2.

3

4.

                                                                     Exhibit G-2
                                                             to Merger Agreement


          This Agreement requires that EACH Seller indemnify Purchaser and certain other parties and that Purchaser indemnify each
               Seller and certain other parties. Such requirements
                          are found in Section 9.6 and
                  Section 9.7, respectively, of this Agreement

--------------------------------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT


                                     between


                  HALL-HOUSTON 1996 EXPLORATION AND DEVELOPMENT
                        FACILITY OVERRIDING ROYALTY TRUST
                                       AND
            HALL-HOUSTON OIL COMPANY 2000 EXPLORATION AND DEVELOPMENT
                        FACILITY OVERRIDING ROYALTY TRUST
                                   ("sellers")


                                       AND


                              ENERGY PARTNERS, LTD.
                                  ("Purchaser")


                                December 16, 2001


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I           PURCHASE AND SALE........................................ 1
         1.1        Purchase and Sale........................................ 1
         1.2        Interests................................................ 1
         1.3        Effective Time........................................... 2

ARTICLE II          PURCHASE PRICE........................................... 2
         2.1        Purchase Price........................................... 2
         2.2        Adjustment to Cash Purchase Price........................ 2
         2.3        Payment of Adjusted Purchase Price....................... 3

ARTICLE III         REPRESENTATIONS AND WARRANTIES........................... 3
         3.1        Representations and Warranties by Sellers................ 3
         3.2        Representations and Warranties by Purchaser.............. 6

ARTICLE IV          COVENANTS................................................ 8
         4.1        Covenants of Seller...................................... 8
         4.2        Covenants of Purchaser................................... 9

ARTICLE V           REVIEW BY PURCHASER......................................10
         5.1        Due Diligence............................................10
         5.2        Defensible Title.........................................10
         5.3        Waiver of Consumer Rights................................11

ARTICLE VI          CONDITIONS TO CLOSING....................................11
         6.1        Conditions to Obligations of Sellers.....................11
         6.2        Conditions to Obligations of Purchaser...................12

ARTICLE VII         CLOSING..................................................13
         7.1        Closing Date.............................................13
         7.2        Closing Obligations......................................13
         7.3        Transfer of Risk of Loss.................................14

ARTICLE VIII        TERMINATION..............................................14
         8.1        Termination..............................................14
         8.2        Liabilities Upon Termination.............................15

ARTICLE IX          OBLIGATIONS AFTER CLOSING................................15
         9.1        Post-Closing Adjustments.................................15
         9.2        Subsequent Adjustments...................................16
         9.3        Reservation of Claims....................................16

                                TABLE OF CONTENTS
                                  (continued)
                                                                            Page


         9.4        Files and Records........................................16
         9.5        Further Assurances.......................................17
         9.6        Assumption and Indemnity.................................17
         9.7        Express Negligence.......................................19
         9.8        Indemnification Procedure................................19
         9.9        Allocation of Proceeds...................................20
         9.10       Termination of Confidentiality Agreement.................20

ARTICLE X           MISCELLANEOUS............................................20
         10.1       Notices..................................................20
         10.2       Expenses.................................................21
         10.3       Amendment................................................21
         10.4       Assignment...............................................21
         10.5       Conditions...............................................21
         10.6       References...............................................21
         10.7       Articles and Sections....................................22
         10.8       Number and Gender........................................22
         10.9       Incorporation of Schedules and Exhibits..................22
         10.10      Counterparts.............................................22
         10.11      Governing Law............................................22
         10.12      Integration..............................................22
         10.13      Parties in Interest......................................23
         10.14      Severability.............................................23
         10.15      Survival.................................................23
         10.16      Arbitration..............................................23

                                TABLE OF CONTENTS
                                  (continued)
                                                                            Page



                        LISTING OF SCHEDULES AND EXHIBITS

Schedule 1-A       -      Listing of Leases and Wells, including Overriding
                          Royalty Interests of Each Seller
Schedule 1-B       -      Assignments of Overriding Royalty Interests in favor

Schedule 2.1       -      Allocation of Purchase Price among Sellers
Schedule 3.1(a)    -      Assignments Not Approved by MMS

Exhibit A          -      Form of Preliminary Closing Statement
Exhibit B          -      Form of Assignment of Overriding Royalty Interests

                           PURCHASE AND SALE AGREEMENT


     This PURCHASE AND SALE AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time in accordance with applicable provisions hereof, this "Agreement") dated December 16, 2001, is between Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, a trust established under the laws of the State of Texas, Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, a trust established under the laws of the State of Texas (collectively, "Sellers" and individually a "Seller"), and Energy Partners, Ltd., a Delaware corporation ("Purchaser").

     In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1. Purchase and Sale. In accordance with the terms of this Agreement, each Seller agrees to sell the interests, rights, and property of such Seller described in Section 1.2 (collectively as to all Sellers, the "Interests") to Purchaser and Purchaser agrees to purchase the Interests from Sellers.

     1.2. Interests. The following interests, rights, and property, collectively as to all Sellers, comprise the Interests:

     (a) the overriding royalty interests of each Seller listed in Schedule 1-A (each an "ORI") relating to the oil and gas leases described in such
Schedule 1-A, as therein limited in depths or aerial extent (collectively, the "Leases");

     (b) all right, title, and interest of each Seller in oil, gas, condensate, natural gas liquids, related hydrocarbons, and other minerals produced, on or after the Effective Time, from or attributable to the Leases and attributable to the ORIs of such Seller, including all oil in storage as described in clause (i) of Section 2.2(a) (all of the foregoing in this clause
(b), collectively, "Substances");

     (c) all accounts of each Seller, including the share of each Seller in any instrument, general intangible, lien or security interest, arising from the sale or other disposition, on or after the Effective Time, of any of the items described in this Section 1.2 (the "Accounts"); provided, however, this clause shall not entitle any Seller to make any disposition of any portion of the Interests of such Seller not otherwise permitted under other provisions of this Agreement; and

     (d) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration), all information, books, records, files, muniments of title, reports, documents and materials of each Seller that are related to the portion of the Interests of such Seller described in clauses (a)-(c) of this Section 1.2, (all of the foregoing in this clause (d), collectively, the "Records").

     1.3. Effective Time. The purchase and sale of the Interests shall be effective for all purposes on November 1, 2001, at 7:00 a.m., Central Standard time (the "Effective Time").

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1. Purchase Price. The purchase price for the Interests (the "Purchase Price") is $1,100,002.41 in cash (the "Cash Purchase Price") and 574,931 shares of Purchaser Common Stock (as defined in Section 3.1(1)) (the "Stock Purchase Price"). The Cash Purchase Price and the Stock Purchase Price are allocable among the Sellers as set forth in Schedule 2.1.

     2.2. Adjustment to Cash Purchase Price. The Cash Purchase Price shall be adjusted as provided in this Section 2.2 and the resulting amount shall be referred to as the "Adjusted Purchase Price." Not less than five (5) days prior to the Closing Date (as defined in Section 2.1), Seller shall deliver to Purchaser a preliminary closing statement (the "Preliminary Closing Statement"), substantially in the form of Exhibit A, setting forth adjustments to the Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry.

     (a) The Cash Purchase Price, as allocated to each Seller on Schedule
2.1, shall be increased by an amount equal to the product of (i) the relevant Seller's relevant ORI share of the quantity of merchantable oil produced from or allocable to the Leases and in storage at the Effective Time and not sold or disposed of prior to the Closing (as defined in Section 2.1), multiplied by (ii) the market price for such oil at the Effective Time, with such product being reduced by an amount equal to the sum of all applicable taxes;

     (b) The Cash Purchase Price, as allocated to each Seller on Schedule 2.1, shall be decreased by the following:

          (i) an amount equal to the sum of net proceeds (being gross proceeds less applicable taxes, other than income taxes, actually paid by the relevant Seller or deducted in any remittance of proceeds to the relevant Seller) or other value received by the relevant Seller for the sale or disposition of Substances, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities, produced after the Effective Time and allocable to any of the ORI of the relevant Seller; and


          (ii) an amount equal to the proceeds or other value (in excess of reasonable and necessary transaction costs, including fees and expenses of attorneys, accountants, engineers and other professionals) received by the relevant Seller for the sale or disposition, after the Effective Time, of any portion of the Interests of the relevant Seller; provided, however, provision for such adjustment shall not entitle any Seller to make any disposition of any of the Interests not otherwise permitted under other provisions of this Agreement.

     2.3. Payment of Adjusted Purchase Price. At the Closing, Purchaser shall pay to each Seller (by wire transfer to an account of such Seller designated in writing by such Seller received by Purchaser no less than two (2) days prior to the Closing Date) an amount, in immediately available funds, equal to the portion of the Cash Purchase Price allocated to such Seller as adjusted on the basis of the Preliminary Closing Statement, and shall deliver to each Seller one or more certificates evidencing as registered in the name of such Seller on the books of Purchaser the number of shares of the Stock Purchase Price due to such Seller.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties by Sellers. Each Seller, severally and not jointly, represents and warrants to Purchaser (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing, to the extent provided below in this Section 3.1 and in Section 10.15) that:

     (a) Such Seller is a trust duly created and existing under the laws of the State of Texas. Such Seller has and will have as of the Closing Defensible Title (as defined in Section 5.2) to the Interests of such Seller; provided, however, as to that portion of the Interests of such Seller relating to South Timbalier Blocks 184 and 185 other than that acquired by Hall-Houston Oil Company ("HHOC") from CNG Producing Company, such warranty is expressly limited to claims arising by, through or under such Seller or HHOC, Notwithstanding the preceding sentence or any other provision of this Agreement to the contrary, for purposes of Section 9.6 and otherwise subsequent to the Closing, such Seller warrants and agrees to defend title to the Interests of such Seller unto Purchaser, its successors, and permitted assigns against the lawful claims of all persons or entities claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise. Except as set forth in Schedule 3.1(a), all prior assignments of interests in any of the Leases or other Interests in the chain of title to the Interests of such Seller have been approved by the United States of America, Department of Interior, Minerals Management Service (the "MMS").

     (b) Such Seller has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) The execution, delivery and performance by such Seller of this Agreement and the documentation to be executed and delivered by such Seller at the Closing have been authorized by all necessary action on the part of such Seller. Execution, delivery and performance by such Seller of this Agreement do not, and execution, delivery and performance by such Seller of the documentation to be executed and delivered by such Seller at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or be in conflict with any (A) agreement, instrument, judgment, order, decree, law or regulation applicable to such Seller or the Interests of such Seller or (B) any provision of the trust agreement of any Seller or (ii) result in the creation of any lien or other encumbrance on the Interests of such Seller.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by such Seller at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of such Seller enforceable according to their respective terms.

     (e) No suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation is pending or, to the knowledge of such Seller, threatened that might result in impairment or loss or diminution of the title of such Seller to the Interests of such Seller or otherwise adversely affect, in any material respect, any of the Interests of such Seller. There are no bankruptcy or reorganization proceedings pending or threatened against such Seller.

     (f) Except for the Assignments of Overriding Royalty Interest in favor of such Seller listed in Schedule 1-B, there are no contracts or agreements which burden or will burden or encumber or are otherwise material to the ownership of the Interests of such Seller.

     (g) Such Seller is timely receiving its share of proceeds from the sale of Substances produced from or allocable to the Leases without suspense, counterclaim or set-off.

     (h) Such Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Purchaser shall be liable.

     (i) No consents or approvals of any third persons are required in connection with the transfer of the Interests of such Seller from such Seller to Purchaser and there are no preferential purchase rights applicable to the sale of the Interests of such Seller by such Seller to Purchaser pursuant to this Agreement.

     (j) During the period from the Effective Time to the date of execution of this Agreement, Such Seller has not waived, compromised or settled any claim that diminishes or adversely burdens any Interest of such Seller.

     (k) Such Seller is not a nonresident alien of the United States.

     (l) The shares of common stock of Purchaser, par value $0.01 per share
(the "Purchaser Common Stock") representing the portion of the Stock Purchase Price allocable to such Seller to be acquired by such Seller pursuant to this Agreement are being acquired for the account of such Seller and without a view to distribution. Such Seller understands that the transfer of any of such shares of Purchaser Common Stock by such Seller has not been registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state and that such Seller cannot offer, sell, transfer, pledge, hypothecate or otherwise dispose of any or all of such shares unless the transaction is subsequently registered under the Securities Act and the securities laws of relevant states or exemptions from such registrations are available. Such Seller further understands that the certificate or certificates representing such shares will bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NO REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

     (m) Such Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Common Stock, and such Seller is capable of bearing the economic risks of such investment. Each trustee of each Seller is an "Accredited Investor" within the meaning of Rule 501(a) of the Securities Act. Such Seller:

          (i) understands that (A) the issuance of the Purchaser Common
     Stock hereunder is intended to be exempt from registration under the Securities Act and (B) there is only a limited market for such Purchaser Common Stock, and there can be no assurance that such Seller will be able to sell or dispose of the Purchaser Common Stock to be acquired by such Seller hereunder;

          (ii) can afford to bear the economic risk of holding the Purchaser Common Stock acquired by such Seller hereunder for an indefinite period of time and can afford to suffer the complete loss of the investment by such Seller in the Purchaser Common Stock;

          (iii) understands that the Purchaser Common Stock acquired by such Seller hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment therein and that for an indefinite period following the date hereof there will be no public market for the Purchaser Common Stock acquired by such Seller hereunder and that, accordingly, it may not be possible for such Seller to sell the Purchaser Common Stock acquired by such Seller hereunder in case of emergency or otherwise;

          (iv) and its representatives, including to the extent it deems appropriate its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment by such Seller hereunder in the Purchaser Common Stock by such Seller; and

          (v) and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Purchaser and its representatives concerning the terms and conditions of the acquisition hereunder of the Purchaser Common Stock by such Seller and related matters and to obtain all additional information which such Seller or its representatives deem necessary.

     (n) No representation or warranty of such Seller contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of such Seller or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

     3.2. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing) that:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in, and is in good standing under, the laws of each state wherein the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on Purchaser.

     (b) Purchaser has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) The execution, delivery and performance by Purchaser of this Agreement and the documentation to be executed and delivered by Purchaser at the Closing have been authorized by all necessary action, corporate and otherwise, on the part of Purchaser and execution, delivery and performance by Purchaser of this Agreement do not, and execution, delivery and performance by Purchaser of the documentation to be executed and delivered by Purchaser at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any (i) agreement, instrument, judgment, order, decree, law or regulation applicable to Purchaser or (ii) any provision of the certificate of incorporation or bylaws of Purchaser.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by Purchaser at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of Purchaser enforceable according to their terms. There are no bankruptcy or reorganization proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser.

     (e) Purchaser has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which any Seller shall be liable.

     (f) There are no pending suits, actions or other proceedings to which Purchaser is a party (or, to the knowledge of Purchaser, which have been threatened to be instituted against Purchaser) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (g) Purchaser is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution thereof in violation of the Securities Act or any applicable state securities law.

     (h) The authorized and outstanding capital stock of Purchaser is as set forth in the SEC Documents (as defined in subsection (j) below), as of September 30, 2001. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as reflected in the SEC Documents, Purchaser has no other equity securities of any class issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of Purchaser which, pursuant to their terms, are convertible into or exchangeable for, equity securities of Purchaser.

     (i) The shares of Purchaser Common Stock to be issued as the Stock Purchase Price have been duly authorized, and when issued at the Closing under the terms of this Agreement, will be validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights.

     (j) Since December 31, 2000, Purchaser has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the Commission) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Since December 31, 2000, there has not been any change which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser that has not been reflected in the SEC Documents, publicly announced or otherwise disclosed.

     (k) No representation or warranty of Purchaser contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Purchaser or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

                                   ARTICLE IV

                                    COVENANTS

     4.1. Covenants of Seller. Each Seller, severally and not jointly, covenants and agrees with Purchaser as follows:

     (a) Following execution of this Agreement and until the Closing, such Seller shall (i) notify Purchaser of any suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation becoming known to such Seller which might adversely affect any of the Interests of such Seller and (ii) use reasonable efforts to obtain any consents, waivers, and approvals required of third persons, governmental authorities or other entities in connection with consummation of the transactions contemplated by this Agreement.

     (b) Following execution of this Agreement, such Seller shall not, without the consent of Purchaser (i) create a lien, security interest or other encumbrance on any of the Interests of such Seller; (ii) sell or dispose of any of the Interests of such Seller, other than Substances sold, consumed or produced in the ordinary course of business; or (iii) waive, compromise or settle any claim that diminishes or adversely burdens any Interest of such Seller.

     (c) Following the execution of this Agreement and until the Closing, such Seller shall provide Purchaser and its attorneys, employees, accountants, engineers, consultants and agents (collectively "representatives") access, during normal business hours and at the offices of HHOC, to (and the right to copy, at the expense of Purchaser) the records pertaining to the ownership of the Interests of such Seller (including title files and production, severance and ad valorem tax records), insofar as any of such are in the possession or control of such Seller or HHOC or insofar as such Seller or HHOC has access thereto, and to the extent, in each case, that such Seller or HHOC may do so without violating legal constraints or any legal obligation, for the purpose of the conducting, by or at the direction of Purchaser, of due diligence reviews of the Interests of such Seller. Subsequent to the Closing, such Seller shall cooperate with Purchaser in any efforts by Purchaser to obtain (at the expense of Purchaser) such additional title information as Purchaser may reasonably require.

     (d) At or prior to the Closing, with respect to matters that are not Permitted Encumbrances (as defined in Section 5.2), such Seller shall cause the owners and holders of any liens, security interests and other encumbrances filed of record against any of the Interests of such Seller to execute and deliver such releases and other instruments, in form and substance reasonably satisfactory to Purchaser, as shall be necessary or appropriate to release of record, or to the extent not of record, known to such Seller, all liens, security interests, and other encumbrances filed against any of the Interests of such Seller.

     (e) Such Seller shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests of such Seller and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (f) Such Seller shall take or cause to be taken all reasonable actions to cause all the representations and warranties of such Seller contained in this Agreement to be true and correct on and as of the Closing Date, other than those as are made as of a specific date. To the extent the conditions precedent to the obligations of Purchaser are within the control of such Seller, such Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Purchaser are not within the control of such Seller, such Seller shall take or cause to be taken all such commercially reasonable actions as may be necessary to cause such conditions to be satisfied on or prior to the Closing Date.

     (g) Such Seller shall notify Purchaser promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of such Seller contained in this Agreement to no longer be accurate and complete or
(ii) if such Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that such Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

     4.2. Covenants of Purchaser. Purchaser agrees with each Seller as follows:

     (a) Until the Closing, Purchaser shall comply with the Confidentiality Agreements (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1), except as otherwise permitted in this Section 4.2(a), which Confidentiality Agreements shall be deemed by Sellers and Purchaser to cover the transactions contemplated by this Agreement. After the Closing nothing contained in this Agreement or the Confidentiality Agreements shall restrict the right of Purchaser, as between Purchaser and any Seller, to use or disclose information regarding the Interests. Notwithstanding anything contained in this Section 4.2(a) to the contrary and insofar as it relates to the Interests, Purchaser may disclose any of the information subject to the first sentence of this Section 4.2(a) or covered by the Confidentiality Agreements to the extent (i) necessary to enforce, or seek redress for breach of, this Agreement, (ii) required by applicable law or the rules of a national securities exchange, (iii) necessary for financing, reserve engineering or accounting purposes, (iv) to comply with any law or legal process, or (v) otherwise previously made public (without breach of the preceding sentence of this Section 4.2(a) or of the Confidentiality Agreements). In addition, each Seller acknowledges and agrees that Purchaser may issue one or more press releases and may make other public statements with respect to this Agreement or the transactions contemplated by this Agreement. If a proposed press release or other public statement will contain information not previously disclosed, Purchaser shall provide HHOC, pursuant to the Agreement and Plan of Merger referred to in clause (e) of Section 6.1, with any and all proposed forms of press release or other public statement and consult with HHOC before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to providing the proposed form of such press release or public statements and having such consultation; provided, however, that Purchaser may, without providing the proposed form of such press release or public statement or consulting with HHOC, issue such a press release or make such a public statement if required by applicable law or the rules of a national securities exchange if Purchaser has used reasonable efforts to provide HHOC with the proposed form of press release or public statement and consult with HHOC but has been unable to do so in a timely manner.

     (b) Purchaser shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (c) Purchaser shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of the Closing Date, other than such as are made as of a specific date.

     (d) Purchaser shall notify each Seller promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Purchaser contained in this Agreement to no longer be accurate and complete or
(ii) if Purchaser fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Purchaser will be unable to perform or comply with any covenant or agreement contained in this Agreement.

                                    ARTICLE V

                               REVIEW BY PURCHASER

     5.1. Due Diligence. Purchaser may conduct, prior to the Closing and at its cost, such further review of data and information pertaining to the Interests and title examination and other examinations and investigations in respect of the Interests as Purchaser desires.

     5.2. Defensible Title.

     (a) "Defensible Title" means such title and ownership of each Seller (pursuant to instruments filed with and, to the extent required, approved by the MMS and filed of record in the appropriate county or parish records or, in the case of those instruments not yet approved by the MMS or not in approvable form and listed in Schedule 3.1(a), pursuant to instruments filed with the MMS and filed of record in the appropriate county or parish records) that, in each case
(i) will entitle Purchaser, as the successor to each Seller, to receive and retain now and, except as the result of any action by Purchaser subsequent to the Closing, in the future, without suspension, reduction or termination, not less than the relevant ORI amount of such Seller listed in Schedule 1-A of Substances produced under the terms of the relevant Lease and the proceeds from the sale thereof for the duration of such Lease and (ii) is free of all claims, liens, security interests, encumbrances, irregularities and defects, except for Permitted Encumbrances (as defined below in this Section 5.2).

     (b) "Permitted Encumbrances" are:

          (i) mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to an Interest, if such liens or charges secure payments not yet due;

          (ii) all consents from, notices to, approvals by or other actions by any governmental authority in connection with the sale or transfer of the Interests of any Seller by such Seller to Purchaser pursuant to this Agreement if such matters are customarily and appropriately obtained after the sale or transfer;

          (iii) rights of a governmental entity to control or regulate the Interests, together with all applicable laws, rules and regulations; and

          (iv) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Interests.

     5.3. Waiver of Consumer Rights. To the extent sale of any of the Interests is mandatorily governed by the laws of the State of Texas, Purchaser waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act,
Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney selected by Purchaser, Purchaser voluntarily consents to this waiver. In order to evidence its ability to grant such waiver, Purchaser hereby represents and warrants to each Seller that Purchaser (i) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iii) is not in a significantly disparate bargaining position.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1. Conditions to Obligations of Sellers. The obligations of Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the
Closing:

     (a) the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) Purchaser shall have performed in all material respects the covenants and agreements which Purchaser was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by all Sellers;

     (c) except for approvals not customarily and appropriately obtained from the MMS prior to a Closing, Sellers shall have received evidence, in form reasonably satisfactory to each Seller and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from any Seller related to this Agreement; and

     (e) Purchaser shall be in compliance with all of its obligations under that certain Agreement and Plan of Merger between Purchaser and HHOC (the "Merger Agreement"), or such obligations shall have been waived in writing by HHOC (with the approval of any Seller impacted by the effect of any such waiver), and the closing under the Merger Agreement (including execution by the parties thereto of the Registration Rights Agreement contemplated in the Merger Agreement, under which Sellers are third party beneficiaries) shall have occurred simultaneously with the Closing.

     6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the Closing:

     (a) the representations and warranties of each Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) Each Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by Purchaser;

     (c) Purchaser shall have received evidence, in form reasonably satisfactory to Purchaser and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Purchaser related to this Agreement;

     (e) Since the Effective Time, there shall have been no material adverse change in the Interests, except for depletion through normal production, changes in rates of production that occur in the ordinary course of operation, and changes in general economic conditions and product pricing generally affecting the offshore Gulf of Mexico oil and gas industry; and

     (f) HHOC shall be in compliance with its obligations under the Merger Agreement, or such obligations shall have been waived in writing by Purchaser, and the closing under the Merger Agreement shall have occurred simultaneously with the Closing.

                                   ARTICLE VII

                                     CLOSING

     7.1. Closing Date. Subject to applicable provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at a location mutually acceptable to Seller and Purchaser on January 8, 2002, at 9:00 a.m. local time, or on such other date or at such other time as the parties hereto may agree (any such date being the "Closing Date").

     7.2. Closing Obligations. At the Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

     (a) Each Seller shall execute and deliver to Purchaser one or more assignments in the form attached to this Agreement as Exhibit B conveying the Interests to Purchaser (each of which assignments shall provide that the Interests are conveyed by Sellers to Purchaser with a special warranty of title, in which each Seller binds and obligates itself, its successors and assigns to warrant and forever defend title to the Interests unto Purchaser, its successors and assigns, against every person or entity whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of predecessors in interest to such Seller).

     (b) Purchaser shall deliver to each Seller its allocable share of the Purchase Price as adjusted on the basis of the Preliminary Closing Statement, as provided in Section 2.3.

     (c) Sellers shall execute or cause HHOC to execute transfer orders or letters-in-lieu on forms prepared by Purchaser, and reasonably satisfactory to such Seller, directing purchasers of Substances produced under the terms of the Leases on or after the Effective Time and attributable to the interest of such Seller in the Leases, as set forth in Schedule 1-A, to make payment to Purchaser for such Substances as contemplated by this Agreement.

     (d) Each Seller shall furnish Purchaser an affidavit stating the United States taxpayer identification number of such Seller and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     (e) Each Seller shall deliver to Purchaser a certificate of the trustees of such Seller, dated the Closing Date, certifying (i) that a true and correct copy of the Trust Agreement of such Seller is attached thereto and is in full force and effect and (ii) as to the incumbency and authorization of the trustees of such Seller executing, on behalf of such Seller, this Agreement and the other documents to be executed and delivered by such Seller at the Closing.

     (f) Purchaser shall deliver to each Seller a certificate of the Secretary of Purchaser, dated the Closing Date, certifying (i) that a true and correct copy of the resolutions of the board of directors of Purchaser authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the officers of Purchaser executing, on behalf of Purchaser, this Agreement and the other documents to be executed and delivered by Purchaser at the Closing.

     (g) In accordance with the provisions of Section 4.1(d), Sellers shall deliver releases of all liens, mortgages and other encumbrances filed of record against the Interests, if any, other than any Permitted Encumbrance.

     (h) Sellers and Purchaser shall each execute and deliver such other instruments and take such other actions as may be necessary to carry out or to evidence their obligations under this Agreement.

     7.3. Transfer of Risk of Loss. Upon the Closing, all risk of loss of or damage to any portion of the Interests attributable to ownership, use or operation by Purchaser, including any Casualty Loss, shall pass to Purchaser as of the Closing Date and all losses, costs, claims, suits, judgments, awards or damages on account of bodily injury, illness, death or property damage or loss suffered by any persons or entities other than Purchaser arising out of or related to the performance of such operations on or after the Closing Date shall pass to and be assumed by Purchaser as of the Closing Date.

                                  ARTICLE VIII

                                   TERMINATION

     8.1. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated in the following situations:

     (a) by Sellers or Purchaser, if the Merger Agreement shall have terminated in accordance with its terms; and

     (b) by Sellers and Purchaser pursuant to written agreement.

     8.2. Liabilities Upon Termination.

     (a) Notwithstanding anything provided to the contrary in this Agreement, upon the failure by Purchaser to fulfill any undertaking or commitment provided for herein on the part of Purchaser that is required to be fulfilled on or prior to the Closing Date, each Seller, at its sole option, shall be entitled to any remedy available at law or in equity.

     (b) Notwithstanding anything provided to the contrary in this Agreement, upon failure of Sellers to fulfill any undertaking or commitment provided for herein on the part of Sellers that is required to be fulfilled on or prior to the Closing Date, Purchaser, at its sole option, shall be entitled to any remedy available at law or in equity.

     (c) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS AND PURCHASER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

                                   ARTICLE IX

                            OBLIGATIONS AFTER CLOSING

     9.1. Post-Closing Adjustments. Sellers and Purchaser acknowledge that the amount of all adjustments to the Purchase Price under Section 2.2 may not be available prior to the Closing. As soon as practicable after the Closing, but in any event within ninety (90) days after the Closing, Purchaser shall cause HHOC to prepare and submit to each Seller a statement containing adjustments to the Purchase Price contemplated by the provisions of Section 2.2 that were not finally determined as of the Closing (the "Final Settlement Statement") and such supporting documentation as is reasonably necessary to support the adjustments shown therein. Purchaser shall cause HHOC to give representatives of each Seller reasonable access to the premises of HHOC and to the books and records of HHOC for purposes of reviewing the calculation of any such adjustments and will cause appropriate personnel of HHOC to assist each Seller and representatives of any Seller, at no cost to such Seller, in verification of such calculations. The Final Settlement Statement shall become final and binding on Sellers and Purchaser as to the calculation of the Adjusted Purchase Price forty five (45) days following the date the Final Settlement Statement is received by Sellers, except to the extent that, prior to the expiration of such forty five (45) day period, any Seller shall deliver to Purchaser notice, as hereinafter required, of its disagreement with the contents of the Final Settlement Statement. Such notice shall be in writing and set forth all disagreements of any Seller with respect to any portion of the Final Settlement Statement, together with any changes thereto proposed by such Seller, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If any Seller has timely delivered such a notice of disagreement to Purchaser, then, upon written agreement between Purchaser and Sellers resolving all disagreements set forth in such notice, the Final Settlement Statement shall become final and binding upon Purchaser and Sellers as to the calculation of the Adjusted Purchase Price. If the Final Settlement Statement has not become final and binding by the seventy fifth
(75th) day
following its receipt by Sellers, then Purchaser or Sellers may submit to a nationally-recognized firm of certified public accountants which neither serves as the auditors for nor provides consulting services to HHOC or any Sellers or Purchaser or such other independent public accounting firm mutually satisfactory to Sellers and Purchaser for resolution any unresolved disagreements of Sellers set forth in the notice from Sellers to Purchaser. The fees and expenses of such accounting firm in making such determination shall be shared equally by Purchaser, on the onehand, and Sellers, on the other. Upon resolution of such unresolved disagreements of Purchaser, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed) shall be conclusive, final and binding upon Purchaser and Sellers as to the calculation of the Adjusted Purchase Price. Payment of any net amount due to Sellers or Purchaser, as the case may be, on the basis thereof shall be made within five (5) days after the Final Settlement Statement (as so resolved or agreed) becomes final and binding on the parties hereto (the "Final Settlement Date").

     9.2. Subsequent Adjustments. Sellers and Purchaser recognize that either Sellers or Purchaser may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Sellers or Purchaser, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Sellers or Purchaser, as the case may be, on the basis thereof shall be made within ten
(10) days of receipt of the statement.

     9.3. Reservation of Claims. Except as provided in this Agreement, each Seller is entitled to all claims related to the Interests of such Seller prior to the Effective Time regardless of when payment is made. Except as provided in this Agreement, Purchaser is entitled to all claims related to the Interests which arise after the Effective Time.

     9.4. Files and Records. Upon the Closing, subject to the provisions of
Section 1.2(d), Sellers shall permit Purchaser, at the expense of Purchaser, to take possession of originals, or with respect to accounting records relating to periods prior to the Closing Date, copies, of all Records in the possession or control of any Seller or HHOC and relating to the Interests. Each Seller shall have the right to copy (at the expense of such Seller) and retain a copy of all such files, records and data. Insofar as any Seller reasonably believes such Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of existing disputes or contract compliance issues with third parties or for any other appropriate purposes, such Seller shall have the right to make, at the expense of such Seller, and retain copies of Records subsequent to the delivery of such Records to Purchaser; provided, however, any such copies of Records retained by such Seller shall be confidential and proprietary to Purchaser to the extent the relevant Records were theretofore maintained as such by such Seller, and to such extent and except as provided herein to the contrary, such Seller may not divulge any matters contained therein or any other information provided by Purchaser to such Seller pursuant to the terms of this Agreement, without the prior express written consent of Purchaser, except (a) as required by applicable law, (b) as required by order of any court, (c) to the extent otherwise previously made public (other than by disclosure in breach of this Agreement) or
(d) as is necessary to enforce, or seek redress for breach of, this Agreement. Except as may be otherwise required by any of the Contracts or applicable law, Purchaser shall be obligated to maintain the Records for a period of seven years following the Closing Date; provided, however, Purchaser shall not be obligated to maintain any Records that relate in all material respects to any of the Interests that cease to be owned by Purchaser if Purchaser has obligated its successors and assigns of such Records to maintain and allow access to such Records for the remainder of such seven-year period; and provided further, however, Purchaser shall not be required to retain any Records that it has offered to deliver to Sellers.

     9.5. Further Assurances. After the Closing, Sellers and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement or any other document delivered pursuant hereto. In particular, Sellers and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to make all filings, registrations, and recordings which must be made with respect to the ORIs in the records of the MMS and all appropriate counties, parishes, and state agencies and offices in order that the records maintained by the MMS and the appropriate state agencies and the appropriate records of the relevant parishes and counties shall accurately reflect the transfer of the Interests to Purchaser.

     9.6. Assumption and Indemnity.

     (a) Upon the Closing, Purchaser hereby assumes responsibility for and agrees to pay, perform and discharge all duties and obligations of Sellers arising out of or in connection with the ownership of the Interests on or after the Closing Date (collectively, the "Assumed Obligations").

     (b) Each Seller, severally and not jointly, shall retain responsibility for and agrees to pay, perform and discharge all costs, expenses, liabilities, claims and obligations arising out of or in connection with the ownership of the Interests of such Seller prior to the Closing Date (the "Retained Obligations").

     (c) To the extent Purchaser wishes to make adjustments to any audits with respect to any of the Interests relating to any period prior to the Effective Time, Purchaser shall do so only with the prior written consent of any affected Seller.

     (d) IN THE EVENT THAT THE CLOSING OCCURS, EXCEPT AS TO MATTERS WAIVED IN WRITING BY THE PARTY HERETO AGAINST WHICH THE WAIVER IS SOUGHT TO BE ENFORCED,
(I) PURCHASER SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS EACH SELLER AND THE TRUSTEES, BENEFICIARIES, EMPLOYEES, AND AGENTS OF EACH SELLER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "SELLER INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, DEMANDS, FINES, PENALTIES, JUDGMENTS (INCLUDING INTEREST),

COSTS, EXPENSES, ENVIRONMENTAL LIABILITIES, AND OTHER LIABILITIES, DIRECT, CONTINGENT, OR OTHERWISE, INCLUDING CONSULTANT AND ATTORNEYS' FEES AND COSTS OF COURT ("DAMAGES") WHICH MAY BE ALLEGED AGAINST ANY SELLER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT, (B) ANY FAILURE BY PURCHASER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE ASSUMED OBLIGATIONS AND (II) EACH SELLER, SEVERALLY AND NOT JOINTLY, SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS PURCHASER AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF PURCHASER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "PURCHASER INDEMNIFIED PARTY") FROM ANY DAMAGES WHICH MAY BE ALLEGED AGAINST ANY PURCHASER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY MADE BY SUCH SELLER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT, (B) ANY FAILURE BY SUCH SELLER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE RETAINED OBLIGATIONS OF SUCH SELLER. THE TERM "DAMAGES," AS USED IN THIS SECTION 9.6, SHALL NOT INCLUDE (X) ANY AMOUNT WHICH WAS TAKEN INTO ACCOUNT AS AN ADJUSTMENT TO THE PURCHASE PRICE PURSUANT TO ANY APPLICABLE PROVISION OF THIS AGREEMENT OR (Y) COSTS AND EXPENSES OF EITHER PARTY HERETO AS DESCRIBED IN SECTION 10.2.

     (e) Neither any Seller Indemnified Party nor any Purchaser Indemnified Party shall be entitled to indemnification under this Section 9.6 unless the aggregate of all amounts for which indemnity would otherwise be due to the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, exceeds $150,000 in the aggregate, in which case the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, shall be entitled to recover in full with respect to all such amounts. This threshold does not apply to (and shall not be satisfied by) defaults related to the payment of money or other liquidated amounts. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PURCHASER OR ANY SELLER BE LIABLE HEREUNDER FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, STATUTORY, REMOTE OR SPECULATIVE DAMAGES FURTHER NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER OF SELLERS NOR PURCHASER SHALL BE OBLIGATED TO PROVIDE INDEMNIFICATION TO THE OTHER UNDER THIS SECTION
9.6 EXCEEDING IN THE AGGREGATE AS TO ALL CLAIMS FOR SUCH INDEMNIFICATION, THE AMOUNT SET FORTH BELOW FOR SUCH PARTY:

         CLAIMS AGAINST OR BY

         HALL-HOUSTON 1996 EXPLORATION
         AND DEVELOPMENT FACILITY

         OVERRIDING ROYALTY TRUST                             $ 1,923,000

         CLAIMS AGAINST OR BY

         HALL-HOUSTON OIL COMPANY 2000
         EXPLORATION AND DEVELOPMENT
         FACILITY OVERRIDING ROYALTY
         TRUST                                                $ 2,530,000

     9.7. Express Negligence. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT (INCLUDING STRICT LIABILITY), OF ANY SELLER INDEMNIFIED PARTY OR PURCHASER INDEMNIFIED PARTY. PURCHASER AND EACH SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

     9.8. Indemnification Procedure. All claims for indemnification under the provisions of Section 9.6 shall be asserted and resolved pursuant to the provisions of this Section 9.8. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Damages are asserted against or sought to be collected from an Indemnified Party by a third party, such Indemnified Party shall, with reasonable promptness, provide to the Indemnifying Party a written notice of claim specifying, in reasonable detail, the specific nature of and specific basis of the Damages and the estimated amount of such Damages and including a copy of all papers served with respect to such claim (if any) and the basis of such claim for indemnification under the provisions of Section 9.6 (each a "Claim Notice"). Notwithstanding the preceding sentence, failure of an Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under the provisions of
Section 9.6, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Party with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of any Claim Notice (the "Notice Period") in which to notify the Indemnified Party whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Damages. If the Indemnifying Party fails to so notify the Indemnified Party during the Notice Period, the Indemnifying Party shall be deemed to have elected to dispute such liability. The Indemnified Party shall have the duty to defend such third party claim by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted to a final conclusion. If the Indemnifying Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnified Party, the Indemnifying

Party agrees to cooperate with the Indemnified Party and its counsel in contesting any Damages that the Indemnified Party elects to contest. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. If the Indemnifying Party disputes whether a third party claim is an indemnified claim under the provisions of Section 9.6, the determination of whether the Indemnified Party is entitled to indemnification under the provisions of Section 9.6 shall be resolved pursuant to arbitration as provided in Section 10.16.

     9.9. Allocation of Proceeds. Sellers shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests prior to the Effective Time. Purchaser shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests on or after the Effective Time.

     9.10. Termination of Confidentiality Agreement. Effective upon the Closing, the obligations of Purchaser under the Confidentiality Agreement, insofar and only insofar as they relate to the Interests, are terminated.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the relevant party hereto as follows:

To any Seller:             [Name of relevant Seller]
                           c/o Hall-Houston Oil Company
                           700 Louisiana, Suite 2100
                           Houston, Texas 77002
                           Telephone:  (713) 228-0711
                           Fax:  (713) 225-7600
                           Attn:  John H. Peper
                           Senior Vice President



To Purchaser:              Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, Louisiana 70170
                           Fax:  (504) 569-1874
                           Attn:  President

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Fax:  (212) 269-5420
                           Attn:  John Schuster, Esq.

     Any party hereto may give written notice to the others, in the aforesaid manner, of a change in the address or individual to whom delivery to such party shall be made.

     10.2. Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by any party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party hereto incurring them.

     10.3. Amendment. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by a written instrument executed by each of the parties hereto. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the same provision or of any other provision of this Agreement.

     10.4. Assignment. Except as provided in the following sentence of this
Section 10.4, neither party hereto may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party hereto. Purchaser shall have the right, without obtaining the prior written consent of Sellers, to assign the rights of Purchaser hereunder to an Affiliate (as defined below in this Section 10.4) of Purchaser; provided, however, no such assignment shall relieve Purchaser of any of its obligations under this Agreement. The term "Affiliate" as used herein shall mean, as to the person or entity specified, any person or entity controlling, controlled by or under common control with such specified person or entity. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No person or entity shall be deemed an Affiliate of any person or entity by reason of the exercise or existence of rights, interests or remedies under this Agreement.

     10.5. Conditions. The inclusion in this Agreement of conditions to the obligations of each Seller or Purchaser at the Closing shall not, in and of itself, be a covenant of any party hereto to satisfy the conditions to the obligations of any other party hereto at the Closing.

     10.6. References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, references in this Agreement to "includes" or "including" shall mean

"includes, without limitation," or "including, without limitation," as the case may be. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to persons or entities include their respective successors and permitted assigns.

     10.7. Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     10.8. Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     10.9. Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

     10.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

     10.11. Governing Law. EXCEPT TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION MANDATORILY GOVERN ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF SUCH LAWS REGARDING CONFLICT OF LAWS.

     10.12. Integration. THIS AGREEMENT AND THE DOCUMENTATION TO BE EXECUTED AND DELIVERED AT THE CLOSING CONSTITUTE THE ENTIRE UNDERSTANDING BETWEEN SELLER AND PURCHASER CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE

ALL NEGOTIATIONS, DISCUSSIONS, REPRESENTATIONS, PRIOR AGREEMENTS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, EXCEPT THE CONFIDENTIALITY AGREEMENT.

   10.13. Parties in Interest. Except as otherwise expressly provided herein, this Agreement is binding upon and shall inure to the benefit of Sellers and Purchaser and their respective successors, representatives, and permitted assigns. Except as otherwise expressly provided herein, no other person or entity is intended to have any benefits, rights or remedies under this Agreement nor shall any person or entity other than Purchaser and Sellers be entitled to any claim, cause of action, remedy, or right of any kind under this Agreement.

     10.14. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

     10.15. Survival. The covenants, agreements, representations, warranties and indemnities contained in this Agreement shall survive the Closing of the transactions contemplated hereby; provided, however, except as to the representations and warranties made by each Seller in Sections 3.1(a), (b), (c),
(d) and (e), the representations and warranties made by each Seller in this Agreement and indemnities by each Seller associated therewith shall survive the Closing for eighteen months only.

     10.16.. Arbitration. Except as provided in Section 9.1 and below in this
Section 10.16, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 10.16. Any party may submit such a dispute, controversy or claim to arbitration by notice to the other involved party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three arbitrators. Each side shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second party-appointed arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one party fails to appoint its party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum exploration and production industry. None of the arbitrators shall have been an employee or consultant to either party to the arbitration or any of their respective Affiliates, or have any financial interest in the dispute, controversy or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award consequential, punitive or similar damages except those claimed by persons other than Seller and Purchaser for which responsibility is being allocated between the parties. Expenses in connection with the arbitration and the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the Federal Rules of Civil Procedure, shall apply to and be binding in any arbitration proceeding conducted under this Section 10.16. This Section 10.16 does not apply to any dispute, controversy or claim in which the claimant seeks injunctive, declaratory or other equitable relief, and each party hereto reserves its right to bring such action in court, which the parties hereto agree shall be exclusively the U.S. Federal Courts sitting in the Eastern District of Louisiana and each party hereto irrevocably consents to personal jurisdiction in any and all such tribunals.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Agreement as of the date first set forth above.



                                                          SELLERS:

WITNESSES:                                                HALL-HOUSTON 1996 EXPLORATION
                                                          AND DEVELOPMENT FACILITY
                                                          OVERRIDING ROYALTY TRUST

Name: /s/ Karen Raif                                      By: /s/ Gary L. Hall
     ---------------------------------------                 ------------------------------
     Karen Raif                                              Gary L. Hall
                                                                  Trustee

Name: /s/ Leslie D. Moore                                 By: /s/ Wayne P. Hall
     ---------------------------------------                  -----------------------------
     Leslie D. Moore                                          Wayne P. Hall
                                                                  Trustee

WITNESSES:                                                HALL-HOUSTON OIL COMPANY 2000
                                                          EXPLORATION AND DEVELOPMENT
                                                          FACILITY OVERRIDING ROYALTY TRUST

Name: /s/ Karen Raif                                      By: /s/ Gary L. Hall
     ---------------------------------------                 --------------------------------
     Karen Raif                                              Gary L. Hall
                                                                  Trustee

Name: /s/ Leslie D. Moore                                 By: /s/ Wayne P. Hall
     ---------------------------------------                 --------------------------------
     Leslie D. Moore                                         Wayne P. Hall
                                                                  Trustee

WITNESSES:                                                PURCHASER:

                                                          ENERGY PARTNERS, LTD.
Name: /s/ Joseph H. Leblanc
      -----------------------------------
      Joseph H. Leblanc
                                                          By: /s/  Clinton W. Coldren
                                                             --------------------------------
                                                          Name:  Clinton W. Coldren
                                                               ------------------------------
Name: /s/ Dina M. Bracci                                  Title:  Executive Vice President
     ---------------------------------------                    -----------------------------
     Dina M. Bracci


                                  SCHEDULE 1-A

     Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, et al., as "Sellers", and Energy Partners, Ltd., as "Purchaser".

1.       PROPERTY:                  EAST CAMERON BLOCK 160
         SERIAL NO.:                OCS 00541

         Lease Description:        Oil and Gas Lease effective September 1, 1955
                                   between the United States of America, as Lessor, and The California Company, as
                                   Lessee, covering the E/2 of Block 160, East
                                   Cameron Area, as shown on official leasing map, Louisiana Map No. 2, Outer Continental
                                   Shelf Leasing Map (Louisiana Offshore
                                   Operations), INSOFAR AND ONLY INSOFAR as said lease covers E/2SW/4NE/4 of said Block 160 from the surface down to 100 feet below the stratigraphic equivalent of 8840 feet measured depth ("MD")/7765 feet true vertical depth ("TVD") as seen in the Hall-Houston Oil
                                   Company OCS 541 #C-2 Well:

         Hall-Houston 1996 Exploration
         and Development Facility
         Overriding Royalty Trust:
         Overriding Royalty Interest                        1.96000% of 6/6ths

         Wells:                                  OCS 00541 #C-2
                                                 Production Status:    Producing

2.       PROPERTY:                  EAST CAMERON BLOCK 161
         SERIAL NO.:                OCS-G 15141

                                    Lease Description: Oil and Gas Lease
                                    effective July 1, 1995, between the United
                                    States of America, as Lessor, and Energy
                                    Development Corporation and Hardy Oil & Gas
                                    USA Inc., as Lessee, covering all of Block
                                    161, East Cameron Area, OCS Leasing Map,
                                    Louisiana, Map No. 2, INSOFAR AND ONLY
                                    INSOFAR as said lease covers the NW/4 of said Block 161 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet TVD as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well:

                                                       Schedule 1-A Page 1 of 12

o INSOFAR AND ONLY INSOFAR as said lease covers the E/2NW/4NW/4 and the NE/4SW/4NW/4NW/4 of said Block 161 as to subsea depths from the surface down to and including 7970 feet subsea:

                  Hall-Houston Oil Company 2000 Exploration
                  and Development Facility Overriding Royalty
                  Trust:
                  Overriding Royalty Interest             1.74000% of 6/6ths

                  Wells:                         OCS-G 15141 A-1 (aka #3)
                                                 Production Status:    Producing

o INSOFAR AND ONLY INSOFAR as said lease covers (i) the NW/4SW/4NW/4 of said Block 161 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet TVD as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well and the (ii) W/2SW/4NW/4NW/4 and SE/4SW/4NW/4NW/4 of said Block 161 from 5900 feet TVD down to and including 7500 feet TVD:

                  Hall-Houston Oil Company 2000 Exploration
                  and Development Facility Overriding Royalty
                  Trust:
                  Overriding Royalty Interest    1.24000% of 6/6ths

                  Wells:                         OCS-G 15141 A-2 (aka #4)
                                                 Production Status:    Producing

3.       PROPERTY:                  EAST CAMERON BLOCK 196
         SERIAL NO.:                OCS-G 16244

o        Lease Description:        Oil and Gas Lease effective September 1,
                                   1996, between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc.
                                   (predecessor in interest to Mariner Energy, Inc.) and Forcenergy Gas Exploration, Inc., as Lessee, covering all of Block 196, East
                                   Cameron Area, OCS Leasing Map, Louisiana Map
                                   No. 2, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the NE/4 and W/2 of said Block 196 from the seafloor down to and including 100 feet below the stratigraphic equivalent of 3200 feet TVD as seen in the Hall-Houston Oil Company OCS-G
                                   16244 No. 2 Well:

                  Hall-Houston Oil Company 2000 Exploration
                  And Development Facility Overriding Royalty


                                                       Schedule 1-A Page 2 of 12

                  Trust:
                  Overriding Royalty Interest             1.74000% of 6/6ths

                  Wells:                         OCS-G 16244 #2 (aka #A-1 ST 1)
                                                 Production Status:    Producing

4.       PROPERTY:                  EAST CAMERON BLOCK 263
         SERIAL NO.:                OCS-G 15147

         Lease Description:        Oil and Gas Lease effective July 1, 1995,
                                   between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc. and
                                   Nippon Oil Exploration U.S.A. Limited, as
                                   Lessee, covering all of Block 263, East
                                   Cameron Area, South Addition, OCS Leasing
                                   Map, Louisiana Map No. 2A, containing
                                   approximately 5,000 acres, INSOFAR AND ONLY
                                   INSOFAR as said lease covers the SW/4 and the W/2SE/4 of said Block 263 from the surface down to and including 6520 feet subsea:

                  Hall-Houston Oil Company 2000 Exploration
                  and Development Facility Overriding Royalty
                  Trust:
                  Overriding Royalty Interest:            1.74000% of 6/6ths

                  Wells:                         OCS-G 15147 #B-1 (aka #3)
                                                 Production Status:    Producing
                                                 OCS-G 15147 #B-2
                                                 Production Status:    Producing

5.       PROPERTY:                  EUGENE ISLAND 247
         SERIAL NO.:                OCS-G 21111

o        Lease Description:        Oil and Gas Lease effective June 1, 1999
                                   between The United States of America, as
                                   Lessor, and Hall-Houston Oil Company, as
                                   Lessee, covering all of Block 247, Eugene
                                   Island Area, OCS Leasing Map, Louisiana Map
                                   No. 4, INSOFAR AND ONLY INSOFAR as said lease covers the NE/4 and the E/2NW/4 of said Block
                                   247, limited to the depths from the surface of the earth down to 9550 feet subsea:

         Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty
         Trust:


Schedule 1-A Page 3 of 12

         Overriding Royalty Interest                         1.70000% of 6/6ths

         Wells:                      OCS-G 21111 #2
                                     Production Status:    Temporarily Abandoned

6.       PROPERTY:                  HIGH ISLAND 72
         SERIAL NO.:                OCS-G 22231

o        Lease Description:        Oil and Gas Lease effective November 1, 2000,
                                   between the United States of America, as Lessor, and Hall-Houston Oil Company and
                                   Juniper Energy L.P., as Lessee, covering all of Block 72, High Island Area, OCS Leasing
                                   Map, Texas Map No. 7, containing
                                   approximately 5,760 acres, INSOFAR AND ONLY
                                   INSOFAR as said lease covers the SW/4NW/4 of said Block 72, limited in depth from the surface of the earth down to 7125 feet subsea:

                  Hall-Houston Oil Company 2000 Exploration
                  and Development Facility Overriding Royalty
                  Trust:
                  Overriding Royalty Interest             1.00000% of 6/6ths

                  Wells:             OCS-G 22231 #1
                                     Production Status:    Temporarily Abandoned


7.       PROPERTY:                  SOUTH PELTO 14
         SERIAL NO.:                OCS-G 18052

         Lease Description: Oil and Gas Lease effective July 1, 1997 between the United States of America, as Lessor, and Zilkha Energy Company, as Lessee, covering all of Block 14, South Pelto Area, OCS Leasing Map, Louisiana Map No. 6B, containing approximately 5,000.00 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

o Tract 1: E/2SE/4 of Block 14 as to those intervals from the surface of the earth down to and including a depth of 18,000 feet subsea:

                  Hall-Houston 1996 Exploration
                  and Development Facility
                  Overriding Royalty Trust:
                  Overriding Royalty Interest    2.12000% of 6/6ths

                                                       Schedule 1-A Page 4 of 12

                                        Before Elections & After Election 1

                                        1.59000% of 6/6ths
                                        After Election 2 & After
                                        Payout

                  Wells:                OCS-G 18052 Well #4
                                        (contractual unit including these
                                        aliquots with W/2SW/4 of South
                                        Pelto 15)
                                        Production Status:     Shut in

         The above-indicated elections are more fully set out in that certain Farmout Agreement effective May 13, 1999, between Sonat Exploration GOM Inc. ("Sonat") and Bois d'Arc Offshore, Ltd. ("Bois d'Arc) et al, as Farmor, and Hall-Houston Oil Company, as Farmee, with each Farmor retaining a 8.33333% of 6/6ths overriding royalty interest, with the option to either increase its retained overriding royalty interest to 10% of 6/6ths (After Election 1) or convert the retained overriding royalty interest to a 25% working interest (After Election 2), upon the occurrence of certain events. Should Farmor elect to convert to a working interest, the interest of Farmee is to bear its proportionate share of overriding royalty interests in favor of certain designated Sonat and Bois d'Arc employees, with only the overriding royalty interest attributable to the Sonat employees increasing at project payout as provided in the conveyance to such designated Sonat employees (Payout 1). Pursuant to such Farmout Agreement, Sonat in South Pelto 14 and Bois d' Arc in South Pelto 15 each contribute 50% ownership to the contractual unit and all the above mentioned interests are therefore proportionately reduced accordingly.

o Tract 2: N/2, SW/4 and W/2SE/4 as to those intervals from the surface of the earth down to and including a depth of 20,000 feet subsea:

                  Hall-Houston 1996 Exploration
                  and Development Facility
                  Overriding Royalty Trust:
                  Overriding Royalty Interest    2.12000% of 6/6ths
                                                 Before Elections & After
                                                 Election 1

                                                 1.59000% of 6/6ths
                                                 After Election 2 & After
                                                 Payout 1

                  Wells:                         None

                                                       Schedule 1-A Page 5 of 12

         The above-indicated elections are more fully set out in that certain Farmout Agreement effective May 13, 1999, between El Paso Production GOM Inc., as Farmor, and Hall-Houston Oil Company, as Farmee, with Farmor retaining a 10% of 6/6ths overriding royalty interest, with the option to either retain its overriding royalty interest (After Election
         1) or convert the retained overriding royalty interest to a 25% working interest (After Election 2), upon the occurrence of certain events. Should Farmor elect to convert to a working interest, the interest of Farmee is to bear its proportionate share of overriding royalty interests in favor of certain designated El Paso Production GOM Inc.'s employees increasing at project payout as provided in the conveyance to such designated El Paso Production GOM Inc.'s employees (Payout 1).

8.       PROPERTY:                  SOUTH PELTO 15
         SERIAL NO.:                OCS-G 09652

o        Lease Description:        Oil and Gas Lease effective May 1, 1988
                                   between the United States of America, as Lessor, and Kerr-McGee Corporation, as
                                   Lessee, covering all of Block 15, South Pelto
                                   Area, OCS Leasing Map No. 6B, containing approximately 5,000.00 acres, INSOFAR AND
                                   ONLY INSOFAR as said lease covers the W/2SW/4 as to those intervals from the surface of the earth down to and including a depth of 18,000 feet subsea.

                  Hall-Houston 1996 Exploration
                  and Development Facility
                  Overriding Royalty Trust:
                  Overriding Royalty Interest    2.12000% of 6/6ths
                                                 Before Elections & After
                                                 Election 1

                                                 1.59000% of 6/6ths
                                                 After Election 2 & After
                                                 Payout

                  Wells:                         OCS-G 18052 Well #4
                                                 (contractual unit including
                                                 these aliquots with W/2SW/4
                                                 of South Pelto 15)
                                                 Production Status:     Shut in

         The above-indicated elections are more fully set out in that certain Farmout Agreement effective May 13, 1999, between Sonat Exploration GOM Inc. ("Sonat") and Bois d'Arc Offshore, Ltd. ("Bois d'Arc) et al, as Farmor, and Hall-Houston Oil Company, as Farmee, with each Farmor retaining a 8.33333% of

                                                       Schedule 1-A Page 6 of 12

          6/6ths overriding royalty interest, with the option to either increase its retained overriding royalty interest to 10% of 6/6ths (After Election 1) or convert the retained overriding royalty interest to a 25% working interest (After Election 2), upon the occurrence of certain events. Should Farmor elect to convert to a working interest, the interest of Farmee is to bear its proportionate share of overriding royalty interests in favor of certain designated Sonat and Bois d'Arc employees, with only the overriding royalty interest attributable to the Sonat employees increasing at project payout as provided in the conveyance to such designated Sonat employees (Payout
          1). Pursuant to such Farmout Agreement, Sonat in South Pelto 14 and Bois d' Arc in South Pelto 15 each contribute 50% ownership to the contractual unit and all the above mentioned interests are therefore proportionately reduced accordingly.

9.       PROPERTY:                  SOUTH TIMBALIER 180
         SERIAL NO.:                OCS-G 18046

         Lease Description:        Oil and Gas Lease effective July 1, 1997,
                                   between the United States of America, as Lessor, Hall-Houston Oil Company and
                                   Spinnaker Exploration Company, L.L.C., as
                                   Lessee, covering all of Block 180, South
                                   Timbalier Area, OCS Leasing Map, Louisiana
                                   Map No. 6, containing approximately 5,000 acres.

         Hall-Houston Oil Company
         Employee Royalty Trust:
         Overriding Royalty Interest                       1.00000% of 6/6ths

         Hall-Houston 1996 Exploration
         and Development Facility
         Overriding Royalty Trust:
         Overriding Royalty Interest:                      2.00000% of 6/6ths

         Wells:                                      None

10.      PROPERTY:                  SOUTH TIMBALIER 184
         SERIAL NO.:                OCS-G 1568

o       Lease Description:         Oil and Gas Lease effective July 1, 1967,
                                   between the United States of America, as Lessor, and Cities Service Oil Company,
                                   Atlantic Richfield Company and Continental
                                   Oil Company, as Lessee, covering all of Block
                                   184, South Timbalier Area, Official Leasing
                                   Map, Louisiana Map No. 6, INSOFAR AND ONLY
                                   INSOFAR as said lease covers the NW/4 of said
                                   Block 184 as to the depths from the seafloor down to and including 13,600 feet TVD.

                                                       Schedule 1-A Page 7 of 12

         Hall-Houston 1996 Exploration and
         Development Facility Overriding
         Royalty Trust:
         Overriding Royalty Interest                     1.03459% of 6/6ths


         Wells: None on South Timbalier 184; HBP by OCS-G 1569 for 184/185 Unit Wells (#A-1 and #A-6)

11.      PROPERTY:                  SOUTH TIMBALIER 185
         SERIAL NO.:                OCS-G 1569

         Lease Description: Oil and Gas Lease effective July 1, 1967, between the United States of America, as Lessor, and Sinclair Oil & Gas Company and Skelly Oil Company, as Lessees, covering all of Block 185, South Timbalier Area, Official Leasing Map, Louisiana Map No. 6, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

o Tract 1: NE/4 of Block 185 to the depths from the seafloor down to and including 13,600 feet TVD, save and except the aliquots and depths in Tracts 2 and 3 hereinbelow:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding Royalty
                  Trust:
                  Overriding Royalty Interest             1.05459% of 6/6ths

                  Wells:                         OCS-G 1569 #A-4
                                                 Production  Status:
                                                 Temporarily  Abandoned.
                                                 To be plugged and abandoned

o Tract 2: (i) the SW/4NE/4 of Block 185 as to all depths from the seafloor down to and including 13,600 feet TVD, save and except all depths below 100 feet below the stratigraphic equivalent of 13,164 feet TVD, as seen in the electric log of the Hall-Houston Oil Company OCS-G 1569 #4 ST 1 well, down to and including 13,600 feet TVD; and (ii) the NW/4SE/4NE/4 of Block 185 from the stratigraphic equivalent of 12,789 feet TVD down to and including 100 feet below the stratigraphic equivalent of 13,164 feet TVD as seen in the electric log of the Hall-Houston Oil Company OCS-G 1569 #4 ST 1 Well:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding Royalty

                                                       Schedule 1-A Page 8 of 12

                  Trust:
                  Overriding Royalty Interest    3.22655% of 6/6ths

                  Wells: Hall-Houston Oil Company OCS-G 1569 #C-1 ST 3 (aka #4 ST 1)
                                                 Production Status:  Producing
o

o Tract 3: E/2NE/4NE/4 to all depths from the seafloor down to and including 13,600 feet TVD:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding Royalty
                  Trust
                  Overriding Royalty Interest    1.00000% of 6/6ths

                  Wells:                         The Louisiana Land and
                                                 Exploration Company OCS-G-1569
                                                 #A-1 Well
                                                 Production Status: Temporarily
                                                 Abandoned



o Tract 4: S/2 and the NW/4 of Block 185 as said lease covers the depths from the seafloor down to and including 13,600 feet TVD, save and except the aliquots and depths in Tract 5 hereinbelow:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding Royalty
                  Trust
                  Overriding Royalty Interest             1.10474% of 6/6ths

                  Wells:                         OCS-G 1569 #B-1, B-2, B-3,
                                                 B-4, B-6 B-7, B-8
                                                 Production Status: Temporarily
                                                 Abandoned. To be plugged and
                                                 abandoned

o Tract 5: NE/4NE/4SE/4 of Block 185 from the seafloor down to 12,750 feet TVD:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding Royalty

                                                       Schedule 1-A Page 9 of 12

                  Trust
                  Overriding Royalty Interest             1.00000% of 6/6ths

                  Wells: The Louisiana Land and Exploration Company OCS-G 1569 #A-6
                                        Production Status:    Producing

12.      PROPERTY:                  VERMILION 320
         SERIAL NO.:                OCS-G 02087

o Lease Description: Oil and Gas Lease effective February 1, 1971 between the United States of America, as Lessor, and Sun Oil Company, as Lessee, covering all of Block 320, Vermilion Area, South Addition, Official Leasing Map, Louisiana Map No. 3B, INSOFAR AND ONLY INSOFAR as to the E/2SW/4; W/2NW/4SE/4; SW/4SE/4 and E/2NW/4SE/4 of said Block 320, limited in depth from the surface of the earth down to and including one hundred feet (100') below the stratigraphic equivalent of 5427 feet TVD as encountered in the Hall-Houston Oil Company OCS-G 2087 No. 11 Well:

                  Hall-Houston 1996 Exploration and
                  Development Facility Overriding
                  Royalty Trust
                  Overriding Royalty Interest             4.00000% of 6/6ths

                  Wells:       OCS-G 02087 #C-1
                               Production Status:    Producing
                               OCS-G 19769 #C-2 ST 1 (originally bottomed in OCS-G 19769 VR 325 from a surface location in VR 320 and has been recompleted up the hole in VR 320, all lease liability now in VR 320)
                               Production Status:    Producing
                               OCS-G 02087 #C-3
                               Production Status:    Producing

o INSOFAR AND ONLY INSOFAR as said lease covers the E/2SW/4, W/2NW/4SE/4, SW/4SE/4 and the E/2NW/4SE/4 of said Block 320, limited in depth from the surface of the earth down to and including 1126 feet subsea:

                  Hall-Houston Oil Company 2000
                  Exploration and Development Facility
                  Overriding Royalty Trust
                  Overriding Royalty Interest             2.00000% of 6/6ths


                                                      Schedule 1-A Page 10 of 12

                  Wells:                         OCS-G 02087 #C-3
                                                 Production Status:    Producing
o

13.      PROPERTY:                  WEST CAMERON 427
         SERIAL NO.:                OCS-G 2846

o        Lease Description:        Oil and Gas Lease effective December 1, 1974,
                                   between the United States of America, as Lessor, and Columbia Gas Development
                                   Corporation, as Lessee, covering all of Block
                                   427, West Cameron Area, West Addition,
                                   Official Leasing Map, Louisiana Map No. 1A, containing approximately 5,000 acres, INSOFAR
                                   AND ONLY INSOFAR as said lease covers the NE/4, E/2NE/4NW/4 and the E/2SE/4NW/4 of said
                                   Block 427, as to those depths from the
                                   surface to the stratigraphic equivalent of the base of "2250' Sand" [being defined for purposes hereof as that interval seen in the Huffco Petroleum Corporation OCS-G 2846 #A-4
                                   Well between 2356 feet TVD (2239 feet subsea) and 2480 feet TVD (2363 feet subsea)]:

                  Hall-Houston Oil Company 2000
                  Exploration and Development Facility
                  Overriding Royalty Trust
                  Overriding Royalty Interest             1.60000% of 6/6ths

                  Wells:              OCS-G 2846 #B-1 (aka #2)
                                      Production Status:   Temporarily Abandoned

14.      PROPERTY:                  WEST CAMERON 431
         SERIAL NO.:                OCS-G 10584

         Lease Description: Oil and Gas Lease effective May 1, 1989 between The United States of America, as Lessor, and Pelto Oil Company, as Lessee, covering all of Block 431, West Cameron Area, West Addition, OCS Leasing Map, Louisiana Map No. 1A, INSOFAR AND ONLY INSOFAR as said lease covers the N/2NE/4 of said Block 431, from the surface of the earth down to 6800 feet TVD:

                  Hall-Houston Oil Company 2000
                  Exploration and Development Facility
                  Overriding Royalty Trust
                  Overriding Royalty Interest             1.40000% of 6/6ths


                                                      Schedule 1-A Page 11 of 12

                  Wells:          OCS-G 10584 #A-2/A-2D (aka #3)
                                  Production Status:    Temporarily Abandoned


                                                      Schedule 1-A Page 12 of 12

                                  SCHEDULE 1-B

          Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust et al., as "Sellers", and Energy Partners, Ltd., as "Purchaser".


Assignments of Overriding Royalty Interests in favor of each indicated Seller:

Hall-Houston 1996 Exploration and Development
Facility Overriding Royalty Trust:

     1. Assignment of Overriding Royalty Interest effective September 20, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #264421, Conveyance Book 909 of the records of Cameron Parish, Louisiana, and filed on April 6, 2000 in the Non-Required Document Filings at the Minerals Management Service, covering OCS 00541 Block 160, East Cameron Area.

     2. Assignment of Overriding Royalty Interest effective May 13, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #1082382, Conveyance Book 1711 of the records of Cameron Parish, Louisiana, and filed on [sent 12/15/01] in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 18052 E/2SE/4 of Block 14, South Pelto Area.

     3. Assignment of Overriding Royalty Interest effective May 13, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #1082383, Conveyance Book 1711 of the records of Cameron Parish, Louisiana, and filed on [sent 12/15/01] in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 18052 N/2, SW/4 and the W/2SE/4 of Block 14, South Pelto Area.

     4. Assignment of Overriding Royalty Interest effective May 13, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and


                                                        Schedule 1-B Page 1 of 4

          Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #1082384, Conveyance Book 1711 of the records of Cameron Parish, Louisiana, and filed on [sent 12/15/01] in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 09652 Block 15, South Pelto Area.

     5. Assignment of Overriding Royalty Interest effective January 1, 1997, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #857709, Conveyance Book 1395, Folio 141 of the records of LaFourche Parish, Louisiana, and filed on August 13, 1999 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 1568 and OCS-G 1569, South Timbalier Area, Blocks 184 and 185, respectively.

     6. Assignment of Overriding Royalty Interest effective August 1, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #899090, Conveyance Book 1470, Folio 406 of the records of LaFourche Parish, Louisiana, and filed on August 13, 2001, in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 1569, South Timbalier Area, Block 185.

     7. Assignment of Overriding Royalty Interest effective December 8, 1997, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, as Trustees, acting on behalf of the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #9900245 in the Conveyance records of Vermilion Parish, Louisiana, and filed on January 8, 1999 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 02087 Vermilion Area, Block 320.

Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust:

     1. Assignment of Overriding Royalty Interest effective September 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #269096, Conveyance Book 925, of the records of Cameron Parish, Louisiana, and filed on March 9, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 15141 East Cameron Area, Block 161.

                                                        Schedule 1-B Page 2 of 4

     2. Assignment of Overriding Royalty Interest effective September 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #269350, Conveyance Book 926, of the records of Cameron Parish, Louisiana, and filed on March 21, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 15147 East Cameron Area, Block 263.

     3. Assignment of Overriding Royalty Interest effective July 1, 2001, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #275072, Conveyance Book 44-M, Page 196 of the records of St. Mary Parish, Louisiana, and at Entry #01-11833, Conveyance Book 1224 of the records of Iberia Parish, Louisiana, and filed on September 26, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 21111 Eugene Island Area, Block 247.

     4. Assignment of Overriding Royalty Interest effective November 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Film Code #2001029113 of the records of Jefferson County, Texas, and filed on August 13, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 22231 High Island Area, Block 72.

     5. Assignment of Overriding Royalty Interest effective March 1, 2001, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #20108576 in the Conveyance records of Cameron Parish, Louisiana, and filed on August 13, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 02087 Vermilion Area, Block 320.

     6. Assignment of Overriding Royalty Interest effective October 4, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #272662, Conveyance Book 939 of the records of Cameron Parish, Louisiana, and filed on October 16, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 02846 West Cameron Area, Block 427.

Schedule 1-B Page 3 of 4

     7. Assignment of Overriding Royalty Interest effective, _____________, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, in their capacity as Trustees of the Hall-Houston Oil Company 2000 Exploration and Development Facility Overriding Royalty Trust, as Assignee, recorded at Entry #______, Conveyance Book ____, of the records of Cameron Parish, Louisiana, and filed on__________, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 10584 West Cameron Area, Block 431.


                                                        Schedule 1-B Page 4 of 4

                                  SCHEDULE 2.1
                                       to
                          Purchase and Sale Agreement
                        Dated December 16, 2001 between
                 Hall-Houston 1996 Exploration and Development
           Facility Overriding Royalty Trust, et al., as Sellers, and
                             Energy parnters, Ltd.,
                                  as Purchaser


                             Seller                                         Cash                   Purchaser
                             ------                                         ----
                                                                                                     Common
                                                                                                     Stock

Hall-Houston 1996 Exploration and Development Facility                     $ 378,205.73             264,882 shares
Overriding Royalty Trust

Hall-Houston Oil Company 2000 Exploration and Development                  $ 721,796.68             310,049 shares
                                                                           ------------             -------
Facility Overriding Royalty Trust
                                                                        $ 11,000,002.41             574,931 shares

                                SCHEDULE 3.1(a)


                        ASSIGNMENTS NOT APPROVED BY MMS



                                Pending Approval



Trust Affected:   Hall-Houston 2000 Exploration and Development Facility
                  Overriding Royalty Trust

     1. Assignment of Operating Rights effective February 16, 2001, between EOG Resources, Inc., as Assignor, and Hall-Houston Oil Company, as Assignee, covering the N/2N/2 of Block 431, West Addition, West Cameron Area, OCS-G 10584.



                       Assignments Not in Approvable Form


                                      None

                                                EXHIBIT A

                            PRELIMINARY CLOSING STATEMENT



Sellers:                  Hall-Houston 1996 Exploration and Development
                          Facility Overriding Royalty Trust
                          Hall-Houston Oil Company 2000 Exploration and
                          Development Facility Overriding Royalty Trust
                          ------------------------------------------
Buyer:                    Energy Partners, Ltd.

Effective Date:           November 1, 2001 7:00 am

Closing Date:
                          ------------------------------------------
Property Description:     Seller's right, title and interest in and
                          to the properties as described in
                          Section 1.2 of the Purchase and Sale
                          Agreement, and as further described as
                          "Interests".

================================================================================


Cash Purchase Price:
          Overriding Royalty Interest                                      $0


ADJUSTMENTS:

Increases to Purchase Price:


          Seller's Net Overriding Interest Share of
           Merchantable Oil produced from Leases and in
           Storage at the Effective Time (Section 2.2(a))      $0


                                                        ----------
          Total Increases:                                     $0
                                                        ==========


   Decreases to Purchase Price:


          Seller's Net Overriding Interest Share of
           Post-effective related Proceeds
           received by the Seller: (Sec 2.2(b)(i))             $0

          Post-effective related Proceeds related
           to the sale in any portion on Interest
           (Sec 2.2(b)(ii))                                    $0
                                                        ----------
          Total Decreases:                                     $0
                                                        ==========

                                                                   ----------
    Total  Adjustments to Purchase Price:                                 $0

Adjusted Purchase Price:                                                  $0


                                                                   ----------
Amount Due From/(To) Buyer:                                               $0
                                                                   ==========


Purchase Price Allocated to be Paid in Cash:                              $0
                                                                   ----------

Purchase Price Allocated to be Paid in Shares of Purchaser Stock:         $0
                                                                   ----------


Buyer's Initials:
                               -------------------------

Seller's Initials:
                               -------------------------

                                    EXHIBIT B

                   ASSIGNMENT OF OVERRIDING ROYALTY INTERESTS

THE UNITED STATES OF AMERICA     ss.                 [_______ Block ___]
                                 ss.                 [_______ Block ___]
OUTER CONTINENTAL SHELF          ss.                 [_______ Block ___]
                                 ss.
OFFSHORE [LOUISIANA] [TEXAS]     ss.


     This Assignment of Overriding Royalty Interests (the "Assignment"), dated effective as of 7:00 a.m., Central ____ Time, on ___________, 2001 (the "Effective Time"), is from Gary L. Hall and Wayne P. Hall, as Trustees of the Hall-Houston __________________ Royalty Trust, the address for which is 700 Louisiana, Suite 2100, Houston, Texas 77002, and the taxpayer identification number for which is _____________ ("Assignor"), to [SAINTS], a Delaware corporation, the address for which is ___________________________ and the taxpayer identification number for which is __________ ("Assignee").


                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, by way of the Assignments of Overriding Royalty Interests described in Schedule 1-B attached hereto and made a part hereof (the "Prior Assignments"), Assignor acquired overriding royalty interests in and to the oil and gas leases described therein; and

     WHEREAS, Assignor desires to convey to Assignee all or a portion of the overriding royalty interests acquired by Assignor by way of the Prior Assignments;

     NOW THEREFORE, for ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, an overriding royalty interest in and to all oil, gas, casinghead gas and other hydrocarbons produced, saved and marketed pursuant to the terms and conditions of each oil and gas lease more particularly described in Schedule 1-A made a part hereof (each a "Lease") equal to the overriding royalty interest as to each such Lease acquired by Assignor by way of the relevant Prior Assignment and remaining vested in Assignor after giving effect to any subsequent assignment by Assignor referred to in Schedule 1-B (collectively, the "Overriding Royalty Interests"), which overriding royalty interest as to each such Lease Assignor warrants to be not less than the interest set forth in Schedule 1-A for the relevant Lease .

     TO HAVE AND TO HOLD the Overriding Royalty Interests unto Assignee, its successors and assigns, forever, subject to the following terms, exceptions, and other provisions:

1. Special Warranty. Assignor binds and obligates itself, its successors and assigns to warrant and forever defend title to the Overriding Royalty Interests unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise, but with full right of substitution and subrogation, to the extent assignable, in and to all covenants and warranties of Assignor's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state in or offshore from which the interests conveyed hereby are located and all rights of actions of warranty against all former owners of the interests conveyed hereby.

2. Prior Assignments. This Assignment, as to each Overriding Royalty Interest, is made expressly subject to the terms of the relevant Prior Assignment.

3. Successors and Assigns. This Assignment shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

4. No Third Party Beneficiaries. Except as expressly provided herein, this Assignment is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

5. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF __________, WITHOUT REGARD TO ANY CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6. Schedules. The Schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. Unless provided otherwise, all recording references in such Schedules are to the appropriate records of the United States Department of Interior, Minerals Management Service or the counties or parishes adjacent to the location of the lands covered by the relevant Lease.

7. Captions. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

8. Counterparts. This Assignment may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

9. Purchase and Sale Agreement. This Assignment is made and accepted pursuant to all of the terms, conditions and provisions of that certain Purchase and Sale Agreement between Assignor and others, as sellers, and Assignee, as Purchaser, dated as of December 16, 2001.

     EXECUTED this ___ day of ___________ 200__, to be effective for all purposes as of the Effective Time.

[WITNESSES TO BOTH SIGNATURES:              ASSIGNOR:

                                            Hall-Houston __________________
                                            Royalty Trust


                                            By:
---------------------------------------        ---------------------------------
         (Printed Name of Witness)          Gary L. Hall, Trustee


                                            By:
---------------------------------------        ---------------------------------
                                                     Wayne P. Hall, Trustee
---------------------------------------
         (Printed Name of Witness)]

STATE OF ___________                      ss.
                                          ss.
_________ OF ___________                  ss.

                                   [LOUISIANA]

     On this ___ day of _________________, 200__, before me appeared Gary L. Hall, to me personally known, who being by me fully sworn, did say that he is a Trustee of Hall-Houston ______________________ Royalty Trust, and that the foregoing instrument was signed on behalf of such Trust and in the presence of the witnesses whose names appear above and Gary L. Hall acknowledged the foregoing instrument to be the free act and deed of such Trust.

                                     [TEXAS]

     This instrument was acknowledged before me on this _____ day of ______________, 200__ by Gary L. Hall, Trustee of the Hall-Houston ___________ Royalty Trust on behalf of such Trust.



                                      Notary Public in and for
                                      the State of _________


STATE OF ___________                      ss.
                                          ss.
_________ OF ___________                  ss.

                                   [LOUISIANA]

     On this ___ day of _________________, 200__, before me appeared Wayne P. Hall, to me personally known, who being by me fully sworn, did say that he is a Trustee of Hall-Houston ______________________ Royalty Trust, and that the foregoing instrument was signed on behalf of such Trust and in the presence of the witnesses whose names appear above and Wayne P. Hall acknowledged the foregoing instrument to be the free act and deed of such Trust.

                                     [TEXAS]

     This instrument was acknowledged before me on ____ day of _____________, 200__ by Wayne P. Hall, Trustee of the Hall-Houston ___________ Royalty Trust on behalf of such Trust.


                                         Notary Public in and for
                                         the State of _________

                                                                     Exhibit G-3
                                                             to Merger Agreement










             This Agreement requires that Seller indemnify Purchaser
             and certain other parties and that Purchaser indemnify
               Seller and certain other parties. Such requirements
                          are found in Section 9.6 and
                  Section 9.7, respectively, of this Agreement

                           PURCHASE AND SALE AGREEMENT
                                AND DEBT EXCHANGE


                                     between


                 HALL-HOUSTON OIL COMPANY EMPLOYEE ROYALTY TRUST
                                   ("seller")


                                       AND


                              ENERGY PARTNERS, LTD.
                                  ("Purchaser")


                                December 16, 2001

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I           PURCHASE AND SALE.........................................1
1.1      Purchase and Sale and Debt Exchange..................................1
1.2      Interests    ........................................................1
1.3      Effective Time.......................................................2

ARTICLE II          PURCHASE PRICE............................................2
2.1      Purchase Price.......................................................2
2.2      Adjustment to Cash Purchase Price....................................2
2.3      Payment of Adjusted Purchase Price...................................3

ARTICLE III         REPRESENTATIONS AND WARRANTIES............................3
3.1      Representations and Warranties by Seller.............................3
3.2      Representations and Warranties by Purchaser..........................6

ARTICLE IV          COVENANTS.................................................8
4.1      Covenants of Seller..................................................8
4.2      Covenants of Purchaser...............................................9

ARTICLE V           REVIEW BY PURCHASER......................................10
5.1      Due Diligence ......................................................10
5.2      Defensible Title....................................................10
5.3      Waiver of Consumer Rights...........................................11

ARTICLE VI          CONDITIONS TO CLOSING....................................11
6.1      Conditions to Obligations of Sellers................................11
6.2      Conditions to Obligations of Purchaser..............................12

ARTICLE VII         CLOSING..................................................13
7.1      Closing Date .......................................................13
7.2      Closing Obligations.................................................13
7.3      Transfer of Risk of Loss............................................14

ARTICLE VIII        TERMINATION..............................................14
8.1      Termination ........................................................14
8.2      Liabilities Upon Termination........................................15

ARTICLE IX          OBLIGATIONS AFTER CLOSING................................15
9.1      Post-Closing Adjustments............................................15
9.2      Subsequent Adjustments..............................................16
9.3      Reservation of Claims...............................................16

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

9.4      Files and Records...................................................16
9.5      Further Assurances..................................................17
9.6      Assumption and Indemnity............................................17
9.7      Express Negligence..................................................18
9.8      Indemnification Procedure...........................................19
9.9      Allocation of Proceeds..............................................19
9.10     Termination of Confidentiality Agreements...........................20

ARTICLE X           MISCELLANEOUS............................................20
10.1     Notices      .......................................................20
10.2     Expenses     .......................................................20
10.3     Amendment ..........................................................20
10.4     Assignment .........................................................21
10.5     Conditions   .......................................................21
10.6     References   .......................................................21
10.7     Articles and Sections...............................................21
10.8     Number and Gender...................................................22
10.9     Incorporation of Schedules and Exhibits.............................22
10.10    Counterparts .......................................................22
10.11    Governing Law ......................................................22
10.12    Integration  .......................................................22
10.13    Parties in Interest.................................................22
10.14    Severability .......................................................22
10.15    Survival     .......................................................22
10.16    Arbitration  .......................................................23

                        LISTING OF SCHEDULES AND EXHIBITS

Schedule 1-A       -      Listing of Leases and Wells, including Overriding
                          Royalty Interests of Each Seller
Schedule 1-B       -      Assignments of Overriding Royalty Interests in favor
                          of Sellers
Schedule 1-C       -      Listing of Notes
Schedule 3.1(a)    -      Assignments Not Approved by MMS

Exhibit A          -      Form of Preliminary Closing Statement
Exhibit B          -      Form of Assignment of Overriding Royalty Interests

                  PURCHASE AND SALE AND DEBT EXCHANGE AGREEMENT


     This PURCHASE AND SALE AND DEBT EXCHANGE AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time in accordance with applicable provisions hereof, this "Agreement") dated December 16, 2001, is between Hall-Houston Oil Company Employee Royalty Trust, a trust established under the laws of the State of Texas ("Seller"), and Energy Partners, Ltd., a Delaware corporation ("Purchaser").

     In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 Purchase and Sale and Debt Exchange. In accordance with the terms of this Agreement, Seller agrees to sell the interests, rights, and property of Seller described in Section 1.2 (collectively, the "Interests") to Purchaser and Purchaser agrees to purchase the Interests from Seller. Further in accordance with the terms of this Agreement, Seller will exchange the Promissory Notes listed in Schedule 1-C (the "Notes"), each being issued by Hall-Houston Oil Company, a Texas corporation ("HHOC"), and payable to Seller, including the right to payment of all indebtedness, both principal and interest, evidenced thereby and fees provided for therein (the "Note Indebtedness"), for a portion of the Purchase Price (as defined in Section 2.1).

     1.2 Interests. The following interests, rights, and property comprise the
Interests:

     (a) the overriding royalty interests of each Seller listed in Schedule 1-A (each an "ORI") relating to the oil and gas leases described in such Schedule 1-A, as therein limited in depths or aerial extent (collectively, the "Leases");

     (b) all right, title, and interest of Seller in oil, gas, condensate, natural gas liquids, related hydrocarbons, and other minerals produced, on or after the Effective Time, from or attributable to the Leases and attributable to the ORIs of Seller, including all oil in storage as described in clause (i) of
Section 2.2(a) (all of the foregoing in this clause (b), collectively, "Substances");

     (c) all accounts of Seller, including the share of Seller in any instrument, general intangible, lien or security interest, arising from the sale or other disposition, on or after the Effective Time, of any of the items described in this Section 1.2 (the "Accounts"); provided, however, this clause shall not entitle Seller to make any disposition of any portion of the Interests of Seller not otherwise permitted under other provisions of this Agreement; and

     (d) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration), all information, books, records, files, muniments of title, reports, documents and materials of Seller that are related to the portion of the Interests of Seller described in clauses (a)-(c) of this Section 1.2, (all of the foregoing in this clause (d), collectively, the "Records").

     1.3 Effective Time. The purchase and sale of the Interests shall be effective for all purposes on November 1, 2001, at 7:00 a.m., Central Standard Time (the "Effective Time").

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1 Purchase Price. The purchase price for the Interests and the Notes (the "Purchase Price") is $250,000 in cash (the "Cash Purchase Price") and 250,000 $9 Buyer Warrants and 750,000 $11 Buyer Warrants (such terms being defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1)

     2.2 Adjustment to Cash Purchase Price. The Cash Purchase Price shall be adjusted as provided in this Section 2.2 and the resulting amount shall be referred to as the "Adjusted Purchase Price." Not less than five (5) days prior to the Closing Date (as defined in Section 7.1), Seller shall deliver to Purchaser a preliminary closing statement (the "Preliminary Closing Statement"), substantially in the form of Exhibit A, setting forth adjustments to the Cash Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry.

     (a) The Cash Purchase Price shall be increased by an amount equal to the product of (i) Seller's relevant ORI share of the quantity of merchantable oil produced from or allocable to the Leases and in storage at the Effective Time and not sold or disposed of prior to the Closing (as defined in Section 7.1), multiplied by (ii) the market price for such oil at the Effective Time, with such product being reduced by an amount equal to the sum of all applicable taxes;

     (b) The Cash Purchase Price shall be decreased by the following:

          (i) an amount equal to the sum of net proceeds (being gross proceeds less applicable taxes, other than income taxes, actually paid by the relevant Seller or deducted in any remittance of proceeds to the relevant Seller) or other value received by the relevant Seller for the sale or disposition of Substances, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities, produced after the Effective Time and allocable to any of the ORI of the relevant Seller; and

          (ii) an amount equal to the proceeds or other value (in excess of reasonable and necessary transaction costs, including fees and expenses of attorneys, accountants, engineers and other professionals) received by the relevant Seller for the sale or disposition, after the Effective Time, of any portion of the Interests of the relevant Seller; provided, however, provision for such adjustment shall not entitle any Seller to make any disposition of any of the Interests not otherwise permitted under other provisions of this Agreement.

     2.3 Payment of Adjusted Purchase Price. At the Closing, Purchaser shall pay to Seller (by wire transfer to an account of Seller designated in writing by Seller received by Purchaser no less than two (2) days prior to the Closing
Date) an amount, in immediately available funds, equal to the Cash Purchase Price as adjusted on the basis of the Preliminary Closing Statement, and shall deliver to Seller the Buyer Warrants (such term being defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1) referred to in
Section 2.1 evidencing such Buyer Warrants as registered in the name of Seller on the books of Purchaser.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties by Seller. Seller represents and warrants to Purchaser (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing, to the extent provided below in this Section 3.1 and in Section 10.15) that:

     (a) Seller is a trust duly created and existing under the laws of the State of Texas. Seller has and will have as of the Closing Defensible Title (as defined in Section 5.2) to the Interests; provided, however, as to that portion of the Interests of such Seller relating to South Timbalier Blocks 184 and 185 other than that acquired by Hall-Houston Oil Company ("HHOC") from CNG Producing Company, such warranty is expressly limited to claims arising by, through or under such Seller or HHOC and Seller only warrants that Seller holds a contractual right to receive a conveyance of the ORI of Seller with respect to that portion of West Cameron Block 431 described as Tract 2 in the description of West Cameron Block 431 in Schedule 1-A upon HHOC's earning of an Assignment of Operating Rights pursuant to the Farmout Agreement referred to in the relevant portion of Schedule 1-A. Notwithstanding the preceding sentence or any other provision of this Agreement to the contrary, for purposes of Section 9.6 and otherwise subsequent to the Closing, Seller warrants and agrees to defend Defensible Title to the Interests unto Purchaser, its successors, and permitted assigns against the lawful claims of all persons or entities claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise. Except as set forth in Schedule 3.1(a), all prior assignments of interests in any of the Leases or other Interests in the chain of title to the Interests have been approved by the United States of America, Department of Interior, Minerals Management Service (the "MMS"). Seller is the sole owner of the Notes free and clear of any liens, claims, security interest, and encumbrances of any kind or nature whatsoever and will have the complete power to transfer and deliver the Notes to Purchaser, as contemplated by this Agreement, free and clear of all liens, claims, security interests, mortgages, charges, options, pledges and encumbrances. Upon transfer to Purchaser by Seller of the Notes, Purchaser will have good and marketable title to the Notes, free and clear of all liens, claims, security interests, mortgages, charges, options, pledges and encumbrances.

     (b) Seller has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) The execution, delivery and performance by Seller of this Agreement and the documentation to be executed and delivered by Seller at the Closing have been authorized by all necessary action on the part of Seller. Execution, delivery and performance by Seller of this Agreement do not, and execution, delivery and performance by such Seller of the documentation to be executed and delivered by Seller at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or be in conflict with any (A) agreement, instrument, judgment, order, decree, law or regulation applicable to Seller or the Interests or (B) any provision of the trust agreement of Seller or (ii) result in the creation of any lien or other encumbrance on the Interests of Seller.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by Seller at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of Seller enforceable according to their respective terms.

     (e) No suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation is pending or, to the knowledge of Seller, threatened that might result in impairment or loss or diminution of the title of Seller to the Interests or otherwise adversely affect, in any material respect, any of the Interests. There are no bankruptcy or reorganization proceedings pending or threatened against Seller.

     (f) Except for the Assignments of Overriding Royalty Interest in favor of Seller listed in Schedule 1-B, there are no contracts or agreements which burden or will burden or encumber or are otherwise material to the ownership of the Interests.

     (g) Seller is timely receiving its share of proceeds from the sale of Substances produced from or allocable to the Leases without suspense, counterclaim or set-off.

     (h) Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Purchaser shall be liable.

     (i) No consents or approvals of any third persons are required in connection with the transfer of the Interests from Seller to Purchaser and there are no preferential purchase rights applicable to the sale of the Interests by Seller to Purchaser pursuant to this Agreement.

     (j) During the period from the Effective Time to the date of execution of this Agreement, Seller has not waived, compromised or settled any claim that diminishes or adversely burdens any Interest.

     (k) Seller is not a nonresident alien of the United States.

     (l) The Buyer Warrants to be acquired by Seller pursuant to this Agreement are being acquired for the account of Seller and without a view to distribution, except for the contemplated distribution to its beneficiaries by Seller in connection with the termination of Seller following the Closing and delivery to Purchaser in connection therewith of representation letters, customary for private placements of securities in form and substance reasonably satisfactory to Purchaser, from each beneficiary receiving such a distribution. Seller understands that neither the transfer of any of such Buyer Warrants nor the transfer of the shares of common stock of Purchaser, par value $0.01 per share (the "Purchaser Common Stock") issuable upon exercise of any of such Buyer Warrants has been registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state and that Seller cannot offer, sell, transfer, pledge, hypothecate or otherwise dispose of any or all of such Buyer Warrants or shares of the Purchaser Common Stock unless the transaction is subsequently registered under the Securities Act and the securities laws of relevant states or exemptions from such registrations are available. Seller further understands that the certificate or certificates representing such shares of the Purchaser Common Stock will bear a legend substantially as follows, and agrees to comply with such legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF THE HOLDER) REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NO REQUIRED UNDER SAID ACT. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR."

     (m) Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Buyer Warrants, and Seller is capable of bearing the economic risks of such investment. Each trustee of Seller is an "Accredited Investor" within the meaning of Rule 501(a) of the Securities Act. Seller:

          (i) understands that (A) the issuance of the Buyer Warrants hereunder is intended to be exempt from registration under the Securities Act and (B) there is only a limited market for such Buyer Warrants, and there can be no assurance that Seller will be able to sell or dispose of the Buyer Warrants to be acquired by Seller hereunder;

          (ii) can afford to bear the economic risk of holding the Buyer Warrants acquired by Seller hereunder for an indefinite period of time and can afford to suffer the complete loss of the investment by Seller in the Buyer Warrants;

          (iii) understands that the Buyer Warrants acquired by Seller hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein and that for an indefinite period following the date hereof there will be no public market for the Buyer Warrants acquired by Seller hereunder and that, accordingly, it may not be possible for Seller to sell the Buyer Warrants acquired by Seller hereunder in case of emergency or otherwise;

          (iv) and its representatives, including to the extent it deems appropriate its professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment by Seller hereunder in the Buyer Warrants by Seller; and

          (v) and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Purchaser and its representatives concerning the terms and conditions of the acquisition hereunder of the Buyer Warrants by Seller and related matters and to obtain all additional information which Seller or its representatives deem necessary.

     (n) No representation or warranty of Seller contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Seller or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

     3.2 Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing and the execution and delivery of the documentation to be executed and delivered at the Closing) that:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in, and is in good standing under, the laws of each state wherein the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on Purchaser.

     (b) Purchaser has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     (c) The execution, delivery and performance by Purchaser of this Agreement and the documentation to be executed and delivered by Purchaser at the Closing have been authorized by all necessary action, corporate and otherwise, on the part of Purchaser and execution, delivery and performance by Purchaser of this Agreement do not, and execution, delivery and performance by Purchaser of the documentation to be executed and delivered by Purchaser at the Closing will not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any (i) agreement, instrument, judgment, order, decree, law or regulation applicable to Purchaser or (ii) any provision of the certificate of incorporation or bylaws of Purchaser.

     (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by Purchaser at the Closing will be, upon execution and delivery thereof by all parties thereto, legal, valid and binding obligations of Purchaser enforceable according to their terms. There are no bankruptcy or reorganization proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser.

     (e) Purchaser has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which any Seller shall be liable.

     (f) There are no pending suits, actions or other proceedings to which Purchaser is a party (or, to the knowledge of Purchaser, which have been threatened to be instituted against Purchaser) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (g) Purchaser is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Interests for purchase, and is acquiring the Interests for its own account and not with the intent to make a distribution thereof in violation of the Securities Act or any applicable state securities law.

     (h) The authorized and outstanding capital stock of Purchaser is as set forth in the SEC Documents (as defined in subsection (j) below), as of September 30, 2001. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as reflected in the SEC Documents, Purchaser has no other equity securities of any class issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, or other securities of Purchaser which, pursuant to their terms, are convertible into or exchangeable for, equity securities of Purchaser.

     (i) The shares of Purchaser Common Stock to be issued as the Stock Purchase Price have been duly authorized, and when issued at the Closing under the terms of this Agreement, will be validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights.

     (j) Since December 31, 2000, Purchaser has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the Commission) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Since December 31, 2000, there has not been any change which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser that has not been reflected in the SEC Documents, publicly announced or otherwise disclosed.

     (k) No representation or warranty of Purchaser contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of Purchaser or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Covenants of Seller. Seller , covenants and agrees with Purchaser as follows:

     (a) Following execution of this Agreement and until the Closing, Seller shall (i) notify Purchaser of any suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation becoming known to Seller which might adversely affect any of the Interests and (ii) use reasonable efforts to obtain any consents, waivers, and approvals required of third persons, governmental authorities or other entities in connection with consummation of the transactions contemplated by this Agreement.

     (b) Following execution of this Agreement, Seller shall not, without the consent of Purchaser (i) create a lien, security interest or other encumbrance on any of the Interests; (ii) sell or dispose of any of the Interests, other than Substances sold, consumed or produced in the ordinary course of business; or (iii) waive, compromise or settle any claim that diminishes or adversely burdens any Interest.

     (c) Following the execution of this Agreement and until the Closing, Seller shall provide Purchaser and its attorneys, employees, accountants, engineers, consultants and agents (collectively "representatives") access, during normal business hours and at the offices of HHOC, to (and the right to copy, at the expense of Purchaser) the records pertaining to the ownership of the Interests (including title files and production, severance and ad valorem tax records), insofar as any of such are in the possession or control of Seller or HHOC or insofar as Seller or HHOC has access thereto, and to the extent, in each case, that Seller or HHOC may do so without violating legal constraints or any legal obligation, for the purpose of the conducting, by or at the direction of Purchaser, of due diligence reviews of the Interests. Subsequent to the Closing, Seller shall cooperate with Purchaser in any efforts by Purchaser to obtain (at the expense of Purchaser) such additional title information as Purchaser may reasonably require.

     (d) At or prior to the Closing, with respect to matters that are not Permitted Encumbrances (as defined in Section 5.2), Seller shall cause the owners and holders of any liens, security interests and other encumbrances filed of record against any of the Interests to execute and deliver such releases and other instruments, in form and substance reasonably satisfactory to Purchaser, as shall be necessary or appropriate to release of record, or to the extent not of record, known to Seller, all liens, security interests, and other encumbrances filed against any of the Interests.

     (e) Seller shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (f) Seller shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date, other than those as are made as of a specific date.

     (g) Seller shall notify Purchaser promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Seller contained in this Agreement to no longer be accurate and complete or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

     4.2 Covenants of Purchaser. Purchaser agrees with each Seller as follows:

     (a) Until the Closing, Purchaser shall comply with the Confidentiality Agreements (as such term is defined in the Agreement and Plan of Merger referred to in clause (e) of Section 6.1), except as otherwise permitted in this Section 4.2(a), which Confidentiality Agreements shall be deemed by Seller and Purchaser to cover the transactions contemplated by this Agreement. After the Closing nothing contained in this Agreement or the Confidentiality Agreements shall restrict the right of Purchaser, as between Purchaser and Seller, to use or disclose information regarding the Interests. Notwithstanding anything contained in this Section 4.2(a) to the contrary and insofar as it relates to the Interests, Purchaser may disclose any of the information subject to the first sentence of this Section 4.2(a) or covered by the Confidentiality Agreements to the extent (i) necessary to enforce, or seek redress for breach of, this Agreement, (ii) required by applicable law or the rules of a national securities exchange, (iii) necessary for financing, reserve engineering or accounting purposes, (iv) to comply with any law or legal process, or (v) otherwise previously made public (without breach of the preceding sentence of this Section 4.2(a) or of the Confidentiality Agreements). In addition, Seller acknowledges and agrees that Purchaser may issue one or more press releases and may make other public statements with respect to this Agreement or the transactions contemplated by this Agreement. If a proposed press release or other public statement will contain information not previously disclosed, Purchaser shall provide HHOC, pursuant to the Agreement and Plan of Merger referred to in clause (e) of Section 6.1, with any and all proposed forms of press release or other public statement and consult with HHOC before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to providing the proposed form of such press release or public statements and having such consultation; provided, however, that Purchaser may, without providing the proposed form of such press release or public statement or consulting with HHOC, issue such a press release or make such a public statement if required by applicable law or the rules of a national securities exchange if Purchaser has used reasonable efforts to provide HHOC with the proposed form of press release or public statement and consult with HHOC but has been unable to do so in a timely manner.

     (b) Purchaser shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (c) Purchaser shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of the Closing Date, other than such as are made as of a specific date.

     (d) Purchaser shall notify Seller promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Purchaser contained in this Agreement to no longer be accurate and complete or (ii) if Purchaser fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Purchaser will be unable to perform or comply with any covenant or agreement contained in this Agreement.

                                    ARTICLE V

                               REVIEW BY PURCHASER

     5.1 Due Diligence. Purchaser may conduct, prior to the Closing and at its cost, such further review of data and information pertaining to the Interests and title examination and other examinations and investigations in respect of the Interests as Purchaser desires.

     5.2 Defensible Title.

     (a) "Defensible Title" means such title and ownership of Seller (pursuant to instruments filed with and, to the extent required, approved by the MMS and filed of record in the appropriate county or parish records or, in the case of those instruments not yet approved by the MMS or not in approvable form and listed in Schedule 3.1(a), pursuant to instruments filed with the MMS and filed of record in the appropriate county or parish records) that, in each case (i) will entitle Purchaser, as the successor to Seller, to receive and retain now and, except as the result of any action by Purchaser subsequent to the Closing, in the future, without suspension, reduction or termination, not less than the relevant ORI amount of Seller listed in Schedule 1-A of Substances produced under the terms of the relevant Lease and the proceeds from the sale thereof for the duration of such Lease and (ii) is free of all claims, liens, security interests, encumbrances, irregularities and defects, except for Permitted Encumbrances (as defined below in this Section 5.2).

     (b) "Permitted Encumbrances" are:

          (i) mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to an Interest, if such liens or charges secure payments not yet due;

          (ii) all consents from, notices to, approvals by or other actions by any governmental authority in connection with the sale or transfer of the Interests by Seller to Purchaser pursuant to this Agreement if such matters are customarily and appropriately obtained after the sale or transfer;

          (iii) rights of a governmental entity to control or regulate the Interests, together with all applicable laws, rules and regulations; and

          (iv) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Interests.

     5.3 Waiver of Consumer Rights. To the extent sale of any of the Interests is mandatorily governed by the laws of the State of Texas, Purchaser waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act,
Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney selected by Purchaser, Purchaser voluntarily consents to this waiver. In order to evidence its ability to grant such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (i) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iii) is not in a significantly disparate bargaining position.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Sellers. The obligations of Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the
Closing:

     (a) the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) Purchaser shall have performed in all material respects the covenants and agreements which Purchaser was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by Seller;

     (c) except for approvals not customarily and appropriately obtained from the MMS prior to a Closing, Seller shall have received evidence, in form reasonably satisfactory to Seller and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Seller related to this Agreement; and

     (e) Purchaser shall be in compliance with all of its obligations under that certain Agreement and Plan of Merger between Purchaser and HHOC (the "Merger Agreement"), or such obligations shall have been waived in writing by HHOC (with the approval of any Seller impacted by the effect of any such waiver), and the closing under the Merger Agreement (including execution by the parties thereto of the Registration Rights Agreement contemplated in the Merger Agreement, under which Seller is a third party beneficiary) shall have occurred simultaneously with the Closing.

     6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of the
Closing:

     (a) the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing;

     (b) Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to the Closing or performance of any such covenant or agreement not so performed shall have been waived in writing by Purchaser;

     (c) Purchaser shall have received evidence, in form reasonably satisfactory to Purchaser and its counsel, that all permits, consents, approvals, licenses, qualifications and orders required by governmental authorities, or the terms of the Interests, for ownership of the Interests by Purchaser to be obtained prior to the Closing have been obtained or waived;

     (d) no action or proceeding shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Purchaser related to this Agreement;

     (e) Since the Effective Time, there shall have been no material adverse change in the condition of the Interests, except for depletion through normal production, changes in rates of production that occur in the ordinary course of operation, and changes in general economic conditions and product pricing generally affecting the offshore Gulf of Mexico oil and gas industry; and

     (f) HHOC shall be in compliance with its obligations under the Merger Agreement, or such obligations shall have been waived in writing by Purchaser, and the closing under the Merger Agreement shall have occurred simultaneously with the Closing.

                                   ARTICLE VII

                                     CLOSING

     7.1 Closing Date. Subject to applicable provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at a location mutually acceptable to Seller and Purchaser on January 8, 2002, at 9:00 a.m. local time, or on such other date or at such other time as the parties hereto may agree (any such date being the "Closing Date").

     7.2 Closing Obligations. At the Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

     (a) Seller shall execute and deliver to Purchaser one or more assignments in the form attached to this Agreement as Exhibit B conveying the Interests to Purchaser (each of which assignments shall provide that the Interests are conveyed by Seller to Purchaser with a special warranty of title, in which Seller binds and obligates itself, its successors and assigns to warrant and forever defend title to the Interests unto Purchaser, its successors and assigns, against every person or entity whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of predecessors in interest to Seller). Seller shall also deliver to Purchaser the Notes with the appropriate notation that such Notes have been cancelled and Seller shall release, fully acquit and forever discharge HHOC, its subsidiaries, stockholders, officers, directors, successors and assigns from any and all debt, late fees, penalties, interest and causes of action with respect to the Note Indebtedness.

     (b) Purchaser shall deliver to each Seller its allocable share of the Purchase Price as adjusted on the basis of the Preliminary Closing Statement, as provided in Section 2.3.

     (c) Seller shall execute or cause HHOC to execute transfer orders or letters-in-lieu on forms prepared by Purchaser, and reasonably satisfactory to Seller, directing purchasers of Substances produced under the terms of the Leases on or after the Effective Time and attributable to the interest of Seller in the Leases, as set forth in Schedule 1-A, to make payment to Purchaser for such Substances as contemplated by this Agreement.

     (d) Seller shall furnish Purchaser an affidavit stating the United States taxpayer identification number of Seller and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     (e) Seller shall deliver to Purchaser a certificate of the trustees of Seller, dated the Closing Date, certifying (i) that a true and correct copy of the Trust Agreement of Seller is attached thereto and is in full force and effect and (ii) as to the incumbency and authorization of the trustees of Seller executing, on behalf of Seller, this Agreement and the other documents to be executed and delivered by Seller at the Closing.

     (f) Purchaser shall deliver to Seller a certificate of the Secretary of Purchaser, dated the Closing Date, certifying (i) that a true and correct copy of the resolutions of the board of directors of Purchaser authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the officers of Purchaser executing, on behalf of Purchaser, this Agreement and the other documents to be executed and delivered by Purchaser at the Closing.

     (g) In accordance with the provisions of Section 4.1(d), Seller shall deliver releases of all liens, mortgages and other encumbrances filed of record against the Interests, if any, other than any Permitted Encumbrance.

     (h) Seller and Purchaser shall each execute and deliver such other instruments and take such other actions as may be necessary to carry out or to evidence their obligations under this Agreement.

     7.3 Transfer of Risk of Loss. Upon the Closing, all risk of loss of or damage to any portion of the Interests attributable to ownership, use or operation by Purchaser, including any Casualty Loss, shall pass to Purchaser as of the Closing Date and all losses, costs, claims, suits, judgments, awards or damages on account of bodily injury, illness, death or property damage or loss suffered by any persons or entities other than Purchaser arising out of or related to the performance of such operations on or after the Closing Date shall pass to and be assumed by Purchaser as of the Closing Date.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated in the following situations:

     (a) by Seller or Purchaser, if the Merger Agreement shall have terminated in accordance with its terms; and

     (b) by Seller and Purchaser pursuant to written agreement.

     8.2 Liabilities Upon Termination.

     (a) Notwithstanding anything provided to the contrary in this Agreement, upon the failure by Purchaser to fulfill any undertaking or commitment provided for herein on the part of Purchaser that is required to be fulfilled on or prior to the Closing Date, Seller, at its sole option, shall be entitled to any remedy available at law or in equity.

     (b) Notwithstanding anything provided to the contrary in this Agreement, upon failure of Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Purchaser, at its sole option, shall be entitled to any remedy available at law or in equity.

     (C) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

                                   ARTICLE IX

                            OBLIGATIONS AFTER CLOSING

     9.1 Post-Closing Adjustments. Seller and Purchaser acknowledge that the amount of all adjustments to the Purchase Price under Section 2.2 may not be available prior to the Closing. As soon as practicable after the Closing, but in any event within ninety (90) days after the Closing, Purchaser shall cause HHOC to prepare and submit to Seller a statement containing adjustments to the Purchase Price contemplated by the provisions of Section 2.2 that were not finally determined as of the Closing (the "Final Settlement Statement") and such supporting documentation as is reasonably necessary to support the adjustments shown therein. Purchaser shall cause HHOC to give representatives of Seller reasonable access to the premises of HHOC and to the books and records of HHOC for purposes of reviewing the calculation of any such adjustments and will cause appropriate personnel of HHOC to assist Seller and representatives of Seller, at no cost to Seller, in verification of such calculations. The Final Settlement Statement shall become final and binding on Seller and Purchaser as to the calculation of the Adjusted Purchase Price forty five (45) days following the date the Final Settlement Statement is received by Seller, except to the extent that, prior to the expiration of such forty five (45) day period, Seller shall deliver to Purchaser notice, as hereinafter required, of its disagreement with the contents of the Final Settlement Statement. Such notice shall be in writing and set forth all disagreements of Seller with respect to any portion of the Final Settlement Statement, together with any changes thereto proposed by Seller, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Seller has timely delivered such a notice of disagreement to Purchaser, then, upon written agreement between Purchaser and Seller resolving all disagreements of Purchaser set forth in such notice, the Final Settlement Statement shall become final and binding upon Purchaser and Sellers as to the calculation of the Adjusted Purchase Price. If the Final Settlement Statement has not become final and binding by the seventy fifth (75th) day following its receipt by Seller, then Purchaser or Seller may submit to a nationally-recognized firm of certified public accountants which neither serves as the auditors for nor provides consulting services to HHOC or any Seller or Purchaser or such other independent public accounting firm mutually satisfactory to Seller and Purchaser for resolution any unresolved disagreements of Seller set forth in the notice from Seller to Purchaser. The fees and expenses of such accounting firm in making such determination shall be shared equally by Purchaser and Seller. Upon resolution of such unresolved disagreements of Seller, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed) shall be conclusive, final and binding upon Purchaser and Seller as to the calculation of the Adjusted Purchase Price. Payment of any net amount due to Seller or Purchaser, as the case may be, on the basis thereof shall be made within five
(5) days after the Final Settlement Statement (as so resolved or agreed) becomes final and binding on the parties hereto (the "Final Settlement Date").

     9.2 Subsequent Adjustments. Seller and Purchaser recognize that either Seller or Purchaser may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Seller or Purchaser, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Seller or Purchaser, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

     9.3 Reservation of Claims. Except as provided in this Agreement, Seller is entitled to all claims related to the Interests prior to the Effective Time regardless of when payment is made. Except as provided in this Agreement, Purchaser is entitled to all claims related to the Interests which arise after the Effective Time.

     9.4 Files and Records. Upon the Closing, subject to the provisions of
Section 1.2(d), Seller shall permit Purchaser, at the expense of Purchaser, to take possession of originals, or with respect to accounting records relating to periods prior to the Closing Date, copies, of all Records in the possession or control of Seller or HHOC and relating to the Interests. Seller shall have the right to copy (at the expense of Seller) and retain a copy of all such files, records and data. Insofar as Seller reasonably believes such Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of existing disputes or contract compliance issues with third parties or for any other appropriate purposes, Seller shall have the right to make, at the expense of Seller, and retain copies of Records subsequent to the delivery of such Records to Purchaser; provided, however, any such copies of Records retained by Seller shall be confidential and proprietary to Purchaser to the extent the relevant Records were theretofore maintained as such by Seller, and to such extent and except as provided herein to the contrary, Seller may not divulge any matters contained therein or any other information provided by Purchaser to Seller pursuant to the terms of this Agreement, without the prior express written consent of Purchaser, except (a) as required by applicable law, (b) as required by order of any court, (c) to the extent otherwise previously made public (other than by disclosure in breach of this Agreement) or (d) as is necessary to enforce, or seek redress for breach of, this Agreement. Except as may be otherwise required by any of the Contracts or applicable law, Purchaser shall be obligated to maintain the Records for a period of seven years following the Closing Date; provided, however, Purchaser shall not be obligated to maintain any Records that relate in all material respects to any of the Interests that cease to be owned by Purchaser if Purchaser has obligated its successors and assigns of such Records to maintain and allow access to such Records for the remainder of such seven-year period; and provided further, however, Purchaser shall not be required to retain any Records that it has offered to deliver to Seller.

     9.5 Further Assurances. After the Closing, Seller and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement or any other document delivered pursuant hereto. In particular, Seller and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to make all filings, registrations, and recordings which must be made with respect to the ORIs in the records of the MMS and all appropriate counties, parishes, and state agencies and offices in order that the records maintained by the MMS and the appropriate state agencies and the appropriate records of the relevant parishes and counties shall accurately reflect the transfer of the Interests to Purchaser.

     9.6 Assumption and Indemnity.

     (a) Upon the Closing, Purchaser hereby assumes responsibility for and agrees to pay, perform and discharge all duties and obligations of Seller arising out of or in connection with the ownership of the Interests on or after the Closing Date (collectively, the "Assumed Obligations").

     (b) Seller, severally and not jointly, shall retain responsibility for and agrees to pay, perform and discharge all costs, expenses, liabilities, claims and obligations arising out of or in connection with the ownership of the Interests prior to the Closing Date (the "Retained Obligations").

     (c) To the extent Purchaser wishes to make adjustments to any audits with respect to any of the Interests relating to any period prior to the Effective Time, Purchaser shall do so only with the prior written consent of Seller.

     (d) IN THE EVENT THAT THE CLOSING OCCURS, EXCEPT AS TO MATTERS WAIVED IN WRITING BY THE PARTY HERETO AGAINST WHICH THE WAIVER IS SOUGHT TO BE ENFORCED,
(I)

PURCHASER SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS SELLER AND THE TRUSTEES, BENEFICIARIES, EMPLOYEES, AND AGENTS OF SELLER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "SELLER INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, DEMANDS, FINES, PENALTIES, JUDGMENTS (INCLUDING INTEREST), COSTS, EXPENSES, ENVIRONMENTAL LIABILITIES, AND OTHER LIABILITIES, DIRECT, CONTINGENT, OR OTHERWISE, INCLUDING CONSULTANT AND ATTORNEYS' FEES AND COSTS OF COURT ("DAMAGES") WHICH MAY BE ALLEGED AGAINST ANY SELLER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT, (B) ANY FAILURE BY PURCHASER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE ASSUMED OBLIGATIONS AND (II) SELLER SHALL PROTECT, DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS PURCHASER AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF PURCHASER AND THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING (EACH A "PURCHASER INDEMNIFIED PARTY") FROM ANY DAMAGES WHICH MAY BE ALLEGED AGAINST ANY PURCHASER INDEMNIFIED PARTY, ARISING OR ACCRUING WITH RESPECT TO (A) ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN OR PURSUANT TO THIS AGREEMENT BEING UNTRUE OR INCORRECT IN ANY MATERIAL RESPECT,
(B) ANY FAILURE BY SELLER TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED BY IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE RETAINED OBLIGATIONS. THE TERM "DAMAGES," AS USED IN THIS SECTION 9.6, SHALL NOT INCLUDE (X) ANY AMOUNT WHICH WAS TAKEN INTO ACCOUNT AS AN ADJUSTMENT TO THE PURCHASE PRICE PURSUANT TO ANY APPLICABLE PROVISION OF THIS AGREEMENT OR (Y) COSTS AND EXPENSES OF EITHER PARTY HERETO AS DESCRIBED IN SECTION 10.2.

     (e) Neither any Seller Indemnified Party nor any Purchaser Indemnified Party shall be entitled to indemnification under this Section 9.6 unless the aggregate of all amounts for which indemnity would otherwise be due to the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, exceeds $50,000 in the aggregate, in which case the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, shall be entitled to recover in full with respect to all such amounts. This threshold does not apply to (and shall not be satisfied by) defaults related to the payment of money or other liquidated amounts. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PURCHASER OR SELLER BE LIABLE HEREUNDER FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, STATUTORY, REMOTE OR SPECULATIVE DAMAGES FURTHER NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SELLERS NOR PURCHASER SHALL BE OBLIGATED TO PROVIDE INDEMNIFICATION UNDER THIS SECTION 9.6 EXCEEDING IN THE AGGREGATE AS TO ALL CLAIMS FOR SUCH INDEMNIFICATION, $1,000,000.

     9.7 Express Negligence. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE

DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT (INCLUDING STRICT LIABILITY), OF ANY SELLER INDEMNIFIED PARTY OR PURCHASER INDEMNIFIED PARTY. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

     9.8 Indemnification Procedure. All claims for indemnification under the provisions of Section 9.6 shall be asserted and resolved pursuant to the provisions of this Section 9.8. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Damages are asserted against or sought to be collected from an Indemnified Party by a third party, such Indemnified Party shall, with reasonable promptness, provide to the Indemnifying Party a written notice of claim specifying, in reasonable detail, the specific nature of and specific basis of the Damages and the estimated amount of such Damages and including a copy of all papers served with respect to such claim (if any) and the basis of such claim for indemnification under the provisions of Section 9.6 (each a "Claim Notice"). Notwithstanding the preceding sentence, failure of an Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under the provisions of
Section 9.6, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Party with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of any Claim Notice (the "Notice Period") in which to notify the Indemnified Party whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Damages. If the Indemnifying Party fails to so notify the Indemnified Party during the Notice Period, the Indemnifying Party shall be deemed to have elected to dispute such liability. The Indemnified Party shall have the duty to defend such third party claim by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted to a final conclusion. If the Indemnifying Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in contesting any Damages that the Indemnified Party elects to contest. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. If the Indemnifying Party disputes whether a third party claim is an indemnified claim under the provisions of Section 9.6, the determination of whether the Indemnified Party is entitled to indemnification under the provisions of Section 9.6 shall be resolved pursuant to arbitration as provided in Section 10.16.

     9.9 Allocation of Proceeds. Seller shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests prior to the Effective Time. Purchaser shall receive all proceeds from the sale of Substances physically produced or allocable to the Interests on or after the Effective Time.

     9.10 Termination of Confidentiality Agreements. Effective upon the Closing, the obligations of Purchaser under the Confidentiality Agreements, insofar and only insofar as they relate to the Interests, are terminated.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the relevant party hereto as follows:

To any Seller:             Hall-Houston Oil Company Employee Royalty Trust
                           c/o Hall-Houston Oil Company
                           700 Louisiana, Suite 2100
                           Houston, Texas 77002
                           Telephone:  (713) 228-0711
                           Fax:  (713) 225-7600
                           Attn:  John H. Peper
                           Senior Vice President

To Purchaser:              Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, Louisiana 70170
                           Fax:  (504) 569-1874
                           Attn:  President

                           with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Fax:  (212) 269-5420
                           Attn:  John Schuster, Esq.

     Any party hereto may give written notice to the others, in the aforesaid manner, of a change in the address or individual to whom delivery to such party shall be made.

     10.2 Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by any party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party hereto incurring them.

     10.3 Amendment. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by a written instrument executed by each of the parties hereto. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the same provision or of any other provision of this Agreement.

     10.4 Assignment. Except as provided in the following sentence of this
Section 10.4, neither party hereto may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party hereto. Purchaser shall have the right, without obtaining the prior written consent of Seller, to assign the rights of Purchaser hereunder to an Affiliate (as defined below in this Section 10.4) of Purchaser; provided, however, no such assignment shall relieve Purchaser of any of its obligations under this Agreement. The term "Affiliate" as used herein shall mean, as to the person or entity specified, any person or entity controlling, controlled by or under common control with such specified person or entity. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No person or entity shall be deemed an Affiliate of any person or entity by reason of the exercise or existence of rights, interests or remedies under this Agreement.

     10.5 Conditions. The inclusion in this Agreement of conditions to the obligations of Seller or Purchaser at the Closing shall not, in and of itself, be a covenant of any party hereto to satisfy the conditions to the obligations of any other party hereto at the Closing.

     10.6 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, references in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to persons or entities include their respective successors and permitted assigns.

     10.7 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     10.8 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     10.9 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

     10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

     10.11 Governing Law. EXCEPT TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION MANDATORILY GOVERN ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF SUCH LAWS REGARDING CONFLICT OF LAWS.

     10.12 Integration. THIS AGREEMENT AND THE DOCUMENTATION TO BE EXECUTED AND DELIVERED AT THE CLOSING CONSTITUTE THE ENTIRE UNDERSTANDING BETWEEN SELLER AND PURCHASER CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE ALL NEGOTIATIONS, DISCUSSIONS, REPRESENTATIONS, PRIOR AGREEMENTS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, EXCEPT THE CONFIDENTIALITY AGREEMENT.

     10.13 Parties in Interest. Except as otherwise expressly provided herein, this Agreement is binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors, representatives, and permitted assigns. Except as otherwise expressly provided herein, no other person or entity is intended to have any benefits, rights or remedies under this Agreement nor shall any person or entity other than Purchaser and Seller be entitled to any claim, cause of action, remedy, or right of any kind under this Agreement.

     10.14 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

     10.15 Survival. The covenants, agreements, representations, warranties and indemnities contained in this Agreement shall survive the Closing of the transactions contemplated hereby; provided, however, except as to the representations and warranties made by each Seller in Sections 3.1(a), (b), (c),
(d) and (e), the representations and warranties made by each Seller in this Agreement and indemnities by each Seller associated therewith shall survive the Closing for eighteen months only.

     10.16 Arbitration. Except as provided in Section 9.1 and below in this
Section 10.16, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 10.16. Any party may submit such a dispute, controversy or claim to arbitration by notice to the other involved party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three arbitrators. Each side shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second party-appointed arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one party fails to appoint its party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum exploration and production industry. None of the arbitrators shall have been an employee or consultant to either party to the arbitration or any of their respective Affiliates, or have any financial interest in the dispute, controversy or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award consequential, punitive or similar damages except those claimed by persons other than Seller and Purchaser for which responsibility is being allocated between the parties. Expenses in connection with the arbitration and the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the Federal Rules of Civil Procedure, shall apply to and be binding in any arbitration proceeding conducted under this Section 10.16. This Section 10.16 does not apply to any dispute, controversy or claim in which the claimant seeks injunctive, declaratory or other equitable relief, and each party hereto reserves its right to bring such action in court, which the parties hereto agree shall be exclusively the U.S. Federal Courts sitting in the Eastern District of Louisiana and each party hereto irrevocably consents to personal jurisdiction in any and all such tribunals.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first set forth above.

                                       SELLER:

WITNESSES:                             HALL-HOUSTON OIL COMPANY EMPLOYEE
                                       ROYALTY TRUST

                                       By:
                                           ------------------------------------
------------------------------------
Name:                                          Gary L. Hall
     -------------------------------
                                               Trustee

                                       By:
------------------------------------
Name:                                          Wayne P. Hall
     -------------------------------
                                               Trustee


                                       PURCHASER:

WITNESSES:                             ENERGY PARTNERS, LTD.


Name:                                  By:
     -------------------------------
                                       Name:
                                       Title:

Name:

                                  SCHEDULE 1-A

Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall-Houston Oil Company Employee Royalty Trust, as "Seller", and Energy Partners, Ltd., as "Purchaser".

1.       PROPERTY:                  EAST CAMERON BLOCK 161
         SERIAL NO.:                OCS-G 15141

o Lease Description: Oil and Gas Lease effective July 1, 1995, between the United States of America, as Lessor, and Energy Development Corporation and Hardy Oil & Gas USA Inc., as Lessee, covering all of Block 161, East Cameron Area, OCS Leasing Map, Louisiana, Map No. 2, INSOFAR AND ONLY INSOFAR as said lease covers the NW/4 of said Block 161 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet TVD as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well:

                  Hall-Houston Oil Company
                  Employee Royalty Trust:
                  Overriding Royalty Interest    0.50000% of 6/6ths

                  Wells:                         OCS-G 15141 A-1 (aka #3)
                                                 Production Status:    Producing
                                                 OCS-G 15141 A-2 (aka #4)
                                                 Production Status:    Producing

2.       PROPERTY:                  EAST CAMERON BLOCK 196
         SERIAL NO.:                OCS-G 16244

o        Lease Description:        Oil and Gas Lease effective September 1,
                                   1996, between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc.
                                   (predecessor in interest to Mariner Energy, Inc.) and Forcenergy Gas Exploration, Inc., as Lessee, covering all of Block 196, East
                                   Cameron Area, OCS Leasing Map, Louisiana Map
                                   No. 2, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 3200 feet TVD as seen in the Hall-Houston Oil Company OCS-G 16244 No. 2
                                   Well:


                                                        Schedule 1-A Page 1 of 5

                  Hall-Houston Oil Company Employee
                  Royalty Trust
                  Overriding Royalty Interest:            0.50000% of 6/6ths

                  Wells:                         OCS-G 16244 #2 (aka #A-1 ST 1)
                                                 Production Status:    Producing

3.       PROPERTY:                  EAST CAMERON BLOCK 263
         SERIAL NO.:                OCS-G 15147

         Lease Description:        Oil and Gas Lease effective July 1, 1995,
                                   between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc. and
                                   Nippon Oil Exploration U.S.A. Limited, as
                                   Lessee, covering all of Block 263, East
                                   Cameron Area, South Addition, OCS Leasing
                                   Map, Louisiana Map No. 2A, containing
                                   approximately 5,000 acres:

                  Hall-Houston Oil Company Employee
                  Royalty Trust
                  Overriding Royalty Interest             0.50000% of 6/6ths

                  Wells:                         OCS-G 15147 #B-1 (aka #3)
                                                 Production Status:    Producing
                                                 OCS-G 15147 #B-2
                                                 Production Status:    Producing


4.       PROPERTY:                  HIGH ISLAND 72
         SERIAL NO.:                OCS-G 22231

o        Lease Description:        Oil and Gas Lease effective November 1, 2000,
                                   between the United States of America, as Lessor, and Hall-Houston Oil Company and
                                   Juniper Energy L.P., as Lessee, covering all of Block 72, High Island Area, OCS Leasing
                                   Map, Texas Map No. 7, containing
                                   approximately 5,760 acres:



                                                        Schedule 1-A Page 2 of 5

                  Hall-Houston Oil Company Employee
                  Royalty Trust:
                  Overriding Royalty Interest:            1.00000% of 6/6ths

                  Wells:            OCS-G 22231 #1
                                    Production Status:    Temporarily Abandoned

5.       PROPERTY:                  HIGH ISLAND A-327
         SERIAL NO.:                OCS-G 02418

o        Lease Description:        Oil and Gas Lease effective August 1, 1973,
                                   between the United States of America, as Lessor, and Cities Service Oil Company,
                                   Skelly Oil Company, Getty Oil Company,
                                   Pennzoil Louisiana and Texas Offshore, Inc., and Pennzoil Offshore Gas Operators, Inc., as
                                   Lessee, covering all of Block A-327, High
                                   Island Area, East Addition, South Extension,
                                   Official Leasing Map, Texas Map No. 7C,
                                   containing approximately 5,760 acres:

         Hall-Houston Oil Company Employee
         Royalty Trust:
         Overriding Royalty Interest                        0.28125% of 6/6ths

         Wells:                                  OCS-G 02418 B-1 (aka #5)
                                                 Production Status:    Producing
                                                 OCS-G 02418 B-2
                                                 Production Status:    Producing

6.       PROPERTY:                  SOUTH TIMBALIER 180
         SERIAL NO.:                OCS-G 18046

         Lease Description:        Oil and Gas Lease effective July 1, 1997,
                                   between the United States of America, as Lessor, Hall-Houston Oil Company and
                                   Spinnaker Exploration Company, L.L.C., as
                                   Lessee, covering all of Block 180, South
                                   Timbalier Area, OCS Leasing Map, Louisiana
                                   Map No. 6, containing approximately 5,000 acres.

         Hall-Houston Oil Company
         Employee Royalty Trust:
         Overriding Royalty Interest                         1.00000% of 6/6ths

         Wells:                                      None

                                                        Schedule 1-A Page 3 of 5

7.       PROPERTY:                  WEST CAMERON 427
         SERIAL NO.:                OCS-G 2846

o        Lease Description:        Oil and Gas Lease effective December 1, 1974,
                                   between the United States of America, as Lessor, and Columbia Gas Development
                                   Corporation, as Lessee, covering all of Block
                                   427, West Cameron Area, West Addition,
                                   Official Leasing Map, Louisiana Map No. 1A, containing approximately 5,000 acres, INSOFAR
                                   AND ONLY INSOFAR as said lease covers those depths from the surface to the stratigraphic equivalent of the base of "2250' Sand" [being defined for purposes hereof as that interval seen in the Huffco Petroleum Corporation
                                   OCS-G 2846 #A-4 Well between 2356 feet TVD
                                   (2239 feet subsea) and 2480 feet TVD (2363 feet subsea)]:

                  Hall-Houston Oil Company Employee
                  Royalty Trust
                  Overriding Royalty Interest             1.60000% of 6/6ths

                  Wells:        OCS-G 2846 #B-1 (aka #2)
                                Production Status:    Temporarily Abandoned


8.       PROPERTY:                  WEST CAMERON 431
         SERIAL NO.:                OCS-G 10584

         Lease Description: Oil and Gas Lease effective May 1, 1989 between The United States of America, as Lessor, and Pelto Oil Company, as Lessee, covering all of Block 431, West Cameron Area, West Addition, OCS Leasing Map, Louisiana Map No. 1A, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

o Tract 1: N/2N/2 of said Block 431, as to depths from the surface of the earth down to 6800 feet TVD:




                                                        Schedule 1-A Page 4 of 5

                  Hall-Houston Oil Company Employee
                  Royalty Trust
                  Overriding Royalty Interest             2.00000% of 6/6ths

                  Wells:             OCS-G 10584 #A-2/A-2D (aka #3)
                                     Production Status:    Temporarily Abandoned

o Tract 2: S/2N/2 and the N/2S/2 of said Block 431, as to depths between the surface of the earth and the stratigraphic equivalent of the total depth drilled in the Earning Well (as defined in the Farmout Agreement effective May 23, 2001, between ATP Oil & Gas Corporation, as Farmor, and Juniper Energy L.P., as Farmee, which provides for Farmor to be entitled to a 2% of 6/6ths overriding royalty interest, as amended by letters dated July 13, 2001 and October 22, 2001.), save and except the N/2SE/4NE/4 as to those depths from 6,000 feet to 12,500 feet

o The Trust has a right to receive an assignment of overriding royalty interest from Hall-Houston Oil Company establishing the interest set forth hereinbelow upon the earning of an assignment of operating rights by Hall-Houston Oil Company pursuant to the Farmout Agreement dated effective May 23, 2001, between ATP Oil & Gas Corporation, as Farmor, and Juniper Energy L.P., as Farmee, as amended.

                  Hall-Houston Oil Company Employee
                  Royalty Trust
                  Overriding Royalty Interest             2.00000% of 6/6ths

                  Wells:           OCS-G 10584 #4
                                   Production Status:    Temporarily Abandoned

                                                        Schedule 1-A Page 5 of 5

                                  SCHEDULE 1-B

     Attached to and made a part of that certain Purchase and Sale Agreement dated December 16, 2001, by and between Hall-Houston Oil Company Employee Royalty Trust, as "Seller", and Energy Partners, Ltd., as "Purchaser".


Assignments of Overriding Royalty Interests in favor of Seller:

Hall-Houston Oil Company Employee Royalty Trust:

     1. Assignment of Overriding Royalty Interest effective August 21, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Entry #268131, Conveyance Book 921 of the records of Cameron Parish, Louisiana, and filed on December 27, 2000 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 15141 Block 161, East Cameron Area (such Assignee subsequently having conveyed in that certain Assignment of Overriding Royalty Interest effective August 22, 2001, between Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee, recorded at Entry #268142, Conveyance Book 921 of the records of Cameron Parish, Louisiana, and filed on December 27, 2000 in the Non-Required Document Filings at the Minerals Management Service).

     2. Assignment of Overriding Royalty Interest effective December 13, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Entry #_________, Conveyance Book ____ of the records of Cameron Parish, Louisiana, and filed on November 28, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 16244 Block 196, East Cameron Area (such Assignee to convey a 1.5% overriding royalty interest in favor of Falfurrias, L.P.).

     3. Assignment of Overriding Royalty Interest effective May 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Entry #269340, Conveyance Book 926 of the records of Cameron Parish, Louisiana, and filed on March 21, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 15147 Block 263, East


                                                        Schedule 1-B Page 1 of 3

          Cameron Area (such Assignee subsequently having conveyed in that certain Assignment of Overriding Royalty Interest effective May 2, 2000, between Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee, recorded at Entry #269349, Conveyance Book 926 of the records of Cameron Parish, Louisiana, and filed on March 21, 2001 in the Non-Required Document Filings at the Minerals Management Service).

     4. Assignment of Overriding Royalty Interest effective November 1, 2000, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Film Code #2001003246 in the records of Jefferson County, Texas, and filed on January 29, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 22231 Block 72, High Island Area.

     5. Assignment of Overriding Royalty Interest effective September 29, 1999, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Film Code #2000013331, of the Official Public Records of Jefferson County, Texas, and filed on April 7, 2000 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 02418 Block A-327, High Island Area (such Assignee subsequently having conveyed in that certain Assignment of Overriding Royalty Interest effective Sesptember 29, 1999, between Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignor, and Falfurrias, L.P., as Assignee, recorded at Film Code #2000013333, of the Official Public Records of Jefferson County, Texas, and filed on April 7, 2000 in the Non-Required Document Filings at the Minerals Management Service).

     6. Assignment of Overriding Royalty Interest effective July 1, 1997, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Entry #899087, Conveyance Book 1470, Folio 391 of the records of La Fourche Parish, Louisiana, and filed on August 13, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 18046 Block 180, South Timbalier Area.

     7. Assignment of Overriding Royalty Interest effective October 3, 2001, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company


                                                        Schedule 1-B Page 2 of 3

          Employee Royalty Trust, as Assignee, recorded at Entry #272661, Conveyance Book 939 of the records of Cameron Parish, Louisiana, and filed on October 16, 2001 in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 02846 Block 427, West Cameron Area.

     8. Assignment of Overriding Royalty Interest to be done effective February 16, 2001, between Hall-Houston Oil Company, as Assignor, and Gary L. Hall and Wayne P. Hall as Trustees, acting on behalf of Hall-Houston Oil Company Employee Royalty Trust, as Assignee, recorded at Entry #__________, Conveyance Book ___ [sent 12/15/01] of the records of Cameron Parish, Louisiana, and filed on __________, 2000 [sent 12/15/01] in the Non-Required Document Filings at the Minerals Management Service, covering OCS-G 10584 Block 431, West Cameron Area.




                                                        Schedule 1-B Page 3 of 3

                                  SCHEDULE 1-C

1. Promissory Note in the amount of $2,500,000 dated July 31, 2000 from Hall-Houston Oil Company to the Hall-Houston Oil Company Employee Royalty Trust.

2. Promissory Note in the amount of $1,500,000 dated November 1, 2000 from Hall-Houston Oil Company to the Hall-Houston Oil Company Employee Royalty Trust.

3. Promissory Note in the amount of $1,800,000 dated November 16, 2000 from Hall-Houston Oil Company to the Hall-Houston Oil Company Employee Royalty Trust.

                                SCHEDULE 3.1(a)


                        ASSIGNMENTS NOT APPROVED BY MMS



                                Pending Approval



Trust Affected:   Hall-Houston Oil Company Employee Royalty Trust

     1. Assignment of Operating Rights effective February 16, 2001, between EOG Resources, Inc., as Assignor, and Hall-Houston Oil Company, as Assignee, covering the N/2N/2 of Block 431, West Addition, West Cameron Area, OCS-G 10584.



                       Assignments Not in Approvable Form


                                      None

                                              EXHIBIT A

                             PRELIMINARY CLOSING STATEMENT



Seller:                       Hall-Houston Employee Royalty Trust
                              ------------------------------------------
Buyer:                        Energy Partners, Ltd.

Effective Date:               November 1, 2001 7:00 am

Closing Date:
                              ------------------------------------------
Property Description:         Seller's right, title and interest in and
                              to the properties as described in
                              Section 1.2 of the Purchase and Sale
                              Agreement, and as further described as
                              "Interests".

================================================================================


Cash Purchase Price:
           Overriding Royalty Interest                                    None


ADJUSTMENTS:

Increases to Purchase Price:


           Seller's Net Overriding Royalty Interest Share of
            Merchantable Oil produced from Leases and in
            Storage at the Effective Time (Section 2.2(a)   $0


                                                        -------
           Total Increases:                                 $0
                                                        =======


   Decreases to Purchase Price:


           Seller's Net Overriding Royalty Interest Share of
            Post-effective related Proceeds
            received by the Seller: (Sec 2.2(b)(i))         $0

           Post-effective related Proceeds related
            to the sale in any portion on Interest (Sec 2.2(b)(ii))  $0

                                                        -------
           Total Decreases:                                 $0
                                                        =======

                                                                    -------
    Total  Adjustments to Purchase Price:                               $0


Adjusted Purchase Price:                                                $0


                                                                    -------
Amount Due From/(To) Buyer:                                             $0
                                                                    =======


Purchase Price Allocated to be Paid in Cash:                            $0
                                                                    -------

Purchase Price Allocated to be Paid in Shares of Purchaser Stock:       $0
                                                                    -------


Buyer's Initials:
                               -------------------------


Seller's Initials:
                               -------------------------

                                    EXHIBIT B

                   ASSIGNMENT OF OVERRIDING ROYALTY INTERESTS

THE UNITED STATES OF AMERICA              ss.         [_______ Block ___]
                                          ss.         [_______ Block ___]
OUTER CONTINENTAL SHELF                   ss.         [_______ Block ___]
                                          ss.
OFFSHORE [LOUISIANA] [TEXAS]              ss.


     This Assignment of Overriding Royalty Interests (the "Assignment"), dated effective as of 7:00 a.m., Central ____ Time, on ___________, 2001 (the "Effective Time"), is from Gary L. Hall and Wayne P. Hall, as Trustees of the Hall-Houston __________________ Royalty Trust, the address for which is 700 Louisiana, Suite 2100, Houston, Texas 77002, and the taxpayer identification number for which is _____________ ("Assignor"), to [SAINTS], a Delaware corporation, the address for which is ___________________________ and the taxpayer identification number for which is __________ ("Assignee").


                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, by way of the Assignments of Overriding Royalty Interests described in Schedule 1-B attached hereto and made a part hereof (the "Prior Assignments"), Assignor acquired overriding royalty interests in and to the oil and gas leases described therein; and

     WHEREAS, Assignor desires to convey to Assignee all or a portion of the overriding royalty interests acquired by Assignor by way of the Prior Assignments;

     NOW THEREFORE, for ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, an overriding royalty interest in and to all oil, gas, casinghead gas and other hydrocarbons produced, saved and marketed pursuant to the terms and conditions of each oil and gas lease more particularly described in Schedule 1-A made a part hereof (each a "Lease") equal to the overriding royalty interest as to each such Lease acquired by Assignor by way of the relevant Prior Assignment and remaining vested in Assignor after giving effect to any subsequent assignment by Assignor referred to in Schedule 1-B (collectively, the "Overriding Royalty Interests"), which overriding royalty interest as to each such Lease Assignor warrants to be not less than the interest set forth in Schedule 1-A for the relevant Lease .

     TO HAVE AND TO HOLD the Overriding Royalty Interests unto Assignee, its successors and assigns, forever, subject to the following terms, exceptions, and other provisions:

     1. Special Warranty. Assignor binds and obligates itself, its successors and assigns to warrant and forever defend title to the Overriding Royalty Interests unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise, but with full right of substitution and subrogation, to the extent assignable, in and to all covenants and warranties of Assignor's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state in or offshore from which the interests conveyed hereby are located and all rights of actions of warranty against all former owners of the interests conveyed hereby.

     2. Prior Assignments. This Assignment, as to each Overriding Royalty Interest, is made expressly subject to the terms of the relevant Prior Assignment.

     3. Successors and Assigns. This Assignment shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

     4. No Third Party Beneficiaries. Except as expressly provided herein, this Assignment is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

     5. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF __________, WITHOUT REGARD TO ANY CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     6. Schedules. The Schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. Unless provided otherwise, all recording references in such Schedules are to the appropriate records of the United States Department of Interior, Minerals Management Service or the counties or parishes adjacent to the location of the lands covered by the relevant Lease.

     7. Captions. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

     8. Counterparts. This Assignment may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

     9. Purchase and Sale Agreement. This Assignment is made and accepted pursuant to all of the terms, conditions and provisions of that certain Purchase and Sale Agreement between Assignor and others, as sellers, and Assignee, as Purchaser, dated as of December 16, 2001.

     EXECUTED this ___ day of ___________ 200__, to be effective for all purposes as of the Effective Time.

[WITNESSES TO BOTH SIGNATURES:             ASSIGNOR:

                                           Hall-Houston __________________
Royalty Trust


                                           By:
-------------------------------------         ----------------------------------
         (Printed Name of Witness)         Gary L. Hall, Trustee


                                           By:
-------------------------------------         ----------------------------------
                                                    Wayne P. Hall, Trustee
-------------------------------------
         (Printed Name of Witness)]

STATE OF ___________                      ss.
                                          ss.
_________ OF ___________                  ss.

                                   [LOUISIANA]

     On this ___ day of _________________, 200__, before me appeared Gary L. Hall, to me personally known, who being by me fully sworn, did say that he is a Trustee of Hall-Houston ______________________ Royalty Trust, and that the foregoing instrument was signed on behalf of such Trust and in the presence of the witnesses whose names appear above and Gary L. Hall acknowledged the foregoing instrument to be the free act and deed of such Trust.

                                     [TEXAS]

     This instrument was acknowledged before me on this _____ day of ______________, 200__ by Gary L. Hall, Trustee of the Hall-Houston ___________ Royalty Trust on behalf of such Trust.


                                       Notary Public in and for
                                       the State of _________


STATE OF ___________                      ss.
                                          ss.
_________ OF ___________                  ss.

                                   [LOUISIANA]

     On this ___ day of _________________, 200__, before me appeared Wayne P. Hall, to me personally known, who being by me fully sworn, did say that he is a Trustee of Hall-Houston ______________________ Royalty Trust, and that the foregoing instrument was signed on behalf of such Trust and in the presence of the witnesses whose names appear above and Wayne P. Hall acknowledged the foregoing instrument to be the free act and deed of such Trust.

                                     [TEXAS]

     This instrument was acknowledged before me on ____ day of _____________, 200__ by Wayne P. Hall, Trustee of the Hall-Houston ___________ Royalty Trust on behalf of such Trust.


                                      Notary Public in and for
                                      the State of _________

                                                                       Exhibit H
                                                             to Merger Agreement


                    [COMPANY PRINCIPAL SHAREHOLDER AGREEMENT]

                         PRINCIPAL SHAREHOLDER AGREEMENT


     This PRINCIPAL SHAREHOLDER AGREEMENT (this "Agreement"), dated as of December 16, 2001, is entered into by and among Energy Partners, Ltd., a Delaware corporation ("Buyer"), each member of the Gary Hall Group, each member of the Wayne Hall Group, Bruce R. Sidner, John H. Peper, W.P. Dillard, Otto Candies, LLC, Candies Family Investments, LLC, Ollabelle D. Hall, Hall Equities, Inc., Hall Family Trust, Hall Partners L.P., Patrick R. Hall, Preston R. Hall and Valerie A. Hall each, either directly or through one or more entities controlled by such party, a holder of debt and/or equity securities of Hall-Houston Oil Company, a Texas corporation (the "Company"), as set forth on Exhibit A, as well as of certain interests in real property and related personal property in which the Company has an interest (the "Principal Shareholders").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, the Company and Buyer have entered into an Agreement and Plan of Merger dated the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which (i) a wholly-owned subsidiary of Buyer will be merged with and into the Company, which will be the surviving corporation in the Merger, and will, as a result of the Merger, become a wholly-owned subsidiary of Buyer and
(ii) in the Merger, holders of equity securities of the Company will receive the consideration set forth in the Merger Agreement, and, in connection therewith and as contemplated by the Merger Agreement, holders of debt securities of the Company and certain interests in real property and related personal property in which the Company also has an interest shall exchange such securities and property for consideration set forth in related documents.

     B. As an inducement and a condition to entering into the Merger Agreement, Buyer has required that the Principal Shareholders agree, and the Principal Shareholders have agreed, to enter into this Agreement.

                                    AGREEMENT


     In consideration of the Recitals and the mutual promises contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     "Debt" means the Refinanced Debt, together with any associated Nominal Overriding Royalty Interest, owned by the Principal Shareholders on the date hereof and any debt instrument of the Company and its subsidiaries acquired after the date hereof and prior to the termination of this Agreement (except for the Bridge Loans, as defined in the Merger Agreement).

     "Gary Hall Group" means Gary L. Hall and Houston Explorer Group, L.P.

     "Indemnifying Shareholders" means the Gary Hall Group, jointly and severally among themselves, the Wayne Hall Group, jointly and severally among themselves, and Bruce R. Sidner.

     "Permitted Transfer" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

     "Permitted Transferee" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, a Principal Shareholder or Permitted Transferee; (B) upon the death of any Principal Shareholder or any Permitted Transferee of such person, the executors of the estate of such Principal Shareholder or such Permitted Transferee, and any of such Principal Shareholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust principally for the benefit of one or more of the foregoing Principal Shareholders or Permitted Transferees; (D) upon the disability of any Principal Shareholder or Permitted Transferee, any guardian or conservator of such Principal Shareholder or such Permitted Transferee; or (E) any corporation, partnership or other entity if all of the beneficial ownership is held by a Principal Shareholder or other Permitted Transferees; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement, agrees not to make or in any way assist in the making of any Acquisition Proposal, and agrees not to dissent in the Merger, all on terms reasonably acceptable to Buyer. For purposes of this Agreement, when a Permitted Transferee has acquired Shares in accordance herewith, such person shall be deemed a "Principal Shareholder" hereunder.

     "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     "Shares" shall mean the Company Common Stock ("Common Shares") and any Company preferred stock ("Preferred Shares") owned by the Principal Shareholders on the date hereof and any additional Common Shares or Preferred Shares acquired by any Principal Shareholder in any capacity after the earlier of the Closing Date or termination of this Agreement prior to the Closing Date. "Shares" shall include Common Shares and Preferred Shares acquired upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise. In the event of a stock dividend or distribution, or any change in the Common Shares or the Preferred Shares by reasons of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the original Common Shares or Preferred Shares as well as all such stock dividends and distributions and any Common Shares or the Preferred Shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Common Shares or Preferred Shares.

     "Subject Instruments" means, collectively, the Shares, the Debt and the Affiliate Interests to be acquired by Buyer.

     "Wayne Hall Group" means Wayne P. Hall and Hall SouthWest Business Ventures L.P.

     2. Voting of Shares; No Inconsistent Agreements

     (a) Each Principal Shareholder hereby severally and not jointly and solely with respect to the Shares held of record by such Principal Shareholder, agrees that during the period commencing on the date hereof and continuing until the earlier of the Closing Date or termination of this Agreement prior to the Closing Date at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock or Company Preferred Stock, however called, or in connection with any written consent of the holders of Common Stock or Company Preferred Stock, such Principal Shareholder shall vote (or cause to be voted) all of the Common Stock or Preferred Shares, as the case may be, held of record by such Principal Shareholder (i) in favor of the Merger, the execution, delivery and performance of the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the approval and adoption of the terms thereof and each of the other actions contemplated by the Transaction Documents and this Agreement and any actions required in furtherance thereof and hereof (the "Subject Transactions"); (ii) against any Acquisition Proposal (other than the Merger and the other Subject Transactions) and against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Transaction Documents; and (iii) except as otherwise agreed to in writing in advance by Buyer, and regardless of the status of the Merger and the other Subject Transactions, against the following actions (other than pursuant to the terms of the Transaction Documents): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (B) any sale, lease or transfer by the Company of a material amount of assets (including stock) of the Company or any of its subsidiaries, or a merger, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its subsidiaries; or (C)(1) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries; (2) any change in the present capitalization of the Company or any of its subsidiaries, including any proposal to sell a substantial equity interest in the Company or any of its subsidiaries; (3) any amendment of the Company's or any of its subsidiaries' charters or by-laws; (4) any other change in the Company's or any of its subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Transaction Documents or the Subject Transactions. In addition, such Principal Shareholder agrees that it will, upon request by Buyer, furnish written confirmation, in form and substance reasonably acceptable to Buyer, of such Principal Shareholder's vote in the manner required by clauses (i)-(iii) of this Section 2(a). Each Principal Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) Each Principal Shareholder severally and not jointly agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 2, and shall take all such actions necessary to approve, if so requested by Buyer, or any actions incident to the Subject Transactions or the other matters referred to in this
Section 2 by Principal Shareholder written consent.

     3. Debt and Affiliate Interests.

     (a) Each Principal Shareholder hereby severally and not jointly and solely with respect to Debt and Affiliate Interests held or controlled by such Principal Shareholder, agrees that during the period commencing on the date hereof and continuing until the earlier of the Closing Date or termination of this Agreement prior to the Closing Date such Principal Shareholder will, to the extent such Principal Shareholder or an entity controlled by such Principal Shareholder is a party thereto, (i) execute and deliver counterpart signatures pages to the Working Interest Purchase Agreement and/or the Overriding Royalty Interest Purchase Agreement, as applicable, with respect to the Affiliate Interests to be acquired by Buyer, (ii) execute and deliver counterpart signature pages to the Employee Royalty Trust Debt and Overriding Royalty Interest Purchase Agreement with respect to the Debt and Affiliate Interests to be acquired by Buyer held by the Employee Royalty Trust, (iii) execute and delivery counterpart signature pages to the Debt Exchange Agreement and (iv) not agree to any amendment, consent or waiver of the documentation relating to the Debt and the Affiliate Interests to be held by Buyer in order to permit any transaction contemplated by an Acquisition Proposal or any other transaction against which such Principal Shareholder would be required to vote its Shares pursuant to Section 2. Each Principal Shareholder hereby severally and not jointly with respect to Debt and Affiliate Interests to be acquired by Buyer held or controlled by such Principal Shareholder, agrees to (i) not accept any offer of cash consideration for such Debt and Affiliate Interests that may be offered in the alternative to the consideration offered in the documents referenced in (i)-(iii) in the preceding sentence, and (ii) not accept any offer to purchase, redeem or exchange such Debt or Affiliate Interests in any transaction that is a component part of an Acquisition Proposal.

     (b) Each Principal Shareholder severally and not jointly agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 3, and shall take all such actions necessary to approve, if so requested by Buyer or any actions incident to the Subject Transactions or the other matters referred to in this
Section 3 by Principal Shareholder written consent.

     4. Other Principal Shareholder Covenants.

     (a) Restriction on Transfer; Proxies and Non-interference. Except for Permitted Transfers or as expressly permitted herein, each Principal Shareholder severally and not jointly agrees that it shall not directly or indirectly:

          (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), any or all of the Subject Instruments or any interest therein;

          (ii) grant any proxies or powers of attorney, deposit the Shares or Debt into a voting trust or enter into a voting agreement with respect to the Shares or Debt; or

          (iii) take any action that would make any representation or warranty of such Principal Shareholder contained herein untrue or incorrect or would result in a breach by such Principal Shareholder of its obligations under this Agreement or a breach by the Company of its obligations under the Transaction Documents.

     (b) No Solicitation.

          (i) From the date hereof through the Closing Date or the earlier termination of this Agreement prior to the Closing Date, each Principal Shareholder severally and not jointly agrees that it shall not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by any Principal Shareholder) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with or facilitate or encourage, any Person or group, other than Buyer and its Affiliates, concerning any Acquisition Proposal. Each Principal Shareholder severally and not jointly agrees that it will immediately notify Buyer if any discussions or negotiations are sought to be initiated or continued, any inquiry or proposal is made, or any information or document is requested with respect to any Acquisition Proposal, and notify Buyer of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identity of the prospective purchaser or soliciting party if known; and

          (ii) Each Principal Shareholder severally and not jointly further agrees to use its best efforts as a Principal Shareholder to cause the Company not to, directly or indirectly, solicit, initiate, seek, or encourage (including by way of furnishing information or assistance), or take other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal.

     (c) Reliance. Each Principal Shareholder understands and acknowledges that Buyer is entering into the Transaction Documents in reliance upon each Principal Shareholder's execution and delivery of this Agreement.

     (d) Further Assurances. From time to time, at Buyer's reasonable request and without further consideration, each Principal Shareholder severally and not jointly agrees that it shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limitation, each Principal Shareholder who is a party to any agreement that may conflict with this Agreement has caused such other agreement to be amended to the extent required (if any) to permit him or her to enter into and perform this Agreement.

     5. Indemnification by Indemnifying Shareholders.

     (a) General. From and after the date hereof, but subject to the conditions and limitations set forth in this Section 5, each Indemnifying Shareholder, severally and not jointly (except as provided in the definition of "Gary Hall Group" and "Wayne Hall Group"), shall defend, indemnify and save Buyer, Newco and their respective shareholders, subsidiaries (including the Company and its subsidiaries after the Closing) Representatives and other Affiliates (collectively, the "Buyer Group") harmless from and against any and all claims, actions, suits, demands, assessments, judgments, damages, losses, liabilities, costs or expenses (including, without limitation, fines, penalties, punitive damages and reasonable attorneys' fees) (collectively, "Damages") incurred or suffered by the Buyer Group resulting from or arising out of (i) any inaccuracy in any representation or warranty of the Company that is contained in any Transaction Document (other than Section 3.12(b)(ii) of the Merger Agreement),
(ii) any breach of or failure to perform any covenant or other agreement of the Company that is contained in any Transaction Document and to be performed prior to the Closing, (iii) the failure of the Existing Shareholders and holders of Debt and Affiliate Interests to be acquired by Buyer to perform their obligations under any Transaction Document to be entered into by them, (iv) the Employee Royalty Trust, or (v) any 401(k) plan of the Company and its subsidiaries. The Buyer Group shall be entitled to indemnity for reasonable litigation expenses included in Damages with respect to litigation against third parties (including, without limitation, the costs of defense, preparation and investigation relating to any such litigation), as such expenses are incurred by the Buyer Group. Notwithstanding the foregoing, no Indemnifying Shareholder shall have any liability under this Section 5(a) unless the Damages otherwise compensable under this Section 5(a) exceed $1,000,000. Notwithstanding the foregoing, except as provided in the succeeding sentence, in no event shall any Indemnifying Shareholder's aggregate liability under this Section 5 exceed the value of the Merger Consideration exclusive of any Earnout received by such Indemnifying Shareholder; provided, that solely for purposes of this Section 5, each Warrant received by an Indemnifying Shareholder shall be valued at $.75. In addition to the cash indemnity provided in the previous sentence, Buyer may also set off any claim under this Section 5 against the Earnout of such Indemnifying Shareholder when it would be otherwise payable pursuant to the terms of the Earnout Agreement. The limitation on aggregate liability contained in the two preceding sentences shall not apply to Damages resulting from or arising out of clauses (iv) and (v) above. Notwithstanding the foregoing, Bruce R. Sidner shall have no liability with respect to clauses (iv) and (v) above. Any additional consideration that certain In-demnifying Shareholders may receive in respect of New Company Preferred Stock as contemplated by Section 5.10 of the Merger Agreement shall be excluded from the calculations of aggregate liability under this Section 5.

     (b) Survival. Each of the representations and warranties contained in
Article III of the Merger Agreement will survive the Closing and remain in full force and effect until (a) in the case of all representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.8, 3.15 and 3.20 of the Merger Agreement and Sections 6(a)-(c) of this Agreement, three years following the Effective Date, and (b) in the case of all other representations and warranties, eighteen months following the Effective Date, at which respective times such representations and warranties shall expire. The covenants and agreements contained herein shall survive the Closing and remain in effect in accordance with their terms.

     (c) Defense of Claims. (i) Promptly, but in any event not later than twenty calendar days after receipt by any member of the Buyer Group (in any such case, the "Beneficiary"), of notice of any claim or potential claim or the commencement of any Action by any Person that is not a party to this Agreement or a member of the Buyer Group (a "Third Party Claim"), which could give rise to a right to indemnification pursuant to Section 5(a), the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Third Party Claim in reasonable detail.

     (ii) Any claim by a Beneficiary on account of Damages that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 45 calendar days after the Beneficiary becomes aware of such Direct Claim. The remedies available to the Beneficiary for any Direct Claim shall remain subject to the applicable terms and provisions of this Section 5 (including, without limitation, Section 5(b) hereof).

     (iii) A failure to give timely notice or to include any specified information in any notice as provided in Section 5(c)(i) or (ii) hereof will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

     (d) Subrogation. Upon making any payment pursuant to Section 5(a), the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Beneficiary against any third party that is not an Affiliate of the Beneficiary in respect of the Damages to which the payment relates; provided, however, that (i) the Indemnitor shall then be in material compliance with its obligations under this Agreement in respect of such Damages and (ii) until the Beneficiary recovers full payment of its Damages, any and all claims of the Indemnitor against any such third party on account of such payment will be subordinated in right of payment to the Beneficiary's rights against such third party, and the Indemnitor shall postpone any of its remedies against any such third party with respect to such payment. Without limiting the generality or effect of any other provision hereof, each such

Beneficiary and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     6. Representations and Warranties of Principal Shareholders. Each Principal Shareholder hereby severally and not jointly (and solely with respect to itself and the Subject Instruments by such Principal Shareholder) represents and warrants to Buyer as follows:

          (a) Ownership of Subject Instruments. Such Principal Shareholder is the owner of record of the Subject Instruments set forth on Exhibit A hereto (with respect to the Affiliate Interests to be acquired by Buyer, as set forth in the Transaction Documents covering such Affiliate Interests). On the date hereof, the Subject Instruments referred to in the preceding sentence constitute all of the Subject Instruments owned by such Principal Shareholder and its Affiliates. With respect to the number of Shares and Debt set forth opposite such Principal Shareholder's name on Exhibit A hereto, and with the exceptions noted thereon, such Principal Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares and Debt with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. With respect to the Affiliate Interests to be acquired by Buyer owned by such Principal Shareholder, except as provided in the Transaction Document covering the relevant Affiliate Interests, such Principal Shareholder has sole power of disposition, free and clear of any preferential rights or other restrictions on alienation, with no limitations, qualifications or restrictions on such rights, subject to the terms of this Agreement.

          (b) Due Authorization; Binding Agreement. Such Principal Shareholder is, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such Principal Shareholder of this Agreement and the performance by such Principal Shareholder of its obligations hereunder have been duly and validly authorized by such Principal Shareholder and no other proceedings on the part of such Principal Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Principal Shareholder and constitutes a valid and binding agreement enforceable against such Principal Shareholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. Except for filings, authorizations, consents and approvals contemplated by the Transaction Documents and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution and delivery of this Agreement by such Principal Shareholder, the consummation by such Principal Shareholder of the transactions contemplated hereby and the compliance by such Principal Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Principal Shareholder, the consummation by such Principal Shareholder of the transactions contemplated hereby or compliance by such Principal Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Principal Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Principal Shareholder is a party or by which such Principal Shareholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Principal Shareholder or any of its properties or assets.

          (d) No Encumbrances. (i) Except as set forth on Exhibit A, the Shares and Debt and the certificates representing such Shares and Debt are now, and at all times during the term hereof, will be, held and (ii) except as set forth in the Transaction Documents, the Affiliate Interests to be acquired by Buyer are now, and at all times during the term hereof, will be, owned, in each case, by such Principal Shareholder or any Permitted Transferee, or by a nominee, custodian or trust for the benefit of such Principal Shareholder or any Permitted Transferee, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

          (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Principal Shareholder.

     7. Representations and Warranties of Buyer. Buyer makes to and for the benefit of to the Principal Shareholders each of the representations and warranties set forth in Article IV of the Merger Agreement.

     8. Stop Transfer. Each Principal Shareholder severally and not jointly agrees with, and covenants to, Buyer that such Principal Shareholder shall not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such transfer is in compliance with this Agreement.

     9. Termination. This Agreement shall terminate upon the earlier of (i) the Effective Date, or (ii) the termination of the Merger Agreement in accordance with its terms prior to the Closing

Date; provided that the provisions of Sections 5 and 10 shall survive any termination of this Agreement, and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     10. Confidentiality and Public Announcements. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and Affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases.

     11. Voting Agreement. Buyer agrees that it shall vote (or cause to be voted) all shares of Company Capital Stock with respect to which Buyer has voting power, if any, in favor of the Merger, the execution and delivery of the Transaction Documents and the approval and adoption of the terms thereof and each of the other Transactions and any action required in furtherance thereof.

     12. General Provisions.

     (a) Nonsurvival of Representations, Warranties and Agreements. Except as otherwise provided in Section 5, all of the representations, warranties, covenants and agreements in this Agreement shall survive for eighteen months following the Effective Date.

     (b) Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

     (c) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  (i)      if to Buyer, to:
                           Energy Partners, Ltd.
                           201ST. Charles Avenue, Suite 3400
                           New Orleans, LA.  70170

                           Attention:        General Counsel
                           Telecopy No.:     (504) 569-1874

         with copies to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY  10005
                  Attention:  John Schuster, Esq.
                  Telecopy No.: (212) 269-5420

          (ii) if to the Principal Shareholders, to the respective addresses provided to Buyer from time to time.

     (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except third-party benefits conferred upon the Buyer Group under Section 5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Assignment. Except in connection with Permitted Transfers or as permitted in Section 3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Principal Shareholder without the consent of Buyer, or by Buyer without the consent of the Principal Shareholders holding 66% of the Shares subject to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (g) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined exclusively in accordance with the laws of the State of Delaware (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     (h) Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     (i) Injunctive Relief. The parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

     (j) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     (k) Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     (l) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

     (m) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (n) Binding Agreement. Each Principal Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Principal Shareholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (o) Obligations of the Principal Shareholders. The liabilities and obligations of each Principal Shareholder under any provision of this Agreement are several and not joint and apply solely to such Principal Shareholder and to the Shares held of record by such Principal Shareholder. No Principal Shareholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Principal Shareholder.

     (p) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address as provided in accordance with Section 12(c) hereof, or by any other method provided or permitted under Louisiana law.

     (q) Consent and Jurisdiction. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard exclusively in U.S. Federal Courts sitting in the Eastern District of Louisiana and each party irrevocably consents to personal jurisdiction in any and all such tribunals.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed this Principal Shareholders Agreement as of the date first written above.

                             ENERGY PARTNERS, LTD.


                             By:
                                  ---------------------------------------
                                  Name:
                                  Title:

                 PRINCIPAL SHAREHOLDER AGREEMENT SIGNATURE PAGE


     IN WITNESS WHEREOF, the parties have executed this Principal Shareholders Agreement as of the date first written above.

                                By:  _____________________________
                                     Name:
                                     Title:

                                PRINCIPAL SHAREHOLDERS


                                ---------------------------------
                                Name:  John H. Peper


                                ---------------------------------
                                Name:  W.P. Dillard


                                Otto Candies, LLC,


                                By:  _____________________________
                                     Name:


                                Candies Family Investments, LLC


                                By:  _____________________________
                                     Name:


                                ----------------------------
                                Name:  Ollabelle D. Hall


                                Hall Equities, Inc.


                                By:  ____________________________
                                     Name:


                                Hall Family Trust


                                By:  ____________________________
                                     Name:

                                Hall Partners, L.P.


                                By:  ____________________________
                                     Name:


                                       ----------------------------
                                     Name:  Patrick R. Hall


                                       ----------------------------
                                     Name:  Preston R. Hall


                                       ----------------------------
                                     Name:  Valerie A. Hall


                                PRINCIPAL AND INDEMNIFYING SHAREHOLDERS


                                By:  ____________________________
                                     Name:  Gary L. Hall


                                Houston Explorer Group L.P.


                                By:  ___________________________
                                     Name:


                                        ----------------------------
                                      Name:  Wayne P. Hall


                                 Hall SouthWest Business Ventures, L.P


                                 By:  ____________________________
                                      Name:


                                        ----------------------------
                                      Name:  Bruce R. Sidner

                                    Exhibit A
                       to Principal Shareholders Agreement



                                                               NUMBER OF SHARES                       AGGREGATE
                                                     COMPANY COMMON       COMPANY PREFERRED      PRINCIPAL AMOUNT OF
                                                         STOCK                  STOCK              REFINANCED DEBT
NAME AND ADDRESS FOR NOTICE
-------------------------------------------------------------------------------------------------------------------------
Gary L. Hall and Ollabelle D. Hall                                   0                   0                    $416,535
Gary L. Hall                                                         0              23,439                           0
Houston Explorer Group, L.P.                                 2,222,842                   0                     268,382
Wayne P. Hall                                                  196,936              11,409*                    102,000
Hall SouthWest Business Ventures, L.P.                         200,000                 752                           0
Ollabelle D. Hall                                                                                               73,093
Hall Equities, Inc.                                                                                            664,632
Hall Family Trust                                                                                              701,178
Hall Partners L.P.                                                                                           1,139,629
Patrick R. Hall                                                                                                221,246
Preston R. Hall                                                                                                221,246
Valerie A. Hall                                                                                                102,000
John H. Peper                                                        0               1,177**                   204,000
W.P. Dillard                                                         0               3,780                   1,360,787
Bruce R. Sidner                                                396,936               5,568***                  296,305
Otto Candies, LLC                                                    0              71,265                           0
Candies Family Investments, LLC                                      0                   0                  24,603,715
-------------------------------------------------------------------------------------------------------------------------
Total                                                        3,016,714             117,390                 $30,374,748
                                                             =========             =======                 ===========

*        Does not include 1,003 shares held in 401K.
**       Does not include 847 shares held in 401K.
***      Does not include 2,723 shares held in 401K

                                                                       Exhibit I
                                                             to Merger Agreement


                      [BUYER REGISTRATION RIGHTS AGREEMENT]


                          REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of December 16, 2001, is made and entered into by and among Energy Partners, Ltd., a Delaware corporation (the "Company"), and Hall-Houston Oil Company ("HHOC"), for the benefit of holders (collectively, together with their assigns, the "Holders") of the Common Stock (as defined herein), the Preferred Stock (as defined herein) and the Warrants (as defined herein) being issued by the Company as contemplated by the agreement and plan of merger dated as of the date hereof by and among the Company, HHOC and Saints Acquisition Subsidiary, Inc. (the "Merger Agreement").

     NOW, THEREFORE, in consideration of the mutual premises, agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions


     For purposes of this Agreement, the following terms shall have the following respective meanings (each such meaning to be equally applicable to the singular and plural forms thereof):

     "Agreement" has the meaning assigned such term in the preamble hereto.

     "Closing" has the meaning assigned such term in the Merger Agreement.

     "Commission" means the Securities and Exchange Commission, and any other similar or successor agency of the federal government at the time administering the Securities Act or the Securities Exchange Act.

     "Common Stock" means the Company's Common Stock, par value $0.01 per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

     "Company" has the meaning assigned such term in the preamble hereto.

     "HHOC" has the meaning assigned such term in the preamble hereto.

     "Holders" has the meaning assigned such term in the preamble hereto.

     "Holder of Registrable Securities" means a person who owns Registrable Securities or has the right to acquire Registrable Securities, whether or not such acquisition has actually been effected and disregarding any legal restrictions upon the exercise of such right.

     "Merger Agreement" has the meaning assigned such term in the preamble hereto.

     "Nasdaq" means The National Association of Securities Dealers, Inc. Automated Quotation System.

     "Person" has the meaning set forth in Section 2.5.

     "Preferred Stock" means the Series D Exchangeable Convertible Preferred Stock issued by the Company to certain of the Holders on the date of the Closing.

     "Prospectus" means the prospectus included in the Shelf Registration Statement, as amended or supplemented, registering for sale the Registrable Securities and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

     "Registrable Securities" means any Common Stock, including without limitation Common Stock which has been or may be acquired upon the conversion of the Preferred Stock or exercise of the Warrants in accordance with their respective terms; provided that the securities held by any Holder shall cease to be Registrable Securities upon the earlier of (i) the date such securities have been sold or otherwise transferred and the securities received by the transferee do not contain any legend restricting further transfers and (ii) the date the Company determines that such Holder may transfer all securities covered by this Agreement held by such Holder without regard to the volume restrictions of Rule 144.

     "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Shelf Registration Statement" means the registration statement of the Company which registers for sale the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to the Shelf Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in the Shelf Registration Statement.

     "Warrants" means the 4,000,000 warrants expiring in 2007 being issued to certain of the Holders.


                                   ARTICLE II

                               Registration Rights


     SECTION 2.1. (a) Shelf Registration. As soon as practicable following the Closing, the Company will file the Shelf Registration Statement relating to the Registrable Securities pursuant to Rule 415 under the Securities Act. The Company agrees to use reasonable efforts to keep effective the Shelf Registration Statement until all Registrable Securities cease to be such; provided that in no event shall the Company's obligation extend more than two years after the date of the Closing.

     (b) Shelf Registration Statement Form. The registration under this Section
2.1 shall be on such appropriate registration form of the Commission as shall be selected by the Company. The Company shall include in the Shelf Registration Statement all information which, in the opinion of counsel to the Company, is required to be included therein.

     (c) Suspension. The Company may delay, suspend or withdraw the registration of the Registrable Securities required pursuant to this Section 2.1 or the preparation or furnishing of a supplemental or amended prospectus pursuant to
Section 2.2(g) for a period or periods not exceeding 120 days in the aggregate in any twelve month period if the Company shall in good faith determine that such registration would require the Company to include disclosure that would reasonably be expected to have a detrimental effect on any proposal, negotiations or plan by the Company or any of its subsidiaries to engage in any acquisition or disposition of assets or any merger, consolidation, tender offer, reorganization or similar transaction, or any other material corporate event contemplated by the Company.

     SECTION 2.2. Registration Procedures. In connection with the registration of Registrable Securities, the Company shall effect the registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof (provided that each such seller agrees hereby that no such sale or other disposition shall be pursuant to an underwritten offering), and pursuant thereto the Company shall as soon as practicable:

          (a) prepare and file with the Commission the Shelf Registration Statement with respect to such securities and use reasonable efforts to cause the Shelf Registration Statement to become effective and remain effective as provided herein;

          (b) prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary and use reasonable efforts to keep the Shelf Registration Statement continuously effective; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to it with respect to the disposition of all securities covered by the Shelf Registration Statement as so amended or in such Prospectus as so supplemented;

          (c) notify the Holders of Registrable Securities promptly, and confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or amendment has been filed, and, with respect to the Shelf Registration Statement or any amendment thereto, when the same has become effective,
     (ii) of the issuance (or, to the Company's knowledge, the threat or contemplation) by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or of any order preventing or suspending the use of any prospectus or the initiation of any proceedings for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of the Shelf Registration Statement or the Registrable Securities for offer or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

          (d) use reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Shelf Registration Statement or of any order preventing or suspending the use of a Prospectus or suspending the qualification (or exemption from qualification) of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

          (e) furnish to each seller and to each duly authorized broker of each seller such number of authorized copies of a Prospectus in conformity with the requirements of the Securities Act, and such other customary documents as such seller or broker may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

          (f) use reasonable efforts to register or qualify (and to keep each such registration and qualification effective, including through new filings, renewals or amendments, during the period the Shelf Registration Statement is required to be kept effective) the securities covered by the Shelf Registration Statement under such securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other reasonable acts and things which may be necessary under such securities or blue sky laws to enable such seller to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities to be sold by such seller, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation, or to consent to the jurisdiction of any court or subject itself to suit in any jurisdiction wherein it is not qualified;

          (g) notify each seller of Registrable Securities covered by the Shelf Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the Company's becoming aware that the Prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the written request of any such seller, promptly prepare and furnish to such seller a reasonable number of copies of a Prospectus supplemented or amended (whereupon all previous versions of the Prospectus shall not be used by such seller and shall be promptly returned to the Company or destroyed) so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (h) use reasonable efforts to cause all such Registrable Securities covered by the Shelf Registration Statement to be listed or quoted on the principal securities exchange (including Nasdaq) on which similar securities issued by the Company are then listed or quoted; and

          (i) cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends.

     The Company may require as a condition precedent to the Company's obligations under this Section 2.2 that each Holder of Registrable Securities as to which registration is being effected furnish the Company information regarding such Holder and the distribution of such securities as the Company may from time to time reasonably request.

     SECTION 2.3. Expenses. All expenses incurred in effecting the registration provided for in this Article II, including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Subsection 2.2(f), transfer taxes, fees of transfer agents and registrars, costs of insurance, duplicating fees, delivery expenses and expenses incurred with the listing of the securities on any securities exchange, shall be paid by the Company; provided that, for avoidance of doubt, the selling Holders shall be liable for broker's commissions and other expenses incurred by the selling Holders.

     SECTION 2.4. Rule 144. The Company shall use reasonable efforts to file the reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the written request of any Holder of Registrable Securities as soon as practicable, make publicly available other information so long as such information is necessary to permit sales under Rule 144), and will take such further actions as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

     SECTION 2.5. Indemnification. (a) In the event of registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of such Registrable Securities covered by the Shelf Registration Statement, its directors and officers or general and limited partners (and the directors and officers thereof) (each, a "Person"), and each other Person, if any, who controls such seller within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including fees of counsel and any amounts paid in any settlement approved by the Company (which such approval shall not be unreasonably withheld or delayed)) to which such seller may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (together with the documents incorporated by reference or filed with the Commission) and any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to any such seller in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding, whether commenced or threatened, in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement or amendment thereof or supplement thereto or in any such Prospectus in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any such seller expressly for use in the preparation thereof.

     (b) The Company, as a condition to including Registrable Securities in the Shelf Registration Statement filed in accordance with this Agreement, shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.5) the Company and its directors and officers and all other prospective sellers and their directors, officers, general and limited partners and respective controlling Persons (within the meaning of the Securities Act) with respect to any statement or alleged statement in or omission or alleged omission from the Shelf Registration Statement, any Prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or information has been furnished in writing to the Company or its representative by or on behalf of such seller expressly for use in the preparation of the Shelf Registration Statement or such Prospectus, amendment or supplement; provided, however, that the aggregate amount which any such seller or prospective seller shall be required to pay pursuant to such undertaking shall be limited to the amount of the net proceeds received by such Person upon the sale of the Registrable Securities pursuant to the Shelf Registration Statement giving rise to such claim. Such indemnity shall remain in full force and effect following the transfer of such securities by such seller.

     (c) As soon as possible after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.5 such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as pro-vided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this
Section 2.5 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim or to employ counsel reasonably satisfactory to such indemnified party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimants or plaintiffs to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. No indemnifying party will be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed.

     (d) If the indemnification provided for in this Section 2.5 is unavailable or insufficient to hold harmless an indemnified party under Section 2.5(a) or
(b), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 2.5(a) or (b) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue or alleged untrue statements or omissions. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.5(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 2.5(d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this
Section 2.5(c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim (which shall be limited as provided in Section 2.5(d) if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof) which is the subject of this Section 2.5(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party under this Section 2.5(d) of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an indemnifying party under this Section 2.5(d), such indemnified party shall notify the indemnifying party in writing of the commencement thereof if the notice specified in Section 2.5(c) has not been given with respect to such action; provided that the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise under this Section 2.5(d), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. Notwithstanding anything in this Section 2.5(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.5(d) to contribute any amount in excess of the proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.


                                   ARTICLE III

                                  Miscellaneous


     SECTION 3.1. Notices. All notices, requests, consents or other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when received if delivered by hand or telecopy, (b) within one day after being sent by recognized overnight delivery service, or (c) within three business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

          (i) if to any Holder, at the address provided by such Holder to the
     Company:

          (ii) if to the Company, to:

               Energy Partners, Ltd.
               201 St. Charles Avenue, Suite 3400
               New Orleans, Louisiana  70170
               Telecopy No.: (504) 569-1874

               Attention:  General Counsel

               with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10005
               Telecopy No.:  (212) 269-5420

               Attention:  John Schuster, Esq.

     SECTION 3.2. Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement; provided that following the Closing (as defined in the Merger Agreement), this Agreement may be amended or modified with the consent of the Company and the Holders of a majority of the Registrable Securities then outstanding.

     SECTION 3.3. Waivers. Any waiver by the Company, HHOC or of any Holder of Registrable Securities of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement; provided that following the Closing (as defined in the Merger Agreement), this Agreement may be waived with the consent of the Company and the Holders of a majority of the Registrable Securities then outstanding.

     SECTION 3.4. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     SECTION 3.5. Assignment. The obligations of the Company under this Agreement shall inure to the benefit of, and be enforceable by, the initial Holders and their successors and permitted assigns without any further action on the part of any party hereto.

     SECTION 3.6. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 3.7. Construction. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be used in interpreting this Agreement. Unless specifically stated otherwise, references to Articles and Sections refer to the Articles and Sections of this Agreement.

     SECTION 3.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

     SECTION 3.9. Complete Agreement. This Agreement sets forth the entire understanding of the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by either party or any representatives of either party.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

                                  ENERGY PARTNERS, LTD.





                                  By:
                                         ---------------------------------------
                                         Name:
                                         Title:

HALL-HOUSTON OIL COMPANY:




By:
       -------------------------------------
       Name:
       Title: